Exhibit 1

ASX Release 4 November 2024 Westpac 2024 Group Annual Report and Appendix 4E Westpac Banking Corporation (“Westpac”) today provides the attached Westpac 2024 Group Annual Report and Appendix 4E. For further information: Hayden Cooper Justin McCarthy Group Head of Media Relations General Manager, Investor Relations 0402 393 619 0422 800 321 This document has been authorised for release by Tim Hartin, Company Secretary. Level 18, 275 Kent Street Sydney, NSW, 2000

i ASX APPENDIX 4E Results for announcement to the market1 Report for the full year ended 30 September 20242 Revenue from ordinary activitiesa,b ($m) stable 0% to 21,588 Profit from ordinary activities after tax attributable to equity holdersb ($m) down 3% to 6,990 Net profit for the period attributable to equity holdersb ($m) down 3% to 6,990 a. Comprises reported interest income, interest expense and non-interest income. b. Above comparisons are to the reported results for the twelve months ended 30 September 2023. Dividend distributions (cents per ordinary share) Amount per security Franked amount per security Final dividend 76 76 Interim dividend 75 75 Special dividenda 15 15 Record date for determining entitlements to the final dividend 8 November 2024 a. Relates to First Half 2024. 1. This document comprises the Westpac 2024 Full Year Financial Results, and is provided to the Australian Securities Exchange under Listing Rule 4.3A. 2. This report should be read in conjunction with Westpac's 2024 reporting suite and any public announcements made in the period by Westpac in accordance with the continuous disclosure requirements of the Corporations Act 2001 and ASX Listing Rules.

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WESTPAC 2024 ANNUAL REPORT WESTPAC 2024 ANNUAL REPORT

WESTPAC 2024 ANNUAL REPORT Acknowledgement of Indigenous Peoples Westpac acknowledges the First Peoples of Australia. We recognise their ongoing role as Traditional Owners of the land and waters of this country and pay our respects to Elders, past and present. We extend our respect to Westpac’s Aboriginal and Torres Strait Islander employees, partners and stakeholders and to the Indigenous Peoples in the other locations where we operate. In Aotearoa (New Zealand) we also acknowledge tāngata whenua and the unique relationship that Indigenous Peoples share with all New Zealanders under Te Tiriti o Waitangi. Westpac’s reporting suite Our 2024 Annual Report is our primary report to shareholders. Guided by the Integrated Reporting Framework principles, it brings together financial and non-financial performance, strategic progress and the value created for stakeholders. Within this report, we cover our sustainability priorities which are also included on the Sustainability page on our website. The information in this report relates to our 2024 (FY24) reporting period unless stated otherwise. Our Annual Report forms part of our broader 2024 reporting suite, which comprises financial, non-financial, risk and sustainability performance for the year. The 2024 reporting suite includes: • Financial Results Presentation and Investor Discussion Pack; • Second Half Performance Review; • Climate Report; • Pillar 3 Report; • Notice of Meeting; • Corporate Governance Statement; and • Risk Factors. Our 2024 Sustainability Index and Datasheet is the reporting hub for many of our sustainability metrics. It provides a glossary and details of our alignment with key reporting standards. Our full suite is available online at westpac.com.au/2024annualreport. In this 2024 Annual Report a reference to ‘Westpac’, ‘Group’, ‘Westpac Group’, ‘we’, ‘us’ and ‘our’ is to Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless it clearly means just Westpac Banking Corporation. For certain information about the basis of preparing the financial and non-financial information in this Annual Report see Reading this report (page 100). In addition, this Annual Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. For an explanation of forward-looking statements and the risks, uncertainties and assumptions to which they are subject, see Reading this report (page 100). Please consider those important disclaimers when reading the forward-looking statements in this Annual Report. Information contained in or accessible through the websites mentioned in this Annual Report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report. Information on those websites owned by Westpac is current as at the date of this report. Except as required by law, we assume no obligation to revise or update those websites after the date of this report. We are not in a position to verify information on websites owned and/or operated by third parties. Westpac Banking Corporation ABN 33 007 457 141 Cover image: Rita Ngo, Lending Manager, Queensland

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 3 Contents STRATEGIC REVIEW 4 How we create value 4 Chairman’s report 6 CEO’s report 8 About Westpac 10 Our strategy 12 Our operating environment 14 Creating value for shareholders 16 Creating value for customers 20 Creating value for our people 26 Creating value for the community 30 Creating value for the environment 34 Technology 38 Risk Management 40 Corporate Governance 48 Sustainability Governance 52 Directors’ Report 54 Board of Directors 54 Executive Team 58 Remuneration Report 68 Information on Westpac 96 PERFORMANCE REVIEW 99 Reading this report 100 Group performance 104 Segment reporting 130 FINANCIAL STATEMENTS 142 Income statements 143 Statements of comprehensive income 144 Balance sheets 145 Statements of changes in equity 146 Cash flow statements 148 Notes to the Financial Statements 149 Consolidated Entity Disclosure Statement 268 Statutory Statements 271 SHAREHOLDER INFORMATION 280 Shareholding Information 281 Additional Information 290 Glossary of Abbreviations and Defined Terms 298 Contact Us 303

4 WESTPAC 2024 ANNUAL REPORT HOW WE CREATE VALUE OUR FOUNDATIONS OUR BUSINESS THE VALUE WE CREATEa Passionate people who make a difference Data-informed insights and decision making Proactive risk management and risk culture Strong balance sheet Shareholders Delivering improved returns to shareholders (pages 16-19) 151C 15C $2.0BN ordinary dividends per share special dividend per share total share buyback announced b Customers Building enduring customer relationships (pages 20-25) $807BN $674BN 13M in lending in customer deposits customers served Our people Being a place where the best people want to work (pages 26-29) 80 $5.9BN 49% Organisational Health Index paid to our people women in senior leadership c Community Being a leader in the community (pages 30-33) $3.5BN $177M $21.1M taxes paid globally, including the bank levy and 5th largest tax payer in Australiad in community investmente spent with Indigenous-owned suppliers Environment Contributing to the net-zero transition (pages 34-37) $10BN 86% 13 increase in sustainable finance lendingf reduction in scope 1 and 2 emissions from our 2021 baseline targets in all 9 NZBA emissions intensive sectors a. Comparisons are to the 12 months ended 30 September 2023, unless otherwise stated. b. Includes $1.0 billion announced in May 2024 and $1.0 billion announced in November 2024. c. Senior Leadership includes the Executive Team, General Managers and their direct reports (excluding administrative or support roles). d. Based on the ATO's Corporate Tax Transparency Report for the 2021-22 Income Year, published in November 2023. e. Figure includes commercial sponsorships and foregone fee revenue. f. Total committed exposure for lending assessed as sustainable finance in line with our Sustainable Finance Framework – movement in balance over FY24.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 5 OUR FOUNDATIONS OUR BUSINESS THE VALUE WE CREATEa Passionate people who make a difference Data-informed insights and decision making Proactive risk management and risk culture Strong balance sheet Shareholders Delivering improved returns to shareholders (pages 16-19) 151C 15C $2.0BN ordinary dividends per share special dividend per share total share buyback announcedb Customers Building enduring customer relationships (pages 20-25) $807BN $674BN 13M in lending in customer deposits customers served Our people Being a place where the best people want to work (pages 26-29) 80 $5.9BN 49% Organisational Health Index paid to our people women in senior leadershipc Community Being a leader in the community (pages 30-33) $3.5BN $177M $21.1M taxes paid globally, including the bank levy and 5th largest tax payer in Australiad in community investmente spent with Indigenous-owned suppliers Environment Contributing to the net-zero transition (pages 34-37) $10BN 86% 13 increase in sustainable finance lendingf reduction in scope 1 and 2 emissions from our 2021 baseline targets in all 9 NZBA emissions intensive sectors a. Comparisons are to the 12 months ended 30 September 2023, unless otherwise stated. b. Includes $1.0 billion announced in May 2024 and $1.0 billion announced in November 2024. c. Senior Leadership includes the Executive Team, General Managers and their direct reports (excluding administrative or support roles). d. Based on the ATO's Corporate Tax Transparency Report for the 2021-22 Income Year, published in November 2023. e. Figure includes commercial sponsorships and foregone fee revenue. f. Total committed exposure for lending assessed as sustainable finance in line with our Sustainable Finance Framework – movement in balance over FY24.

6 WESTPAC 2024 ANNUAL REPORT CHAIRMAN’S REPORT The Board is building on Westpac’s strong financial and risk foundations, guiding the organisation through its next strategic growth phase to achieve sustainable shareholder returns. Dear fellow shareholders, In my first year as Chairman, I am proud of the progress we have made in supporting our customers and shareholders. We are beginning to see the benefits of several crucial years spent simplifying the bank and strengthening our risk practices and culture. Performance By focusing on our core banking markets, we grew the business while navigating a year of below trend economic growth in Australia and New Zealand. The economy was impacted by higher interest rates, elevated cost of living and inflationary pressures along with geopolitical uncertainty. Our balance sheet remained strong and the financial performance was steady. Profit after tax was $7.0 billion, a decline of 3% on a statutory basis. This resulted in a modest decline in return on tangible equity (ROTE) to 11%, which remains well above our cost of capital. Importantly, our capital position, funding and liquidity all remain above regulatory minimums. This strong capital position allowed us to announce additional capital returns through a combination of $2.0 billion of share buybacks, following the $1.5 billion previously announced buyback and a $500 million special dividend. The special dividend declared for the first time since 2013 was 15 cents per share in the First Half of 2024. In addition, ordinary dividends were increased by 6% to $1.51 in fully franked dividends per share for the year, including a final ordinary dividend of 76 cents per share. This equates to a payout ratio of 73% of Profit after Tax, excluding Notable Items. The combination of dividends, both ordinary and special, and share price accretion has led a total shareholder return for the year of 58%. Our elevated cost-to-income ratio to peers is intended to be addressed through the UNITE program to create a sustainable, cost efficient technology environment to support long term value. The program requires significant investment with benefits expected over the medium term. Please see Technology on page 38 for more information. The Board recognises the critical importance of open and constructive dialogue with government and regulators. We are dedicated to maintaining strong relationships to not only meet our obligations but to support our shared goal of maintaining the resilience and stability of the Australian financial system. This commitment is reflected in the positive risk outcomes and progress achieved through Westpac’s Integrated Plan delivered under the Customer Outcomes and Risk Excellence (CORE) program. We believe this has been pivotal in restoring trust and facilitating the reduction in the operational risk capital overlay. CEO appointment In September, I was delighted to announce that the Board appointed Anthony Miller as Managing Director and CEO of Westpac, effective 16 December 2024. Anthony is an experienced banking executive who possesses a strong customer mindset, proven record of performance and deep understanding of the Australian market. Since joining Westpac in 2020, Anthony has held two leadership positions, including leading the Westpac Institutional Bank (WIB) and Business & Wealth segments which he restored to growth. Prior to Westpac, he spent four years as CEO of Australia/New Zealand at Deutsche Bank and 16 years at Goldman Sachs in Australia and Asia. His knowledge of Westpac and the industry, combined with his strong performance, gives the Board confidence in his ability to deliver our strategy. Internal succession also supports a smooth transition to build on our operating momentum. I would like to thank Peter King for his significant contribution to Westpac over the past 30 years. During his five years as CEO, Peter has steered the organisation through the impacts of COVID-19 and led a comprehensive overhaul of its risk management and governance. This is a key part of Peter’s legacy. Peter also dramatically simplified Westpac by divesting 10 businesses to set a clear focus on growing our core banking segments. He led important advocacy work to protect customers from scams and made significant improvements in our digital technology for customers and our people. He also led the commencement of UNITE, an

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 7 important milestone aimed at delivering better outcomes for customers, our people and shareholders. In addition to these achievements, Peter’s leadership has positioned the business for future success by attracting a talented team and fostering an engaged workforce. Strategic progress The Board is building on Westpac’s strong financial and risk foundations, guiding the organisation through its next strategic growth phase to achieve sustainable shareholder returns. Our ambition is to be our customers’ number one bank and partner through life. To achieve this, we are enhancing our products and services through digital transformation, introducing new tools that make banking more convenient and accessible. As scams become more prevalent, we are protecting and advocating for our customers by developing industry-leading innovations in digital banking and increasing collaboration with industry, government and the community. We have also significantly invested in Business & Wealth and WIB by improving products, enhancing digital transaction services and increasing our operational resilience. To help improve our market position, we are attracting top talent and fostering a strong risk culture to provide better service to businesses. The advent of Artificial Intelligence (AI) technologies introduces both opportunities and challenges. We are actively piloting several test use cases safely and responsibly to improve our operations and service to customers. Engaging with our people Board engagement with our people is essential for effective leadership. This helps us to understand our people’s views, address risks early and align goals to maintain performance. One way we achieve this is by having employees present an ‘Operational Excellence Moment’ at the start of each Board meeting. During these moments, employees from all areas of the organisation share their progress on various customer initiatives, allowing us to recognise their achievements. The dedication, skills and perspectives of our people are critical to delivering on our ambition. We are making significant investments in their development and wellbeing to ensure our people feel engaged and have opportunities to grow. This includes several award-winning programs to enhance workforce diversity and inclusion. Sustainability priorities We are deeply committed to our environmental, social and governance (ESG) initiatives. Our sustainability strategy is designed to create better futures for our people, customers, communities and the environment. This includes enhancing our hardship processes to support customers while also improving financial literacy and education. Climate change is an increasingly important issue. We are committed to supporting global efforts towards net-zero by 2050. We are dedicated to reducing greenhouse gas emissions and building resilience against climate change. A key focus of our climate strategy, which is overseen by the Board, involves supporting our customers as they transition on this journey. Our purpose is clearly reflected in our community involvement through workplace giving, volunteering and support of inspiring individuals, community organisations and social enterprises. The Westpac Scholars Trust exemplifies this commitment by awarding 100 new scholarships annually to exceptional undergraduate and postgraduate students who are passionate about driving positive change. Board renewal In recent years, the Board has undergone substantial renewal, bringing together a diverse mix of skills and experience. We welcomed Andy Maguire in July. With extensive global banking experience, Andy brings valuable and timely expertise in digital transformation and technology infrastructure as we deliver on our UNITE program. He will stand for election at the Annual General Meeting (AGM) with the support of the Board. Additionally, current Non-executive Directors Nerida Caesar, Audette Exel, Nora Scheinkestel and Margie Seale, who have all made commendable contributions, will stand for re-election with the Board’s support. Looking ahead While growth is expected to remain below trend, there are signs of a modest economic recovery. With our strong balance sheet and capital position, we are well-placed to navigate the environment and deliver on our priorities. Our people are aligned on the critical importance of our business-led technology program, UNITE. As one of Westpac’s largest transformation projects to date, the Board appreciates the dedication and investment required to complete it over the next four years. We will seek to strike the right balance between prioritising its completion and investing in our core operating segments to support sustainable growth and shareholder returns. The completion of the Integrated Plan under CORE has set a foundation for continuous improvement in culture, governance and risk management. As we continue to embed these improvements, we will address other priorities including our cost structure and investing in our people and sustainability initiatives to ensure Westpac remains an industry leader. This year has brought significant achievements and progress for Westpac. I thank our people for their dedication, our customers for their trust and loyalty and our shareholders for their continued support. Yours sincerely, Steven Gregg CHAIRMAN, WESTPAC

8 WESTPAC 2024 ANNUAL REPORT CEO’S REPORT Our ambition is to be our customers' #1 bank and partner through life, helping them to navigate life’s challenges and achieve their financial goals. Dear shareholders, This year our disciplined performance has positioned us well for continued growth and success. We delivered a sound financial result while navigating a competitive market, along with high inflation and below trend real GDP growth. Our focus was on supporting customers, growing in all our key markets and disciplined margin management. While we reported a modest increase in stress, credit quality outcomes were better than expected. We delivered a return on tangible equity above 11%. Solid performance in a competitive market Net profit of $6,990 million for full year 2024 was down 3% on the prior year. Operating income was little changed with solid loan growth constrained by a modest decline in margins and lower non-interest income, mostly reflecting the impact of businesses we sold in 2023. The rise in operating expenses reflected higher technology costs and inflationary pressures, while the low level of impairment charges reflected our prudent lending practices and customer resilience across both households and businesses. Our balance sheet and capital position remained strong with a Common Equity Tier 1 (CET1) capital ratio of 12.5%, putting us in the top quartile of banks globally. With $2.7 billion in capital above our target range after announced buybacks, we balanced the reinvestment of capital across simplification initiatives and lending growth, while returning some of the surplus capital to shareholders. The Chairman’s report outlines our capital management decisions in more detail. Our strategic focus on growth and generating sustainable shareholder returns is measured by our market position and the improvement in return on tangible equity. Improvements in the customer experience and productivity initiatives are aimed at improving our market position. The simplicity and consistency of everyday banking offers has supported above system household deposit growth. Improvements in mortgage servicing capabilities have been critical in stabilising our share in home lending. In Business & Wealth, innovations in merchant and other payments capabilities, along with investments in people and simplification, have driven momentum. In WIB, we are focused on deepening client relationships and enhancing products and services. Improving return is a medium-term proposition as our market position strengthens and we aim to reduce our cost base relative to peers. Further simplification is required to improve efficiency. UNITE, our business-led technology simplification program, which is expected to run through to 2028, is critical to achieving this goal in the medium term. While most of the year was dedicated to planning, many UNITE initiatives were underway by the end of FY24. Further detail is in Technology on page 38. Delivering for customers Our ambition is to be our customers' #1 bank and partner through life, helping them to navigate life’s challenges and achieve their financial goals. To support this, we are innovating and investing in technology to make banking simpler, more personalised and secure for customers. Our Westpac banking app, which was named #1 in Australia by Forrester for the second year in a row, is helping customers manage their finances through money management tools. More than 1.2 million customers used these tools in the last quarter. Westpac Rewards was recognised as the best overall loyalty program1 , with ShopBack helping customers earn $24 million in cashback from 4,000 retailers. We launched Pay with Points, an Australian-first that allows credit card holders to use their reward points for purchases. By streamlining our home loan operations through technology, we’ve seen substantive improvements in processing. Our average loan decision times have improved to less than five days and we have increased on-day settlements by four percentage points. Reliable and flexible payments technology is crucial for businesses to drive customer satisfaction and growth. Last year, we introduced EFTPOS Air and have since extended it to more businesses. Building on this, we launched 1. Westpac Rewards was named Best Overall Loyalty Program in Financial Services at the 2023/2024 Asia Pacific Loyalty Awards.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 9 EFTPOS Flex, a high-speed, cost-effective terminal that integrates with more than 500 point-of-sale systems. Our WIB team expanded as we brought on more relationship managers to provide deeper support and expertise to large businesses. This strategic growth enhances our ability to continue offering tailored solutions and proactive service, helping to restore our leadership position. Most customers prefer digital banking, but branches and cash remain important. We have 626 branches in Australia and will keep regional branches open until at least 2027. We play a crucial role in cash circulation in Australia, with an annual supply cost of $330 million. We’re working with industry and government on a sustainable cash solution. Risk transformation Over the past four years, we have significantly improved our risk culture and governance through the CORE program. The Group is currently in the transition phase to demonstrate the sustainability and effectiveness of changes made following the completion of the Integrated Plan in December 2023. CORE has helped our people to build a focus on identifying and addressing risks early, which is becoming part of our culture. In recognition of our progress, the Australian Prudential Regulation Authority (APRA) reduced the total operational risk capital overlay from $1 billion to $500 million. New scams protection We’re using our scale, technology and data to both protect customers and help them avoid scams. Over the past two years, we’ve invested more than $100 million in scam prevention initiatives, contributing to a 29% reduction in reported customer scam losses this year. With most customers opting to bank online, we have focused on enhancing safety by developing and implementing industry-leading scam detection and prevention measures. Westpac Saferpay helped customers by challenging 200,000 payments, preventing $150 million from being transferred to potential scammers. Westpac Verify prevented more than 400 payments from being made to incorrect accounts each day. Additionally, we partnered with Optus to develop Westpac SafeCall. This feature, set to be operational by the end of the year, seeks to provide customers with peace of mind by allowing secure calls through their banking app. Despite our efforts, preventing scams remains a challenge. We will continue to advocate for our customers by working with industry and government to make Australia a harder target. Workplace of choice Our people are energised and focused on delivering for customers. Our OHI1 improved five points this year to 80, placing us in the global top quartile. Our leaders are encouraging behaviours that lead to great customer outcomes and proactive risk management. We are attracting and retaining talent by investing in our people’s careers, whether it be new capabilities, leadership skills or rewarding excellence. A flexible, safe and healthy workplace is central to our people strategy with tailored solutions for mental health and wellbeing developed from this year’s wellbeing review. We continue to strengthen diversity, equity and inclusion. Women make up 49% of senior leadership roles2 and 50% of the Executive team. Our Illuminate program is supporting more than 80 aspiring female leaders. Progressing sustainability We have a role to play in creating positive change in communities and acting on climate change. Supporting customers facing hardship is a key focus of our sustainability strategy. We provided 47,500 hardship and disaster support packages to our customers and businesses during the year to help them get back on track. Approximately 19,000 accounts remained in hardship as we entered the new financial year. We are advancing our climate strategy on our journey towards becoming a net-zero, climate resilient bank. With more than 99% of our carbon footprint coming from financed emissions associated with our lending, it is important to support customers on their transition plans. We have 13 targets across all nine sectors under our Net Zero Banking Alliance (NZBA) commitment to guide our emission reduction efforts. Highlights this year included achieving our 2030 emission reduction target for scope 1 and 2 emissions six years ahead of target and sourcing the equivalent of 100% of our electricity demand from renewables. Thank you On behalf of the executive team, I extend my heartfelt thanks to our people. In my five years as CEO, they have embraced change, making us a stronger and simpler bank. Our approach to risk culture and risk management has been transformed, although there is still more to do. Simplification has been extensive. We’ve exited 10 businesses and reduced our geographic footprint. The benefits of this are reflected in our balance sheet, which is the strongest it has been in my 30 years at the bank, as well as improved customer advocacy and market position. I also extend my gratitude to Chairman Steven Gregg, along with current and former Board Members and Executives, for their unwavering support. I am delighted to hand the reins to Anthony Miller, who I am confident will be an outstanding leader and will achieve progress towards our ambition to be our customers’ #1 bank and partner through life. The cornerstone of Westpac’s 207 year success has been the support of our customers and shareholders. It has been my pleasure to spend time with many of you and a privilege to serve you as CEO. Yours sincerely, Peter King CEO 1. OHI refers to Organisational Health Index. 2. Senior Leadership includes Executive Team, General Managers and their direct reports (excluding administrative or support roles).

10 **WESTPAC** 2024 ANNUAL REPORT

ABOUT WESTPAC

Established in 1817, Westpac provides banking and other financial services in Australia and New Zealand.

As one of Australia's largest companies and employers, we recognise the important role we play to improve social, environmental and economic outcomes for Australians and New Zealanders. We are dedicated to serving our 13 million customers, helping them to build strong financial futures and navigate periods of change.

We have a long-standing commitment to the community, including a 51 year partnership with the Westpac Lifesaver Rescue Helicopter Service. We are proud of our involvement in establishing the Westpac and St.George Foundations and Trusts. These separate non-profit organisations have contributed $90 million in the past decade to create meaningful change in people's lives.

We are working towards becoming a net-zero, climate resilient bank. Our 2024 Climate Report details our efforts to reduce our emissions, assist customers in their transition and advocate for positive change.

We are proud to contribute to the nation's prosperity through $5.9 billion in salaries, $5.7 billion in shareholder dividends, $3.5 billion in cash taxes and levies and $4.4 billion spent with suppliers inside Australia[1].

As we evolve, we draw inspiration from our customers, their needs and our purpose. Our values guide our actions to create better futures.

Our values

- **Helpful** – Passionate about providing a great customer experience
- **Ethical** – Trusted to do the right thing
- **Leading Change** – Determined to make it better and be better
- **Performing** – Accountable to get it done
- **Simple** – Inspired to keep it simple and easy

1. Refer to the 2024 Sustainability Index and Datasheet for details.

Market share

Australia



Household deposits[a]	21%
Mortgages[a]	21%
Business lending[a]	16%

New Zealand



Consumer lending[b]	18%
Deposits[b]	17%
Business lending[b]	16%

a. APRA Banking Statistics, September 2024.
b. RBNZ, September 2024.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 11 Our four operating segments Consumer Business & Wealth Westpac Institutional Bank (WIB) Westpac New Zealand Helping more Australians into their home, save for the future and manage their money with a range of banking products under the brands of Westpac, St.George, BankSA and Bank of Melbourne. Serving the needs of small to medium businesses and commercial and agribusiness customers across Australia. This segment also includes Private Wealth and BT Financial Group, along with our operations in Fiji and Papua New Guinea. Delivering a broad range of financial services to corporate, institutional and government customers operating in, and with connections to, Australia and New Zealand. Providing banking and wealth services to consumer, business and institutional customers in New Zealand. Our foundations Passionate people who make a difference Data-informed insights and decisioning Proactive risk management and risk culture Strong balance sheet The value we create Shareholders Customers People Community Environment Delivering sustainable returns to more than 585,000 shareholders Creating better futures for the 13 million customers we serve Helping over 35,000 people in our workforce to reach their potential Investing to create stronger, more inclusive communities Supporting global efforts towards net-zero by 2050 Pages 16-19 Pages 20-25 Pages 26-29 Pages 30-33 Pages 34-37

12 WESTPAC 2024 ANNUAL REPORT OUR STRATEGY Our strategy for growth and return is guided by our purpose and supports our ambition to be our customers' #1 bank and partner through life. Built on four pillars, it focuses on developing strong customer relationships to drive growth in target markets and improve returns. In turn, this helps us to create positive change and better futures by using our influence to support communities, the economy and the environment. Customer Easy Expert Advocate Customers are at the heart of what we do. We value the entire customer relationship and are working hard to anticipate their needs, including through delivering personalised experiences, offers and insights. Transaction accounts and payments are at the centre of our customer relationships, enabling us to build early and deeper connections. We’re making banking easier, more intuitive and digital. We’re simplifying our bank – solving pain points, removing manual processes, making banking safer and automating workflows. We’re aiming to create a seamless customer experience across our channels. We deliver expert solutions and tools to guide customers in making better decisions. We help them manage their money every day as well as plan ahead by sharing our insights. Our people work alongside customers to tackle some of the issues, including managing the cost of living and transitioning to net-zero. We advocate for positive change and speak up for what’s right. We’re advocating for financial inclusion, greater accountability for social media platforms promoting scams, on climate and safer digital services across our business, industry and communities. Measures Return on tangible equity (ROTE) Market position Sustainability Aligned with our purpose and the pillars of our strategy, our sustainability approach is shaped by key material topics and guided by the UN Sustainable Development Goals. Detailed information about our sustainability strategy, including metrics from our 2024 Sustainability Index and Datasheet, is available on our website. Following the Global Reporting Initiative (GRI) Universal Standards, we annually identify the most significant sustainability topics to guide our strategy and focus on areas with the greatest impact on our stakeholders. The process and details of these material topics are also outlined on our website.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 13

A STRATEGY FOR GROWTH AND RETURN: PROGRESS

The strength of our customer relationships is crucial to our long term success. By enhancing products and services, we are creating exceptional banking experiences that help to drive growth. Combined with initiatives that intend to reduce our costs relative to peers, we aim to improve our **market position** and **ROTE**, the key measures of the strategy.

Shareholders

Delivering improved returns to shareholders



There was a modest decline in ROTE however we grew our businesses and maintained a strong financial position. This was reflected in higher fully franked ordinary dividends along with $2.3 billion of capital returned to shareholders comprising a $0.5 billion in special dividend and the purchase of $1.8 billion of shares[a] through an on market buyback.

See pages 16-19

a. As at 30 September 2024.

Customers

Building enduring customer relationships



We have enhanced customer experiences and protections against scams through digital innovation. This has helped make banking easier, safer and more personalised for customers. Consistent and simple everyday banking offers resulted in higher deposits, while improved processing times stabilised our share of home loans. New convenient payments and merchant technology saw us attract new business customers in Australia and New Zealand. Business lending grew above system.

See pages 20-25

People

Being a place where the best people want to work



Our Organisational Health Index (OHI) improved by five points to 80, placing us in the top quartile globally. We attract and retain talented people by investing in training and career development while supporting wellbeing. We are a proudly inclusive employer, committed to fostering a safe and inclusive workplace.

See pages 26-29

Community

Being a leader in the community



Our success is intrinsically linked with the success of the economy and communities. We have a proud legacy of community support through workplace giving, volunteering, community initiatives and the separate Westpac Foundation, St.George Foundation[a] and Trusts. We helped to keep cash circulating in society and made progress against our objectives for advancing human rights and supporting reconciliation.

See pages 30-33

a. Includes BankSA Foundation and Bank of Melbourne Foundation.

Environment

Contributing to the net-zero transition



We made progress on our climate strategy, shifting our focus to supporting customers with their transition plans. Our Scope 1 and 2 emissions have reduced by 86% from our 2021 baseline, achieving our 2030 target[a]. With 13 targets across the 9 most emission-intensive sectors under the NZBA framework, we are engaging our customers to help them move towards lower emission practices.

See pages 34-37

a. Refer to the 2024 Sustainability Index and Datasheet for more information.

14 WESTPAC 2024 ANNUAL REPORT OUR OPERATING ENVIRONMENT1 Australian economic growth was subdued The Australian economy has experienced an extended period of below trend growth, particularly in the private sector. Government spending has provided some support, alongside a tight labour market and elevated terms of trade. However, strong population growth has masked the weakest period of per capita growth in decades. Australian economic growth is projected to recover from 1.5% this year to 2.5% in 2025. Households absorbed squeeze to incomes Real household incomes have faced the negative shocks of high interest rates, cost of living pressures and higher taxes. This has translated into pessimism and weaker consumption. The impact has been uneven with younger and lower incomes households disproportionately affected. Mortgage stress, while rising during the year, remains low. Some relief has arrived in the form of declining inflation and tax cuts. The undersupply of housing and continued house price growth has resulted in a recovery in housing credit growth from an annualised trough below 4% to more than 5% through the year. System credit growth of approximately 5% is expected for 2025. Strong business growth exceeded expectations Australian businesses have navigated challenging operating conditions of weaker demand and cost pressures. Profitability has eased to levels consistent with the decade prior to COVID-19. Smaller businesses, particularly those exposed to consumer discretionary sectors, experienced a more difficult trading environment. Strong financial positions, high capacity use and population growth have boosted credit demand, especially in infrastructure, health, education and technology investments. While overall business investment has slowed, credit demand is expected to grow by approximately 6% in 2025. The New Zealand economy weakened New Zealand’s economy stagnated due to significant monetary tightening aimed at combating inflationary pressures. The Reserve Bank of New Zealand began lowering interest rates in August 2024 in response to weaker economic activity, rising unemployment and receding inflation. The easing of financial conditions is expected to result in improved economic activity into 2025. Global economy on track for a soft landing Global economic prospects have improved with inflation, which is under control across major developed economies, declining from more than 8% in 2022 to below 3% by mid-2024. This allowed G7 central banks, except Japan, to ease monetary policy. The downside risk posed by weakness of the Chinese economy is expected to be mitigated by the announcement of significant stimulus measures. Notwithstanding the structural challenges that China will be required to address in the medium term, its activity will be supported in the short term. Global economic growth is expected to exceed 3% in 2025. 1. All references are to calendar years unless otherwise stated.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 15 We regularly review our operating environment to identify changes, emerging risks and opportunities. This helps us to evolve our strategy and approach to current and future key risks. Below are some of the factors1 that could affect Westpac’s ability to create value in the short, medium or long term. Our major risk categories, mitigation strategies and areas of focus are detailed in Risk Management (page 40). For further information, see 2024 Risk Factors. Rising threat: Scams and fraud become more sophisticated Fraud and scams are increasing with more sophisticated methods targeting a wider range of individuals and businesses. Over the past two years, Westpac invested more than $100 million in new prevention and detection measures to support customers, such as Westpac SaferPay and Westpac Verify. We are working closely with government and industry to further strengthen our defences and make Australia a harder target for scammers. See Operational Risk, Cyber Risk and Creating value for customers (page 20) Supporting financial stability: Prudent lending and customer assistance Maintaining prudent lending practices and policies are critical to safeguarding our financial stability and profitability. Our Customer and Business Assist teams in Australia provided 47,500 hardship and disaster support packages. Factors including cost of living pressures and higher interest rates contributed to this increase. We continue to provide a range of support to help customers get back on track. See Credit Risk and Creating value for customers (page 20) Rising to the challenge: Expectations in addressing climate change Climate change continues to have significant global impacts. Banks play an important role in supporting the transition and helping customers become more climate resilient. New mandatory climate-related reporting requirements will require companies to disclose climate-related risks, opportunities and emissions across their value chain. We are strengthening our approach to managing climate change, as outlined in our 2024 Climate Report. See Credit Risk, Reputational and Sustainability Risk and Creating value for the environment (page 34) Navigating competition: The importance of strategic customer focus Nearly one hundred banks, including many foreign ones, now operate in Australia. Westpac is one of four major banks and has been serving customers for more than 200 years. The landscape is evolving and competition has intensified, particularly in mortgages. We are investing in technology and our people, leveraging the advantages and scale that come with being a major bank, to deliver great service and benefits to our customers. See Strategic Risk and Creating value for customers (page 20) Protecting reputation: Strong risk management for better outcomes Managing and responding to expectations from regulators and the community requires strong risk management. Poor conduct, negative customer experience, or failing to adequately respond to risks such as scams can impact our integrity and the trust of our stakeholders. Through the Integrated Plan of the CORE Program, we have strengthened our risk governance, accountability and risk culture to drive better customer outcomes. See Reputational and Sustainability Risk and Compliance and Conduct Risk (page 42) 1. Not exhaustive. See Risk Management (page 40) for full table of risk categories.

16 WESTPAC 2024 ANNUAL REPORT CREATING VALUE FOR SHAREHOLDERS We are committed to delivering long term value for shareholders by focusing on providing great customer service, maintaining a strong balance sheet and delivering sustainable returns above our cost of capital. Key highlights 151c FULL YEAR ORDINARY DIVIDENDS 58% TOTAL SHAREHOLDER RETURN 15c SPECIAL DIVIDEND $2.0BN TOTAL SHARE BUYBACK ANNOUNCED1 1. $1.0 billion announced in May 2024 and $1.0 billion announced in November 2024.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 17

Solid financial result[1]

Our financial performance demonstrates the continued focus on the delivery of sustainable returns for shareholders while growing our businesses and maintaining a strong financial position.

$7.0BN
Net profit, down 3% on FY23

1.93%
Net interest margin, down 2bps on FY23

7bps
Impairment charges to average loans, down 2bps on FY23

Net profit was delivered through disciplined management of net interest margins and growth across our businesses.

Pre-provision profit declined by 3% on the prior year. Excluding Notable Items, pre-provision profit was down 4% with the 1% increase in operating income more than offset by a 7% increase in operating expenses.

Operating income reflected solid loan growth constrained by a modest decline in the net interest margin. The increase in operating expenses was driven by higher software amortisation and technology costs along with the impact of closing RAMS to new business.

Net interest margin (NIM)

The modest contraction in NIM reflected competition for mortgages and customers preferencing higher yield deposits which more than offset the benefits from higher earnings on capital and hedged deposits, in addition to a larger contribution from Treasury.

Impairment charges and credit quality

The low level of impairment charges reflects our prudent lending practices and customer resilience across both households and businesses.

The modest deterioration in credit quality metrics was due to the impacts of the decline in real household disposable income and weaker demand and cost pressures on business customers. We remain appropriately provisioned with credit impairment provisions of $5,096 million, $1.5 billion above the expected losses of our base case economic scenario.

$m	Full Year 2024	Full Year 2023	% Mov't 2024-2023
Net operating income	21,588	21,645	-
Operating expenses	(10,944)	(10,692)	2
Pre-provision profit	**10,644**	**10,953**	**(3)**
Net profit	**6,990**	**7,195**	**(3)**

For more see Performance Review (page 104).

Solid growth in our core markets

Loans increased by 4% reflecting growth across all segments: Consumer; Business & Wealth; WIB; and New Zealand.

Growth in Australian housing loans, excluding RAMS, of 5%, or 1.2x APRA housing system, mainly in owner occupied mortgages was supported by faster and more consistent decision times and enhancements to our single mortgage platform. Total Australian housing loans growth was 4%. See Faster lending decisions (page 23) for more information.

Australian business lending was up 8%. This reflected strong loan growth in WIB as we deepened relationships with existing customers and selective growth in lending to international customers. Growth in the Business segment was well diversified with strong growth in our target industries of agriculture, health and professional services.

Customer deposits grew by 5% with strong growth in the Consumer and WIB segments. Household deposits growth of 1.1x APRA system is testament to the health of our consumer franchise.

LOANS ($BN)


739.6
773.3
806.8
Sep-22
Sep-23
Sep-24

CUSTOMER DEPOSITS ($BN)


612.8
641.0
673.6
Sep-22
Sep-23
Sep-24

1. Unless otherwise stated, all figures relate to the year ended 30 September 2024 with comparative period the year ended 30 September 2023. Certain amounts, measures and ratios are not defined by Australian Accounting Standards (AAS). These non-AAS measures are identified and described in the Reading this report . Notable Items are discussed further on page 106.

18 WESTPAC 2024 ANNUAL REPORT CREATING VALUE FOR SHAREHOLDERS Strong financial position We maintained a strong financial position with capital, funding and liquidity all above regulatory minimums. Capital CET1 capital ratio of 12.5% compares to the target operating range of 11.0% to 11.5% in normal operating conditions equating to $4.3 billion of capital above the top end of the target range. The CET1 capital ratio increased slightly. Solid organic capital generation and reductions in Risk Weighted Assets (RWA), in addition to the return of $500 million in operational risk capital overlay, were offset by the payment of dividends and the on market share buyback. CET1 CAPITAL RATIO 11.3 12.4 12.5 17.6 18.7 18.3 APRA basis Internationally comparable Sep-22 Sep-23 Sep-24 Funding and liquidity The September quarterly average liquidity coverage ratio (LCR) and the net stable funding ratio (NSFR) were both above regulatory minimums. The deposit to loan ratio increased slightly, with deposit growth broadly funding loan growth during the year. The Group raised $41.9 billion of new long term wholesale funding. 83.5% Deposit to loan ratio, up 61bps on Sep-23 Simplifying banking To deliver long term value for shareholders, we are focused on providing great customer service. Better outcomes for customers and our people We made progress on initiatives to improve customer experience. Highlights during the year included giving businesses new and more flexible payments technology, improving the Westpac banking app and creating Australian-first scam protections for customers. Our people are key to our success and we are investing in their capability. We mobilised UNITE, our business-led, technology-enabled transformation, that is laying the foundations for our future by aiming to simplify our processes and technology. For more on our progress, refer to: Creating value for customers (page 20) Creating value for our people (page 26) Technology (page 38) Substantially improving risk management capability Over the past four years we delivered a program of risk culture and risk management uplift. The CORE Integrated Plan activities were completed in December 2023 and Promontory assessed the program as complete in May 2024. We are now completing a transition phase to continue to embed the improvements we've made for the long term. Subsequently, APRA reduced the $1.0 billion operational risk capital overlay by $500 million in July 2024. Refer to Risk Management (page 40) for more.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 19

Improved shareholder returns

To create value for our 585,000 shareholders, we aim to deliver sustainable returns above our cost of capital.

Shareholder returns

The decline in net profit resulted in a 38 basis points decrease in ROTE to 11.0% and earnings per ordinary share were 201 cents, down 2%.

Over the year our share price rose 50%, contributing to a 58% increase in total shareholder return (TSR). The S&P ASX All Ordinaries accumulation index rose 22% over the same period.

Ordinary dividends

This year, shareholders will receive $5.2 billion through fully franked ordinary dividends. Ordinary dividends were up 9 cents per share, or 6%.

This year's payout ratio is 75% on a net profit basis and 73% excluding Notable Items.

ROTE (%)


9.2
11.4
11.0
FY22
FY23
FY24

ORDINARY DIVIDEND PER ORDINARY SHARE (CENTS)


Interim
Final
125
64
61
142
72
70
151
76
75
FY22
FY23
FY24

Returning surplus capital to shareholders

We bought back $1.8 billion of shares on market and we returned $0.5 billion through a special dividend.

With $4.3 billion of capital above the target operating range and confidence in the medium-term economic outlook, the on market share buyback was increased by a further $1.0 billion in November 2024.

$2.0bn total share buybacks announced[1]

15c special dividend

For more on shareholder value, refer to:

Chairman's report (page 6)

CEO's report (page 8)

1. $1.0 billion announced in May 2024 and $1.0 billion announced in November 2024.

20 WESTPAC 2024 ANNUAL REPORT CREATING VALUE FOR CUSTOMERS Delivering great customer service motivates our people and brings our purpose to life. Through better products and services, technology and fraud and scams protection, we're supporting customers through life's challenges to help them realise their financial goals. Key highlights 13M CUSTOMERS # 1 BANKING APP1 21% AUSTRALIAN MORTGAGE MARKET SHARE2 +4 CONSUMER NPS3 RANKED THIRD AMONG MAJOR PEERS 1. The Forrester Digital Experience Review: Australian Mobile Banking Apps, Q3 2024. 2. APRA Banking Statistics, September 2024. 3. Source: Fifth Dimension for September 2024, 6MR. MFI customers.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 21 Number one banking app Our banking app won awards for its simple design and rich functionality, including #1 mobile app by Forrester1 .. As one of our customers' preferred banking channels, we have continued to invest in its capabilities to make it simpler, secure and more personalised, directly contributing to long term customer satisfaction and loyalty. Our banking app offers essential everyday banking and money management tools. More than 1 million customers2 are using money management features such as Net Worth view and Financial Wellbeing to help them budget, manage their finances and understand their financial position. The Savings Finder automatically calculates a customer’s annual spending on subscriptions and regular bills, helping to identify those that could be reduced or cancelled. Other features include Smart Search and a Cards Hub where customers can manage their debit and credit cards. Customers can easily switch between personal and business banking within the app to manage their finances in one place. Westpac SaferPay and Westpac SafeCall are new Australian-first innovations we designed to help customers avoid scams. To further enhance digital card security, dynamic CVC refreshes every 24 hours, reducing fraud and unauthorised access. See Protecting customers and preventing crime (page 25) for more information Building financial literacy We are committed to supporting our customers and the broader community in building financial confidence. This helps customers to manage their finances more effectively which builds trust and ultimately drives the sustained growth of our business. In addition to the money management features, we introduced a Pocket Money and Chores feature in our banking app. Parents or guardians can use this to set up regular or one-off Pocket Money payments to a child's account to manage chores, develop their money skills and encourage saving. This helps to teach children the value of money and how to spend and save responsibly. We also saw positive momentum in use of the savings account features, in particular the safety features available within the Youth Debit card. We launched a new Property Dashboard in our digital banking channels, offering customers a snapshot of their property portfolio linked to Westpac loans. This provides valuable insights such as estimated property values and home equity to help customers understand their financial position. To further build financial confidence and wellbeing, we offer a range of resources to customers, employees and the community. Through Westpac Master Your Money and the Finlit program, designed for younger adults, we provide interactive webinars, online learning modules, articles and tools. In New Zealand, more than 12,000 people participated in Managing Your Money workshops, alongside targeted seminars for businesses and corporate customers, including through our partnership with key Chambers of Commerce across the country. 1. The Forrester Digital Experience Review: Australian Mobile Banking Apps, Q3 2024. 2. In the 90 days to 30 September 2024. WESTPAC SAFERPAY: MULTI-LAYERED PROTECTION After researching investment opportunities, a Queensland couple transferred $350,000 to an account to invest in government bonds. The transfer, made on a Friday afternoon, was flagged by our SaferPay technology as a high scam risk. Fortunately, SaferPay placed a 24-hour hold on the transfer, protecting the couple’s funds. After speaking with the couple, our Fraud and Scams Operations Team was able to cancel the transaction for the customer.

22 WESTPAC 2024 ANNUAL REPORT CREATING VALUE FOR CUSTOMERS Listening to our customers We actively gather feedback from customers and employees to improve our services. Insights from Net Promoter Score (NPS) and complaints help us to create better solutions, measure improvements and promote a customer-first culture. We improved in Consumer NPS to +4 and in Business NPS to -3. We have strengthened our leadership in Branch NPS and have seen positive progress in Business Lending, though our overall scores that reflect broader customer experience are not where we'd like them to be. For our institutional customers, we aim to be their bank of choice and cater for all their banking needs. Customers who consider us to be their main financial institution more than doubled over the year, improving our position from #3 to #2. Resolving complaints Complaints are a second chance for us to make things right for our customers and apologise for any inconvenience. Through our customer-first approach, we aim to resolve each customer complaint objectively, fairly, efficiently and with empathy. We are improving how we manage complaints by enhancing banker training, increasing responsiveness and improving classification and escalation processes. Our average resolution time is stable, with 93% resolved without need for escalation. Our Customer Advocate advises the complaints team, recommends policy changes and supports vulnerable customers. Listening to feedback helps us to continuously improve our products and services. For example, we improved the digital experience for customers reordering cards, which has led to a reduction in related complaints. Maintaining community presence While customer preferences are increasingly digital, we have 626 branches across Australia including 111 co-located branches which support multiple brands. Our customers have access to the largest fee-free ATM network in the country and our agreement with Australia Post’s Bank@Post service provides an additional 3,400 points of presence for customers to access our banking services. Our Virtual Banking team provides additional support through secure phone, video and chat services. We recognise there is more work to do to support regional communities across Australia. We listened to customer and community feedback to better understand the unique challenges faced by many customers who live outside major cities. We have since pledged to keep regional branches open until at least 2027, providing greater certainty to our customers, people and communities. The opening of our 100th co-located branch in Menai, New South Wales Promoting financial inclusion We are focused on delivering products and services that are accessible to customers with disabilities, illnesses, injuries or who are neurodivergent. Our Access and Inclusion Plan guides our efforts, such as creating more inclusive and accessible workplaces, branches, services and collateral. We have also improved our digital services. Backing female entrepreneurs: We helped more than 726 women to start or grow their business and settled $274 million under our $500 million commitment1 to support more female-led businesses. We partnered with The University of New South Wales Founders’ 10X Accelerator Program, providing funding for three $20,000 scholarships designed to support women to balance work and personal commitments. New banker training helps our people better understand the barriers faced by female business owners. Supporting Indigenous customers: Westpac supports Indigenous customers across multiple channels including a dedicated Indigenous Call Centre where translators are available to support Indigenous languages. On-the-ground teams in remote areas of every state and territory work in partnership with community groups to help empower Indigenous customers with their banking needs. Putting home ownership within reach: Housing affordability and rental supply challenges have made home ownership less accessible. We are providing ways for people to fast-track their home ownership ambitions and our lenders are available to help customers choose the best level of support. For 23 professional occupations, including nurses and midwives, we offer Lenders Mortgage Insurance waivers. This benefited 13,300 customers while 4,000 customers used our Family Security Guarantee. We have extended the Housing Australia Home Guarantee Scheme to all our brands, settling $5.2 billion in loans under the Scheme to help customers with a smaller deposit. Westpac New Zealand pledged NZ$1 billion in lending over the next three years to help more people secure homes through variety of social and affordable housing options, such as shared equity and leasehold projects, through loans to scheme providers and home buyers. 1. As of September 2024, we have helped 726 women since June 2023. $500 million has been ring fenced for lending to women in business, however the Business Loans for Start Up and Business Loans for Scale Up are available to people of any gender.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 23 Supporting customers How we support customers facing financial difficulties is a true reflection of our values. We understand that tough times can impact anyone, whether due to higher cost of living, illness, relationship breakdowns, reduced business cash flow or natural disasters. This is why we have more than 400 skilled professionals in our Customer and Business Assist teams to provide a range of options to help customers, such as deferring loan repayments. Over the year, we provided 47,500 hardship and disaster support packages to customers and businesses to help them get back on track. By the end of the year, 19,000 accounts remained in hardship. Based on feedback, we also found other ways to support our customers. In an Australian-first, we gave customers the flexibility and freedom to use their Altitude Rewards points on everyday items1 .. Additional in-app savings prompts helped 193,000 customers earn an average of $324 in additional total interest2 .. Through the Westpac Rewards’ ShopBack program, we helped customers earn more than $24 million in cashback from purchases at 4,000 retailers. Westpac Rewards was recognised as the Best Overall Loyalty Program in financial services3 .. We participated in ASIC’s Better Banking for Indigenous Consumers Project and supported our customers receiving ABSTUDY and those in project postcodes. This included refunding account keeping, debit interest and overdrawn fees dating back to July 2019 for eligible customers. We also expanded access to our basic bank account to customers who receive an Australian Government benefit payment that makes them eligible to hold a concession or healthcare card. Our basic bank account has no account keeping fees, overdrawn fees or debit interest. Faster lending decisions We have made the home loan experience more efficient for customers by optimising our operations and technology. This has reduced average home loan decision times to approximately five days and increased on-day settlements to an industry leading level. This has led to a significant 41-point increase in Broker NPS4 and improved sentiment over the past two years. Additionally, we are piloting a new AI-driven method to further streamline assessments. HOME LOAN APPLICATION TIME TO DECISION (DAYS) 6.3 5.9 5.2 8.1 7.1 4.8 Proprietary Broker Sep-22 Sep-23 Sep-24 In business lending, more than $1 billion in applications have been approved using our simplified pathway since its launch in April last year. This lets businesses borrow up to $3 million and gives customers quick access to their most recent financial information from their business activity statements. Business loan processing times take 9 days and this should improve as we continue to digitise the entire process over the next few years. 1. Pay with Points is a way of redeeming Altitude Reward points for eligible purchases under the Altitude Reward Terms & Conditions. 2. From January to September 2024. 3. Westpac Rewards received the award for Best Overall Loyalty Program in Financial Services at the 2023/2024 Asia Pacific Loyalty Awards. 4. Internal Broker NPS survey Sep24 - spot brand NPS for combined brands. Brokers that have settled a loan with Westpac Group in the previous 6 months invited to participate (10,459 invitations sent, 1,399 responses / 13% response rate). BEST OVERALL LOYALTY PROGRAM 111 CO-LOCATED BRANCHES SUPPORTING MULTIPLE BRANDS #1 $A BOND LEAGUE TABLE BUILDING SUSTAINABLE FUTURES In response to growing customer demand for more energy efficient and climate resilient homes, we launched the Sustainable Upgrades home and investor loans product, becoming the first bank to be backed by the Clean Energy Finance Corporation. This loan offers existing customers a reduced interest rate on loans up to $50,000 to make upgrades that improve their property's energy efficiency and resilience to natural disasters.

24 WESTPAC 2024 ANNUAL REPORT CREATING VALUE FOR CUSTOMERS Driving efficiency for businesses Small businesses make a significant contribution to our economy, representing 97% of all Australian businesses1 .. We offer a range of working capital solutions to give customers confidence, whether they’re starting up or growing their business. In response to customer feedback, we established a dedicated Bank Guarantee Specialist Team that allows customers to obtain a bank guarantee in less than 24 hours. We have continuously enhanced our merchant technology for businesses since launching Australia’s first EFTPOS machine 40 years ago. Our latest high-speed, cost-effective merchant terminal, EFTPOS Flex integrates with more than 550 Point of Sale systems. We offered EFTPOS Air to more customers, allowing businesses to accept instant payments through their phone or tablet. We are working to make it safer for businesses to manage their recurring payments through real-time control over payment agreements, reducing the risk of errors and fraud. We extended this benefit to our commercial and institutional customers. The acquisition of HealthPoint, which offers instant e-health claiming to small business and commercial customers, recognises the growth of the healthcare sector as the population ages. To make employee spending easier and more secure for large businesses, new Dynamic Virtual Cards can be issued to their people on the go. This removes the need to issue physical cards or cash while enabling control and transparency over spending. To support our ambition to restore our institutional bank to the number one position, we have employed more bankers to provide deeper support to new and existing customers. Our financial markets franchise continues to perform, with a leading position in fixed income markets2 and #1 rank on the $A bond league table3 .. We were joint lead manager on the Australian Office of Financial Management’s (AOFM) first green bond issuance. Please see Collaborating for impact (page 37) for more information. Combating financial abuse We stand against financial abuse and our specialist teams are trained to support customers experiencing vulnerability, including domestic and family violence, financial abuse and problem gambling. We continue to embed Safety by Design principles into our product design and provided customer safety training to an additional 1,200 employees. See Respecting and advancing human rights (page 32) for more information. We enhanced our protection measures to include: • Education and Awareness: Westpac partnered with Legal Aid NSW and OurWatch to enhance the education on the Westpac website relating to financial abuse, elder financial abuse and gambling. • Gambling Block: Customers can apply an instant block on certain gambling-related transactions through Westpac’s mobile or online banking. • Parental controls and child education: To help young people learn how to manage their money safely - while giving parents the opportunity to act as banking ‘safety nets’ - we’ve added push notifications, restrictions on online payments and daily payment limits of $50 for under 14 years olds to our Choice Youth everyday account and Bump Savings account. • Power of attorney account monitoring: While the vast majority of attorneys act in the best interests of account holders, sadly this is not always the case. We have added an extra layer of transaction monitoring to flag unusual transactions from these accounts. This allows our specialist teams to step in and support customers and their attorneys regarding their rights and obligations. • Updated Terms & Conditions for savings, transaction, personal loan and credit card products highlight to customers that we have a zero-tolerance for products being misused for financial abuse. 1. Source: Australian Bureau of Statistics, describing small business as those with less than 20 employees. 2. #1 market share in bonds and semis, #1 market share in investment grade corporate bonds, =#1 market share in interest rate swaps, #1 market share in OIS, #1 market share in asset-backed bonds – 2023 Peter Lee Associates Fixed Income Survey, ranking against all banks. 3. Bloomberg Australian Bonds League table (excluding self-led issuance), YTD as at 27 September 2024. CUSTOMER SPOTLIGHT: SLOANEBUILT Sloanebuilt, based in Western Sydney, has been a leading manufacturer of heavy vehicle trailers for more than three decades. CEO Fred Marano attributes the company’s success to two core values: producing high-quality products and delivering first-class customer service. After visiting Sloanebuilt's operations, Anthony Miller, Chief Executive of Business & Wealth (pictured), said: “It’s a real privilege for Westpac to support a business like Sloanebuilt. They are a significant local employer in Western Sydney, committed to training and hiring many apprentices. Their dedication to employees and contribution to Australia’s manufacturing industry is truly commendable.”

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 25 Protecting customers and preventing crime We play a critical role in safeguarding customers from fraud, scams, cyber threats and financial crime. We have invested more than $100 million in scam prevention initiatives over the past two years, contributing to a 29% reduction in reported customer scam losses this year. Our fraud detection systems screen approximately 30 million banking interactions daily, using a combination of Artificial Intelligence (AI) and human intelligence to spot unusual activity and issue 24/7 customer alerts. We block payments to reported scam and fraud accounts and work around-the-clock to detect and take down phishing websites and threats that target customers. WESTPAC VERIFY Alerts customers when there is a potential account name mismatch when they’re adding a new payee using a BSB and account number WESTPAC SAFERPAY Presents customers with a series of questions in instances where a payment is considered a high risk of being a scam WESTPAC SAFECALL Will provide customers with calls via the banking app that are Westpac branded, verified by Optus and show a reason for the call Strengthening customer awareness As we intensify our efforts to safeguard customers, we focus on keeping customers informed and equipped to protect themselves. Our Cyber Response Playbook provides current scam information and videos. The Westpac banking app includes advanced security features such as Security Wellbeing Check, Westpac Protect SMS code and biometric authentication. We issue digital and social alerts on new scams and raise awareness through our Scam Spot video series and actively participate in Scams Awareness Week. Supporting affected customers Fraud and scams can have devastating effects on customers and businesses. Our Online Banking Security Guarantee1 and Fraud Money Back Guarantee1 provide peace of mind in certain situations. Whilst we make every effort to retrieve funds sent to scams, this is unfortunately not always possible. We work closely with affected customers and offer free support through our partnership with IDCARE, Australia and New Zealand’s National Identity & Cyber Support Service and a free trial of McAfee for enhanced online protection. Advocating for change Combating scams and fraud requires a combined, multi-stakeholder approach. We liaise with industry, regulators, government and law enforcement to identify threats to make Australia a harder target for scammers. Recognising that a significant number of scams are found on social media platforms, we are also advocating for the operators of these platforms to be held accountable through stricter regulation. 1. Refer to Online Banking Terms and Conditions and relevant Card Terms and Conditions. BANKER SAVES CUSTOMER FROM $1.8M LOSS Marlena Karbowski (pictured) assisted a customer who wanted to make a significant funds transfer to buy a property. As a Personal Banking Specialist of 19 years, she took care in listening to the customer's request. During their conversation, she spotted a number of red flags. Marlena acted on her instincts and worked with her Bank Manager to stop $1.8 million being transferred to a romance scam. She then helped the customer report it to the Police. Marlena was recognised in our Scam and Fraud Busters employee recognition awards.

26 WESTPAC 2024 ANNUAL REPORT CREATING VALUE FOR OUR PEOPLE Our people are key to our success. We are investing in their careers and building an inclusive and diverse workplace, with strong leadership and opportunities to grow. Key highlights 80 ORGANISATIONAL HEALTH INDEX 49% WOMEN IN SENIOR LEADERSHIP1 $5.9BN PAID IN SALARIES 35,240 EMPLOYEES2 1. Senior Leadership includes Executive Team, General Managers and their direct reports (excluding administrative or support roles). 2. Refers to Full-Time Equivalent as at 30 September 2024.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 27 ~3,000 Leaders participated in Leader Forums 11,200 People in Employee Advocacy Groups 138 New graduates joined Westpac Embedding cultural change We have made significant progress in improving our culture and the way we manage risk. This progress is reflected in both the final independent report of our CORE program and positive engagement results from our annual employee survey, Voice+. As role models, our leaders continue to play a critical role in embedding positive change. Our senior leaders are encouraging behaviours that focus on: • consistent, high-quality customer experiences; • excellent performance; and • confidently managing risks. At our Leader Forums, our Executives engaged approximately 3,000 leaders to share views on practical ways to drive positive customer and risk outcomes. Our third cohort of General Managers completed the Horizon Leadership Program and we launched a Better Leaders Program for our broader leadership group. We reinforce desired risk behaviours through our regular ‘Skill Boosts’ learning modules. Meanwhile, our 200 volunteer Culture Champions act as internal ambassadors, promoting a proactive risk and customer-focused culture with their peers. Our performance management framework ensures our employees understand what is expected of them. It also motivates our employees through clear goal setting and regular feedback. All employees have defined risk goals and 621 employees received additional variable reward for achieving great risk outcomes. Individuals and teams were also recognised by their peers or leaders via our recognition platform, with nearly 115,000 actions to recognise positive risk management and risk behaviours. Our employee survey Voice+ provides a holistic picture of employee engagement and includes the Organisational Health Index (OHI) global benchmarking measure. This year's results showed a significant improvement to 80 (+5) which places Westpac in the global top quartile. It also showed an improvement in our risk culture. These results reflect the positive impact of our organisation’s strategic direction, as well as customer, cultural and employee initiatives that have been implemented throughout the year. Building future skills Equipping our people with the skills and capabilities needed for both today and tomorrow is central to our learning and talent strategy. We are focusing on upskilling our organisation in critical skills areas such as data, digital and AI. An additional 2,300 employees completed the Data and Digital Capability Program, bringing the total to more than 6,200 individuals who have earned external badge qualifications in the past two years. 98% of participants reported that the program provided them with skills, knowledge and tools they'll find useful for the next three years. Our skills based strategy helps us define the skills needed to meet workforce demand and identify specific pathways in critical areas such as relationship management, sustainability, cyber security and data management. All employees complete mandatory cyber awareness, data protection and cyber threat training. Meanwhile, new learning modules on generative AI are helping our people to learn and build confidence with emerging technologies. INVESTING IN CAREERS We are future-proofing the skills of our people to support careers and improve customer service. We provided online sustainability training to 1,155 employees in wholesale and institutional banking, covering climate transition plans, sustainable finance and sustainability reporting.

28 WESTPAC 2024 ANNUAL REPORT CREATING VALUE FOR OUR PEOPLE Attracting and recognising talent We are committed to creating better futures for our people by ensuring they thrive, feel inspired to do their best work and have opportunities to advance their careers. Our refreshed employer brand - Passionate people who make a difference - positions Westpac as a great place to work. We are proud to have attracted 138 bright minds through our industry-recognised1 graduate program of which more than 40% have degrees in STEM fields. Our commitment to diversity and inclusion is reflected in this year’s cohort, with 57% graduates being women. We have continued to invest in hiring engineering and data professionals, welcoming more than 350 engineers and 130 data specialists to the organisation. Our award-winning2 Mob Tech program offers an alternative pathway for First Nations people to gain comprehensive training in cloud computing, security, data analytics and web development. The program has been highly successful, with all 28 participants from the pilot cohort transitioning into ongoing technology roles at Westpac. We continue to invest in our people to help them achieve their career and learning goals. We expanded our Career Planning resources which now provides guidance to 11,600 individuals on their potential next role and pathways to success. Additionally, 384 permanent full-time and part-time employees utilised our study and graduation leave options. Updating our recruitment policies resulted in a 28% increase in the visibility of internal opportunities, encouraging our top talent to stay and grow their careers. Promoting employee wellbeing Fostering a flexible, safe and healthy workplace is a core part of our people strategy. We know that enhancing our employees’ work experience and supporting positive mental health are fundamental to creating an environment where everyone can thrive. Our Chief Mental Health Officer leads the strategy to support our people's mental health, focusing on prevention, early intervention and connected care. We conduct workplace assessments and offer targeted resources, support and education to promote employee wellbeing. This year, we completed a comprehensive review of factors that may influence wellbeing. This enabled us to provide tailored solutions to support our people's mental health and wellbeing, as well as their broader experience at work. To ensure successful implementation., we leveraged the expertise of psychologists and safety specialists. Employees have access to 24/7 confidential counselling support and other resources for both personal and professional support. Our workplace flexibility, wide range of leave options, banking benefits and private health care discounts further support employee wellbeing. For example, we offer parental leave (including support for those who experience pregnancy loss), cultural, wellbeing and lifestyle leave, uncapped domestic and family violence support leave, gender affirmation leave and Sorry Business leave. EMPOWERING WOMEN The EmPOWERUP Tech Returnship program provides a pathway for women to reignite their technology careers. We proudly welcomed 37 talented women to Westpac, offering them extensive support and training during their first 24 weeks. With more than 1,000 applicants, this program continues to strengthen our female talent pipeline. EmPOWERUP fosters individual growth, flexible working and networking opportunities while enriching our workplace with diverse perspectives and skills. 1. 2024 Australian HR Awards – Best Graduate Development Program. 2. 2024 Women in Banking and Finance Awards – Winner of the Inclusive Workplace of the Year.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 29 3,000+ Leaders completed inclusive leadership training 24/7 COUNSELLING SUPPORT Supporting positive mental health 1.08% First nations people in our workforce UPSTANDER INITIATIVE Speaking up and acting against racism and discrimination Strengthening diversity, equity and inclusion Westpac is a proudly inclusive employer, committed to fostering a safe and inclusive workplace for everyone, regardless of background, gender or identity. We want our people to feel valued, respected and safe to be themselves at work. We have 10 Employee Advocacy Groups that connect more than 11,200 people on matters they are passionate about. Our zero tolerance approach to all forms of discrimination and harassment is reinforced through our Code of Conduct and Discrimination, Bullying and Harassment policy. Our commitment is supported by training for leaders and employees, dedicated reporting channels, investigation and support processes. This year, more than 5,000 employees participated in the Upstander initiative, which encourages our people to speak up against inappropriate behaviours. Our industry-recognised1 programs and initiatives are informed by the views of our people, captured in the annual Inclusion and Diversity survey. Examples included: Learning and development to support marginalised groups. We have introduced mandatory training for leaders to provide the necessary tools and capabilities to support people with diverse views, experiences and backgrounds. Prioritising cultural diversity and increasing culturally diverse leaders. Our partnerships with the Asian Leadership Project and Dr. John Yu Fellowship offer future leaders through networking, mentorship and career development opportunities. Helping First Nations people to build meaningful careers. As outlined in our Reconciliation Action Plan (RAP), we are committed to helping First Nations People build meaningful careers. This year, we improved representation to 1.08% and aim to increase this to 1.5% next year. Refer to Creating value for the community (page 30) for more information. Providing inclusive career opportunities for candidates with disability. As the first financial institution in Australia to obtain Disability Confident Recruiter accreditation, we ensure equitable hiring processes for individuals with disability, including neurodivergent candidates. We have also partnered with People with Disability Australia to launch a program advancing women with disability, a first for Westpac. Taking action to support women to advance their careers. We support the 40:40 Vision and are proud to have 49% women in senior leadership positionsa .. The Illuminate program supports 82 aspiring female leaders in Australia, Fiji, PNG, Singapore and New Zealand through General Manager sponsorship. We are also the first bank to join Diversity Council Australia’s RISE Project, helping culturally diverse women to advance their leadership careers. Our EmPOWERUp program creates a pathway for women to reignite their careers after an extended leave break (see Empowering Women case study on page 28). We are committed to paying our people fairly and equitably. However, we recognise there is more work to do. As reported to the Workplace Gender Equality Agency, we have a median gender gap of 29.3%. For more information on this gap and our strategy to increase women's representation in key roles refer to our Gender Pay Statement on our website. a. Senior Leadership includes Executive Team, General Managers and their direct reports (excluding administrative or support roles). Further information is set out in the 2024 Sustainability Index and Datasheet. 1. Global recognition of Westpac's diversity, inclusion and equity practices includes Equileap’s 2024 report, the Australian Workplace Equality Index (AWEI), the Australian Disability Network INDEX and the Australian Defence Force Reserves and Employer Support Awards.

30 WESTPAC 2024 ANNUAL REPORT CREATING VALUE FOR THE COMMUNITY We are determined to create meaningful impact by supporting people, community organisations and social enterprises that are building better futures for Australians. #1 BANK FOR CORPORATE GIVING1 73,000 HOURS VOLUNTEERED BY WESTPAC EMPLOYEES $177M IN COMMUNITY INVESTMENT2 $37.9M SPENT WITH DIVERSE SUPPLIERS3 1. Westpac was named the #1 Bank for Corporate Giving in 2024 by Forbes Australia. 2. Figure includes commercial sponsorships and foregone fee revenue. 3. Refer to the 2024 Sustainability Index and Datasheet for definition.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 31 Doing good is in our DNA As one of Australia’s largest organisations, we have a proud legacy of supporting local communities by investing in change that matters. Since our first charity was formed in 1879, we have built one of the strongest community offerings in corporate Australia1 through our employee workplace giving programs, the Westpac and St.George Foundations and the Westpac Scholars Trust2 .. Our people dedicate their time and energy to support causes they are passionate about. This year, our people volunteered more than 73,000 hours to create positive change and value in the community. In addition, our people participated in programs such as the Community Ambassador, the Westpac Board Observer and the Jawun Programs. We reinvigorated our workplace giving initiative, leading to a 16% increase in employee participation. Our people donated more than $2.4 million to not-for-profit organisations which Westpac matched. See our 2024 Foundations Impact Report Strong community partnerships In our 51 year partnership with the Westpac Lifesaver Rescue Helicopter Service, more than 100,000 community missions have been performed, including search and rescue and hospital emergencies. We also support Little Wings, a children’s charity providing free transport for seriously ill children in rural areas to access vital city medical services. Our rugby league program supports and promotes both the National Rugby League and Women’s National Rugby League competitions, including pathway and development programs for young females. Westpac is also proud to be the major sponsor of the New South Wales and Queensland men’s and women’s State of Origin teams. Westpac Foundation2 Investing in job creation and social enterprises to help build a stronger, more inclusive Australia. This year, Westpac Foundation awarded $2.8 million to 45 social enterprise partners. It also achieved a significant milestone by surpassing its goal of 10,000 jobs by 2030 through helping its partners to create 10,141 jobs for Australians facing barriers to employment since 2015. Westpac Scholars Trust2 Investing in the next generation of Australian leaders focused on creating a more sustainable, inclusive or globally connected Australia. Through 100 scholarships annually, Westpac Scholars Trust supports university students, researchers and social entrepreneurs. This year, it awarded $4.9 million to 100 scholars who are undertaking varied and meaningful pursuits, bringing the total since 2015 to more than $45 million awarded to 824 scholars. St.George Foundation2 Investing in small, local charities to provide children and young people with access to education and wellbeing initiatives. More than $3 million was awarded to 51 charities across Australia, supporting initiatives that make a real difference to young lives. Te Waiu O Aotearoa Trust3 Investing in the education and advancement of Māori in the general business, banking and finance industries. Each year, Māori recipients throughout Aotearoa are each awarded a $5,000 scholarship so support their tertiary study costs. The Foundations and Trusts we support awarded $11 million to more than 200 new and returning grant partners and recipients in 2024. 1. Westpac was named the #1 bank for Corporate Giving by Forbes Australia in 2024. 2. Westpac Group provides support to the Westpac Community Trust and the Westpac Buckland Fund (known as the Westpac Foundation), Westpac Scholars Trust and the St George Foundation Trust (known as St George Foundation, BankSA Foundation and the Bank of Melbourne Foundation). While Westpac was involved in establishing these foundations, they are non-profit organisations that are separate to the Westpac Group. The trustee of St George Foundation Trust (St George Foundation Limited) is a related body corporate of Westpac. 3. Westpac New Zealand provides administrative support and skilled volunteering to Te Waiu O Aotearoa Trust, which is a charitable trust and not part of the Westpac Group. CHAMPIONING INCLUSIVE EMPLOYMENT Nestled in the village of Mount Victoria in the Blue Mountains, Hotel Etico is Australia’s first social enterprise hotel, leading the way in disability employment within the hospitality industry. Co-founder and CEO Andrea Comastri provides live-in accommodation for employees with disability, helping them develop hospitality and life skills. In recognition of his work, Andrea was awarded a $50,000 Social Change Fellowship from the Westpac Scholars Trust to enhance his leadership skills and support Hotel Etico and its employees in reaching their full potential.

32 **WESTPAC** 2024 ANNUAL REPORT

CREATING VALUE FOR THE COMMUNITY

Respecting and advancing human rights

We are committed to respecting human rights. Our Human Rights Position Statement (HRPS) and Action Plan outlines our commitments, approach, areas of focus and support for the UN Guiding Principles on Business and Human Rights. Our goal is to undertake human rights due diligence to identify, prevent, mitigate and address human rights risks and impacts, including those arising from our business relationships. Our processes include ESG risk assessments, transaction monitoring, Responsible Sourcing assessments, employee and third-party due diligence and customer care protocols.

We enhanced our ESG tools, leading to 164 customer escalations for further review on human rights and modern slavery risks. We worked with suppliers to close more than 100 priority action plans addressing potential gaps in their modern slavery approaches. We assessed our grievance mechanisms and identified improvements for handling human rights grievances. Additionally, we piloted a monitoring framework to track and report on the impact of our human rights efforts, focusing on 14 indicators related to modern slavery. For more details, refer to our Modern Slavery Statement.

Creating safer communities for children and young people

Our Safer Children, Safer Communities (SCSC) program has made good progress since its inception. Since 2020 we have granted more than $77 million to 50+ child safeguarding organisations in Australia and Asia. This year, the funding has helped our partners reach more than 69,000[1] children, young people and adults through various programs. One example is The Benevolent Society which is supporting seven local organisations across three states to improve child safety outcomes. We also made progress on the commitments in our Child Safeguarding Supplement. The SCSC Impact Report has more detail.

Strengthening risk management

The first stage of our Human Rights Risk Assessment (HRRA) provided insights into our salient human rights issues across our lending and supply chain. Salient issues are those with the most severe impacts on people connected to our activities. Future assessments will cover our financial products, services, employment practices and community partnerships. While we can't control all issues, we aim to reduce adverse outcomes and have identified actions to strengthen our response and seek improvement opportunities.

Salient human rights issues

Our role as a bank

As a lender to business, corporates and institutions

As a lender to individuals

As a purchaser of goods and services

SALIENT ISSUE	OUR ROLE	DESCRIPTION
Health, safety and wellbeing		Impacts to the health, safety and wellbeing of workers, consumers and communities in both our own and our customers' operations and supply chains.
Modern slavery and labour exploitation		Modern slavery and exploitative labour practices in both our own and our customers' operations or supply chain. Examples include slavery, servitude, human trafficking, forced labour, debt bondage, deceptive recruitment, child labour and forced marriage.
Conflict and security practices		Customer connections to, or exacerbation of, local conflict and/or the harmful use of security practices against local communities or workers.
Land rights and livelihoods		Customer connections to land rights violations, Free, Prior and Informed Consent (FPIC) or adverse impacts to communities and their livelihoods associated with land use and compensation practices.
Climate vulnerability and resilience		Our role in supporting customers and communities vulnerable to or affected by climate change, helping to build climate resilience and financing climate mitigation and adaptation projects.
Customer hardship and exploitation		Our role in supporting and avoiding impacts to customers in times of hardship, vulnerability, exploitation or abuse, including situations of fraud, scams, financial abuse, coercion, or domestic and family violence.
Housing affordability and inclusivity		Our role in supporting customers and communities to access affordable, inclusive and adequate housing.
Financial inclusion and wellbeing		Our role in supporting diverse customers, fostering equitable access to finance and promoting financial wellbeing so that customers and communities can meet their basic needs.
Privacy and data protection		Protection and respect for the privacy of our customers and their data.

1. Data is from 1 October 2023 to 31 March 2024 and includes children, young people and adults directly and indirectly reached through funded programs across Australia, the Philippines, Thailand and Cambodia.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 33 Keeping cash flowing in communities Cash is important for many customers. Looking ahead, we are committed to engaging with industry and government to develop a sustainable, long term solution to maintain cash services in our communities. Westpac, in collaboration with other major banks and retailers, committed almost $50 million to support Armaguard to maintain cash availability in the community. This funding took Westpac's total cost of supplying cash services to Australians for the year to approximately $330 million. Diverse suppliers We aim to build a stronger, more inclusive society by supporting businesses that drive positive change. Through our Supplier Inclusion and Diversity program, we collaborate with Indigenous-owned businesses, social enterprises, Australian Disability Enterprises, women-owned businesses and B Corporations (companies certified for their high standards of social and environmental performance, transparency and accountability). This year, we spent $37.9 million with diverse suppliers1 , an increase of $10 million from last year. This includes $21.1 million spent with Indigenous-owned businesses. Supporting Reconciliation Our vision for reconciliation is an Australia where Aboriginal and Torres Strait Islander peoples have equitable economic participation and financial wellbeing. Our 2022-2025 Reconciliation Action Plan (RAP) outlines our commitment and actions to achieve this vision through our roles as a lender, employer, purchaser, community supporter and corporate voice. As we approach the final year of our RAP, we continue to make progress in our four focus areas. Respect for self-determination and a deeper understanding of Free Prior and Informed Consent (FPIC) Our RAP sets out our Free, Prior and Informed Consent (FPIC) project, which aims to further develop our understanding of FPIC, work with stakeholders, improve our capability and share our learnings as widely as we can. See our RAP for more information. This year, we continued our community consultations to better understand our role as a bank and lender and refined our risk assessment tools for institutional customers. RAP FOCUS AREA FY24 PROGRESSa Valuing culture: building relationships based on trust and respect; valuing cultures and histories and recognising the importance of self-determination. • Celebrated and supported Indigenous culture by hosting more than 30 events internally and externally for National Reconciliation Week and NAIDOC Week. • 30 Westpac staff completed a Jawun secondment, contributing more than 6,800 hours to community organisations across 8 regions. • Maintained cultural capability with 100% of employees completing mandatory learning. Meaningful careers: investing in Indigenous careers through dedicated programs to recruit, retain and develop Aboriginal and Torres Strait Islander people. • Increased our Aboriginal and Torres Strait Islander workforce representation to 1.08%, exceeding our 2024 target of 0.9%. • Recruited 28 cadets through the MobTech program with all gaining permanent roles at Westpac. See Building future skills (page 27) for more detail. • Expanded leadership development opportunities through our Echo leadership and coaching programs and our Indigenous employee Summit, Bayala Djurali. Better banking experiences: making it easier for Indigenous customers to do business with us and improving financial inclusion and economic participation. • Supported more than 12,867 uniquea customers through our Indigenous call centre since 2022. • Simplified our customer onboarding process, allowing remote customers to onboard without visiting a branch. • New scam and fraud dedicated phone line to improve support for impacted customers. Backing Indigenous enterprise: helping more Aboriginal and Torres Strait Islander people to grow their businesses as customers, suppliers and partners. • Spent $21.1 million with Indigenous-owned suppliers this year, bringing the total since April 2022 to $32.6 million. This exceeds our RAP target to spend a cumulative $8 million with Indigenous-owned suppliers between 1 April 2022 and 30 September 2025. • Supported 11 Indigenous-owned organisations through our Skilled Volunteering Network. a. Refer to the 2024 Sustainability Index and Datasheet for definition. 1. Refer to the 2024 Sustainability Index and Datasheet for definition.

34 WESTPAC 2024 ANNUAL REPORT CREATING VALUE FOR THE ENVIRONMENT We are committed to global efforts in achieving net-zero by 2050 through our operations, helping customers to transition and collaborating for impact. Key highlights1 13 TARGETS IN ALL 9 NZBA EMISSIONS-INTENSIVE SECTORS2 86% REDUCTION IN SCOPE 1 AND 2 EMISSIONS SINCE 2021 $29BN IN SUSTAINABLE FINANCE LENDING (TCE) $13.7BN IN BOND FACILITATION SINCE THE START OF FY22 1. Refer to our 2024 Climate Report for definitions and detail. 2. Westpac joined the Net-Zero Banking Alliance (NZBA) in 2022.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 35 In line with our purpose of creating better futures together, we are progressing our climate transition plan with the ambition to become a Net-Zero, climate resilient bank. Our approach to climate change, detailed in our Climate Report, guides our carbon footprint reduction efforts across the organisation. We've continued to make progress against our three action areas. Further details on our targets and plans are available in our 2024 Climate Report. 1. Net-zero, climate resilient operations We are committed to reducing the climate change impacts of our operations through the reduction of our scope 1, 2 and scope 3 upstream emissions. This year, we reduced our total operational emissions (scope 1, 2 and scope 3 upstream) by a further 19% largely due to meeting our renewable energy goals ahead of schedule. Our scope 1 and 2 emissions are now 86% lower than our 2021 baseline1 which surpasses our 2030 target of a 76% reduction, six years ahead of schedule. To further reduce our scope 1 emissions, we have installed electric vehicle (EV) charging stations in more workplaces and commenced including EVs in our fleet. Scope 3 upstream emissions are now 41% lower than our 2021 baseline1 , positioning us well against our 2030 target for a 50% reduction. We developed a new program which will support employees reduce their home emissions by switching to renewable electricity contracts with retailers. WESTPAC'S OPERATIONAL EMISSIONS (Tonnes of CO2 equivalent) TITLE 1 TITLE 7,851 7,297 6,559 6,262 53,981 36,734 14,489 2,303 71,738 63,377 61,044 57,655 Scope 1 emissions Scope 2 emissions Scope 3 upstream emissions 2021¹ 2022 2023 2024 TITLE 2. Supporting customers’ transition to net-zero and to build their climate resilience More than 99% of our carbon footprint is derived from financed emissions, which are the emissions associated with the activities of the customers we lend to. Reducing the emissions intensity of our loan portfolio by mobilising capital to support customers in their transition is one of the most significant roles we can play as a bank. This supports the transition to a net-zero economy and helps us to reduce our financed emissions. To guide our efforts, we joined the NZBA and have set 2030 targets for some of the most emissions intensive sectors in our lending. We made progress last year with an improved emissions profile in 11 of our 12 sectors where we have targets. This year, we introduced a new aluminium sector target, bringing us to a total of 13 targets across emissions intensive sectors under our NZBA commitment. Up to 54% of our estimated scope 3 financed emissions from the scope 1 and 2 emissions of our customers at a Group level for FY23 relate to customers and industries captured in our NZBA sector targets. We engaged just over 150 institutional customers on their climate transition plans and found that 84% of customers had a public transition plan. As part of our engagement, we provided insights on industry best practice, climate strategy and ESG trends. Other areas of progress include: • Launching the Sustainable Upgrades home and investor loans with the support of the Clean Energy Finance Corporation’s $1 billion Household Energy Upgrades Fund, for customers to install new features or technology to improve the energy efficiency or climate resilience of their properties. • Building on the success of New Zealand’s Sustainable Farm Loan and Sustainable Finance Business Loan launched last year, we introduced a new Sustainable Equipment Finance Loan. This initiative supports more businesses in reducing their climate impacts through a range of sustainable assets, such as electric vehicles. • We reviewed our loans and bond facilitation activities against our Sustainable Finance Framework. At 30 September 2024 we had $29 billion in lending while the cumulative total of bond facilitation since the start of FY22 was $13.7 billion. This puts us on track to meet our 2030 targets of $55 billion and $40 billion respectively. Refer to the 2024 Climate Report for further information about our financed emissions at an industry level 1. The 2021 baselines for these targets is different from what is in this figure as data was adjusted for COVID-19 pandemic and other impacts.

36 **WESTPAC** 2024 ANNUAL REPORT

CREATING VALUE FOR THE ENVIRONMENT

GROUP FINANCED EMISSIONS AND PROGRESS ON OUR NZBA SECTOR TARGETS

Financed emissions are our estimated share of customers' scope 1, 2 and, for certain sectors, scope 3 emissions - collectively referred to as our scope 3 financed emissions. In FY23, the financed emissions for our portfolio were estimated at 26.2 $MtCO_2$-e (customers' scope 1 and 2), up 6% over FY22 partly due to a 3% rise in TCE over the year.

Our NZBA sector targets are set over subsets of the sectors in our portfolio. The progress metrics for these targets are calculated using different methodologies to those used to calculate our Group financed emissions. Calculations typically rely on more granular data, including customer or related asset emissions. Given the complexity of the calculations and the time needed to collect customers' information, our estimated Group portfolio financed emissions and progress of our NZBA sector targets are reported one year in arrears, for the period ended 30 September 2023, unless otherwise indicated.

The below table summarises our progress on our NZBA sector targets. See our 2024 Climate Report for more information.

PROGRESS ON OUR NZBA SECTOR TARGETS

NZBA SECTOR	WESTPAC SECTOR	TYPE OF TARGET	CUMULATIVE CHANGE IN EMISSIONS FROM BASELINE YEAR (%)[a]		
			PROGRESS FY22	PROGRESS FY23	IMPLIED 2030 TARGET
Power generation	**Power Generation**	Intensity	-12	-23	-62
Cement	**Cement Production**	Intensity	0	-5	-14
Oil and Gas	**Upstream Oil and Gas**	Absolute	-18	-45	-23
Coal	**Thermal Coal Mining**	Absolute	-23	-81	-100
Transport	**Aviation (Passenger Aircraft Operations)**	Intensity	-18	-45	-60
Iron and Steel	**Steel Production**	Intensity	In FY23, we are on track to achieve our 2030 target and progress remains below our emissions pathway. Given the small number of customers, this information is not publicly disclosed.		
Aluminium	**Aluminium**[a]	Intensity	The baseline year for this target is 2023. Given the small number of customers, this information is not publicly disclosed.		
Commercial and Residential Real Estate	**Commercial Real Estate (Offices)**[a]	Intensity	NA - baseline year is 2022	-18	-59
	Residential Real Estate (Australia)[a]	Intensity	NA - baseline year is 2022	-11	-56
Agriculture	**Australia Beef and Sheep**	Intensity	+4	+4	-9
	Australia Dairy	Intensity	-7	-8	-10
	New Zealand Beef and Sheep	Intensity	-1	-4	-9
	New Zealand Dairy	Intensity	+4	-7	-10

a. Baseline year for Commercial Real Estate and Residential Real Estate targets is 2022. Baseline year for Aluminium is 2023. Baseline year for all other NZBA sector targets is 2021. Baseline and progress metrics for Residential Real Estate target are as at 31 August.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 37 3. Collaborating for impact Transitioning to net-zero requires collaboration across all sectors of the global economy. We collaborate with governments, industry associations, NGOs, communities and international bodies while participating in the initiatives of several standard setting bodies. This included: • participating in consultations for the AASB climate-related disclosures standards and the Climate Active program through our Australian Banking Association (ABA) membership; • participating in the development of the Australian Sustainable Finance Taxonomy through our Australian Sustainable Finance Institute (ASFI) membership; and • co-chairing the Banking Board of the United Nations Environment Programme Finance Initiative (UNEP FI) which oversees the Principles for Responsible Banking (PRBs) and being involved in steering and principals groups that govern the NZBA. We’ve committed to invest in a new fund by Virescent Ventures focused on in early-stage climate technologies. This investment, alongside the Clean Energy Finance Corporation, will provide insights into emerging technologies and help us to assist customers, especially in hard-to-abate sectors, as they progress their transition plans. SUPPORTING THE TRANSITION TO A SUSTAINABLE FUTURE Westpac supported the Australian Office of Financial Management (AOFM) as Joint Lead Manager, with their first 10-year A$7 billion Green Treasury Bond. AOFM manages the Australian Government’s debt portfolio. The green bond’s proceeds will be allocated to projects that drive Australia’s transition to net-zero by 2050 and aim to deliver lower greenhouse gas emissions, increases in renewable energy production and bolstering biodiversity conservation, restoration and adaptation NATURAL CAPITAL The world’s natural capital is under threat as natural resources decline and critical habitats are placed under pressure. As with climate change, we have a role to play in supporting customers to conserve nature and reduce natural capital loss. We released our Natural Capital Position Statement (NCPS) last year and are working to further build our understanding of nature-related dependencies, impacts, risks and opportunities. According to the Task Force on Nature-related Financial Disclosures (TNFD)’s reference sectors, we estimate that more than 13% of our lending is to sectors with significant nature-related dependencies and impacts. We are further developing our geospatial capabilities and piloting TNFD LEAP (Locate, Evaluate, Assess and Prepare) assessments for material sectors. This is helping to set the baselines for additional work. As our customers and investors become more aware of nature-related risks and opportunities, we continue to engage with them to support their journey and deepen our understanding of these impacts. In FY24, we supported the Australian Sustainable Finance Institute’s (ASFI) Valuing Natural Capital program as part of their Natural Capital Advisory Group. We are developing foundational training for front line bankers and participation in external learning, such as workshops by the Principles for Responsible Banking. Next year, we aim to foster greater awareness amongst other employees, management and the Board on nature-related topics. EXPOSURE TO TNFD REFERENCE SECTORS TNFD REFERENCE SECTORSa 2024 % OF GROUP TCEb Automobiles and Components 0.07 Consumer Durables & Apparel 0.34 Consumer Services, Consumer Staples Distribution and Retail 1.71 Energy 0.62 Food & Beverage 2.74 Household & Personal Products 0.01 Materials 1.12 Pharmaceuticals & Biotechnology 0.09 Real Estate Management & Development, Equity Real Estate Investment Trusts (REITs), Home building and Capital Goods 2.83 Semiconductors & Semiconductor Equipment 0.13 Transportation 2.09 Utilities, Commercial and Professional Services 1.54 Total 13.29 a. Reference sectors set out within Annex 1 of the TNFD Sector guidance, Additional guidance for financial institutions Version 2.0 June 2024. Refer to the glossary of the 2024 Sustainability Index and Datasheet for further details. b. Represents the TCE for customers in each reference sector, excluding exposures for the committed portion of secondary market trading and underwriting risk, as a percentage of TCE for Westpac.

38 **WESTPAC** 2024 ANNUAL REPORT

TECHNOLOGY

SIMPLIFY	MODERNISE	INNOVATE

Accelerating simplification

We are taking significant steps to rationalise our technology and reduce costs.

UNITE, our business-led, technology-enabled transformation program, aims to simplify our processes and systems to build a strong foundation for future growth.

The multi-year program intends to deliver progressive benefits to customers, employees and shareholders by reducing the number of our technology platforms and business complexity in the longer term.

Our objective is to have an efficient technology environment, allowing us to be faster in responding to customer needs and technological changes.

We have begun 39 initiatives under UNITE, including streamlining the way we verify customer identification (see case study). We are giving our bankers and lenders across St.George, Bank of Melbourne and BankSA a new Customer Relationship Management system to improve service. We have decommissioned more than 200 applications and are well-progressed on launching a unified platform to provide better support to collections and hardship customers.

We undertook other major simplification projects, including one that halved our data centres and consolidated nine networks into one, earning recognition as Australia's best technology project.[1]

Technology simplification will remain a priority for Westpac, driving operational efficiency and enhancing our ability to create long term value for stakeholders.


Verify your identity

STREAMLINED ID VERIFICATION

We are consolidating 22 customer verification processes into a single digital identification solution, which includes biometrics.

Customers will be able to verify their identity through the Westpac App or Online Banking using acceptable forms of ID such as an Australian driver's licence, passport, or Medicare card.

This will help make the crucial ID verification step faster, easier and more secure for new customers.

UNITE objectives

***Better* customer experience**	**UNITE** aims to deliver all customers Westpac's best experience, including access to Australia's best banking app	*leading to*	**improved customer experience**, NPS and customer loyalty.
***Improved* employee experience**	**UNITE** aims to give us one best way to serve and support our customers across the entire bank	*leading to*	**more time with customers**, fewer systems to navigate, easier processes and increased employee engagement.
***Increased* shareholder return**	**UNITE** aims to reduce business complexity leading to lower run costs and spend on transformation	*leading to*	**close the cost to income** ratio gap to peers.

1. 2024 Australian Institute of Project Management National Awards.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 39 Modernising for superior experiences While simplifying our technology, we are also modernising to deliver market-leading products and experiences to customers. • Our online banking app was rated #1 by Forrester for the second year, with enhanced security and features such as Westpac SaferPay and Westpac Verify. See Creating value for customers (page 20) for more information. • BT Panorama won best wealth management platform at the Australian Wealth Management Awards. • Robotic automation across consumer, business and institutional lending saved bankers 20,000 administration hours to focus on customer service. • Our new Digital Banker platform will enable our bankers to better support and service customers. • Westpac Mesh, our world-class technology development platform, grew from 85 million in daily transactions in FY23 to more than 120 million. Our Mesh engineers rank in the top 20% globally for productivity1 .. • We strengthened our defences against customer fraud, scams and cyber-attacks by investigating over 11,000 alerts and using a combination of Artificial Intelligence and automation to detect suspicious patterns and risks. Innovating to drive intelligent banking Our emphasis on AI, data analytics and advanced workforce practices is making Westpac a more efficient, insights-driven bank, capable of delivering more personalised customer experiences and efficient operations. LEVERAGING THE POWER OF AI We are using AI to develop new capabilities that deliver benefits to our customers, people and organisation. Our new AI platform is the foundation of our progress, hosting multiple AI-based solutions and enabling the seamless integration of new applications. Advanced AI models are used in home lending to verify customer income and expense information, making the home loan process more efficient for customers, brokers and our people by reducing rework. Our use of AI assists thousands of our software engineers, boosting their productivity by between 10 and 25% in coding output and quality. AI powers our Everyday Banking chatbots, providing 24/7 support and resolving 70% of customer queries without escalation. We are also trialling new internal chatbots for financial market dealers and mortgage lenders. Other opportunities include using ‘AI agents’ that are capable of executing multi-step actions to drive operational efficiencies and improved service to our customers. We are committed to the responsible use of AI, ensuring our initiatives align with our principles, policies, values and Code of Conduct. Data: The foundation of intelligent banking Data is critical to every aspect of our business, empowering informed decision-making. We have made significant progress in migrating our data to the cloud, a major milestone in simplifying Westpac’s data ecosystem, reducing risk and enabling our team to create value at scale through data products. Our customer insights platform continues to evolve, offering a comprehensive view of our customers and delivering hyper-personalised experiences. We have defined our approach to information security, including our alignment with international and industry standards, in our Cybersecurity Statement. Investing in our technology workforce To drive our technology ambitions, we’re investing in our people. Over the course of the year, we brought on close to 1,000 engineers2 and we’re upskilling our team while attracting new talent through initiatives like EmPOWERUP and MobTech. For more details, please see Creating value for our people (page 26). 1. BlueOptima software development metrics. 2. Figure includes all employment types, including contractors.

40 WESTPAC 2024 ANNUAL REPORT RISK MANAGEMENT Proactive risk management and risk culture are fundamental to our bank. They underpin our strength and resilience, shape the way we operate and provide clear parameters for decision-making. Strengthening risk management remains a priority as the nature of the risks we face may change and evolve. We manage risks through a Risk Management Framework (Framework) which is centred around customers, a strong risk culture and the Three Lines of Defence (3LoD) model. These are surrounded by nine elements that work together to guide how we manage risk and deliver fair customer outcomes. We regularly review these elements to ensure the Framework operates effectively. The Framework is approved by the Board and implemented through our Risk Management Strategy, which is supported by our risk class frameworks, policies and risk appetite statements. To manage sustainability risks, the Framework is supported by a Sustainability Risk Management Framework (SRMF) and related policies to guide how we manage risks such as climate change and human rights across our operations, lending and supply chain. For further information on risks we face, see 2024 Risk Factors. RISK MANAGEMENT FRAMEWORK COMPONENTS Governance and Management Control Business Strategy Risk Identification Risk Appetite Stress and Scenarios Analysis People and Infrastructure Control Definition and Effectiveness Monitoring and Reporting Actions and Response Westpac’s business plans are shaped considering the risks associated with its strategic objectives Identifying existing and emerging risks in our business from internal and external environments Setting risk appetite to provide clarity on the level of risk we are prepared to take Performing stress tests and scenario analysis to assess potential impacts that changes to existing and emerging risks may have on the Group, including on our capital Having appropriate capability, people, data and systems to support effective risk management and decision making Embedding appropriate Frameworks, policies, standards and controls to manage the risks we take Risks are assessed through ongoing monitoring, management, reporting and assurance Appropriate action plans are implemented to improve our risk profile Ensuring that appropriate data, analysis and recommendations flow to appropriate people and forums on a timely basis to support decision making Customers Risk Culture Board approved 7 March 2024 (no changes from 2023)

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 41 Strengthening risk management We implemented a comprehensive Integrated Plan (IP), through the CORE program, to strengthen risk management practices. The completion of the three year plan on 31 December 2023, marked a significant milestone in strengthening our risk culture, governance and accountability. Promontory Australia, the independent reviewer of our IP, have noted the progress in its final report. Subsequently, APRA reduced Westpac’s total operational risk capital overlay from $1 billion to $500 million. We are now completing a transition phase to continue to embed the improvements we've made for the long term and demonstrate their sustainability and effectiveness. Three Lines of Defence The 3LOD work together to make sound risk-based decisions through: • Strong and proactive engagement, communication, trust and collaboration; • Management information that is reliable, coherent and transparent; and • Alignment of activities across the 3LOD to avoid unnecessary duplication, overlap or gaps. WESTPAC THREE LINES OF DEFENCE WESTPAC THREE LINES OF DEFENCE The 3LoD work together to deliver effective risk management outcomes. The 3LoD work together to make sound risk-based decisions through: — strong and proactive engagement, communication, trust and collaboration — management information that is reliable, coherent and transparent. There must also be alignment of activities across the 3LoD to avoid unnecessary duplication, overlap or gaps. Risk identification: Major risk categories We have defined 11 major risks that impact our business. These major risks represent only the most material risks to the Group and are not exhaustive. Major risk categories 1 Capital Adequacy 2 Funding & Liquidity Risk 3 Credit Risk 4 Market Risk 5 Strategic Risk 6 Risk Culture 7 Operational Risk 8 Compliance & Conduct Risk 9 Financial Crime Risk 10 Cyber Risk 11 Reputational & Sustainability Risk For each major risk category, the Board establishes a risk appetite, which is articulated in the Board Risk Appetite Statement (RAS). The RAS lists the Group’s major risks and the measures and tolerances used to monitor these risks. Most of these measures are monitored by ‘amber’ and ‘red’ tolerances which indicate when risks are close to, or over, the Board’s approved appetite. The following provides an explanation of our major risk categories, considerations for risk appetite and examples of areas of focus which illustrate the operation of the Risk Management Framework. RISK MANAGEMENT 42 WESTPAC GROUP 2023 ANNUAL REPORT Embedded sustainability practices Dedicated ESG specialists are integrated within our Business & Wealth, WIB and Westpac New Zealand operating segments. The ESG Risk team, as a second line of defence, performs independent monitoring and oversight of risk profiles to ensure that risk and control assessments accurately reflect our sustainability risks. Our approach to managing climate-related risks and opportunities, including assessing physical and transition climate risks, is outlined in the 2024 Climate Report.

42 WESTPAC 2024 ANNUAL REPORT RISK MANAGEMENT Risk assessment In line with our Risk Management Framework, we regularly assess the risks that could impact Westpac’s strategic objectives. This process involves workshops with first and second line defence teams to identify potential risks, assess their impact and outline how we manage, monitor and report them with the controls in place. Emerging risks and changes to the external environment are considered as part of the assessment. For material non-financial risks, we generate a risk profile which enables each risk to be rated from ‘Low’ to ‘Very high’. Each risk is also assessed for its financial, customer, staff, regulatory, reputation, social and environmental impact. Major risk categories We have identified 11 major risk categories, among other potential risks, that could impact Westpac. Sustainability risks, including climate change, have the potential to affect the company in various ways with the main impacts classified under the material risks of Credit Risk (as a financial risk) and Reputation and Sustainability Risk (as a non-financial risk). 1 Capital Adequacy 2 Funding and Liquidity Risk 3 Credit Risk 4 Market Risk 5 Strategic Risk 6 Risk Culture 7 Operational Risk 8 Compliance & Conduct Risk 9 Financial Crime Risk 10 Cyber Risk 11 Reputational and Sustainability Risk For each major risk category, the Board establishes a risk appetite which is articulated in the Board Risk Appetite Statement (RAS). The RAS lists our major risks, along with the measures and tolerances used to monitor each risk. Most of these measures are monitored by 'green', ‘amber’ and ‘red’ tolerances which indicate when risks are close to, or over, the Board’s approved appetite. The following table provides more detail on the major risk categories. MAJOR RISK CATEGORIES 1 Capital Adequacy The risk that Westpac has an inadequate level or composition of capital to support its normal business activities and to meet its regulatory capital requirements. Risk Appetite and Mitigation We aim to maintain a strong balance sheet including under stressed scenarios. We evaluate capital management through our Internal Capital Adequacy Assessment Process, features of which include: • Capital management strategy • Considering economic and regulatory requirements and stakeholder perspectives • Stress-testing considerations • Target operating range for key capital ratios. Areas of focus include: • Continuous monitoring of capital forecasts • Considerations of capital headwinds • Actively monitoring the economic outlook and credit risk arising from higher interest rates and cost-of-living pressures. Example of a Risk Appetite measure • CET1 capital ratio – a measure which shows a bank’s capacity to absorb losses.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 43 2 Funding and Liquidity Risk The risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets. Risk Appetite and Mitigation We aim to manage our balance sheet such that we: • Maintain a diversified, stable and cost-effective funding base • Can source funding as and when needed • Have sufficient securable assets to meet our funding and repurchase agreement requirements • Fund lending growth with stable funding sources. Further information on funding and liquidity risk management is in Note 21 (page 215). Areas of focus include: • Executing the wholesale funding plan to support balance sheet growth and refinance maturing debt • Managing liquidity risk to meet regulatory requirements and Westpac’s liquidity needs in line with market conditions. Examples of a Risk Appetite measure • Net Stable Funding Ratio (NFSR) • Liquidity Coverage Ratio (LCR). 3 Credit Risk The risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Risk Appetite and Mitigation We manage credit risk using either a Program-managed approach for high-volume homogeneous credit risk or Transaction-managed approach for individual customers. These approaches include: • Setting boundaries to guide appropriate credit risk conscious strategic choices, including for changes in the operating environment • A range of policies, processes, systems, risk-delegated authorities and Board-approved credit risk limits. Further information on credit risk management and provisioning is in Note 10 (page 175) and Note 11 (page 185) to the financial statements and in the September 2024 Pillar 3 report. Areas of focus include: • Responding to heightened credit risk from the rapid interest rate tightening cycle, ongoing geopolitical risks, an uncertain economic environment and inflationary pressures • Stress testing our credit portfolio for climate change including the transition to net-zero emissions • Assessing the impact of any external events that may impact our credit portfolio (i.e. geopolitical events, industry specific events), on the adequacy of the overall expected credit loss provision. Example of a Risk Appetite measure • Top 10 exposures to Corporates and Non-Bank Financial Institutions as a % of Total Committed Exposure.

44 WESTPAC 2024 ANNUAL REPORT RISK MANAGEMENT 4 Market Risk The risk of an adverse impact on our financial performance or financial position resulting from changes in market factors, such as foreign exchange rates, commodity prices, equity prices, credit spreads and interest rates. This includes interest rate risk in the banking book. Risk Appetite and Mitigation We have appetite for market risk in approved products within our limit framework. We manage market risk through the employment of prudent risk management strategies and active monitoring of Board-approved metrics that capture the potential risk of adverse movements in financial markets. The Board has approved a risk appetite for traded and non-traded risks via the measurement of Value at Risk (VaR), Stressed VaR (SVaR), Net Income at Risk (NaR) and risk sensitivities to interest rates for capital hedges and to credit spreads for the liquid securities portfolio. The management of market risk is supported by the Market Risk Management Framework and associated policies, limits, processes, systems and delegated authorities. Further information on market risk management is in Note 21 (page 215). Areas of focus include: • Upgrading/replacing market risk systems and supporting infrastructure • Implementing regulatory change related to prudential market risk standards. Example of a Risk Appetite measure • Value at Risk (VaR), a statistic that quantifies the extent of possible financial losses arising from the Bank’s Financial Markets business. 5 Strategic Risk The risk that Westpac makes inappropriate strategic choices, does not implement its strategies successfully, or does not respond effectively to changes in the environment. Risk Appetite and Mitigation We aim to grow through well-considered initiatives aligned to our strategy and risk appetite. We aim to manage the impact of threats from changes in the environment, which could significantly impact our ability to implement our strategies. We continually evaluate our performance against plans and in light of changes, we must respond to such factors in a timely manner. Areas of focus include: • Accelerating technology simplification and transformation agenda • Appropriate funding, resourcing and delivery of regulatory commitments • Continuing to invest in digital and data journey, improving the customer experience. Example of a Risk Appetite measure • Actual ROTE against the Target ROTE. 6 Risk Culture The risk that our culture does not promote and reinforce behavioural expectations and structures to identify, understand, discuss and act on risks. Risk Appetite and Mitigation We promote a risk culture that supports our purpose, strategy and values and our ability to manage risk effectively. We regularly assess our risk culture and undertake initiatives to continually improve. Areas of focus include: • Maintaining and continuing to review and improve our tools and processes to support risk culture • Supporting improved capability across key behavioural change areas, including decision making, ownership, challenge and reinforcement and maturing action planning to drive behavioural change • Continuing to align to the broader organisational culture plan to support driving change at all levels. Example of a Risk Appetite measure • Internal Voice+ survey results – % of respondents who feel safe calling out risks and/or concerns.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 45 7 Operational Risk The risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. Risk Appetite and Mitigation We aim to be resilient to operational risk and minimise risk through robust processes and controls. We aim to quickly and effectively remediate material operational issues and incidents. Areas of focus include: • Maturing our Operational Risk Management Framework and practices to continuously strengthen risk management across the organisation • Strengthening the control environment, including risk prevention and automation • Strengthening our operational resilience and adopting a cross-organisation view of events to fully understand underlying issues. Areas of focus include data, records management and third-party risk. Example of a Risk Appetite measure • % of key controls assessed as ‘Unsatisfactory’. 8 Compliance and Conduct Risk The risk of failing to abide by compliance obligations required of us, or otherwise failing to have behaviours and practices that deliver suitable, fair and clear outcomes for customers and that support market integrity. Risk Appetite and Mitigation We establish robust controls and systems to manage compliance and conduct risk. We aim to promptly own, investigate and remediate incidents of non-compliance. We aim to eliminate: • Any breaches of regulatory requirements • Conduct that causes unsuitable, unfair or unclear customer outcomes or adversely impacts the integrity of markets • Complicated systems or processes that could lead to systemic or material breaches of regulatory requirements. Areas of focus include: • Strengthening the management of our conflicts of interest, product governance and privacy risks • Improving our tools and processes to support alignment of our business practices to fair customer outcomes and market integrity • Applying the Code of Conduct including our ‘Should We?’ Test to deliver better outcomes for our customers, our communities and each other. Example of a Risk Appetite measure • Average calendar days to complete all Compliance Assessments

46 WESTPAC 2024 ANNUAL REPORT RISK MANAGEMENT 9 Financial Crime Risk The risk that Westpac fails to prevent financial crime and/or fails to comply with applicable global financial crime regulatory obligations. Financial Crime includes bribery and corruption, money laundering, sanctions and export control violations, tax evasion, fraud and scams, terrorist financing and proliferation. Risk Appetite and Mitigation Westpac helps prevent financial crime by proactively identifying, assessing, mitigating and reporting financial crime risks and complying with all applicable global and local financial crime regulatory obligations. This means that our financial crime risks must be managed through robust controls and systems and that we must promptly own, investigate and remediate financial crime incidents where they do occur. Areas of focus include: • Simplification and embedding strategic capabilities, improving detection and surveillance capabilities and expanding the use of network analytics • Collaboration through involvement in Public and Private sector partnerships and other intelligence bodies to disrupt financial crime • Continued Know your Customer (KYC) identity checks, including remediation of pre-commencement customers and enhancing customer lifecycle management through digital capabilities and automated controls. Pre-commencement customers are customers who were onboarded before KYC requirements came into effect on 12 December 2007. Example of a Risk Appetite measure • Number of high rated Issues which haven’t been remediated within the initially agreed timeframe. 10 Cyber Risk The risk that Westpac’s or its third parties’ data or technology are inappropriately accessed, manipulated or damaged from cyber threats or vulnerabilities. Risk Appetite and Mitigation We proactively manage our cyber risk exposure, to ensure that we are resilient to cyber threats and vulnerabilities. In managing our cyber risk, we aim to ensure that: • We manage our risks within the appropriate regulatory frameworks • We do not undermine our strategic, financial, reputational or regulatory standing • We implement cyber controls commensurate to the cyber threats we respond to. We recognise that cyber events may occur, however incidents must be managed timely and effectively to limit impact and future likelihood. Areas of focus include: • Enhancing cybersecurity capability including data security controls, application protection controls, identity and access management and strengthening our network perimeters • Embedding a consistent cyber risk management framework. Examples of a Risk Appetite measure • Control effectiveness against external cyber threats • Supplier security assessment outcomes.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 47 11 Reputational and Sustainability Risk The risk of failing to recognise or address environmental, social or governance (ESG) issues as well as the risk that an action, inaction, transaction, investment or event will reduce trust in Westpac’s integrity and competence. Risk Appetite and Mitigation We aim to maintain the confidence of all stakeholders by fostering trust in our integrity and competence. Our approach aims to balance the commercial aspects of decisions with stakeholder expectations, while considering potential impacts on people, communities or the environment. We recognise that ESG issues can involve complex, interconnected and sometimes competing considerations. In our lending The ESG Credit Risk Policy supports the SRMF and forms part of our credit risk assessment process. ESG risk assessment tools are used within the business and institutional banking teams to assess ESG risks associated with customers, transactions and the activity being supported. These assessments are performed for new-to-bank opportunities and for existing customers as part of periodic risk reviews or where there are major changes to facilities. When potential ESG risks remain, they are escalated to a Customer and Transaction Risk Escalation Committee for additional review in the relevant business unit. The Climate Change Credit Risk Committee provides portfolio oversight, informing accountable individuals in making appropriate climate-related credit risk decisions. In our supply chain We require suppliers to adhere to Westpac’s Responsible Sourcing Code of Conduct by completing an assessment that outlines our standards for ethical, social and environmental business practices. Areas of focus include: • Improving tools and processes to understand sustainability risks associated with our lending and supply chain • Building our understanding of the nature-related risks, consistent with our Natural Capital Position Statement • Embedding findings of our salient human rights risk assessment into risk management processes. See page 32 for more information. Examples of a Risk Appetite measure • Reputation ranking from RepTrak (a firm providing an independent assessment of a company’s reputation, brand and ESG) • Progress against our NZBA targets.

48 WESTPAC 2024 ANNUAL REPORT CORPORATE GOVERNANCE Our approach to governance Corporate governance is the framework of systems, policies and processes by which we operate and through which our people are empowered and accountable for making decisions. Our approach to corporate governance is based on a set of values and behaviours that underpin our day-to-day activities. Our values and behaviours are designed to promote transparency, fair dealing and the protection of stakeholder interests, including our customers, shareholders, employees and the community. We aspire to the highest standards of corporate governance, which Westpac sees as fundamental to the sustainability of our business and performance. Our corporate governance framework establishes the roles and responsibilities of Westpac’s Board, management team, employees and suppliers. It provides the systems, policies and processes for monitoring and evaluating Board and management performance. It also establishes the practices for corporate reporting, disclosure, remuneration, risk management and engagement of security holders. The Westpac Board is comprised of nine independent Non-executive Directors and the Managing Director and Chief Executive Officer (CEO). WESTPAC’S BOARD AND BOARD COMMITTEE STRUCTURE BOARD COMMITTEES Provide relevant periodic assurances and reports (as appropriate) Provide assurance on the remuneration disclosures in the Remuneration Report Provide assurance on risk components of the annual report and interim financial results announcement Delegation Assurance, Oversight through Reporting Accountability Accountability Delegation Delegation Board Committees will refer matters to the Board or other Board Committees where appropriate. Specific reporting as shown above BOARD Independent Assurance and Advice External Auditors Group Audit Independent Assurance and External Advice Chief Executive Officer Group Executives Remuneration Audit Nominations & Governance Risk Board areas of focus in FY24 This year the Board (including with assistance from its Board Committees) has focused on overseeing: • our UNITE program which is focused on making our processes, systems and technology simpler and improving service to customers; • the Group’s financial and operating performance, including progress in improving the Group’s financial performance relative to peers; • ongoing initiatives that are designed to support customers experiencing hardship and to help protect customers from scams; • completion of the Integrated Plan under the CORE program, as well as the transition phase that is focused on sustainably embedding changes implemented through the CORE program; • management of current and emerging risks arising from the evolving economic, geopolitical, regulatory and competitive environment; • Westpac's capital position and various capital management initiatives; • consideration and assessment of the resilience of the Group’s systems and response to potential cyber incidents and data breaches; • priorities outlined in our Sustainability Strategy and our Climate Change Position Statement and Action Plan; and • ongoing consideration of Board and senior executive succession, as well as Board Committee composition.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 49 Role of the Board and Board Committees The role of the Board is to provide leadership and strategic guidance for Westpac and its related bodies corporate, in addition to overseeing the sound and prudent management of the Westpac Group. The Board Charter outlines the roles and responsibilities of the Board. The Board Charter is available on our website. Key Board responsibilities • approving and overseeing management’s implementation of the strategic direction of the Group, its business plan and significant corporate strategic initiatives; • appointing the CEO and Chief Financial Officer, and approving the appointment of Group Executives, the General Manager of Group Audit and any other person the Board determines; • overseeing culture across the Group by setting the tone from the top, approving the Group’s Code of Conduct and Values and receiving reporting on the Group’s culture; • assessing and reviewing the performance of the Board, its Board Committees, the CEO and the Group Executives; • providing oversight of the Group’s technology strategy and the implementation of key technology initiatives; • approving the Group Remuneration Policy; • approving, in accordance with the Group Remuneration Policy, remuneration arrangements, variable remuneration outcomes and adjustments to variable remuneration where appropriate for Group Executives, other employees who are accountable persons under the Financial Accountability Regime, any person performing a role specified by the Australian Prudential Regulation Authority and any other person the Board determines; • approving the annual financial targets and financial statements, and monitoring financial performance against forecast and prior periods; • determining dividend policy and the amount, nature and timing of dividends to be paid; • approving the Internal Capital Adequacy Assessment Process, including reviewing Group stress testing outcomes/scenarios, and approving recovery and resolution plans; • considering and approving our overall risk management framework for managing financial and non-financial risk; approving the Group Risk Management Framework, the Group Risk Management Strategy and the Board Risk Appetite Statement and monitoring the effectiveness of risk management by the Group; • forming a view of our risk culture and overseeing the identification of, and steps taken to address any desirable changes to risk culture; • considering the social, ethical and environmental impact of our activities including the effects of climate change, and setting standards and monitoring compliance with our sustainability policies and practices; • overseeing and monitoring workplace health and safety (WHS) issues in the Group and considering appropriate WHS reports and information; and • meeting with representatives from our principal regulators on a regular basis. BOARD RISK COMMITTEE BOARD AUDIT COMMITTEE BOARD REMUNERATION COMMITTEE BOARD NOMINATIONS & GOVERNANCE COMMITTEE Assists the Board to consider and approve the risk management framework, oversee risk culture, the risk profile for material risks and risk appetite. The Committee also considers and recommends key risk policies and frameworks to the Board for approval. Assists the Board by having oversight of the integrity of financial statements, financial reporting systems and corporate reporting. The Committee also oversees the external auditor engagement and the performance of Group Audit. Assists the Board to discharge its responsibilities in relation to remuneration matters, including by overseeing the design, operation and monitoring of the remuneration framework. Assists the Board by overseeing that the Board and boards of related bodies corporate comprise individuals who are best able to discharge their role as Directors. The Committee also oversees that corporate governance arrangements are appropriate.

50 WESTPAC 2024 ANNUAL REPORT CORPORATE GOVERNANCE Board skills and experience Westpac seeks to maintain a Board of Directors with a broad range of relevant financial and other skills, knowledge, and experience necessary to guide the business of the Group. The Board uses a skills matrix to illustrate the key skills and experience the Westpac Board is seeking to achieve in its membership collectively and the number of Directors with each skill and experience. The skills matrix also assists to identify focus areas for the continuing education and professional development of Directors. For example, in FY24 these focus areas included cyber risk, technology developments, crisis management and key environmental, social and governance topics (amongst others). The skills matrix also assists to identify areas where it may be desirable for specialist external expertise to be retained to supplement the Board’s skills and experience. BOARD SKILLS, EXPERIENCE AND ATTRIBUTES AS AT 30 SEPTEMBER 2024 SKILLS AND EXPERIENCE DESCRIPTION NUMBER OF DIRECTORS Customer focus Experience in developing and overseeing the embedding of a strong customer-focused culture in large and complex organisations, and a demonstrable commitment to achieving customer outcomes Strategy An ability to define strategic objectives, constructively question business plans, oversee the implementation of strategy using commercial judgement and bring a global perspective to bear Financial services Experience working in, or advising, the banking and financial services industry with strong knowledge of its economic drivers and global business perspectives Financial acumen Highly proficient in accounting or related financial management and reporting for businesses of significant size Risk Experience in anticipating, recognising and managing risks, including financial, non-financial and emerging risks, and monitoring risk management frameworks and controls Technology, digital and data Experience in developing or overseeing the application of technology in large and complex businesses, with particular reference to technology- innovation, disruptive technologies, data, cyber-security, digital transformation and customer experience Governance Experience as a Director of a listed entity, with detailed knowledge of governance issues, with particular reference to the legal, compliance, regulatory and voluntary frameworks applicable to listed entities and highly regulated industries Environment and social Experience in understanding and identifying potential risks and opportunities arising from environmental and social issues, including the transition to a climate resilient future, management of biodiversity, and addressing human rights and modern slavery within supply chains People and culture Experience in people matters including workplace health and safety, cultures, morale, inclusion and diversity, management development, succession, remuneration and talent retention initiatives Executive leadership Having held a CEO or a similar senior leadership role in a large complex organisation, and having experience in managing the business through periods of significant change and delivering desired business outcomes Deep experience and knowledge General working experience and knowledge Limited working experience and knowledge

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 51 Board diversity A diverse group of skilled Directors helps us be a stronger organisation that makes better decisions. We achieved our 2024 objective of 40% women, 40% men and 20% any gender for the composition of the Board. We will focus on maintaining alignment with this objective. NUMBER OF FEMALE DIRECTORS ON THE BOARD (4 OUT OF 10) 40% FEMALE DIRECTORS Female Male Board tenure The average Board tenure as at 30 September 2024 is set out below. The length of service of each Director is outlined in the Directors’ Report (pages 54-95). AVERAGE BOARD TENURE 3.5 YEARS AVERAGE BOARD TENURE 0-3 years 40% 3-6 years 40% 6-9 years 20% Refer to our 2024 Corporate Governance Statement for more information on our corporate governance framework, policies and practices at 4 November 2024. The Statement, along with the Board and Committee Charters, principles and policies are available at westpac.com.au/corpgov. Ethical decision making across Westpac and Key Group policies Ethical and responsible decision making is critical to decision making at Westpac. Our Purpose, Values and Behaviours, together with our Code of Conduct and related policies and frameworks, are focused on instilling and reinforcing an ethical and responsible decision-making culture across the Group. We also have policies that seek to manage our regulatory compliance and human resource requirements and are subject to a range of external industry codes, such as the Banking Code of Practice and the ePayments Code. Code of Conduct Our Code of Conduct (Code) sets out a consistent standard and establishes the expectations of our people to do what is right. The Code goes beyond an obligation to comply with laws and policies and is a key aspect of improving conduct to seek to ensure fair outcomes for customers, communities and each other. Supporting the Code are numerous frameworks and policies which outline our commitment to sustainable business practices and behaviours. These include our Purpose, Values and Behaviours, policies, and position statements addressing human rights, climate change and other environmental and social impacts. Anti-Bribery and Corruption We have no tolerance for any form of bribery or corruption and have an Anti-Bribery and Corruption Policy (ABC Policy) and related bribery and corruption prevention standards, procedures and systems. Material breaches of the ABC Policy are reported to the Board Risk Committee. Concern reporting and whistleblower protection Our Speaking Up Policy encourages employees, contractors, secondees, former employees, brokers, service providers and suppliers to raise any concerns about our activities or behaviours that may be unlawful or unethical. Concerns can be raised anonymously by using our reporting system ‘Concern Online’ and our Whistleblower Hotline. The Board Audit Committee, in conjunction with the Board Risk Committee, oversees our Whistleblower Program. The Board Risk Committee receives regular reporting on whistleblowing. Conflicts of interest Our conflicts of interest framework is designed to identify and manage actual, potential and perceived conflicts of interest. The conflicts of interest framework includes the Group Conflicts of Interest Policy, along with supporting policies, standards and procedures.

52 WESTPAC 2024 ANNUAL REPORT SUSTAINABILITY GOVERNANCE The Board is responsible for considering the social, ethical and environmental impact of our activities. The Board helps to set Westpac's strategic priorities for Sustainability by approving key policies such as the Climate Change Position Statement and Human Rights Position Statement. It monitors progress against our Net-Zero Banking Alliance commitment, as well as overseeing risks and opportunities. The Board Risk Committee reviews and approves the Sustainability Risk Management Framework every two years and reviews the monitoring of reputation and sustainability risk performance. See Risk Management (page 40) for more information. In relation to Board skills, the ‘Environment & Social’ category in the Board skills matrix in Corporate Governance (page 48) reflects four directors with deep experience and knowledge and five with general working experience and knowledge. The Board and its Committees receive regular reports on climate-related matters from the CEO, Group Executives, and other functions. The Board and Committee charters are available on our website. Key sustainability-related agenda items for the Board and its Committees in FY24 Board • Provided oversight of the sustainability strategy, including receiving updates on sustainability-related strategic initiatives; • Approved the Climate Report; • Approved Board Risk Appetite Statement which includes measures related to ESG scores by sustainability rating agencies; • Received updates on progress against NZBA sector targets; and • Received training on environmental and social topics, including climate change and human rights. Board Risk Committee • Reviewed and recommended the Board Risk Appetite Statement to the Board for approval, which included measures related to climate change risk; and • Reviewed and monitored the Credit Risk and Reputation and Sustainability risk classes, including measures related to climate risk. Board Audit Committee • Received updates on sustainability reporting and standards (including climate standards); and • Provided oversight of the Climate Report, including recommending the Climate Report to the Board for approval. Board Remuneration Committee • Recommended a new climate change measure for the Group Short Term Variable scorecard (STVR). Role of management The day-to-day management of Westpac’s approach to sustainability is the responsibility of the CEO and is delegated to Group Executives and senior management where appropriate. The CEO and senior management work to integrate the risks and opportunities of sustainability, including climate change, into our operations and ensure our people understand their role in supporting the Group’s sustainability ambitions. Several management committees help assess climate-related matters and support Executive management in their decision making. These are summarised in the following chart. Climate measures in executive remuneration The Group STVR Scorecard includes a climate-related measure for the CEO and certain Group Executives, aimed at delivering the climate transition plan. This measure is part of the broader ‘Strategic Execution’ key priority. 2024 progress is assessed using three measures: 1. The number of 2030 targets set for NZBA carbon-intensive sectors; 2. The number of top emitters engaged on transition plans; and 3. Performance against our annual plan of the 2030 Sustainable Finance Target. Refer to the Remuneration Report (page 68) for information on performance against these measures.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 53

Sustainability Governance Structure

KEY

- Flow of information relating to climate change-related **targets and strategies**.
- Flow of information relating to climate-related **disclosures**.
- Flow of information relating to the climate change-related **risk management**.
- Participating Group departments in committees (including papers)

BOARD LEVEL

Board
Approves material sustainability positions (CCPS, NCPS, HRPS)
Approves Board Risk Appetite Statement (Board RAS), RMF, RMS

Board Risk Committee
Approves Sustainability Risk Management Framework (SRMF) and Credit Risk Management Framework (CRMF) at least biennially
Reviews Board RAS, RMF, RMS annually

Board Audit Committee
Reviews the sustainability disclosures in the Annual Report and Climate Report and recommends their approval to the Board

Board Remuneration Committee
Assists the Board by overseeing the design, operation and monitoring of the remuneration framework

MANAGEMENT LEVEL

Executive Team
(CEO / divisional Chief Executives). Oversee Sustainability Strategy implementation

Group Executive Risk Committee
Meets at least 7 times per year.
Chaired by Chief Risk Officer
Review RMF, RMS, SRMF and Board RAS
Oversee the implementation and performance of the SRMF and key supporting policies / controls and actions

ESG & Reputation Committee
Meets at least 5 times per year.
Chaired by CEO
Supports decision making on significant sustainability and reputation related matters, including monitoring of NZBA targets.
Approves our key sustainability positions

Group Credit Risk Committee
Chaired by Deputy Chief Risk Officer
Review and provide input on the CRMF and Credit Risk Appetite Statement (CRAS) for inclusion in the Board RAS

Divisional Risk Committees
Chaired by divisional Chief Executive
Considers material sustainability risks for division, including risk profile assessments, and risk appetite

ESG Council
Chaired by divisional Chief Executive
Supports coordination and prioritisation of group-wide ESG priorities

Climate Change Credit Risk Committee
Chaired by Deputy Chief Risk Officer
Review and provide input to the Group's risk appetite measures and thresholds related to climate-related risk in CRAS and Board RAS

Customer & Transaction Risk Escalation Committee
Chaired by divisional Chief Executive.
Meets weekly (WIB) or as required (B&W) – to escalate key transactions to relevant executives for ESG review and decision

GROUP DEPARTMENTS WITH SUSTAINABILITY RESPONSIBILITIES

Informs

ESG Risk
Line 2 risk function, Risk Class Owner of Reputation and Sustainability Risk.
Oversight and challenge the management of sustainability risk. Sets the Group's approach for sustainability risks, including related frameworks and policies such as the SRMF

ESG Disclosure and Reporting
Under Group Finance.
Leads the Climate Report and external sustainability reporting. Works to improve the Group's alignment with ESG related standards.
Calculate and report Group financed emissions.

Divisions
Manage sustainability risk and opportunities. Set NZBA targets and baselines and reports on progress.
Lead customer engagement and assess risk and opportunities in transactions

Group Sustainability
Develops and maintains the Group Sustainability Strategy, Group Position Statements, Sustainable Finance Taxonomy and Modern Slavery Statement.
Leads the Group approach for Climate, Nature and Human Rights and leads external engagement on sustainability matters.

Group Property, Procurement and Protective Services
Manages the environmental performance of the Group's operations. Works to reduce the Group's direct environmental footprint.
Supports key suppliers with sustainability strategies

54 WESTPAC 2024 ANNUAL REPORT DIRECTORS’ REPORT Our Directors present their report together with the financial statements of the Group for the financial year ended 30 September 2024. Directors The names of the persons who have been Directors, or appointed as Directors, during the period since 1 October 2023 and up to the date of this report are: Steven Gregg (appointed as a Director on 7 November 2023 and appointed Chairman on 14 December 2023), Peter King, John McFarlane (appointed as a Director on 17 February 2020, appointed as Chairman on 2 April 2020 and retired as Chairman and as a Director on 14 December 2023), Tim Burroughs, Nerida Caesar, Audette Exel AO, Andy Maguire (appointed as a Director 15 July 2024), Christopher Lynch (appointed as a Director on 1 September 2020 and retired as a Director on 14 December 2023), Peter Nash, Nora Scheinkestel, Margaret Seale and Michael Ullmer AO. Particulars of the skills, experience, expertise and responsibilities of the Directors at the date of this report, including all directorships of other listed companies held by a Director at any time in the three years immediately before 30 September 2024, and the period for which each directorship has been held, are set out in the following pages. Board Committee Member Key Chair of each Committee is noted with a red icon. Board Audit Board Nominations & Governance Board Remuneration Board Risk Board of Directors Steven Gregg BCom Age: 63 CHAIRMAN AND INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since November 2023 and Chairman since December 2023. Board Committees: Chairman of the Board Nominations & Governance Committee. Experience: Steven has more than 35 years' experience in global financial services, strategy consulting and professional services across Australia, Asia, Europe and the US. Steven has extensive experience in global investment banking, including through senior roles with ABN Amro, Chase Manhattan, Lehman Brothers and AMP Morgan Grenfell. His most recent executive role was as a partner at McKinsey & Company where he advised clients in Financial Services and other sectors, primarily in Australia and Asia. Steven has served as Chairman and Director for companies across various sectors and is currently Chairman of Ampol Limited and the Lorna Hodgkinson Foundation (and a Director of Unisson Disability Limited). Steven is also a Director of William Inglis & Son Limited. Steven was formerly the Chairman of The Lottery Corporation, Tabcorp Holdings Limited, Goodman Fielder Limited and Austock Group Limited, and formerly a Non-executive Director at Challenger Limited. Directorships of listed entities over the past three years: Ampol Limited (since October 2015), The Lottery Corporation Limited (May 2022 to March 2024), Challenger Limited (October 2012 to October 2023) and Tabcorp Holdings Limited (July 2012 to May 2022). Other principal directorships and interests: Chairman of the Lorna Hodgkinson Foundation (and a Director of Unisson Disability Limited). Board Committees:

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 55 Peter King BEc, FCA Age: 54 MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER Appointed: Director since December 2019. Board Committees: Nil. Experience: Peter was appointed Westpac Group Chief Executive Officer in April 2020. Peter previously held this role on an acting basis between December 2019 and March 2020. Since joining the Westpac Group in 1994, Peter also held senior finance roles including Chief Financial Officer with responsibility for Westpac’s Finance, Tax, Treasury and Investor Relations functions. He has worked in senior finance roles across the Group including in Group Finance, Business and Consumer Banking, Business and Technology Services, Treasury and Financial Markets. Peter commenced his career at Deloitte Touche Tohmatsu. He has a Bachelor of Economics from Sydney University and completed the Advanced Management Programme at INSEAD. He is a Director of the Australian Banking Association (ABA) and also a Fellow of the Institute of Chartered Accountants. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Director of the Australian Banking Association Incorporated, Director of the Institute of International Finance, Director of Financial Markets Foundation for Children and Director of Jawun. Board Committees: Nil. Tim Burroughs MA (Hons), B Psy (Hons), FCA, FAICD Age: 70 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since March 2023. Board Committees: Member of the Board Remuneration and Board Risk Committee. Experience: Tim has over 40 years' experience in finance, international banking and mergers and acquisitions. Tim was formerly Chairman of Investment Banking at Goldman Sachs Australia, where he worked for 11 years. Prior to this, Tim held senior positions at Merrill Lynch including Chairman of Mergers and Acquisitions. From 1993 to 1997, Tim was Principal at Centaurus Corporate Finance, a leading independent advisory firm. Over the course of his career, Tim has specialised in providing strategic financial advice to major corporations and their boards. He has advised on capital restructures, capital raisings and more than 100 public company acquisitions. Tim has an engineering degree from Cambridge University and is a Fellow of the Institute of Chartered Accountants. Tim has also studied and taught Psychology at Macquarie University. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Panel member of Adara Partners (Australia) Pty Ltd. Board Committees: Nerida Caesar BCom, MBA, GAICD Age: 60 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since September 2017. Board Committees: Member of the Board Audit Committee. Experience: Nerida has over 38 years of broad ranging commercial and business management experience, with particular depth in technology-led businesses. Nerida was Group Managing Director and Chief Executive Officer, Australia and New Zealand, of Equifax (formerly the ASX-listed Veda Group Limited) and was also a former director of Genome One Pty Ltd and Stone and Chalk Limited. Before joining Equifax, Nerida held several senior management roles at Telstra, including Group Managing Director, Enterprise and Government and Group Managing Director, Wholesale. Nerida also held several executive and senior management positions with IBM within Australia and internationally, including as Vice President of IBM’s Intel Server Division for the Asia Pacific region. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Co-Chair of Good2Give and its subsidiaries Workplace Giving Australia, Good2Give Research & Technology Fund and ShareGift. Director of NBN Co Ltd, Director of CreditorWatch and Director of O’Connell Street Associates Pty Ltd. Advisor to startups in the technology sector. Board Committees:

56 WESTPAC 2024 ANNUAL REPORT DIRECTORS’ REPORT Audette Exel AO BA, LLB (Hons) Age: 61 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since September 2021. Board Committees: Chair of the Board Risk Committee, Member of the Board Audit Committee. Experience: Audette has more than 35 years' experience in the global financial services markets as a senior executive, a non-executive director and as a social entrepreneur. Audette was formerly the Managing Director of BSX-listed Bermuda Commercial Bank (1993 to 1996), Chair of the Bermuda Stock Exchange (1995 to 1996) and a Director and Chair of the Investment Committee of the Bermuda Monetary Authority (1999 to 2005). She was a Director and Chair of the Investment Committee of Steamship Mutual (1999 to 2017). She began her career as a lawyer specialising in international finance. Audette is the founder and Chair of the Adara Group, a pioneering social enterprise which exists to support people living in extreme poverty and is the Chief Executive Officer of its corporate advice businesses. She is the recipient of numerous awards, including an honorary Order of Australia for service to humanity. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Founder and Chair of Adara Development Australia, Adara Development USA, Adara Development Bermuda, Adara Development UK and Adara Development Uganda. CEO and Director of Adara Advisors Pty Limited and Adara Partners (Australia) Pty Limited. Board Committees: Andy Maguire BA, BAI Age: 58 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since July 2024. Board Committees: Nil. Experience: Andy has more than 35 years' experience in financial services and began his career in banking at Lloyds Banking Group. From 2014 to 2020, he was Group Chief Operating Officer at HSBC Holdings plc with responsibility for operations, technology, real estate, change and transformation and operational resilience. Previously he spent 16 years with the Boston Consulting Group, where he became Managing Partner of the London office covering the UK and Ireland, and a member of the firm’s global executive committee, as well as formerly serving as Global Head of Retail Banking. Andy is currently Chairman of UK banking software fintech Thought Machine Group. He is also an independent Non-executive Director of AIB Group plc, a financial services group operating predominantly in the Republic of Ireland and the UK. Andy previously held Chair positions with RegTech compliance company Napier AI and IT service management provider CX Holdings (Cennox Group). Directorships of listed entities over the past three years: AIB Group plc (since March 2021). Other principal directorships and interests: Chairman of Thought Machine Group. Board Committees: Nil. Peter Nash BCom, FCA, F Fin Age: 62 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since March 2018. Board Committees: Chair of the Board Audit Committee. Member of the Board Risk and Board Nominations & Governance Committees. Experience: Peter was formerly a Senior Partner with KPMG, having been admitted to the Australian partnership in 1993. He served as the National Chairman of KPMG Australia and served on KPMG’s Global and Regional Boards. His previous positions with KPMG included Regional Head of Audit for Asia Pacific, National Managing Partner for Audit in Australia and head of KPMG Financial Services. Peter has worked in geographically diverse and complex operating environments providing advice on a range of topics including business strategy, risk management, internal controls, business processes and regulatory change. He has also provided financial and commercial advice to many State and Federal Government businesses. Peter is a former member of the Business Council of Australia and its Economic and Regulatory Committee. Directorships of listed entities over the past three years: Johns Lyng Group Limited (Chairman since October 2017), Mirvac Group (since November 2018) and ASX Limited (since June 2019). Other principal directorships and interests: Director of the General Sir John Monash Foundation. Board Committees:

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 57 Nora Scheinkestel LLB (Hons), PhD, FAICD Age: 64 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since March 2021. Board Committees: Chair of the Board Remuneration Committee. Member of the Board Risk Committee. Experience: Nora is an experienced company director with a background as a senior banking executive in international and project financing. Nora has served as Chairman and Director in a range of companies across various industry sectors and in the public, private and government arena. Previously, Nora was a director of a number of other major ASX-listed companies, was formerly a member of the Takeovers Panel and was an Associate Professor in the Melbourne Business School at Melbourne University. In 2003, Nora was awarded a centenary medal for services to Australian society in business leadership. Directorships of listed entities over the past three years: Qantas Airways Limited (since March 2024), Brambles Limited (since June 2020), Origin Energy Limited (since March 2022), Telstra Corporation Limited (August 2010 to October 2022) and AusNet Services Ltd (November 2016 to February 2022). Other principal directorships and interests: Nil. Board Committees: Margaret (Margie) Seale BA, FAICD Age: 64 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since March 2019. Board Committees: Member of the Board Remuneration and Board Nominations & Governance Committees. Experience: Margie has more than 25 years' experience in senior executive roles in Australia and overseas, including in consumer goods, global publishing, sales and marketing, and the successful transition of traditional business models to digital environments. Prior to her non-executive career, Margie was the Managing Director of Random House Australia and New Zealand and President, Asia Development for Random House Inc. Margie was a Director and then Chair of Penguin Random House Australia Pty Limited, and a Director of Telstra Corporation Limited, Ramsay Health Care Limited, Bank of Queensland Limited and the Australian Publishers’ Association. She also served on the Boards of Chief Executive Women (chairing its Scholarship Committee), the Powerhouse Museum, and the Sydney Writers Festival. Directorships of listed entities over the past three years: Scentre Group Limited (since February 2016) and Telstra Corporation Limited (May 2012 to October 2021). Other principal directorships and interests: Director of Westpac Scholars Limited, Seaborn Broughton & Walford Pty Limited, Pinchgut Opera Limited and Jana Investment Advisers Pty Ltd. Board Committees: Michael Ullmer AO BSc, FAICD, FCA, SF Fin Age: 73 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since April 2023. Board Committees: Member of the Board Audit and Board Risk Committees. Experience: Michael has more than 40 years' experience in international banking, finance and professional services. Michael was formerly the Deputy Group Chief Executive Officer of the National Australia Bank (NAB) from 2007 until he retired from the Bank in August 2011. He joined NAB in 2004 as Finance Director and held a number of key positions including Chairman of the subsidiaries Great Western Bank (US) and JB Were. Prior to NAB, Michael was at Commonwealth Bank of Australia, initially as Group Chief Financial Officer and then Group Executive with responsibility for Institutional and Business Banking. Before that, he was a Partner at accounting firms KPMG (1982 to 1992) and Coopers & Lybrand (1992 to 1997). From a philanthropic perspective, throughout his career Michael has been heavily involved in supporting the Arts and Education sectors. Directorships of listed entities over the past three years: Lendlease Corporation Limited (Director since December 2011 and Chairman since November 2018) and Woolworths Limited (January 2012 to October 2021). Other principal directorships and interests: Member of the National Gallery of Victoria Foundation Board. Board Committees:

58 WESTPAC 2024 ANNUAL REPORT DIRECTORS’ REPORT Executive Team Peter King BEc, FCA Age: 54 MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER, WESTPAC GROUP Peter was appointed Westpac Group Chief Executive Officer in April 2020, after holding the role on an acting basis between December 2019 and March 2020. Since joining Westpac in 1994, Peter has held senior finance roles including Chief Financial Officer with responsibility for Westpac’s Finance, Group Audit, Tax, Treasury and Investor Relations functions. He has worked in senior finance roles across the Group including in Group Finance, Business and Consumer Banking, Business and Technology Services, Treasury and Financial Markets. Peter commenced his career at Deloitte Touche Tohmatsu. He has a Bachelor of Economics from Sydney University and completed the Advanced Management Programme at INSEAD. Peter is a Director of the Australian Banking Association (ABA) and he is also a Fellow of the Institute of Chartered Accountants. Scott Collary BA, Humanities Age: 60 GROUP CHIEF INFORMATION OFFICER, TECHNOLOGY Scott was appointed as the Group’s Chief Information Officer in August 2023. Prior to this, he held the role of Group Executive, Customer Services & Technology after joining Westpac as Chief Operating Officer in November 2020. Scott has over 37 years' global banking experience, with a breadth of expertise across technology, operations, risk mitigation and commercial functions. Before joining Westpac, Scott was Chief Information & Operations Officer for North America Consumer, Business, Wealth and Global Asset Management Businesses at Bank of Montreal, Canada. Prior to that, Scott held senior executive positions at a number of multinational financial institutions including ANZ, Citibank, Fifth Third Bank and Bank of America. Scott holds a Bachelor’s Degree from the University of Maryland, College Park in the United States. Shannon Finch BA (Hons), LLB (Hons), FGIA Age: 54 GROUP GENERAL COUNSEL Shannon joined Westpac in November 2021 and leads Westpac’s legal function globally. Shannon has nearly 30 years legal experience including with the Commonwealth Attorney General’s Department Corporations Law Simplification Unit, Mallesons Stephen Jaques (now King & Wood Mallesons) in Canberra, London and Sydney, including as head of the Sydney office, and as a senior partner of global corporate law firm Jones Day. Shannon is a member of the Business Law Executive of the Law Council of Australia, the Advisory Committee to the Australian Law Reform Commission’s Review of the Legislative Framework for Corporations and Financial Services Regulation and the Australian Institute of Company Directors (AICD) Law Committee. Shannon has experience as a Non-executive Director, is a member of the AICD and Chief Executive Women, and is a Fellow of the Governance Institute of Australia. Shannon has a Bachelor of Arts (Hons) and Bachelor of Laws (Hons) from the Australian National University. Nell Hutton BCom (Hons), MPhil, GAICD Age: 48 CHIEF EXECUTIVE, WESTPAC INSTITUTIONAL BANK Nell was appointed Chief Executive, Westpac Institutional Bank in October 2023. The Institutional Bank provides a range of banking services to Commercial, Corporate, Institutional and Public Sector customers with connections to Australia, New Zealand, Asia, Europe and US markets. Nell first joined Westpac in February 2021 as Managing Director, Financial Markets, after 21 years at Goldman Sachs in London and Australia, most recently as Head of the Global Markets division in Australia and New Zealand. She holds a Master of Philosophy in Finance and Economics from Cambridge University and a Bachelor of Commerce (First Class Honours) from the University of Sydney. Nell is Deputy Chair of the Australian Financial Markets Association, and a member of the AICD and Chief Executive Women.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 59 Carolyn McCann BBus (Com), BA, GradDipAppFin, GAICD Age: 52 GROUP EXECUTIVE, CUSTOMER & CORPORATE SERVICES Carolyn has been part of the Westpac Group Executive team since 2018 and is currently Group Executive, Customer & Corporate Services, responsible for operations and customer support services. The division brings together customer solutions, fraud prevention, customer operations, property, procurement and protective services, corporate affairs, HR and Finance Services. Carolyn has more than 27 years’ experience in financial services. Carolyn joined Westpac in 2013, as General Manager, Corporate Affairs and Sustainability. Prior to joining Westpac, Carolyn spent 13 years at Insurance Australia Group in various positions, including Group General Manager, Corporate Affairs and Investor Relations. She began her career in consulting in financial services. Carolyn has a Bachelor of Arts from The University of Queensland, a Bachelor of Business from Queensland University of Technology, and a Graduate Diploma of Applied Finance and Investment from the Securities Institute of Australia. She is a member of the Australian Institute of Company Directors (AICD) and Chief Executive Women (CEW). Catherine McGrath LLB/BCom Age: 53 CHIEF EXECUTIVE OFFICER, WESTPAC NEW ZEALAND Catherine was appointed Chief Executive Officer of Westpac New Zealand in November 2021. She has more than 25 years' experience working in financial services, spanning business, operational and people leadership roles to which she has driven significant people, structural, technology and strategic change. Prior to joining Westpac, Catherine led large-scale transformations at some of the world’s best known banks including Barclays Group and Lloyds TSB in the UK. This included various positions such as Head of Channels, Managing Director of Transaction Products and Payments, and Transaction Banking Director. Earlier in her career she worked at BNZ, ASB and the Prudential Group. Catherine was raised in New Zealand. She graduated from Canterbury University with a Bachelor of Law and a Bachelor of Commerce. Anthony Miller LLB (Hons), BA Age: 54 CHIEF EXECUTIVE, BUSINESS & WEALTH1 Anthony Miller first joined Westpac Group in 2020 and was appointed Chief Executive, Business & Wealth in August 2023. He has responsibility for providing a range of banking and wealth services for small to medium and commercial sized businesses, merchants, private wealth, sustainability, Westpac’s Pacific banking business and BT. Previously he was the Chief Executive of Westpac’s Institutional Bank. Before joining Westpac Group, Anthony was CEO of Australia & New Zealand and Co-Head of Investment Bank, Asia Pacific at Deutsche Bank from 2017. Prior to Deutsche Bank, Anthony was a partner at Goldman Sachs based in Hong Kong within the investment banking division and previously held several roles at Goldman Sachs in Australia and New Zealand having joined the organisation in 2001. Before joining Goldman Sachs, Anthony worked at Credit Suisse. Anthony holds a Bachelor of Law (Honours) from Queensland University of Technology, and Bachelor of Arts (Japanese Language, Modern Asian Studies) from Griffith University. Christine Parker BGDipBus (HRM) Age: 64 GROUP EXECUTIVE, HUMAN RESOURCES Christine was appointed to Westpac Group’s Executive Team in October 2011. Christine holds leadership responsibility for the Human Resources function across the Westpac Group. She is responsible for the Westpac Group’s human resources strategy and management, including reward and recognition, safety, learning and development, careers and talent, employee relations and employment policy. Christine is also responsible for the office of the Financial Accountability Regime (FAR) and supports the CEO and Board on culture and conduct. Since joining Westpac in 2007, Christine has held a variety of senior leadership roles including Group General Manager, Human Resources and General Manager, Human Resources for Westpac New Zealand Limited. Before joining Westpac, Christine held senior HR roles in a number of high profile organisations and across a range of industries, including Carter Holt Harvey and Restaurant Brands New Zealand. Christine is currently Chair of the St.George Foundation and a Director of Westpac New Zealand. Previously, Christine was a Director of Orygen Youth Mental Health Foundation and Women’s Community Shelters and a member of the Veterans’ Employment Industry Advisory Committee. 1. On 9 September 2024, Westpac announced that Anthony Miller will succeed Peter King as CEO and Managing Director. Mr Miller's appointment will commence on 16 December 2024 following Mr King's retirement as CEO and Managing Director. Commencing on 5 November 2024, Peter Herbert, the Chief Operating Officer, Business & Wealth, will become the Acting Chief Executive, Business & Wealth.

60 WESTPAC 2024 ANNUAL REPORT DIRECTORS’ REPORT Michael Rowland B.Comm, FCA Age: 63 CHIEF FINANCIAL OFFICER Michael joined Westpac Group as Chief Financial Officer in September 2020. He is responsible for Westpac’s Finance, Group Audit, Investor Relations, Tax, Treasury, Group Business Controls and Management and Corporate and Business Development functions. Before joining Westpac, Michael was a Partner in Management Consulting at KPMG. Before that he held a number of senior executive positions at ANZ from 1999 to 2013. These included CFO Institutional Banking, CFO Wealth, CFO New Zealand, CFO Personal Financial Services, and business leadership roles as CEO Pacific, Managing Director Mortgages and General Manager, Transformation. Michael commenced his career at KPMG, where he was promoted to become a Tax Partner in 1993. Michael holds a Bachelor of Commerce from the University of Melbourne and a Graduate Diploma of Taxation Law from Monash University. He is a Fellow of the Institute of Chartered Accountants in Australia and New Zealand. Jason Yetton B.Comm (Finance & Mktg), GradDipAppFin Age: 53 CHIEF EXECUTIVE, CONSUMER Jason was appointed Chief Executive, Consumer in August 2023. The Consumer segment provides a full range of banking products and services including mortgages, credit cards, personal loans and deposits to customers in Australia. Previously he led the Group’s Specialist Businesses Division overseeing a number of investments and business divestments to create a simpler, stronger bank. He has also held a number of Group Executive roles with Westpac at different times for more than 20 years including Group Strategy, Westpac Retail and Business Banking, and senior positions in BT Financial Group. Outside of Westpac, Jason has been Chief Executive Officer NewCo, CBA, where he was appointed to lead the demerger of its wealth management and mortgage broking businesses. Prior to that, he was Chief Executive Officer and Managing Director, SocietyOne, an early financial services disrupter and consumer finance marketplace lender. Jason holds a Bachelor of Commerce (Marketing and Finance) from the University of New South Wales and a Graduate Diploma in Applied Finance and Investment from the Securities Institute of Australia. Ryan Zanin CFA Age: 62 CHIEF RISK OFFICER Ryan was appointed Chief Risk Officer in April 2022. Ryan is responsible for risk management across the Group, which includes credit risk, operational risk, financial crime, compliance and conduct. Ryan has over 30 years experience in financial services specialising in risk management. Prior to joining Westpac Group, Ryan was Executive Vice President and Chief Risk Officer at Fannie Mae overseeing the company’s governance and strategy for global risk management. Prior to Fannie Mae, Ryan held senior positions at GE Capital, Wells Fargo & Company and Deutsche Bank. Ryan has also been on the Board of Fannie Mae and General Electric Capital Corporation. A Canadian, Ryan began his career at the Bank of Montreal before taking on various roles across Citibank and Bankers Trust Company. Ryan is a Chartered Financial Analyst. Tim Hartin LLB (Hons.) Age: 49 COMPANY SECRETARY Tim was appointed Company Secretary in November 2011. Before that appointment, Tim was Head of Legal – Risk Management & Workouts, Counsel & Secretariat and prior to that, he was Counsel, Corporate Core. Before joining Westpac in 2006, Tim was a Consultant with Gilbert + Tobin, where he provided corporate advisory services to ASX-listed companies. Tim was previously a lawyer at Henderson Boyd Jackson W.S. in Scotland and in London in Herbert Smith’s corporate and corporate finance division.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 61 Executive Team POSITION YEAR JOINED GROUP YEAR APPOINTED TO POSITION Peter King Managing Director & Chief Executive Officer 1994 2020 Scott Collary Group Chief Information Officer, Technology 2020 2023 Shannon Finch Group General Counsel 2021 2021 Nell Hutton Chief Executive, Westpac Institutional Bank 2021 2023 Carolyn McCann Group Executive, Customer & Corporate Services 2013 2023 Catherine McGrath Chief Executive Officer, Westpac New Zealand 2021 2021 Anthony Miller Chief Executive, Business & Wealth 2020 2023 Christine Parker Group Executive, Human Resources 2007 2011 Michael Rowland Chief Financial Officer 2020 2020 Jason Yetton Chief Executive, Consumer 2020 2023 Ryan Zanin Chief Risk Officer 2022 2022

62 WESTPAC 2024 ANNUAL REPORT DIRECTORS’ REPORT Operating and financial review Principal activities The principal activities of the Group during the financial year ended 30 September 2024 were the provision of financial services including lending, deposit taking, payments services, investment platforms, leasing finance, general finance, interest rate risk management and foreign exchange services. There have been no significant changes in the nature of the principal activities of the Group during 2024. Operations and financial performance Net profit for 2024 was $6,990 million, a decrease of 3% compared to 2023, which reduced basic earnings per share by 2%. The decrease in net profit reflects lower income and higher expenses partly offset by a decrease in credit impairment charges. The following is a summary of the movements in major line items in net profit for 2024 compared to 2023. Net interest income increased by $436 million or 2% driven by growth in average interest earning assets of 3%, which was tempered by a 2 basis point contraction in net interest margin. Key movements in net interest margin included: • Lower spreads on loans mainly reflecting competition for mortgages; • Benefits from the investment of capital in a rising rate environment; and • The impact of higher unrealised losses of $171 million (2023: $113 million) on fair value movements of non-hedge accounted economic hedges. Non-interest income was $493 million or 15% lower. The key movements included: • Lower contribution from our wealth management business following business sales in 2023, with businesses sold contributing $140 million in 2023; • No gains on sales of controlled entities and other businesses, compared to gains of $268 million in 2023; and • Adverse market movements impacted the value of financial instruments measured at fair value in 2024 by $24 million, compared to a gain of $78 million in 2023. Operating expenses were $252 million or 2% higher. The key movements included: • A $279 million increase in amortisation and impairment of software assets from projects completed; and • A $136 million increase in technology services expenses from inflationary pressure and the impact of our UNITE program; partly offset by • Reduced employee costs of $199 million mainly from lower restructuring costs. Credit impairment charges of $537 million represented 7 basis points of average gross loans compared to 9 basis points of average gross loans in 2023. The decrease primarily reflected lower collectively assessed provisions. The effective tax rate was 30.84% in 2024 was slightly higher than the Australian corporate tax rate of 30%, due to certain non tax deductible expenses. A review of the operations of the Group and its segments and their results for the financial year ended 30 September 2024 is set out in the sections Group performance (pages 104-129) and Segment reporting (pages 130-141), which form part of this Directors' report. Further information about our financial position and financial results is included in the Financial Statements (pages 143- 279) which form part of this Directors' report. Dividends Westpac has announced a final ordinary dividend of 76 cents per Westpac ordinary share, totalling approximately $2,615 million. The dividend will be fully franked and will be paid on 19 December 2024. In 2024, an interim ordinary dividend of 75 cents and a special dividend of 15 cents per Westpac ordinary share totalling $3,125 million was paid as a fully franked dividend on 25 June 2024 (2023: 70 cents totalling to $2,456 million was paid as interim ordinary dividend). For the year ended 30 September 2023, a fully franked final dividend of 72 cents per ordinary share totalling $2,527 million was paid on 19 December 2023.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 63 Significant changes in state of affairs and events during and since the end of the 2024 financial year Significant changes in the state of affairs of the Group during the financial year ended 30 September 2024, or that have occurred since that date, were: • On 14 December 2023, at the conclusion of the AGM, Steven Gregg succeeded John McFarlane as Chairman of the Board following Mr McFarlane’s retirement. • The announcement that Anthony Miller will succeed Peter King as CEO and Managing Director, effective following Mr King’s retirement as CEO and Managing Director. • The commencement of UNITE, a multi-year programme of work to accelerate our technology and business simplification. • The announcement by APRA on 19 July 2024 of its decision to reduce Westpac’s total operational risk capital overlay from $1 billion to $500 million. • The delivery of the CORE program and completion of the Integrated Plan required by the 2020 enforceable undertaking with APRA in relation to our risk governance remediation, and supporting the strengthening of our risk governance, accountability, and culture. We are continuing to focus on the sustainability and effectiveness of the uplift delivered by the Integrated Plan through a transition phase. For a discussion of these changes and other significant developments, please refer to Significant developments (pages 96-98) which forms part of this Directors' report. The Directors are not aware of any other matter or circumstance that has occurred since 30 September 2024 that has significantly affected or may significantly affect the operations of the Group, the results of these operations or the state of affairs of the Group in subsequent financial years. Business strategies, developments and expected results Our business strategies, prospects and likely major developments in the Group’s operations in future financial years and the expected results of those operations are discussed in the Strategic Review (pages 4- 98) and in Significant developments (pages 96-98) which forms part of this Directors' report. Further information on our business strategies and prospects for the future financial years and likely developments in our operations and the expected results of operations have not been included in this report because the Directors believe it would be likely to result in unreasonable prejudice to Westpac. Risks to our financial performance, position and our operations Our financial position, our future financial results, our operations and the success of our strategy are subject to a range of risks. These risks are set out and discussed in the Risk Management section (pages 40-47) which forms part of the Directors' report. For additional information on risks relating to Westpac, refer to "2024 Risk Factors" as disclosed on the ASX on the same date as this report.

64 **WESTPAC** 2024 ANNUAL REPORT

DIRECTORS' REPORT

Directors' interests

Directors' interests in securities

The following particulars for each Director are set out in the Remuneration Report (pages 68- 93) of the Directors' report for the year ended 30 September 2024 and/or in the table below:

- Their relevant interests in our shares or the shares of any of our related bodies corporate;
- Their relevant interests in debentures of, or interests in, a registered scheme made available by us or any of our related bodies corporate;
- Their rights or options over shares in, debentures of, or interests in, any registered scheme made available by us or any of our related bodies corporate; and
- Any contracts:
  - To which the Director is a party or under which they are entitled to a benefit; and
  - That confer a right to call for or deliver shares in, debentures of, or interests in, a registered scheme made available by us or any of our related bodies corporate.

Directors' interests in Westpac and related bodies corporate as at 3 November 2024

	Number of Relevant Interests in Westpac Ordinary Shares	Number of Westpac Share Rights
Westpac Banking Corporation		
Current Directors		
Steven Gregg	75,208	-
Peter King	262,333[a]	541,684[b]
Tim Burroughs	67,302	-
Nerida Caesar	13,583	-
Audette Exel	11,952	-
Andy Maguire	-	-
Peter Nash	15,260	-
Nora Scheinkestel	17,225	
Margaret Seale[c]	10,438	-
Michael Ullmer[d]	12,570	-
Former Directors		
John McFarlane[e]	45,000	
Chris Lynch[f]	13,090	-

a. Peter King's interest in Westpac ordinary shares includes 24,403 restricted shares held under the Equity Incentive Plan.
b. Share rights issued under the Long Term Variable Reward Plan and Equity Incentive Plan.
c. Margaret Seale and her related bodies corporate also hold relevant interests in 100 Westpac Capital Notes 7 (ASX: WBCPJ).
d. Michael Ullmer and his related bodies corporate also hold relevant interests in 800 Westpac Capital Notes 5 (ASX:WBCPH), 300 Westpac Capital Notes 9 (WBCPL) and 1,000 Westpac Subordinated Notes.
e. Figure displayed is as at John McFarlane's retirement date of 14 December 2023.
f. Figure displayed is as at Chris Lynch's retirement date of 14 December 2023. In addition, Chris Lynch and his related bodies corporate also held relevant interests in 1,137 Westpac Capital Notes 5 (ASX:WBCPH) as at his retirement date of 14 December 2023.

Note: Certain subsidiaries of Westpac offer a range of registered schemes. The Directors may from time to time invest in these schemes and are required to provide a statement to the ASX when any of their interests in these schemes change. ASIC has exempted each Director from the obligation to notify the ASX of a relevant interest in a security that is an interest in BT Cash Management Trust (ARSN 087 531 539), BT Premium Cash Fund (ARSN 089 299 730), BT Investor Choice Cash Management Trust (formerly Westpac Cash Management Trust) (ARSN 088 187 928) or Advance Cash Multi-Blend Fund (ARSN 094 113 050).

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 65 Indemnities and insurance Under the Westpac Constitution, unless it is forbidden or would be made void by statute, we indemnify any person who is or has been a Director or Company Secretary of Westpac and of each of our related bodies corporate (except related bodies corporate listed on a recognised stock exchange), any person who is or has been an employee of Westpac or our subsidiaries (except subsidiaries listed on a recognised stock exchange), and any person who is or has been acting as a responsible manager under the terms of an Australian Financial Services Licence of any of Westpac’s wholly-owned subsidiaries against every liability (other than a liability for legal costs) incurred by each such person in their capacity as director, company secretary, employee or responsible manager, as the case may be; and all legal costs incurred in defending or resisting (or otherwise in connection with) proceedings, whether civil or criminal or of an administrative or investigatory nature, in which the person becomes involved because of that capacity. Each of the Directors named in this Directors’ report and the Company Secretary of Westpac has the benefit of this indemnity. Consistent with shareholder approval at the 2000 Annual General Meeting, Westpac has entered into a Deed of Access and Indemnity with each of the Directors, which includes indemnification in identical terms to that provided in the Westpac Constitution. Westpac also executed a deed poll in September 2009 providing indemnification equivalent to that provided under the Westpac Constitution to individuals who are or have been acting as: • statutory officers (other than as a director) of Westpac; • directors and other statutory officers of wholly-owned subsidiaries of Westpac; and • directors and statutory officers of other nominated companies as approved by Westpac in accordance with the terms of the deed poll and Westpac’s Contractual Indemnity Policy. Some employees of Westpac’s related bodies corporate and responsible managers of Westpac and its related bodies corporate are also currently covered by a deed poll that was executed in November 2004, which is on similar terms to the September 2009 deed poll. The Westpac Constitution also permits us, to the extent permitted by law, to pay or agree to pay premiums for contracts insuring any person who is or has been a Director or Company Secretary of Westpac or any of its related bodies corporate against liability incurred by that person in that capacity, including a liability for legal costs, unless: • we are forbidden by statute to pay or agree to pay the premium; or • the contract would, if we paid the premium, be made void by statute. Under the September 2009 deed poll, Westpac also agrees to provide directors’ and officers’ liability insurance to Directors of Westpac and Directors of Westpac’s wholly-owned subsidiaries (except wholly-owned subsidiaries listed on a recognised stock exchange). For the year ended 30 September 2024, the Group has insurance cover which, in certain circumstances, will provide reimbursement for amounts which we have to pay under the indemnities set out above. That cover is subject to the terms and conditions of the relevant insurance, including but not limited to the limit of indemnity provided by the insurance. The insurance policies prohibit disclosure of the premium payable and the nature of the liabilities covered. Share rights outstanding As at the date of this report there are 4,291,291 share rights outstanding in relation to Westpac ordinary shares, held by 99 holders. The latest dates for exercise of the share rights range between 17 December 2024 and 1 October 2038. Holders of outstanding share rights in relation to Westpac ordinary shares do not have any rights under the share rights to participate in any share issue or interest of Westpac or any other body corporate. Proceedings on behalf of Westpac No application has been made and no proceedings have been brought or intervened in, on behalf of Westpac under section 237 of the Corporations Act.

66 WESTPAC 2024 ANNUAL REPORT DIRECTORS’ REPORT Environmental disclosure The Westpac Group’s environmental disclosure is summarised in this Annual Report and detailed in our 2024 Climate Report and our 2024 Sustainability Index and Datasheet. Additional disclosure on environmental matters includes our Climate Change Position Statement and Action Plan and our Natural Capital Position Statement, which looks at how we are considering the risks and opportunities associated with climate and nature. We participate in a number of sustainability initiatives and standards including: the Global Reporting Initiative (GRI), the Equator Principles, the Principles for Responsible Banking, the Net-Zero Banking Alliance, the United Nations Global Compact, the RE100, the Sustainability Accounting Standards Board (SASB), International Sustainability Standards Board (ISSB) Sustainability Disclosure Standards, the Taskforce on Nature-related Financial Disclosures (TNFD) and the Australian Government Climate Active Carbon Neutral Standard for Organisations. In Australia we report our scope 1 and 2 greenhouse gas emissions, energy consumption and production under the National Greenhouse and Energy Reporting (NGER) scheme for the period 1 July through 30 June each year. The Financial Markets Conduct Act 2013 (New Zealand) sets disclosure requirements for 'climate reporting entities', including large, registered banks and large listed issuers, for accounting periods commencing from 1 January 2023. The External Reporting Board (XRB) published Aotearoa New Zealand Climate Standards ('NZCS') for mandatory climate-related disclosures. Westpac is a climate reporting entity and is therefore required to prepare climate-related disclosures that comply with NZCS. It has relied on the exemptions in clause 8 and clause 10 of the Financial Markets Conduct (Climate-related Disclosures for Foreign Listed Issuers) Exemption Notice 2024. These exemptions allow Westpac to produce a climate report only for the Group's New Zealand business other than Westpac New Zealand Limited and BT Funds Management (NZ) Limited, each of which are climate reporting entities and prepare their own climate-related disclosures. Westpac Group will also need to comply with the new climate related disclosure standard AASB S2 by FY26 and work is underway to meet the new requirements. We are not aware of the Group incurring any material liability (including for rectification costs) under any environmental legislation. Westpac’s environment disclosures are available in the Creating value for the environment (pages 34-37) section of this Annual Report, and in our 2024 Climate Report. Westpac's climate-related disclosures for its New Zealand business for the year ended 30 September 2024 will be published by 31 January 2025 and, when published, will be available at https://www.westpac.co.nz/about-us/legal-information-privacy/disclosure-statement/. The climate reports prepared by Westpac New Zealand Limited and BT Funds Management (NZ) Limited also contain information about the climate-related risks and opportunities of the Westpac Group's New Zealand businesses. The Climate Statements for BT Funds Management (NZ) Limited's three schemes for the scheme year ended 31 March 2024 are available at https://www.westpac.co.nz/kiwisaver-investments/investor-document-centre/filter?tags%5b%5d=climate-statements. Westpac New Zealand Limited's Climate Report for the year ended30 September 2024 will be published by 31 January 2025 and, when published, will be available at https:// www.westpac.co.nz/about-us/legal-information-privacy/disclosure-statements/. Human rights disclosure Our Human Rights Position Statement and 2026 Action Plan sets out Westpac Group's commitments and approach to respecting and advancing human rights. It outlines the actions we are taking across our roles as a financial services provider, lender, purchaser of goods and services, employer, and supporter of communities, as well as integrating our position on child safeguarding. Under the Modern Slavery Act 2018 (Cth) and Modern Slavery Act 2015 (UK), Westpac is required to prepare an annual statement describing the risks of modern slavery across our operations and supply chain, and the actions taken to address the risks. Westpac published a joint statement for FY23 on behalf of itself and certain reporting entities that addressed the requirements of both Acts. For more information, see the Westpac Group’s 2023 Modern Slavery Statement, published in March 2024. We will release the Group’s FY24 Modern Slavery Statement in March 2025. Rounding of amounts Westpac is an entity to which ASIC Corporations Instrument 2016/191 dated 24 March 2016, relating to the rounding of amounts in directors’ reports and financial reports, applies. Pursuant to this Instrument, amounts in this Directors’ report and the accompanying financial report have been rounded to the nearest million dollars, unless indicated to the contrary.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION | 67

Political engagement

In line with Westpac policy, no cash donations were made to political parties during the financial year ended 30 September 2024.

Westpac does participate in political engagement activities assessed as directly relevant to the bank and or the banking industry. Such activities include business observer programs attached to annual party conferences, policy dialogue forums and other political engagement activities, such as speeches and events with industry participants. Westpac attends these events to put forward its position on policy matters of importance to our customers, suppliers, shareholders and our employees.

Political expenditure on these events in Australia for the financial year ended 30 September 2024 was $172,513. In New Zealand, political expenditure for the financial year ended 30 September 2024 was NZ$ 3,000.

Directors' meetings

The Westpac Banking Corporation Board met 15 times during the financial year ended 30 September 2024. In addition, Directors attended Board strategy sessions and special purpose committee meetings during the financial year.

The following table includes:

- Names of the Directors that held office at any time during, or since the end of, the financial year.
- The number of Board and Board Committee meetings held during the financial year that each Director, as a member of the Board or Board Committee, was eligible to attend, and the number of meetings attended by each Director.

The table excludes the attendance of those Directors who attended meetings of Board Committees of which they are not a member.

	Board				Committees							
	Scheduled meetings		Unscheduled meetings[a]		Risk		Audit		Remuneration		Nominations & Governance	
	Held[b]	Attended[c]	Held[b]	Attended[c]	Held[b]	Attended[c]	Held[b]	Attended[c]	Held[b]	Attended[c]	Held[b]	Attended[c]
Director												
Steven Gregg[d]	8	7	5	5	n/a	n/a	n/a	n/a	n/a	n/a	3	3
Peter King	10	10	3	3	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Tim Burroughs[e]	10	10	5	5	8	8	n/a	n/a	4	4	n/a	n/a
Nerida Caesar[f]	10	10	5	5	n/a	n/a	5	5	n/a	n/a	n/a	n/a
Audette Exel[g]	10	10	5	5	8	8	5	5	n/a	n/a	n/a	n/a
Andy Maguire[h]	2	1	4	4	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Peter Nash[i]	10	10	5	5	8	8	5	5	n/a	n/a	4	4
Nora Scheinkestel[j]	10	9	5	5	8	7	n/a	n/a	8	7	n/a	n/a
Margaret Seale[k]	10	10	5	5	n/a	n/a	n/a	n/a	8	8	4	4
Michael Ullmer[l]	10	10	5	5	8	8	5	5	n/a	n/a	n/a	n/a
Former Director												
John McFarlane[m]	4	4	0	0	n/a	n/a	n/a	n/a	n/a	n/a	1	1
Chris Lynch[m]	4	4	0	0	n/a	n/a	1	1	4	4	n/a	n/a

a. Out of cycle meetings normally called for a special purpose that do not form part of the Board's forward agenda.
b. The number of meetings held during the time the Director was a member of the Board or Board Committee and that the Director was eligible to attend as a member.
c. The number of Board Committee meetings that the Director attended as a member.
d. Appointed as a Director on 7 November 2023 and appointed Chairman of the Board and Chair of the Board Nominations & Governance Committee following completion of the 2023 Annual General Meeting on 14 December 2023.
e. Member of the Board Risk Committee. Appointed as a member of the Board Remuneration Committee with the appointment taking effect following completion of the 2023 Annual General Meeting on 14 December 2023.
f. Member of the Board Audit Committee.
g. Chair of the Board Risk Committee and member of the Board Audit Committee.
h. Appointed as a Director on 15 July 2024.
i. Chair of the Board Audit Committee and member of the Board Risk Committee and Board Nominations & Governance Committee.
j. Chair of the Board Remuneration Committee and member of the Board Risk Committee.
k. Member of the Board Nominations & Governance Committee and Board Remuneration Committee.
l. Member of the Board Audit Committee and the Board Risk Committee.
m. Retired as a Director following the completion of the 2023 Annual General Meeting on 14 December 2023.

68 WESTPAC 2024 ANNUAL REPORT DIRECTORS’ REPORT Remuneration Report LETTER FROM THE CHAIR of the Board Remuneration Committee Dear shareholders, Group performance In 2024, Westpac made good progress on all our key priorities. We delivered against our financial targets in a competitive market while maintaining a strong balance sheet and capital position. Our investment in customer experience and our focus on supporting customers continued. This was reflected in above system household and business deposit growth and improved customer advocacy metrics, albeit not at the level we aspire to. We achieved growth in our key markets while also managing margins with net interest margin (NIM), excluding Notable Items, down 1 basis point and above target. Expenses were higher than target, mostly due to the wind down of the RAMS business and technology costs. The commencement of the UNITE program, our business led technology simplification program, will be critical in reducing the cost of complexity across the Group and, in turn, reducing the cost to income gap to peers over time. Impairments were lower than target due to better than expected key economic indicators and outcomes. Credit quality remained resilient, despite a rise in stressed exposures. We delivered value to shareholders with dividends at the upper end of the payout range, the announcement of $2 billion in on market share buybacks and a 1H24 special dividend of 15 cents per share. Importantly, we delivered a significant uplift in risk management, completing the three year Customer Outcomes and Risk Excellence (CORE) program. Westpac delivered all activities under the CORE program within the timeframes committed to. All activities and deliverables were assessed and independently reviewed and confirmed as complete by Promontory Australia. In recognition of this progress, APRA reduced the operational risk capital overlay by $500 million. We continue this year in a transition phase with independent reviews by Promontory Australia, to ensure that our risk management capabilities are embedded as part of business as usual. This work is on track to complete by end of calendar year 2024. Executive performance and remuneration outcomes Having introduced our new remuneration framework for 2024, including the addition of a restricted rights component in the Long Term Variable Reward (LTVR) plan, the main focus for the Remuneration Committee and Board this year was on assessing performance to determine Short Term Variable Reward (STVR) outcomes. The 2024 STVR Scorecard focused on five key priority areas: Financial performance, Risk management, Strategic execution, Serving customers and People. Details of the assessment are shown in Section 3.3. The Board assessed Group performance at 101% of target and the CEO's STVR outcome at 104% of his target opportunity and 83% of maximum opportunity. This was in recognition of Peter King's leadership in completing the CORE program and setting up the organisation to execute the UNITE program. His STVR will be paid 50% in cash and 50% will be deferred over one and two years. For Group Executives, STVR outcomes ranged from 87% to 110% of target opportunity or 70% to 88% of maximum opportunity, reflecting the differentiation of performance outcomes for their respective divisions and individual performance, including assessments of leadership behaviours. The 2021 LTVR was tested against a relative TSR measure compared to our financial services comparator group. The Group delivered a TSR of 113% over the 4 year performance period resulting in a 50th percentile ranking relative to the comparator group. As a result, the CEO and all eligible Group Executives received 50% of their award. It is pleasing that improved performance has led to a return to vesting of the LTVR. The Board granted the incoming CEO and all Group Executives their allocation of 2025 LTVR restricted rights under the revised LTVR plan, having completed the pre-grant assessment and assessed our risk culture maturity as having been maintained. CEO transition In September 2024, we announced that Anthony Miller, currently Chief Executive, Business & Wealth, will be appointed as the Managing Director & CEO commencing 16 December 2024. Anthony will succeed Peter King who will retire after a 30 year career at Westpac, including five years as CEO. Anthony has a vision to return Westpac to a position of leadership and build on the foundational work of the past five years. As an internal appointment Anthony knows what needs to be done and will move at pace, ensuring a seamless transition. Anthony's remuneration package will be the same as the current CEO's remuneration package. Upon retirement, Peter will receive remuneration in line with his contract and relevant variable reward plans. Please refer to the ASX release dated 9 September 2024 for further details. The 2025 Remuneration Report will contain further details of Anthony's and Peter's remuneration for 2025.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 69 Remuneration for our people Risk and remuneration In 2025, we will increase the capped variable reward opportunity for home finance manager roles from 50% to 80% of fixed pay in response to the change made by CBA and NAB. We need to remain competitive in our markets, attract talent and reward for outperformance. Before making this decision, we carefully considered our risk and conduct management maturity and controls framework. Good risk management, including embedded controls and processes to manage conduct risk, is central to our culture and a fundamental consideration in how we structure and manage remuneration and reward. We continue to work hard to ensure that our controls are appropriate, and that we can manage and keep our people and customers safe. We continue to look for ways to reinforce our risk, compliance and conduct expectations. This year, while ensuring that appropriate action is taken when required to adjust remuneration for adverse outcomes, we looked to enhance how we recognise great risk behaviours. We provide a platform for our people to recognise their peers when they make a positive impact on Westpac and our customers through their risk management and risk behaviours. Our people recorded nearly 115,000 recognition actions this year and Board Directors also personally recognised over 60 people. Enterprise Agreement We were pleased to conclude a new Enterprise Agreement with our people this year, subject to Fair Work Commission approval. We listened to and consulted with our people to put together a comprehensive range of benefits and arrangements that builds on our current Enterprise Agreement. 87% of employees who voted supported the proposal. We thank the Finance Sector Union for their constructive engagement. Gender pay We are committed to paying our people fairly and equitably. Our overall average difference (by level, weighted by number of people) for gender pay equity is less than 2%. Where we identify a pay difference that cannot be explained by individual skills, experience or performance, we take action. We have more work to do on our gender pay gap. As reported to the Workplace Gender Equality Agency, we have a median gender pay gap of 29.3%. This is the difference between the median total remuneration of men compared to that of women. We have strategies to increase women's representation in key cohorts and we have set clear objectives to reduce the gap. For more information on this gap and our strategies, please refer to the 'Creating value for our people' section of the Annual Report. Looking ahead 2025 LTVR performance rights comparator group During the year, we reviewed the relative TSR comparator group for the LTVR performance rights taking into account market practice, external feedback and our assessment of the comparator group’s continued relevance. We decided to make two changes for the 2025 LTVR performance rights. First, we will reduce the current comparator group to a streamlined group of five companies that are focused on the banking market in Australia. The five companies in the banking comparator group will be ANZ, Bank of Queensland, Bendigo & Adelaide Bank, CBA and NAB. Secondly, we will introduce an additional general ASX comparator group comprising the 20 largest companies on the ASX by market capitalisation, excluding resource companies, to reflect a broader benchmark of performance. The companies will be determined at the start of each performance period. The LTVR performance rights will be tested against the two comparator groups, equally weighted and tested independently. 2025 total target remuneration The Board reviewed total target remuneration packages for the Executive Team against market benchmarks. Reflecting market comparisons and role accountabilities, we awarded increases for four Group Executives for 2025, ranging from approximately 2% to 10%. Further information will be provided in the 2025 Remuneration Report. We hope you find the report informative and always welcome your feedback. Nora Scheinkestel CHAIR BOARD REMUNERATION COMMITTEE CONTENTS 1. Snapshot of remuneration for 2024 70 5. Further detail on executive remuneration arrangements 81 2. Key Management Personnel 72 6. Non-executive Director remuneration 85 3. 2024 remuneration outcomes and alignment to performance 73 7. Statutory remuneration details 86 4. Remuneration governance 79

70 WESTPAC 2024 ANNUAL REPORT

DIRECTORS' REPORT

1. Snapshot of remuneration for 2024

OUR REMUNERATION STRATEGY AND PRINCIPLES

Our remuneration strategy is to attract and retain talented employees. We reward them for achieving high performance and delivering superior long term results for our customers and shareholders.

Promote our purpose, values and behaviours	Align with our strategy and create sustainable shareholder value	Offer market competitive and equitable pay	Reward financial and non-financial performance including customer outcomes and risk excellence	Reinforce our risk and conduct expectations

OUR EXECUTIVE REMUNERATION FRAMEWORK

A revised executive remuneration framework was introduced effective from 1 October 2023. It is designed to align with our strategy, market practice, investor expectations and compliance with CPS 511.


Component
Purpose
Year 1
Year 2
Year 3
Year 4
Year 5
Year 6
Vesting point
FIXED REMUNERATION
100% cash (including superannuation)
Provide market competitive remuneration reflecting role scope and accountabilities
Salary and superannuation
SHORT TERM VARIABLE REWARD
50% cash
50% restricted shares
Reward executives for delivering financial and non-financial annual objectives
Performance assessed against a balanced scorecard
Performance assessment and grant
100% of cash is paid at Year 1
50% restricted shares vesting at Year 2
50% restricted shares vesting at Year 3
cash
shares
shares
LONG TERM VARIABLE REWARD
50% restricted rights
Reward executives for sustainable risk culture and for creating shareholder value over the long term
Pre-grant assessment
Performance assessed against risk culture at grant and at Year 4 rights
Pre-vest assessment
CEO: 50% vesting at Year 4 and 50% at Year 5
Group Executives: 100% vesting at Year 4
rights
LONG TERM VARIABLE REWARD
50% performance rights
Reward executives for creating shareholder value over the long term
Grant
Performance assessed against relative total shareholder return (TSR) at Year 4
Performance assessment
CEO: 100% vesting at Year 6
Group Executives: 100% vesting at Year 5
rights
rights

Minimum shareholding requirement is equivalent to two times fixed remuneration for the CEO and one times fixed remuneration for the Group Executives. Refer to Section 5.5 for further details.

REMUNERATION MIX

The remuneration mix is designed with a significant proportion of variable reward at risk and based on performance. The graphic below sets out the maximum remuneration mix[1] showing the relative proportion of each component in the executive remuneration framework as a percentage of total maximum opportunity. Refer to Section 5 for further details of executive remuneration arrangements.


At risk performance based variable remuneration (70%)
FIXED REMUNERATION
30%
STVR
28%
LTVR RESTRICTED RIGHTS
21%
LTVR PERFORMANCE RIGHTS
21%
94% of fixed remuneration
70% of fixed remuneration
70% of fixed remuneration
44% cash
56% equity

1. The mix shown in the graphic above applies to 7 of 10 KMP roles. The remaining 3 roles (Chief Financial Officer, Chief Risk Officer and the Group Executive, Human Resources) are on a similar maximum remuneration mix comprised of 33% fixed remuneration, 31% maximum STVR, 18% LTVR restricted rights and 18% LTVR performance rights. The remaining 3 roles will transition to the above remuneration mix over time.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 71

PERFORMANCE SNAPSHOT

Financial performance 	**$7,113m NPAT** Excluding Notable Items.	**11.21% ROTE** Excluding Notable Items.
Risk management 	**100% CORE completion** Integrated Plan activities and deliverables assessed and closed.	**$500m capital release** Reduction to the $1bn total operational risk capital overlay.
Strategic execution 	**Significant transformation delivery** Significant progress on transaction and payments capability, mobilised UNITE.	**$9.6bn sustainable finance lending** And $4.9bn in bond facilitation. Over 150 customers engaged on transition plans.
Serving customers 	**+1 in Consumer NPS** Relative to the major bank average increase.	**+1 in Business NPS** Relative to the major bank average increase.
People 	**80 OHI (+5)** Up from 75 in 2023. Above top quartile globally (76).	**49% women in senior leadership** In line with target of 50% +/- 2.

■ Performance achieved ▼ Target

Further detail on performance against all measures of the Group STVR Scorecard is set out in Section 3.3.

REMUNERATION OUTCOMES

104% **CEO's 2024 STVR outcome** as a % of target, or 83% as a % of maximum.	**87% to 110%** **Group Executive STVR outcomes** Range of STVR outcomes as a % of target, or 70% to 88% as % of maximum.	**50%** **LTVR vesting outcome** 2021 LTVR vesting outcome. Reflects a TSR of 113% over the four year performance period.

72 WESTPAC 2024 ANNUAL REPORT

DIRECTORS' REPORT

2. Key Management Personnel

The remuneration of KMP is disclosed in this Report. Disclosures related to former KMP that ceased prior to 1 October 2023 are included in the 2023 Remuneration Report. KMP are defined as those persons that have the authority and responsibility for planning, directing and controlling the activities of an entity, directly or indirectly, including any director (whether executive or otherwise) of that entity.

Name	Position	Term as KMP
Managing Director & Chief Executive Officer		
Peter King	Managing Director & Chief Executive Officer	Full Year
Group Executives[a]		
Scott Collary	Chief Information Officer	Full Year
Nell Hutton	Chief Executive, Westpac Institutional Bank	Full Year
Carolyn McCann	Group Executive, Customer & Corporate Services	Full Year
Catherine McGrath	Chief Executive Officer, Westpac New Zealand	Full Year
Anthony Miller	Chief Executive, Business & Wealth	Full Year
Christine Parker	Group Executive, Human Resources	Full Year
Michael Rowland	Chief Financial Officer	Full Year
Jason Yetton	Chief Executive, Consumer	Full Year
Ryan Zanin	Chief Risk Officer	Full Year
Current Non-executive Directors		
Steven Gregg	Chair	Commenced as Non-executive Director and Chair-Elect on 7 November 2023 and as Chair on 14 December 2023 following completion of the 2023 Annual General Meeting
Tim Burroughs	Director	Full Year
Nerida Caesar	Director	Full Year
Audette Exel AO	Director	Full Year
Andy Maguire	Director	Commenced on 15 July 2024
Peter Nash	Director	Full Year
Nora Scheinkestel	Director	Full Year
Margaret Seale	Director	Full Year
Michael Ullmer AO	Director	Full Year
Former Non-executive Directors		
John McFarlane	Chair	Retired on 14 December 2023 following completion of the 2023 Annual General Meeting
Chris Lynch	Director	Retired on 14 December 2023 following completion of the 2023 Annual General Meeting

a. References to Group Executives in this Report refer to Group Executives who are in KMP roles.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 73 3. 2024 remuneration outcomes and alignment to performance 3.1. Group performance The table below summarises variable reward outcomes and Group performance over the last five years. Years ended 30 September 2024 2023 2022 2021 2020 CEO STVR outcome (% of maximum)a 83% 60% 52% 47% 0% CEO STVR outcome (% of target)b 104% 90% 78% 70% 0% Average Group Executive STVR outcome (% of maximum)a 82% 60% 53% 48% 0% Average Group Executive STVR outcome (% of target)b 102% 89% 79% 73% 0% LTVR outcome (% vested) 50% 0% 0% 0% 0% Net profit after tax attributable to owners of WBC ($m) 6,990 7,195 5,694 5,458 2,290 Net profit after tax (excluding Notable Items) ($m)c 7,113 7,368 6,568 6,953 5,227 Return on tangible equity (ROTE) (statutory basis) 11.01% 11.39% 9.17% 8.82% 3.92% Return on tangible equity (ROTE) (excluding Notable Items)c 11.21% 11.67% 10.58% 11.23% 8.95% TSR – four years 113.10% (9.27%) (11.15%) (1.95%) (27.28%) TSR – five years 34.24% (4.05%) (13.82%) 10.34% (27.87%) Total ordinary dividend (cents per share) 151 142 125 118 31 Special dividend (cents per share) 15 0 0 0 0 Share price – close $31.72 $21.15 $20.64 $26.00 $16.84 a. From 2024, maximum STVR opportunity was reduced from 150% to 125% of target STVR. b. From 2024, target STVR opportunity was reduced from approximately 100% to 75% of fixed remuneration for business roles, and maintained at 75% for functional roles. c. Refer to the 'Additional information for non-AAS financial measures' section of the Annual Report for a reconciliation of this measure. 3.2. 2021 LTVR vesting outcome We tested the 2021 LTVR on 1 October 20241 .. Our TSR for the 4 year performance period was 113% resulting in a 50th percentile ranking relative to the comparator group. This resulted in 50% of the 2021 LTVR award vesting. Performance range Performance hurdle Performance start date Test date Threshold Maximum Outcome % Vested % Lapsed TSR (100% of award) 1 October 2020 1 October 2024 Percentile ranking is at the median Percentile ranking is at the 75th percentile or higher 50th percentile ranking relative to the comparator group 50% 50% NPAT (EXCLUDING NOTABLE ITEMS) AND CEO STVR OUTCOME NPAT (excluding Notable Items) ($m) CEO STVR (%) NPAT (excluding Notable Items) ($m) CEO STVR outcome (% of target) CEO STVR outcome (% of maximum) 2020 2021 2022 2023 2024 0 2,000 4,000 6,000 8,000 0 40 80 120 ROTE (EXCLUDING NOTABLE ITEMS) AND CEO STVR OUTCOME ROTE (excluding Notable Items) (%) CEO STVR (%) ROTE (excluding Notable Items) CEO STVR outcome (% of target) CEO STVR outcome (% of maximum) 2020 2021 2022 2023 2024 0 4 8 12 0 40 80 120 TSR TSR (%) WBC Peer 1 Peer 2 Peer 3 2021 2022 2023 2024 0 80 160 40 120 TSR AND LTVR VESTING OUTCOME (percentile rank over the prior 4 year period) TSR over 4 years (percentile rank) LTVR award (% vested) TSR over 4 years (percentile rank) LTVR award (% vested) 2020 2021 2022 2023 2024 0 40 80 20 60 100 0 40 80 20 60 100 1. In addition, we tested the pro rata 2020 LTVR award granted to Jason Yetton and tested additional 2020 LTVR awards granted to Peter King, Carolyn McCann and Jason Yetton for changes to their total target remuneration. The awards were granted on the same terms and conditions as the 2020 LTVR. The awards lapsed in full as they were tested on 1 April 2024 and did not meet the TSR performance condition.

74 WESTPAC 2024 ANNUAL REPORT DIRECTORS’ REPORT 3.3. 2024 Group STVR Scorecard The Group’s priorities are set out in the Group STVR Scorecard, which forms part of the CEO’s Scorecard. Common elements appear in Group Executive Scorecards together with individual objectives reflecting Divisional measures. A summary of the performance assessment is provided below and is designed to be read over two pages. Where appropriate, individual measures have been assessed against a 'Threshold', 'Target' and 'Stretch' rating scale as outlined in the key. Each priority has also been assessed in totality using the same key. Key priority Measure Outcome Outcome commentary Key: Threshold 50-99% Stretch 101-125% Target 100% Performance assessment Financial performance (45%) Deliver current year financial performance: • Net profit after tax (excluding Notable Items)a -5% $7,013m +5% $7,113m result was above target. The only Notable Items in 2024 were from the timing impact of hedge accounting items. We delivered our financial targets in a competitive market. NPAT (excluding Notable Items) was $7,113m which was above target. Pre-provision profit was $10,819m which was below target. ROTE (excluding Notable Items) was 11.21% which was above target. We achieved growth in our key markets while also managing margins with net interest margin (NIM), excluding Notable Items, down 1 basis point and above target. Expenses were higher than target, mostly due to the wind down of the RAMS business and technology costs. The commencement of the UNITE program, our business led technology simplification program, will be critical in reducing the cost of complexity across the Group and, in turn, reducing the cost to income gap to peers over time. Impairments were lower than targeted due to key economic indicators being better than forecast and lower individual provisions. Credit quality remained resilient, notwithstanding a rise in stressed exposures. We assessed Financial performance at just above target. • Pre-provision profit (excluding Notable Items)a -5% $10,949m +5% $10,819m result was below target. • Return on tangible equity (excluding Notable Items)a -5% 11.0% +5% 11.21% result was above target. Risk management (20%) Deliver the Customer Outcomes and Risk Excellence (CORE) program and embed and sustain improvements in risk management, capability and culture - Target - All activities and deliverables in the CORE Integrated Plan were assessed and closed by Promontory Australia. Practices and improvements in risk management, governance and culture sustained post end of the CORE program evidenced by Promontory Australia reports and internal measures. Focus remained on uplifting our risk management with achievement of the major milestone of the completion of the CORE program, on time and assessed by Promontory Australia as complete. APRA recognised the progress and improvements we have made and partially reduced the level of our operational risk capital overlay from $1 billion to $500 million. With CORE complete, we are now focused on completion of the transition to business as usual which is progressing to plan. Delivery of the UNITE program will be critical to further reducing the risk of complexity across the Group. We assessed Risk management at target. Strategic execution (15%) Deliver the significant change initiatives to transform the bank - Target - Delivered transformation change initiatives in line with targets. Significant delivery of payments capability including delivery of PayTo, international payment processor migration, corporate cash management platform and improving payments for merchants. Mobilised UNITE technology simplification plan. We made good progress across the Group’s transformation agenda. Highlights during the year included mobilising UNITE, tangible delivery across our payments and transaction banking capability and extending scam protection for our customers. We made demonstrable progress in improving our capabilities including PayTo for Billers, extending PayTo for business customers, launching Pay with Points, launching EFTPOS Flex, extending EFTPOS Air coverage, tracking well to deliver international payment processor migration and progressing well in the implementation of the corporate cash management platform (Westpac One Core program in Westpac Institutional Bank). The UNITE program comprises circa 60 initiatives of which 39 have commenced and 2 have been completed as at 30 September 2024. On delivering our climate transition plan, we finished the year with 13 targets in all 9 emission-intensive sectors under the NZBA framework. We have focused on operationalising our sector targets. We engaged with over 150 institutional customers on their climate transition plans and found that 84% had a public transition plan. We have increased our sustainable finance lending and bond facilitation this year by $9.6bn and $4.9bn respectively and are on track to meet our 2030 targets. We assessed Strategic execution at above target. Deliver the climate transition plan - Target - 2030 targets set in 9 NZBA carbon intensive sectors. Engaged over 150 institutional customers on their climate transition plans. Above target on sustainable finance measures for the year. Serving customers (10%) Improve customer advocacy of Westpac Group (measured in points relative to major bank average change) 0 +2 +4 Consumer NPS was +1 relative to the major bank average change, which was below our target. Our Australian Consumer NPS score increased over the year but not at the pace we want. We have seen improvements in product and channel NPS, however these are yet to flow through to the overall brand NPS measures. In Australian Business, our score increased over the year and achieved target. We have more work to do on customer journeys and servicing customers. Our Institutional customers remain strong advocates. WNZL Consumer NPS remains #5 and grew in line with the market average. We have progressed in other areas of customer service such as progressing well on consolidating 22 customer verification processes into a single digital identification solution, being recognised by Forrester as the #1 mobile banking app (second year in a row) and improving security features, such as SafeCall and SaferPay. Customer losses from scams are down almost 30% year-on-year. Our average customer complaint resolution time is stable with 93% resolved by our people in the moment without the need for escalation. From a market share perspective, we have maintained momentum with growth across the business. We grew in deposits, critical to customer primacy and relationship banking. Growth in Australian mortgages was 0.8x of ADI financial system growth, which was below target. Growth in Australian business lending was 1.3x of ADI financial system growth, which was at stretch. We assessed Serving customers at below target. 0 +1 +2 Business NPS was +1 relative to the major bank average change, which was in line with our target. Grow market share in key segments compared to system growth 0.8x 1.0x 1.2x Growth in Australian mortgages was 0.8x of ADI financial system growth, which was below target. Growth in Australian business lending was 1.3x of ADI financial system growth, which was at stretch. People (10%) Improve organisational health as measured through the Organisational Health Index (OHI) 75 76 77 Westpac Group OHI was 80, which was at stretch and up from 75 last year. We continue to invest in our people and their development. Our people are more engaged with the OHI score up 5 points over the year to 80, which now sees us in the top quartile globally. We improved OHI in all large divisions. We continue to develop our leaders and enhance our executive bench strength. All Group Executive and critical General Manager roles were mapped with at least one emergency successor. Women in senior leadership is at 49% at the end of 2024, within the 48-52% target range. We assessed People at above target. OVERALL GROUP STVR SCORECARD PERFORMANCE ASSESSMENT 101% OF TARGET 81% OF MAXIMUM The STVR Scorecard has a modifier that allows the Board to take into account risk and reputation, people management and any other matters as determined by the Board. Refer to Section 3.5 for further detail on individual outcomes. a. Refer to the 'Additional information for non-AAS financial measures' section of the Annual Report for a reconciliation of this measure.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 75 KEY CHANGES TO THE 2024 GROUP STVR SCORECARD Given the progress on the Customer Outcomes and Risk Excellence program, we reviewed the Scorecard weightings for 2024. We decided to reduce the weighting to Risk management by 10% and increase the weighting to Financial performance and Strategic execution by 5% each. Key priority Measure Outcome Outcome commentary Key: Threshold 50-99% Stretch 101-125% Target 100% Performance assessment Financial performance (45%) Deliver current year financial performance: • Net profit after tax (excluding Notable Items) a -5% $7,013m +5% $7,113m result was above target. The only Notable Items in 2024 were from the timing impact of hedge accounting items. We delivered our financial targets in a competitive market. NPAT (excluding Notable Items) was $7,113m which was above target. Pre-provision profit was $10,819m which was below target. ROTE (excluding Notable Items) was 11.21% which was above target. We achieved growth in our key markets while also managing margins with net interest margin (NIM), excluding Notable Items, down 1 basis point and above target. Expenses were higher than target, mostly due to the wind down of the RAMS business and technology costs. The commencement of the UNITE program, our business led technology simplification program, will be critical in reducing the cost of complexity across the Group and, in turn, reducing the cost to income gap to peers over time. Impairments were lower than targeted due to key economic indicators being better than forecast and lower individual provisions. Credit quality remained resilient, notwithstanding a rise in stressed exposures. We assessed Financial performance at just above target. • Pre-provision profit (excluding Notable Items) a -5% $10,949m +5% $10,819m result was below target. • Return on tangible equity (excluding Notable Items) a -5% 11.0% +5% 11.21% result was above target. Risk management (20%) Deliver the Customer Outcomes and Risk Excellence (CORE) program and embed and sustain improvements in risk management, capability and culture - Target - All activities and deliverables in the CORE Integrated Plan were assessed and closed by Promontory Australia. Practices and improvements in risk management, governance and culture sustained post end of the CORE program evidenced by Promontory Australia reports and internal measures. Focus remained on uplifting our risk management with achievement of the major milestone of the completion of the CORE program, on time and assessed by Promontory Australia as complete. APRA recognised the progress and improvements we have made and partially reduced the level of our operational risk capital overlay from $1 billion to $500 million. With CORE complete, we are now focused on completion of the transition to business as usual which is progressing to plan. Delivery of the UNITE program will be critical to further reducing the risk of complexity across the Group. We assessed Risk management at target. Strategic execution (15%) Deliver the significant change initiatives to transform the bank - Target - Delivered transformation change initiatives in line with targets. Significant delivery of payments capability including delivery of PayTo, international payment processor migration, corporate cash management platform and improving payments for merchants. Mobilised UNITE technology simplification plan. We made good progress across the Group’s transformation agenda. Highlights during the year included mobilising UNITE, tangible delivery across our payments and transaction banking capability and extending scam protection for our customers. We made demonstrable progress in improving our capabilities including PayTo for Billers, extending PayTo for business customers, launching Pay with Points, launching EFTPOS Flex, extending EFTPOS Air coverage, tracking well to deliver international payment processor migration and progressing well in the implementation of the corporate cash management platform (Westpac One Core program in Westpac Institutional Bank). The UNITE program comprises circa 60 initiatives of which 39 have commenced and 2 have been completed as at 30 September 2024. On delivering our climate transition plan, we finished the year with 13 targets in all 9 emission-intensive sectors under the NZBA framework. We have focused on operationalising our sector targets. We engaged with over 150 institutional customers on their climate transition plans and found that 84% had a public transition plan. We have increased our sustainable finance lending and bond facilitation this year by $9.6bn and $4.9bn respectively and are on track to meet our 2030 targets. We assessed Strategic execution at above target. Deliver the climate transition plan - Target - 2030 targets set in 9 NZBA carbon intensive sectors. Engaged over 150 institutional customers on their climate transition plans. Above target on sustainable finance measures for the year. Serving customers (10%) Improve customer advocacy of Westpac Group (measured in points relative to major bank average change) 0 +2 +4 Consumer NPS was +1 relative to the major bank average change, which was below our target. Our Australian Consumer NPS score increased over the year but not at the pace we want. We have seen improvements in product and channel NPS, however these are yet to flow through to the overall brand NPS measures. In Australian Business, our score increased over the year and achieved target. We have more work to do on customer journeys and servicing customers. Our Institutional customers remain strong advocates. WNZL Consumer NPS remains #5 and grew in line with the market average. We have progressed in other areas of customer service such as progressing well on consolidating 22 customer verification processes into a single digital identification solution, being recognised by Forrester as the #1 mobile banking app (second year in a row) and improving security features, such as SafeCall and SaferPay. Customer losses from scams are down almost 30% year-on-year. Our average customer complaint resolution time is stable with 93% resolved by our people in the moment without the need for escalation. From a market share perspective, we have maintained momentum with growth across the business. We grew in deposits, critical to customer primacy and relationship banking. Growth in Australian mortgages was 0.8x of ADI financial system growth, which was below target. Growth in Australian business lending was 1.3x of ADI financial system growth, which was at stretch. We assessed Serving customers at below target. 0 +1 +2 Business NPS was +1 relative to the major bank average change, which was in line with our target. Grow market share in key segments compared to system growth 0.8x 1.0x 1.2x Growth in Australian mortgages was 0.8x of ADI financial system growth, which was below target. Growth in Australian business lending was 1.3x of ADI financial system growth, which was at stretch. People (10%) Improve organisational health as measured through the Organisational Health Index (OHI) 75 76 77 Westpac Group OHI was 80, which was at stretch and up from 75 last year. We continue to invest in our people and their development. Our people are more engaged with the OHI score up 5 points over the year to 80, which now sees us in the top quartile globally. We improved OHI in all large divisions. We continue to develop our leaders and enhance our executive bench strength. All Group Executive and critical General Manager roles were mapped with at least one emergency successor. Women in senior leadership is at 49% at the end of 2024, within the 48-52% target range. We assessed People at above target. OVERALL GROUP STVR SCORECARD PERFORMANCE ASSESSMENT 101% OF TARGET 81% OF MAXIMUM The STVR Scorecard has a modifier that allows the Board to take into account risk and reputation, people management and any other matters as determined by the Board. Refer to Section 3.5 for further detail on individual outcomes. a. Refer to the 'Additional information for non-AAS financial measures' section of the Annual Report for a reconciliation of this measure.

76 WESTPAC 2024 ANNUAL REPORT

DIRECTORS' REPORT

3.4. Total realised remuneration – Chief Executive Officer and Group Executives

The table below details the actual remuneration paid and equity[1] that vested or lapsed in 2024 and 2023 related to KMP roles. It does not include termination payments and buy out awards. This table is not prepared in accordance with Australian Accounting Standards which differs from the disclosure in Section 7.

Name	Fixed remuneration $	Cash STVR payments $	Vesting of prior year deferred STVR awards $	Vesting of prior year LTVR awards $	Total realised remuneration $	Prior year LTVR lapsed $
Managing Director & Chief Executive Officer						
Peter King, Managing Director & Chief Executive Officer						
2024	2,502,920	975,000	1,442,898	2,990,401	7,911,219	3,314,178
2023	2,507,497	1,125,000	861,964	-	4,494,461	1,878,389
Group Executives						
Scott Collary, Chief Information Officer[a]						
2024	1,293,976	508,500	706,444	1,927,412	4,436,332	1,927,412
2023	1,234,741	508,500	458,147	-	2,201,388	-
Nell Hutton, Chief Executive, Westpac Institutional Bank						
2024	1,278,338	502,000	-	-	1,780,338	-
2023	-------------------- Not a KMP in 2023 --------------------					
Carolyn McCann, Group Executive, Customer & Corporate Services						
2024	1,062,447	437,500	484,098	1,149,441	3,133,486	1,269,346
2023	1,019,918	380,000	289,602	-	1,689,520	743,801
Catherine McGrath, Chief Executive Officer, Westpac New Zealand						
2024	981,129	311,189	502,028	-	1,794,346	-
2023	890,307	350,356	152,519	-	1,393,182	-
Anthony Miller, Chief Executive, Business & Wealth[b]						
2024	1,277,944	478,000	706,795	1,925,462	4,388,201	1,925,462
2023	1,198,066	611,000	384,960	-	2,194,026	-
Christine Parker, Group Executive, Human Resources						
2024	1,041,206	417,000	513,821	1,459,709	3,431,736	1,459,677
2023	1,007,812	392,000	321,423	-	1,721,235	1,104,203
Michael Rowland, Chief Financial Officer						
2024	1,274,390	500,500	577,773	1,588,668	3,941,331	1,588,636
2023	1,263,779	446,500	381,624	-	2,091,903	-
Jason Yetton, Chief Executive, Consumer						
2024	1,277,944	443,000	782,285	2,009,165	4,512,394	3,432,493
2023	1,198,066	611,000	548,354	-	2,357,420	-
Ryan Zanin, Chief Risk Officer[c]						
2024	1,699,186	674,000	504,105	-	2,877,291	-
2023	1,691,361	503,500	102,432	-	2,297,293	-

a. In addition, Scott Collary had 45,879 restricted shares vest in December 2023 in relation to a buy out award.
b. In addition, Anthony Miller received a deferred cash payment of $1,003,290 in March 2024 and had 46,798 restricted shares vest in March 2024 in relation to a buy out award.
c. In addition, Ryan Zanin received deferred cash payments of $196,839 in January 2024, $64,623 in April 2024 and $64,623 in June 2024 in relation to a buy out award.

Explanation of total realised remuneration

Component	Explanation
Fixed remuneration	Represents salary and superannuation paid during the financial year.
Cash STVR payments	Represents the cash portion of the STVR outcome for the financial year. This represents 50% of the overall STVR outcome as the remaining 50% is deferred and vests in equal portions over two years.
Vesting of prior year deferred STVR awards	Represents the portions of STVR that were deferred in prior years and vested during the financial year.
Vesting of prior year LTVR awards	Represents the LTVR that was deferred in prior years and vested during the financial year, if the performance conditions were met.
Total realised remuneration	Sum of the above components.
Prior year LTVR lapsed	Represents the LTVR from prior years that lapsed or was determined to be lapsed.

1. Equity that vested in October 2024 is included in the 2024 figures. Equity that vested in October 2023 is included in the 2023 figures. The value of deferred STVR is based on the number of restricted shares or share rights multiplied by the five day volume weighted average price (VWAP) up to and including the scheduled date of vesting. The value of LTVR is based on the number of share rights multiplied by the five day VWAP up to and including the scheduled date of testing. The value of equity differs from the disclosure in Section 7.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 77

3.5. Variable reward awarded for 2024

The table below shows the variable reward awarded[1] to the CEO and Group Executives for 2024, including:

- STVR outcomes for 2024 (including the cash and deferred equity components); and
- equity granted as 2024 LTVR in January 2024. The 2024 LTVR grants shown at face value in the table below will be tested on 1 October 2027.

For the CEO, the Board assessed his Scorecard at 104% (+3% on the Group STVR Scorecard) of his target STVR opportunity. This was in recognition of Peter King's leadership in completing the CORE program and setting up the organisation to execute the UNITE program.

In addition, the Board made a downward adjustment to the 2024 STVR outcome for a Group Executive based on an assessment of leadership behaviours. There were no risk related adjustments for the CEO or Group Executives.

	2024 STVR award						2024 LTVR award	
Name	Target STVR opportunity ($)	Maximum STVR opportunity ($)	STVR outcome (% of target)	STVR outcome (% of maximum)	STVR outcome ($)	Maximum STVR foregone ($)	Restricted rights ($)[a]	Performance rights ($)[a]
Managing Director & Chief Executive Officer								
Peter King	1,875,000	2,343,750	104%	83%	1,950,000	393,750	1,750,000	1,750,000
Group Executives								
Scott Collary								
Chief Information Officer	968,600	1,210,750	105%	84%	1,017,000	193,750	904,000	904,000
Nell Hutton								
Chief Executive, Westpac Institutional Bank	956,250	1,195,313	105%	84%	1,004,000	191,313	892,500	892,500
Carolyn McCann								
Group Executive, Customer & Corporate Services	795,000	993,750	110%	88%	875,000	118,750	742,000	742,000
Catherine McGrath								
Chief Executive Officer, Westpac New Zealand	715,734	894,667	87%	70%	622,377	272,290	668,018	668,018
Anthony Miller								
Chief Executive, Business & Wealth	956,250	1,195,313	100%	80%	956,000	239,313	892,500	892,500
Christine Parker								
Group Executive, Human Resources	779,300	974,125	107%	86%	834,000	140,125	571,500	571,500
Michael Rowland								
Chief Financial Officer	953,600	1,192,000	105%	84%	1,001,000	191,000	699,300	699,300
Jason Yetton								
Chief Executive, Consumer	956,250	1,195,313	93%	74%	886,000	309,313	892,500	892,500
Ryan Zanin[b]								
Chief Risk Officer	1,271,500	1,589,375	106%	85%	1,348,000	241,375	932,400	932,400
Average Group Executive STVR outcome			**102%**	**82%**				

a. The face value is calculated by multiplying the number of rights by the five day VWAP up to the commencement of the performance period. The five day VWAP was $21.09 for awards made in January 2024.

b. In addition, Ryan Zanin was awarded a grant of restricted shares of $500,000 on 19 January 2024. The award recognises the importance of his role in completing a critical risk management and risk culture transformation, and increases alignment with shareholders through greater equity holdings. The award is subject to service conditions and remuneration adjustments. It will vest in three tranches in January 2026, January 2028 and January 2029.

1. The final value of equity received will depend on the share price at the time of vesting and the number of restricted shares or share rights that vest subject to performance conditions (where applicable), service conditions and remuneration adjustments. The value of equity differs from the disclosure in Section 7 which provides the annualised accounting value for unvested equity awards prepared in accordance with Australian Accounting Standards.

78 WESTPAC 2024 ANNUAL REPORT DIRECTORS’ REPORT 2024 LTVR restricted rights pre-grant assessment We awarded the 2024 LTVR restricted rights, outlined in Section 3.5 above, following the pre-grant assessment which was completed in October 2023. The Board determined that no adjustment was required. Further details are available in the 2023 Remuneration Report. 2025 LTVR restricted rights pre-grant assessment The pre-grant assessment for the 2025 LTVR restricted rights was completed in October 2024. The Board determined that no adjustment was required and the 2025 LTVR restricted rights will be granted in full. The prudential soundness gate was satisfied by reviewing the key capital and liquidity ratios, including CET1, LCR and NSFR. The ratios are all above minimum prudential requirements. Group risk culture maturity was assessed as 'Maintained'. The Board had regard to the Group level rating arising from the annual Risk Culture Self-Assessment which was stable at ‘Systematic’, improved results in risk culture questions as indicated through our annual employee survey, Voice+, and other evidence points informing the CPS 220 Risk Management Declaration including risk management framework maturity, root cause analyses, prudential attestations, audit and assurance findings and regulatory reviews. There were no significant risk outcomes or serious misconduct issues that arose that were not sufficiently addressed elsewhere. The LTVR restricted rights remain subject to the pre-vest assessment after the four year performance period ending 30 September 2028. The restricted rights also remain subject to remuneration adjustments during and after this period. Pre-grant assessment Outcome Step 1: Assessment Prudential soundness gate: Has Westpac remained safe and secure, taking into account capital position and liquidity? Met Group risk culture: Has Group risk culture maturity been maintained or improved, considering both executive actions or inactions? Maintained Significant risk outcomes: Have risk outcomes arisen that have a significant and material impact on the Group, not sufficiently addressed elsewhere? No adjustment Serious misconduct: Has Westpac suffered from a serious misconduct issue, not sufficiently addressed elsewhere? No adjustment Step 2: Consider Board discretion No adjustment Overall pre-grant assessment Grant in full

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 79 4. Remuneration governance 4.1. Group remuneration policy The Group remuneration policy sets out information in relation to remuneration design, arrangements and outcomes across Westpac. The policy is supported by an established governance structure, plans and frameworks. The policy supports our compliance with legal and regulatory requirements. Remuneration strategy Our remuneration strategy is to attract and retain talented employees. We reward them for achieving high performance and delivering superior long term results for our customers and shareholders. Remuneration principles • Promote our purpose, values and behaviours; • Align with our strategy and create sustainable shareholder value; • Offer market competitive and equitable pay; • Reward financial and non-financial performance, including customer outcomes and risk excellence; and • Reinforce our risk and conduct expectations. 4.2. Group remuneration governance The Board has overall accountability for the remuneration framework and its application. As set out in the Board Charter (and as supported by the Board Remuneration Committee Charter), without limiting its role the Board approves (following recommendation from the Board Remuneration Committee): the Group remuneration policy; the size of the annual Group variable reward pool; performance objectives and remuneration outcomes for the CEO; remuneration arrangements and outcomes for accountable persons, specified roles and any other person the Board determines; and equity-based plans. The Board has the discretion to defer, adjust or withdraw aggregate and individual variable reward. Further detail is contained in the Board and Committee Charters which are available on Westpac’s website: https://www.westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board/ The Board Remuneration Committee assists the Board to discharge its responsibility by overseeing the design, operation and monitoring of the remuneration framework. Members of the Board Remuneration Committee are independent Non-executive Directors. The Board and the Board Remuneration Committee have free and unfettered access to internal and external personnel in carrying out their respective duties. Further detail is contained in the Board Remuneration Committee Charter which is available on Westpac’s website: https://www.westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board/ The Board and the Board Remuneration Committee receive support from internal groups and committees including, but not limited to, the Group Remuneration Oversight Committee and business specific remuneration oversight committees. The Board or the Board Remuneration Committee may engage a remuneration consultant to directly provide specialist information on remuneration for key management personnel. The Chair of the Board Remuneration Committee oversees the engagement and associated costs. The Board Remuneration Committee seeks feedback from and considers matters raised by other Board Committees (as appropriate) with respect to remuneration outcomes, adjustments to remuneration in light of relevant matters and alignment of remuneration with the risk management framework. Cross membership of the Board Remuneration Committee and the Board Risk Committee also supports alignment between risk and remuneration. Independent input is received from the Chief Risk Officer on risk, compliance and conduct matters that may need to be considered in remuneration outcomes. Use of remuneration consultants: In 2024, the Board engaged Ernst & Young to provide market benchmarking information on Non-executive Director and Group Executive remuneration. Ernst & Young did not provide any remuneration recommendations as prescribed under the Corporations Act 2001 (Cth) (Corporations Act) in 2024.

80 WESTPAC 2024 ANNUAL REPORT DIRECTORS’ REPORT 4.3. Our approach to remuneration adjustments Remuneration adjustment is one of the ways we reinforce our risk, compliance and conduct expectations. This includes downward adjustments for adverse outcomes, as well as upward adjustment to reward positive risk behaviours. Significant risk, compliance or conduct matters We have guidelines in place to support the consistent application of proportionate adjustments for significant risk, compliance or conduct matters. SEVERITY OF IMPACT BASED ON: Customer People Reputation Regulatory Financial ACCOUNTABILITY Action or inaction of the individual Quantum of adjustment Indicative order of downward adjustments 1. Current year STVR 2. Unvested deferred STVR (malus) 3. Unvested LTVR (malus) 4. Unvested retention awards (malus) 5. Unvested buy out awards (malus) 6. Vested or paid VR (clawback) We apply judgement to consider whether the size of the adjustment is proportionate and fair, taking into consideration the severity of the matter and level of individual accountability and any mitigating factors, such as the context of the matter and how the individual responded. The quantum of the remuneration adjustment increases with the severity of impact and individual accountability. To ensure remuneration adjustments are proportionate to accountability, we consider various facts specific to the matter including (but not limited to) the individual’s contribution and proximity to the direct and root causes of the matter, time in role, relative level of influence, findings of previous reviews and previous adjustments for related matters. Other risk, compliance or conduct matters In addition to assessing significant matters, we also assess other matters including less material risk, compliance or conduct matters and can apply remuneration adjustments and non-financial consequences for conduct that does not meet our expectations. We set conduct standards expected of our people through our code of conduct. Our expectations are in place to support our people, culture and good conduct outcomes. They are non-negotiable and our people must comply with these, regardless of their role or responsibilities. Recognising positive risk behaviours and outcomes We recognise and reward our people who role model positive risk behaviours and outcomes. This reinforces the behaviour we expect of all of our people. We do this through a number of ways including through our recognition platform or an upward adjustment to variable reward. An upward adjustment in variable reward may be considered for exceptional risk performance not already reflected in the delivery of agreed performance objectives. In addition, Directors can recognise people who have demonstrated positive risk behaviours and outcomes. We have a mechanism in place to provide the Board and each Committee with regular visibility of people who have demonstrated positive risk behaviours. Adjustment and consequence outcomes during 2024 Senior leadersa that received downward remuneration adjustments 2 Senior leaders that received upward remuneration adjustments 9 Employees identified as not having met risk expectations during performance assessments 1,538 Employees that received downward remuneration adjustments 235 Employees leaving due to consequence outcomes 160 Actions to recognise positive risk management and risk behaviours through our recognition platform 114,350 Employees that received an additional variable reward for achieving great risk outcomes 621 a. These employees are the most senior leaders of Westpac, defined as the Chief Executive Officer, Group Executives and General Managers.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 81 5. Further detail on executive remuneration arrangements 5.1. Fixed remuneration The table below sets out the key design features of fixed remuneration. Fixed remuneration Purpose Provide market competitive remuneration reflecting role scope and accountabilities. Opportunity and benchmarking Set with reference to market benchmarks in the financial services industry and large corporates in Australia as appropriate. We also consider the size, responsibilities and complexity of the role, and the skills and experience of the executive. 5.2. Short term variable reward The table below sets out the key design features of the 2024 STVR. Short term variable reward Purpose Reward executives for delivering financial and non-financial annual objectives. Structure and delivery 50% of STVR is awarded in cash and 50% is deferred into equity in the form of restricted shares (or unhurdled share rights for the Group Executive based outside of Australia). One restricted share provides the holder with one Westpac ordinary share at no cost subject to trading restrictions until the time of vesting. One unhurdled share right entitles the holder to one ordinary share at the time of vesting with no exercise cost. Dividends are paid on restricted shares from the grant date. Target and maximum opportunity The target opportunity for the CEO and Group Executives is expressed as a percentage of fixed remuneration and is set at 75% of fixed remuneration (inclusive of superannuation as at 1 October 2023). The target opportunity is set considering a range of factors including market competitiveness. Target STVR: awarded for the delivery of agreed targets for financial and non-financial measures. A reduced outcome can be determined for threshold performance. Maximum STVR: up to 125% of target STVR, awarded in circumstances where outcomes are achieved over and above target. Performance measures STVR awards are determined based on meeting minimum behaviour and risk and compliance gate openers, and performance against a scorecard designed to align with shareholder interests. The STVR Scorecard comprises three components: • Values and behaviours assessment: Demonstration of behaviours in line with Westpac's values of 'Helpful, Ethical, Leading change, Performing and Simple'; • Focus areas: Performance is assessed against a balance of financial and non-financial measures that support the effective execution of Westpac’s strategy; and • Modifier: The modifier allows adjustment upwards or downwards (including to zero), for risk and reputation and people management considerations and any other matters as determined by the Board. Further information on the 2024 Group STVR Scorecard is provided in Section 3.3. Deferral period 50% of STVR is deferred into equity for a period of up to two years, which aligns executive remuneration with shareholder interests and acts as a retention mechanism. Deferred STVR vests in equal portions after one and two years, subject to service conditions and adjustment. Delayed vesting Refer to Section 5.4 for further information. Treatment of awards on cessation of employment Refer to Section 5.4 for further information. Remuneration adjustments Refer to Section 5.4 for further information.

82 WESTPAC 2024 ANNUAL REPORT DIRECTORS’ REPORT 5.3. Long term variable reward LTVR is comprised of two components, which are equally weighted, comprising LTVR restricted rights and LTVR performance rights. The tables below set out the key design features of the 2024 LTVR awarded in January 2024, as determined by the Board in October 2023. 5.3.1. Long term variable reward restricted rights for 2024 Long term variable reward restricted rights Purpose Reward executives for sustainable risk culture and for creating shareholder value over the long term. Structure and delivery 50% of the LTVR is awarded in restricted share rights (known as restricted rights). For the CEO, 50% vest after four years and 50% vest after five years. For Group Executives, 100% vest after four years. One restricted right provides the holder with one Westpac ordinary share at the time of vesting with no exercise cost. Executives receive dividend equivalent payments as outlined below. Award opportunity The value of LTVR restricted rights awarded to the CEO and Group Executives is expressed as a percentage of fixed remuneration. The value of LTVR restricted rights is set considering a range of factors including market competitiveness. The face value of the 2024 LTVR restricted rights opportunity for the CEO and Group Executives in business roles is 70% of fixed remuneration (inclusive of superannuation as at 1 October 2023). The face value of the LTVR restricted rights opportunity for Group Executives in functional roles is 55% of fixed remuneration (inclusive of superannuation as at 1 October 2023). Allocation methodology The number of restricted rights each executive receives will be determined by dividing the dollar value of the LTVR restricted rights award by the face value of a restricted right. The face value of a restricted right is the five day VWAP up to the commencement of the performance period (which is 1 October 2023 for the 2024 LTVR grant). Performance condition The restricted rights are subject to performance conditions which are assessed prior to the grant and prior to vesting. These assessments are known as the pre-grant assessment and the pre-vest assessment. The assessment is focused on maintaining or improving Group risk culture. The assessment will be primarily based on the assessment of collective Group risk culture as part of the Board’s annual attestation to APRA required under Prudential Standard CPS 220 Risk Management, which is a multi factorial, evidence based process. A prudential soundness gate applies. The Board will also consider if there have been any significant risk outcomes or any serious misconduct that have not been sufficiently addressed through performance management or STVR outcomes. Step 1: Assessment of risk factors 1. Prudential soundness gate: Has Westpac remained safe and secure, taking into account capital position and liquidity? Prudential soundness is measured through the common equity tier 1 capital ratio, liquidity coverage ratio and the net stable funding ratio. 2. Group risk culture: Has Group risk culture maturity been maintained or improved, considering both executive actions or inactions? The risk culture assessment involves a series of inputs, a review process and a Board assessment of Group risk culture. 3. Significant risk outcomes: Have risk outcomes arisen that have a significant and material impact on the Group, not sufficiently addressed elsewhere? 4. Serious misconduct: Has Westpac suffered from a serious misconduct issue, not sufficiently addressed elsewhere? Step 2: Consider Board discretion Considerations to guide the application of discretion and the overall assessment include: • The materiality of the adverse impact on Westpac’s financial position, or reputation, or customers, or shareholders, or employees or regulatory standing. • Whether the outcome was specific to Westpac, the banking industry or the broader market. • The extent to which performance and reward outcomes are already impacted (e.g. through remuneration adjustments), at a collective or individual level. • Whether any adjustment should be made on a collective or individual basis. Given the focus on maintaining or improving Group risk culture over the performance period, adjustments are unlikely at the pre-grant assessment and any potential adjustment is more likely at the pre-vest assessment. Assessment of performance outcomes LTVR restricted rights are assessed against risk culture at grant and following a four year performance period. The assessment of performance includes an assessment of risk factors and considers Board discretion. Dividend equivalent payments Dividend equivalent payments are payable to the extent that LTVR vests. For LTVR restricted rights, these are accrued for the performance period and the further deferral period after the performance period (if applicable), and paid at the end of the deferral period. Dividend equivalent payments are calculated by multiplying the number of LTVR restricted rights eligible to vest by the declared dividend price on each respective record date during the applicable period. The calculation excludes franking credits. Exercise period Vested rights may be exercised up to a maximum of two years from the vesting date of the award and will be auto-exercised if not exercised within the period. The exercise price for the rights is zero. No re-testing There is no re-testing. Awards that have not vested after the peformance period are lapsed. Early vesting Unvested awards may vest (unless prevented by law) before the performance test date in the event of a change of control in Westpac as determined at the discretion of the Board or where employment ceases due to death or disability. Delayed vesting Refer to Section 5.4 for further information. Treatment of awards on cessation of employment Refer to Section 5.4 for further information. Remuneration adjustments Refer to Section 5.4 for further information.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 83 5.3.2. Long term variable reward performance rights for 2024 Long term variable reward performance rights Purpose Reward executives for creating shareholder value over the long term. Structure and delivery 50% of the LTVR is awarded in performance share rights (known as performance rights) which vest after six years for the CEO and five years for Group Executives. One performance right provides the holder with one Westpac ordinary share at the time of vesting with no exercise cost. Executives receive dividend equivalent payments as outlined below. Award opportunity The value of LTVR performance rights awarded to the CEO and Group Executives is expressed as a percentage of fixed remuneration. The value of LTVR performance rights is set considering a range of factors including market competitiveness. The face value of the 2024 LTVR performance rights opportunity for the CEO and Group Executives in business roles is 70% of fixed remuneration (inclusive of superannuation as at 1 October 2023). The face value of the LTVR performance rights opportunity for Group Executives in functional roles is 55% of fixed remuneration (inclusive of superannuation as at 1 October 2023). Allocation methodology The number of performance rights each executive receives will be determined by dividing the dollar value of the LTVR performance rights award by the face value of a performance right. The face value of a performance right is the five day VWAP up to the commencement of the performance period (which is 1 October 2023 for the 2024 LTVR grant). Performance condition LTVR performance rights are subject to a relative TSR performance condition that aims to achieve long term growth in shareholder value and support alignment between executive reward and shareholder interests. Relative TSR is a measure of the total return delivered to shareholders over the performance period assuming dividends are reinvested, relative to that of peers. The performance condition measures Westpac’s TSR performance against eight Australian financial services companies using a percentile ranking vesting schedule as outlined below. Westpac’s TSR performance Indicative vesting percentage At the 75th percentile or higher 100% Between the median and the 75th percentile Pro-rata vesting between 50% and 100% At the median 50% Below the median 0% The comparator group of companies comprise: AMP Limited, Australia & New Zealand Banking Group Limited, Bank of Queensland Limited, Bendigo and Adelaide Bank Limited, Commonwealth Bank of Australia, Macquarie Group Limited, National Australia Bank Limited and Suncorp Group Limited. The Board retains discretion to amend the comparator group and determine the overall vesting outcome as appropriate. Assessment of performance outcomes LTVR performance rights are subject to relative TSR performance following a four year performance period. The relative TSR result is calculated independently to ensure external objectivity before being provided to the Board to determine the vesting outcome. The Board may exercise discretion in determining the final vesting outcome. Dividend equivalent payments Dividend equivalent payments are payable to the extent that LTVR vests. For LTVR performance rights, these are only accrued for the further deferral period after the performance period and paid at the end of the deferral period. Dividend equivalent payments are calculated by multiplying the number of LTVR performance rights eligible to vest by the declared dividend price on each respective record date during the applicable period. The calculation excludes franking credits. Exercise period Vested rights may be exercised up to a maximum of two years from the vesting date of the award and will be auto-exercised if not exercised within the period. The exercise price for the rights is zero. No re-testing There is no re-testing. Awards that have not vested after the performance period are lapsed. Early vesting Unvested awards may vest (unless prevented by law) before the performance test date in the event of a change of control in Westpac as determined at the discretion of the Board or where employment ceases due to death or disability. Delayed vesting Refer to Section 5.4 for further information. Treatment of awards on cessation of employment Refer to Section 5.4 for further information. Remuneration adjustments Refer to Section 5.4 for further information. 5.4. Common design features for variable reward Delayed vesting The Board has discretion (subject to law) to delay vesting of variable reward if the individual is under investigation for adverse risk or conduct events including misconduct, is the subject of or implicated in legal or regulatory proceedings, if the Board considers it reasonable to delay vesting, or if delayed vesting is otherwise required by law. Treatment of awards on cesssation of employment Unvested variable reward lapses where the CEO or a Group Executive resigns or otherwise leaves the Group (except for the reasons listed below) before vesting occurs unless the Board determines that some of the unvested variable reward should remain on foot. If the CEO or a Group Executive ceases employment because of death or total and permanent disability, all unvested variable reward immediately vests or becomes exercisable unless prevented by law. If the CEO or a Group Executive ceases employment because they retire, are retrenched or cease employment by agreed separation, unvested variable reward stays on foot subject to applicable performance conditions and subject to any reduction determined by the Board. Remuneration adjustments The Board has discretion to adjust variable reward (including current year STVR) downwards, including to zero, in specified circumstances including serious misconduct, if serious circumstances or new information come to light which mean that in the Board’s view all or part of the award was not appropriate, or where required by law or prudential standards. The Board will typically apply the adjustment to unvested deferred STVR where an adjustment to current year STVR is considered insufficient or unavailable, followed by an adjustment to unvested LTVR where an adjustment to current and deferred STVR is considered insufficient or unavailable. Clawback may also apply to vested variable reward, to the extent legally permissible and practicable. Refer to Section 4.3 for further information on our approach to remuneration adjustments.

84 WESTPAC 2024 ANNUAL REPORT DIRECTORS’ REPORT 5.5. Executive minimum shareholding requirements and current compliance The CEO and Group Executives are required to build and maintain a significant Westpac shareholding to strengthen alignment with shareholder interests. LTVR restricted rights and LTVR performance rights are not included in the calculation of shareholdings until performance conditions are met. At 30 September 2024, the CEO and Group Executives comply with or are on track to meet the requirements. Aspect of the requirements Description Requirement level CEO: Two times fixed remuneration including superannuation. Group Executives: One times fixed remuneration including superannuation. Sale restrictions Executives are restricted from selling vested equity, other than for the purpose of meeting tax obligations, as follows: • For LTVR awards granted from 1 October 2021 onwards, until the required shareholding level is met; and • For STVR awards, where the required shareholding level is not met at the end of the accumulation period. Accumulation period Within five years of 1 October 2022 (i.e. by 1 October 2027), or appointment to their role, whichever is later. The Board Remuneration Committee retains discretion to make adjustments in exceptional circumstances. Calculation of shareholdings Unvested LTVR (including restricted rights and performance rights) is not included in the calculation of shareholdings until performance conditions are met. Other shareholdings are recognised. This includes: • Shares held in an employee share plan (including deferred STVR); • Shares held outright in the individual’s name either solely or jointly with another person; and • Shares held in a family trust or a self-managed superannuation fund. 5.6. Hedging policy Participants in Westpac’s equity plans are prohibited from entering, either directly or indirectly, into hedging arrangements for unvested awards. No financial products may be used to mitigate the risk associated with these awards. Any attempt to hedge awards will result in forfeiture and the Board may consider other disciplinary action. These restrictions satisfy the requirements of the Corporations Act which prohibits hedging of unvested awards. 5.7. Employment agreements The remuneration and other terms of employment for the CEO and Group Executives are formalised in their employment agreements. Each agreement provides for the payment of fixed remuneration (including superannuation contributions), variable reward and other benefits such as death and disablement insurance cover. The table below details the key terms including termination provisions of the employment agreements for the CEO and Group Executives. Term Conditions Duration of agreement Ongoing until notice given by either party. Notice (by the executive or the Group) to terminate employment 12 months.a Termination payments on termination without causeb Deferred STVR (which may be awarded on a pro rata basis for the part year served) and unvested LTVR will be treated in accordance with the applicable equity plan rules, and will remain subject to remuneration adjustments if the award is retained. Termination for cause Occurs immediately for misconduct. Deferred STVR and LTVR is forfeited, noting the Board has discretion to determine otherwise. Post-employment restraints CEO: 12 months non-compete and non-solicitation restraints. Group Executives: 6 months non-compete and 12 months non-solicitation restraints. a. Payment in lieu of notice may in certain circumstances be approved by the Board for some or all of the notice period. b. The maximum aggregate liability for termination benefits in respect of notice periods for the CEO and Group Executives at 30 September 2024 was $12.5 million (2023: $11.0 million).

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 85 6. Non-executive Director remuneration 6.1. Structure and policy Non-executive Director fees are not related to Westpac’s results. Fees are paid in cash and no discretionary payments are made for performance. Non-executive Directors are required to build and maintain a minimum shareholding from their own funds to align their interests with those of shareholders (refer to Section 6.3 for further details). The table below sets out the components of Non-executive Director remuneration. Non-executive Director remuneration Base fees Relate to service on the Westpac Banking Corporation Board. The base fee for the Chair covers all responsibilities, including for Board Committees. Committee fees Additional fees are paid to Non-executive Directors (other than the Board Chair) for chairing or being a member of Board Committees, other than the Board Nominations & Governance Committee. Employer superannuation contributions Reflects statutory superannuation contributions which are capped at the superannuation maximum contributions base as prescribed under the superannuation guarantee legislation. 6.2. Non-executive Director remuneration in 2024 The table below sets out the annual Board and standing Committee fees (exclusive of superannuation). Changes in Board and Committee composition during the year are set out in the overview of Directors' meetings in Section 9 of the Directors' report. For 2024, $3.3 million (72%) of the fee pool was used. The fee pool of $4.5 million per annum was approved by shareholders at the 2008 Annual General Meeting and includes employer superannuation contributions. The members of the Nominations & Governance Committee do not receive any additional fees for their roles on the Committee. Base and Committee fees Annual fee $ (exclusive of superannuation) Chair 823,000 Other Non-executive Directors 215,000 Committee Chair fees Board Audit Committee 69,000 Board Risk Committee 69,000 Board Remuneration Committee 59,000 Committee membership fees Board Audit Committee 31,000 Board Risk Committee 31,000 Board Remuneration Committee 28,000 During the year, we benchmarked Non-executive Director fees. As a result, we increased all Committee fees to $34,000. We also increased the Board Remuneration Committee Chair fee to $69,000 to align to market, reflecting increased regulatory complexity in financial services remuneration oversight. Both changes are effective from 1 October 2024. Non-executive Directors may also receive fees for additional duties which are paid at a per meeting rate of $2,000 for Committee members and $4,000 for Committee Chairs (excluding superannuation). During the reporting period, Peter Nash received additional fees of $12,000 for responsibilities and participation in a Due Diligence Committee and Margaret Seale received additional fees of $20,000 for assistance in recruitment of the new Chair. In addition, to support the technology transformation being delivered through the UNITE program, a UNITE Oversight Group was established in May 2024 comprising three Non-executive Directors (Nerida Caesar, Andy Maguire and Peter Nash). To recognise the additional workload, these Non-executive Directors each receive an additional fee of $34,000 (excluding superannuation) per annum effective from 1 June 2024. 6.3. Non-executive Director minimum shareholding requirement Non-executive Directors are required to build and maintain a holding in Westpac ordinary shares with a value not less than the Board base fee (and in case of the Chair, the Chair's fee), within five years of appointment to the Board. At 30 September 2024, all Non-executive Directors comply with or are on track to meet the requirement.

86 WESTPAC 2024 ANNUAL REPORT

DIRECTORS' REPORT

7. Statutory remuneration details

7.1. Details of Non-executive Director remuneration

The table below details Non-executive Director remuneration.

	Short-term benefits		Post-employment benefits	
Name	Westpac Banking Corporation Board fees[a] $	Non-monetary benefits[b] $	Superannuation $	Total $
Current Non-executive Directors				
Steven Gregg, Chair[c]				
2024	680,727	5,893	30,017	716,637
2023	Not a KMP in 2023			
Tim Burroughs				
2024	269,410	-	28,054	297,464
2023	138,123	-	14,163	152,286
Nerida Caesar				
2024	258,208	-	27,674	285,882
2023	240,392	-	24,901	265,293
Audette Exel AO				
2024	316,232	-	28,211	344,443
2023	302,177	-	26,020	328,197
Andy Maguire[c]				
2024	53,631	-	6,168	59,798
2023	Not a KMP in 2023			
Peter Nash				
2024	339,478	-	28,316	367,795
2023	316,177	-	25,851	342,028
Nora Scheinkestel				
2024	340,346	-	-	340,346
2023	306,951	-	25,076	332,027
Margaret Seale				
2024	263,977	-	26,459	290,436
2023	270,731	-	25,452	296,183
Michael Ullmer AO				
2024	300,846	-	8,214	309,060
2023	134,764	-	6,323	141,087
Former Non-executive Directors				
John McFarlane[c]				
2024	170,927	1,756	4,761	177,444
2023	824,177	8,335	25,909	858,421
Chris Lynch[c]				
2024	56,904	-	6,155	63,059
2023	275,177	-	25,846	301,023
Total fees				
2024	3,050,685	7,649	194,029	3,252,364
2023[d]	3,082,704	8,335	210,822	3,301,861

a. Includes base fees, Committee fees and any other fees.

b. Non-monetary benefits are determined on the basis of the cost to the Group including associated fringe benefits tax (FBT) where applicable and includes bank funded car parking.

c. The information relates to the period the individual was a KMP. Refer to Section 2 for further details.

d. Total fees for 2023 shown as reported in the 2023 Annual Report. The total fees for 2023 include individuals that are not KMP in 2024 and therefore their individual remuneration is not included in the above table.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 87

7.2. Statutory remuneration details – Chief Executive Officer and Group Executives

The table below details remuneration for the CEO and Group Executives prepared and audited in accordance with Australian Accounting Standards.

	Short term benefits				Post-employment benefits	Other long term benefits	Share-based payments			
	Fixed remuneration[a]	Cash STVR award[b]	Non-monetary benefits[c]	Other payments[d]	Superannuation benefits[e]	Long service leave	Restricted shares[f]	Restricted rights[g]	Performance rights[g]	Total[h]
	$	$	$	$	$	$	$	$	$	$
Managing Director & Chief Executive Officer										
Peter King, Managing Director & Chief Executive Officer[i]										
2024	2,418,943	975,000	20,823	-	48,249	22,024	1,198,595	728,328	1,521,487	6,933,449
2023	2,437,773	1,125,000	30,873	-	45,676	37,773	982,267	-	1,084,059	5,743,421
Group Executives										
Scott Collary, Chief Information Officer										
2024	1,300,753	508,500	8,333	-	34,739	21,537	563,784	241,512	740,674	3,419,832
2023	1,187,292	508,500	19,658	-	33,161	18,593	806,081	-	631,647	3,204,932
Nell Hutton, Chief Executive, Westpac Institutional Bank										
2024	1,230,101	502,000	5,359	-	35,046	17,352	1,132,285	238,441	105,932	3,266,516
2023	Not a KMP in 2023									
Carolyn McCann, Group Executive, Customer & Corporate Services										
2024	1,038,679	437,500	5,359	-	36,479	15,727	398,684	198,233	482,393	2,613,054
2023	1,014,216	380,000	5,631	-	29,927	21,684	329,981	-	449,375	2,230,814
Catherine McGrath, Chief Executive Officer, Westpac New Zealand										
2024	857,768	311,189	8,386	-	119,894	-	-	523,182	388,367	2,208,786
2023	816,255	350,356	11,050	-	114,168	-	-	281,725	308,247	1,881,801
Anthony Miller, Chief Executive, Business & Wealth										
2024	1,279,390	478,000	3,315	166,277	37,898	19,056	684,787	238,441	717,728	3,624,892
2023	1,195,992	611,000	4,489	404,713	35,432	21,539	851,380	-	610,124	3,734,669
Christine Parker, Group Executive, Human Resources										
2024	1,045,623	417,000	3,315	-	32,976	16,896	401,268	152,684	524,412	2,594,174
2023	995,877	392,000	3,306	-	30,305	15,183	353,590	-	534,136	2,324,397
Michael Rowland, Chief Financial Officer										
2024	1,249,398	500,500	3,315	-	34,007	18,870	465,327	186,823	579,245	3,037,485
2023	1,207,072	446,500	4,888	-	31,278	19,038	404,955	-	494,888	2,608,619
Jason Yetton, Chief Executive, Consumer										
2024	1,200,082	443,000	3,315	-	38,009	19,050	539,012	238,441	770,574	3,251,483
2023	1,175,407	611,000	4,489	-	35,495	22,119	559,508	-	702,392	3,110,410
Ryan Zanin, Chief Risk Officer										
2024	1,663,065	674,000	151,817	116,682	2,097	25,268	730,310	249,101	541,063	4,153,403
2023	1,737,772	503,500	81,424	594,277	9,482	25,453	319,974	-	429,219	3,701,101

a. Fixed remuneration is the total cost of cash salary, salary sacrificed benefits and an accrual for annual leave. Superannuation in excess of the maximum contribution base that is paid as cash is also included.

b. The cash STVR award is typically paid in December following the end of the financial year. A downward adjustment was applied to the cash and deferred portions of the 2024 STVR award for one Group Executive based on an assessment of leadership behaviours.

c. Non-monetary benefits are determined on the basis of the cost to the Group (including associated FBT, where applicable) and may include annual health checks, provision of taxation advice, bank funded car parking, executive life insurance as well as relocation costs and travel allowances. Cash relocation allowances are recognised as an expense from the commencement date as a KMP to the end of a clawback period.

d. Includes payments on termination or other contracted amounts for current KMP. The cash portion of buy out arrangements is recognised as an expense from commencement date as a KMP to the end of the deferral period. For Anthony Miller, the cash buy out arrangement was agreed on 25 March 2021, 29% of the cash portion of the buy out was paid in 2024 and the remaining cash portions of the award are due to be paid through to March 2025. For Ryan Zanin, the cash buy out arrangement was agreed on 30 August 2022, 31% of this award was paid in 2024 and the remaining portions of the award are due to be paid through to December 2024.

e. Includes Group life and salary continuance insurance cover provided at no cost to the individual. Superannuation benefits have been calculated consistent with AASB 119 *Employee Benefits*.

f. The amortisation approach for restricted shares commences from the service period when the award was earned through to the end of the deferral period. A portion of the restricted shares held by Scott Collary, Nell Hutton and Anthony Miller represent an allocation made to compensate them for remuneration foregone from their previous employer on resignation to join Westpac. The restricted shares replicate the deferral periods of the equity foregone.

g. Equity-settled remuneration is based on the amortisation over the performance and the deferral period. It is calculated using the fair value at the grant date of hurdled and unhurdled share rights granted during the financial year up to 30 September 2024. Fair value is calculated

88 WESTPAC 2024 ANNUAL REPORT DIRECTORS’ REPORT using an external valuation based on the invitation opt out date. The 2024 value for Catherine McGrath includes 38% attributed to deferred STVR awards. h. The table includes remuneration details of individuals that are KMP for 2024, whereas the totals presented in Note 34 to the financial statements includes former KMP who ceased as KMP in 2023. The percentage of total remuneration which is performance related (i.e. cash STVR plus share-based payments) was: Peter King 64%, Scott Collary 60%, Nell Hutton 61%, Carolyn McCann 58%, Catherine McGrath 55%, Anthony Miller 58%, Christine Parker 58%, Michael Rowland 57%, Jason Yetton 61% and Ryan Zanin 53%. The percentage of total remuneration delivered in the form of share rights was: Peter King 32%, Scott Collary 29%, Nell Hutton 11%, Carolyn McCann 26%, Catherine McGrath 41%, Anthony Miller 26%, Christine Parker 26%, Michael Rowland 25%, Jason Yetton 31% and Ryan Zanin 19%. i. Peter King intends to retire as CEO on 15 December 2024. His 2024 statutory remuneration includes $3,448,410 related to the amortisation of share-based payments. As a result of his intention to retire on 15 December 2024, the amortisation of these share-based payments (restricted shares, restricted rights and performance rights) is being recognised over an accelerated vesting period. This resulted in additional accounting amortisation of $850,382 recognised in 2024 across all share-based payments. The remaining accounting amortisation relating to these awards will be recognised in 2025. The full value will be recognised for these awards over this accelerated vesting period regardless of whether the awards ultimately vest. The awards remain subject to the existing performance conditions and may or may not vest subject to meeting these performance conditions. Refer to the ASX release dated 9 September 2024 for further information of Peter King’s exit arrangement. In addition, in July 2024, Peter King received the standard service recognition award of $3,000 for when an employee reaches 30 years of service at Westpac.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 89

7.3. Movement in equity-settled instruments during the year

The table below shows the movements in the number and value of equity instruments for the CEO and Group Executives during 2024.

Name	Type of equity-based instrument	Number granted[a]	Number vested[b]	Number exercised[c]	Value granted $[d]	Value exercised $[e]	Value forfeited or lapsed $[e]
Managing Director & Chief Executive Officer							
Peter King	Restricted shares	48,806	40,821	-	1,132,299	-	-
	Restricted rights	82,977	-	-	1,925,066	-	-
	Performance rights	82,978	-	-	1,062,948	-	2,228,805
Group Executives							
Scott Collary	Restricted shares	22,060	67,576	-	511,792	-	-
	Restricted rights	42,863	-	-	994,422	-	-
	Performance rights	42,864	-	-	549,088	-	-
Nell Hutton	Restricted shares	54,229	8,983	-	1,258,113	-	-
	Restricted rights	42,318	-	-	981,778	-	-
	Performance rights	42,319	-	-	542,106	-	-
Carolyn McCann	Restricted shares	16,485	13,715	-	382,452	-	-
	Restricted rights	35,182	-	-	816,222	-	-
	Performance rights	35,183	-	-	450,694	-	873,728
Catherine McGrath	Unhurdled share rights	16,597	7,223	-	360,951	-	-
	Restricted rights	31,670	-	-	734,744	-	-
	Performance rights	31,670	-	-	405,693	-	-
Anthony Miller	Restricted shares	26,507	65,029	-	614,962	-	-
	Restricted rights	42,318	-	-	981,778	-	-
	Performance rights	42,319	-	-	542,106	-	-
Christine Parker	Restricted shares	17,006	15,222	-	394,539	-	-
	Restricted rights	27,098	-	-	628,674	-	-
	Performance rights	27,098	-	-	347,125	-	1,107,043
Michael Rowland	Restricted shares	19,370	18,073	-	449,384	-	-
	Restricted rights	33,157	-	-	769,242	-	-
	Performance rights	33,158	-	-	424,754	-	-
Jason Yetton	Restricted shares	26,507	25,969	-	614,962	-	-
	Restricted rights	42,318	-	-	981,778	-	-
	Performance rights	42,319	-	-	542,106	-	1,519,196
Ryan Zanin	Restricted shares	43,534	4,851	-	1,009,989	-	-
	Restricted rights	44,210	-	-	1,025,672	-	-
	Performance rights	44,211	-	-	566,343	-	-

a. Restricted rights and performance rights granted to the CEO are approved by shareholders at the Annual General Meeting each year under ASX Listing Rule 10.14. We do not grant options. We award deferred STVR in the form of restricted shares (or unhurdled share rights for KMP in New Zealand). 2023 deferred STVR was awarded on 19 January 2024 for the CEO and Group Executives, the deferral period commenced on 1 October 2023, 50% of the award vested on 1 October 2024 and 50% will vest on 1 October 2025 (subject to service conditions and remuneration adjustments).

b. No performance rights granted in 2019 vested in October 2023 when assessed against the relative TSR performance condition. 100% of the deferred STVR due to vest in 2023 vested at the end of the deferral period. For Scott Collary, 45,879 of the 67,576 restricted shares that vested were in relation to a buy out award which represents 61% of the total number of shares allocated for that award which has now vested in full. For Anthony Miller, 46,798 of the 65,029 restricted shares that vested were in relation to a buy out award which represents 38% of the total number of shares allocated for that award and the remaining portions of the award are due to vest through to March 2025. For Nell Hutton, the restricted shares that were granted relate to awards for her prior role before becoming a KMP.

c. Vested share rights granted prior to September 2023 may be exercised up to a maximum of 15 years from their commencement date. Vested share rights granted after September 2023 may be exercised up to two years following the vesting date, otherwise the share rights will be auto-exercised at the end of the term.

d. For performance rights, the value granted represents the number of securities granted multiplied by the fair value per instrument as set out in the table in the sub-section titled 'Overview of unvested equity awards'. For restricted shares and restricted rights, the value granted represents the number of rights granted multiplied by the closing price of a Westpac ordinary share on the date the awards were granted ($23.20). These values, which represent the full value of the equity-based awards made to the CEO and Group Executives in 2024, do not reconcile with the amount shown in the table in Section 7.2 which shows the amount amortised in the current year. The minimum total value of the grants for future financial years is zero and an estimate of the maximum possible total value in future financial years is the fair value, as shown above. This includes Ryan Zanin's additional grant of restricted shares and their estimated maximum possible total value is the fair value of $500,000.

e. The value of each share right exercised, forfeited or lapsed is calculated based on the closing price of a Westpac ordinary share on the date of exercise (or forfeiture or lapse). The overall values reflect forfeitures or lapses as a result of a failure to meet performance conditions.

90 **WESTPAC** 2024 ANNUAL REPORT

DIRECTORS' REPORT

7.3.1 Overview of unvested equity awards

The table below outlines key details of unvested STVR and LTVR as at 30 September 2024 awarded to the CEO and Group Executives while in KMP roles[1]. All awards are subject to service conditions, performance conditions (where applicable), deferral periods and remuneration adjustments. Further details of the awards can be located in prior Annual Reports.

Fair values

Fair values are determined in accordance with the requirements of AASB 2 *Share-based Payment*.

For STVR and LTVR restricted rights, the fair value is calculated using the closing price of the grant date, which for accounting purposes is the invitation opt out date.

For LTVR performance rights, fair values are independently calculated by PFS Consulting at the grant date (which is the invitation opt out date) using a Monte Carlo simulation pricing model.

Allocation values

The value granted to executives for remuneration purposes differs from the fair value used for accounting purposes.

For STVR grants, the allocation is determined by dividing the dollar value of the STVR award by the five day VWAP up to the grant date. Refer to Section 5.2 for further details of STVR.

For LTVR grants, the allocation is determined by dividing the dollar value of the LTVR awards by the face value of a share right. The face value of a share right is the five day VWAP up to the commencement of the performance period. Refer to Section 5.3 for further details of LTVR.

Award name	Grant date	Performance period start date	Performance period end date	Deferral period end date	Expiry	Fair value	Performance conditions
2023 STVR	19 Jan 2024	1 Oct 2022	30 Sep 2023	1 Oct 2024 (tranche one) and 1 Oct 2025 (tranche two)	N/A	$23.20	Service (noting STVR Scorecard assessment was completed)
2022 STVR	15 Dec 2022	1 Oct 2021	30 Sep 2022	1 Oct 2024 (tranche two)	N/A	$23.50	Service (noting STVR Scorecard assessment was completed)
2024 LTVR performance rights	19 Jan 2024	1 Oct 2023	30 Sep 2027	CEO: 15 Nov 2029 Group Executives: 15 Nov 2028	CEO: 15 Nov 2031 Group Executives: 15 Nov 2030	$12.81	Relative TSR
2024 LTVR restricted rights	19 Jan 2024	1 Oct 2023	30 Sep 2027	CEO: 50% on 15 Nov 2027 (tranche one) and 50% on 15 Nov 2028 (tranche two) Group Executives: 15 Nov 2027	CEO: 15 Nov 2029 (tranche one) and 15 Nov 2030 (tranche two) Group Executives: 15 Nov 2029	$23.20	Pre-vest assessment of risk culture (noting a pre-grant assessment was completed)
2023 LTVR performance rights	15 Dec 2022	1 Oct 2022	30 Sep 2026	25 Oct 2026	1 Oct 2037	$11.90	Relative TSR
2022 LTVR performance rights	CEO: 16 Dec 2021 Group Executives: 15 Dec 2021	1 Oct 2021	30 Sep 2025	1 Nov 2025	1 Oct 2036	CEO: $5.81 Group Executives: $5.82	Relative TSR
2021 LTVR performance rights[a]	CEO: 16 Dec 2020 Group Executives: 11 Dec 2020	1 Oct 2020	30 Sep 2024	31 Oct 2024	1 Oct 2035	CEO: $6.35 Group Executives: $6.40	Relative TSR

a. We tested the 2021 LTVR performance rights on 1 October 2024. Our TSR for the 4 year performance period was 113% resulting in a 50th percentile ranking relative to the comparator group. This resulted in 50% of the 2021 LTVR award vesting.

1. In addition, Anthony Miller was granted a buy out award on 8 April 2021 at a fair value of $18.73 that will vest in March 2025. Carolyn McCann was granted an additional 2022 LTVR award on 4 March 2022 to recognise an expanded role at a fair value of $8.05. Ryan Zanin's pro rata 2022 LTVR award was granted on 17 May 2022 at a fair value of $9.32 given his commencement date with Westpac was in April 2022, which was after the grant of 2022 LTVR to other Group Executives in December 2021. Ryan Zanin was awarded a grant of restricted shares of $500,000 on 19 January 2024 at a fair value of $23.20. The award recognises the importance of his role in completing a critical risk management and risk culture transformation, and increases alignment with shareholders through greater equity holdings. The award is subject to a service condition until January 2026 and remuneration adjustments and scheduled to vest in three tranches on January 2026, January 2028 and January 2029.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 91 7.4. Details of Westpac equity holdings of Non-executive Directors The table below sets out details of relevant interests in Westpac ordinary shares held by Non-executive Directors (including their related parties) during the year ended 30 September 20241 .. Number held at start of the year Changes during the year Number held at end of the year Current Non-executive Directors Steven Gregga n/a - 75,208 Tim Burroughs 67,302 - 67,302 Nerida Caesar 13,583 - 13,583 Audette Exel AO 11,562 390 11,952 Andy Maguirea n/a - - Peter Nash 15,360 - 15,360 Nora Scheinkestel 14,874 2,351 17,225 Margaret Sealeb 26,158 - 26,158 Michael Ullmer AOc 12,570 - 12,570 Former Non-executive Directors John McFarlanea 50,000 - n/a Chris Lyncha,d 13,090 - n/a a. The information relates to the period the individual was a KMP. Refer to Section 2 for further details. b. In addition to holding ordinary shares, Margaret Seale and her related parties held interests in 100 Westpac Capital Notes 7 (ASX: WBCPJ) at year end. c. In addition to holding ordinary shares, Michael Ullmer AO and his related parties held interests in 800 Westpac Capital Notes 5 (ASX: WBCPH), 300 Westpac Capital Notes 9 (ASX: WBCPL) and 1,000 Westpac Subordinated Notes at year end. d. In addition to holding ordinary shares, Chris Lynch and his related parties held interests in 1,137 Westpac Capital Notes 5 (ASX: WBCPH) as at his retirement date of 14 December 2023. 1. Other than as disclosed above, no share interests include non-beneficially held shares.

92 WESTPAC 2024 ANNUAL REPORT

DIRECTORS' REPORT

7.5. Details of Westpac equity holdings of executive Key Management Personnel

The table below details Westpac equity held and movement in that equity by the CEO and Group Executives (including their related parties) for the year ended 30 September 2024[1].

Name	Type of equity-based instrument	Number held at start of the year[a]	Number granted during the year as remuneration	Received on exercise and/or exercised during the year	Number forfeited or lapsed during the year[b]	Other changes during the year	Number held at end of the year	Number vested and exercisable at end of the year
Managing Director & Chief Executive Officer								
Peter King	Ordinary shares	213,527	48,806	-	-	-	262,333	-
	Restricted rights	-	82,977	-	-	-	82,977	-
	Performance rights	570,644	82,978	-	(101,348)	-	552,274	-
Group Executives								
Scott Collary	Ordinary shares	118,483	22,060	-	-	-	140,543	-
	Restricted rights	-	42,863	-	-	-	42,863	-
	Performance rights	315,956	42,864	-	-	-	358,820	-
Nell Hutton	Ordinary shares	119,814	54,229	-	-	(8,983)	165,060	-
	Restricted rights	-	42,318	-	-	-	42,318	-
	Performance rights	-	42,319	-	-	-	42,319	-
Carolyn McCann	Ordinary shares	94,606	16,485	-	-	-	111,091	-
	Restricted rights	-	35,182	-	-	-	35,182	-
	Performance rights	230,274	35,183	-	(39,815)	-	225,642	-
Catherine McGrath	Ordinary shares	-	-	-	-	-	-	-
	Unhurdled share rights	14,874	16,597	-	-	-	31,471	7,223
	Restricted rights	-	31,670	-	-	-	31,670	-
	Performance rights	133,483	31,670	-	-	-	165,153	-
Anthony Miller	Ordinary shares	159,756	26,507	-	-	-	186,263	-
	Restricted rights	-	42,318	-	-	-	42,318	-
	Performance rights	307,152	42,319	-	-	-	349,471	-
Christine Parker	Ordinary shares	53,401	17,006	-	-	-	70,407	-
	Restricted rights	-	27,098	-	-	-	27,098	-
	Performance rights	279,248	27,098	-	(52,293)	-	254,053	-
Michael Rowland	Ordinary shares	36,146	19,370	-	-	-	55,516	-
	Restricted rights	-	33,157	-	-	-	33,157	-
	Performance rights	250,480	33,158	-	-	-	283,638	-
Jason Yetton	Ordinary shares	51,939	26,507	-	-	-	78,446	-
	Restricted rights	-	42,318	-	-	-	42,318	-
	Performance rights	366,861	42,319	-	(54,471)	-	354,709	-
Ryan Zanin	Ordinary shares	9,702	43,534	-	-	-	53,236	-
	Restricted rights	-	44,210	-	-	-	44,210	-
	Performance rights	150,934	44,211	-	-	-	195,145	-

a. Ordinary shares held at the start of the year have been revised to reflect updated balances during the current reporting period for two KMP.

b. Forfeitures or lapses during the year are as a result of a failure to meet performance conditions.

1. The highest number of shares held by an individual in the table is 0.0076% of total Westpac ordinary shares outstanding as at 30 September 2024.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 93

7.6. Loans to Non-executive Directors and executive Key Management Personnel

Financial instrument transactions are provided in the ordinary course of business. These transactions are at arm's-length on terms and conditions as they apply to all employees.

The table below details loans to Non-executive Directors, the CEO and Group Executives (including their related parties) of the Group.

	Balance at start of the year $[a]	Interest paid and payable for the year $	Interest not charged during the year $	Balance at end of the year $	Number in Group at end of the year
Non-executive Directors	4,507,501	191,280	-	3,012,367	3
CEO and Group Executives	30,377,545	839,000	-	29,051,817	7
Total	34,885,046	1,030,280	-	32,064,184	10

a. Balances at start of the year have been revised for updated balances during the reporting period.

The table below details KMP (including their related parties) with aggregate loans above $100,000 during 2024.

	Balance at start of the year $[a]	Interest paid and payable for the year $	Interest not charged during the year $	Balance at end of the year $	Highest indebtedness during the year $
Non-executive Directors					
Peter Nash	2,364,821	149,359	-	2,498,978	3,023,589
Nora Scheinkestel	n/a	-	-	100,000	1,600,000
Margaret Seale	620,442	29,989	-	413,389	655,094
Former Non-executive Directors					
Chris Lynch[b]	1,522,238	11,932	-	n/a	1,522,238
CEO and Group Executives					
Peter King	1,158,000	10,492	-	1,158,000	1,159,175
Scott Collary	2,294,958	40,606	-	2,166,513	2,289,315
Nell Hutton	14,441,500	303,040	-	14,432,940	14,471,500
Carolyn McCann	3,396,296	121,040	-	3,250,672	3,401,353
Anthony Miller	2,277,513	8,591	-	1,389,164	3,716,759
Christine Parker	5,434,278	269,863	-	5,396,236	5,471,019
Jason Yetton	1,375,000	85,368	-	1,258,292	1,425,371

a. Balances at start of the year have been revised for updated balances during the reporting period.
b. The information relates to the period the individual was a KMP. Refer to Section 2 for further details.

Other transactions relating to KMP

Accrual for dividend equivalent payments

The non-current liability owing as a result of dividend equivalent payments that have been accrued for the 2024 LTVR restricted rights was $381,700 as at 30 September 2024. Details of the LTVR restricted rights can be found in Section 5.3.1.

94 WESTPAC 2024 ANNUAL REPORT

DIRECTORS' REPORT

Auditor

Auditor's independence declaration

A copy of the auditor's independence declaration as required under section 307C of the Corporations Act is below:

pwc

Auditor's Independence Declaration

As lead auditor for the audit of Westpac Banking Corporation for the year ended 30 September 2024, I declare that to the best of my knowledge and belief, there have been:

(a) no contraventions of the auditor independence requirements of the *Corporations Act 2001* in relation to the audit; and

(b) no contraventions of any applicable code of professional conduct in relation to the audit.

This declaration is in respect of Westpac Banking Corporation and the entities it controlled during the period.

Colin Heath

Colin Heath
Partner
PricewaterhouseCoopers

Sydney
3 November 2024

PricewaterhouseCoopers, ABN 52 780 433 757
One International Towers Sydney, Watermans Quay, Barangaroo, GPO BOX 2650, SYDNEY NSW 2001
T: +61 2 8266 0000, F: +61 2 8266 9999, www.pwc.com.au

Liability limited by a scheme approved under Professional Standards Legislation.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 95 Non-audit services We may decide to engage PwC on assignments additional to their statutory audit duties where their expertise or experience with Westpac or a controlled entity is important. Details of the non-audit service amounts paid or payable to PwC for non-audit services provided during the 2024 and 2023 financial years are set out in Note 33 (page 262) to the financial statements. PwC also provides audit and non-audit services to non-consolidated entities, non-consolidated trusts of which a Westpac Group entity is trustee, manager or responsible entity and non-consolidated superannuation funds or pension funds. The fees in respect of these services were approximately $6.6 million in total (2023: $8.7 million). PwC may also provide audit and non-audit services to other entities in which Westpac holds a minority interest and which are not consolidated. Westpac is not aware of the amount of any fees paid to PwC by those entities. Westpac has a policy on engaging PwC, details of which are set out in its 2024 Corporate Governance Statement in the section ‘Engagement of the external auditor’. The Board has considered the position and, in accordance with the advice received from the Board Audit Committee, is satisfied that the provision of the non-audit services during 2024 by PwC is compatible with the general standard of independence for auditors imposed by the Corporations Act. The Directors are satisfied, in accordance with advice received from the Board Audit Committee, that the provision of non-audit services by PwC, as set out above, did not compromise the auditor independence requirements of the Corporations Act for the following reasons: • all non-audit services provided by PwC for the year have been reviewed by the Board Audit Committee, which is of the view that they do not impact the impartiality and objectivity of PwC; and • based on Board quarterly independence declarations made by PwC to the Board Audit Committee during the year, none of the services undermine the general principles relating to auditor independence including reviewing or auditing PwC’s own work, acting in a management or a decision-making capacity for the company, acting as advocate for the company or jointly sharing economic risk and rewards. Responsibility statement The Directors of Westpac Banking Corporation confirm that to the best of their knowledge: • the consolidated financial statements for the financial year ended 30 September 2024, which have been prepared in accordance with the accounting policies described in Note 1 (page 149) to the consolidated financial statements, being in accordance with Australian Accounting Standards (AAS), give a true and fair view of the assets, liabilities, financial position and profit of the Group; and • the Annual Report from the section entitled About Westpac (page 10) to and including the section entitled Segment Reporting (page 130) and the subsection entitled 'Other Westpac business information' in the section entitled Additional Information (page 290) includes a fair review of the information required by the Disclosure Guidance and Transparency Rules 4.1.8R to 4.1.11R of the United Kingdom Financial Conduct Authority, together with a description of the principal risks and uncertainties faced by the Group. The Directors’ Report is signed in accordance with a resolution of the Board of Directors. Steven Gregg Chairman 3 November 2024 Peter King Managing Director & Chief Executive Officer 3 November 2024

96 WESTPAC 2024 ANNUAL REPORT INFORMATION ON WESTPAC Significant developments Westpac significant developments – Australia Changes to Chairman, CEO and Board of Directors On 14 December 2023, at the conclusion of the AGM, Mr Steven Gregg succeeded Mr McFarlane as Chairman of the Board following Mr McFarlane’s retirement. On 9 September 2024, Westpac announced that Anthony Miller will succeed Peter King as CEO and Managing Director, effective 16 December 2024 following Mr King’s retirement as CEO and Managing Director. Independent Non-executive Director Chris Lynch retired from the Board at the conclusion of the AGM on 14 December 2023. On 15 July 2024, Mr Andy Maguire commenced as an independent Non-executive Director of the Board. On market buyback As at 30 September 2024, Westpac had completed $1.8 billion of the $2.5 billion on-market share buyback previously announced, with 67.7 million Westpac shares purchased at an average price of $26.78. The shares bought back were subsequently cancelled. On 4 November 2024, Westpac announced an increase in the amount of Westpac shares it intends to buyback by up to a further $1.0 billion, to an aggregate total buyback amount of up to $3.5 billion of Westpac shares. Westpac reserves the right to vary, suspend or terminate the buyback at any time. External auditor rotation On 8 March 2024, Westpac announced that KPMG was the preferred firm to be appointed as Westpac’s external auditor for the 2025 financial year, beginning 1 October 2024. This appointment is subject to the approval of Westpac shareholders at the 2024 AGM. Technology simplification On 27 March 2024, Westpac provided an update on its technology simplification project, UNITE, a multi-year program of work commenced in FY24. Closure of RAMS to new business On 6 August 2024, Westpac announced that it had completed its strategic review of RAMS Financial Group Pty Limited (RAMS) and would close RAMS to new home loan applications. Existing RAMS customers continue to be serviced, and their loans remain in place. Regulatory and risk developments Enforceable undertaking on risk governance remediation, Integrated Plan and CORE program In December 2023, Westpac completed the Integrated Plan (IP) required under the enforceable undertaking (EU) entered into with APRA in December 2020 in relation to our risk governance remediation and supporting the strengthening of our risk governance, accountability and culture. In its final report issued 30 April 2024, the Independent Reviewer (Promontory Australia) confirmed that Westpac has successfully completed the IP. Promontory Australia’s final report, along with reports issued previously, are available on our website at https://www.westpac.com.au/about-westpac/ media/core/. Westpac is continuing to focus on the sustainability and effectiveness of the uplift delivered by the IP through a transition phase. APRA releases final Prudential Standard CPS 230 Operational Risk Management On 17 July 2023, APRA released the final version of the Prudential Standard CPS 230 Operational Risk Management which will come into effect from 1 July 2025. CPS 230 brings new and enhanced requirements for our operational risk management, material service provider management and business continuity planning; and we are undertaking a programme of work to assist in implementing these requirements. Details about operational risk and the consequences of failing to comply with regulatory requirements are set out in the 2024 Risk Factors. Financial crime We continue to make progress on improving our financial crime risk management with significant ongoing work, as we implement a multi-year program of work (including AML/CTF, Sanctions, Anti-Bribery and Corruption, the US Foreign Account Tax Compliance Act (FATCA) and Common Reporting Standard (CRS)). Through this work, we continue to undertake activities to strengthen our AML/CTF Program, including our Transaction Monitoring Program, and remediate and improve our financial crime controls in multiple areas including: initial, enhanced and ongoing customer due diligence and associated record keeping; upgrading customer and payment screening, enhancing transaction monitoring and associated processes; improving Electronic Funds Transfer Instruction processes; establishing data reconciliations and checks to ensure the completeness of data feeding into our financial crime systems; and improving regulatory reporting, including in relation to International Funds Transfer Instructions, Threshold Transaction Reports, Suspicious Matter Reports (including ‘tipping off’ controls), and FATCA and CRS reporting and equivalent reports in jurisdictions outside Australia. On 11 September 2024, the Anti-Money Laundering and Counter-Terrorism Financing Amendment Bill 2024 was introduced into Parliament. The Bill seeks to modernise and overhaul the AML/CTF regime, to ensure Australia continues to effectively deter, detect and disrupt financial crime. We are considering the potential impacts of the

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 97 proposed Bill, including on our policies, procedures, systems and controls. With increased focus on financial crime, further areas of potential non-compliance have been, and may continue to be identified, and we continue to liaise with AUSTRAC and the ATO and local regulators in jurisdictions outside Australia, as appropriate, including to remediate findings and adopt recommendations from regulators with significant ongoing programmes of work across the Group. Details about the consequences of failing to comply with financial crime obligations are set out in the 2024 Risk Factors. Scams In September 2024, the Australian Government released draft legislation to implement the Scams Prevention Framework (SPF). The SPF outlines the responsibilities of designated sectors (initially banks, telecommunications, and digital platform service providers) to prevent, detect, report, disrupt and respond to scams in Australia. We are considering the potential impacts of the SPF if adopted as drafted, including on our policies, procedures, systems and controls. New climate reporting standards New mandatory climate-related reporting standards have been finalised by the Australian Accounting Standards Board and legislation requiring compliance has been passed by the Australian Parliament. Westpac will report against these new requirements from its financial year ending 30 September 2026. As of 4 April 2024, new SEC rules in relation to the disclosure of climate-related information that were expected to apply to Westpac from FY26 have been stayed pending the outcome of a lawsuit challenging the rules in the United States Court of Appeals for the Eighth Circuit. APRA capital requirements Operational risk capital overlays In 2019 APRA applied $1 billion of additional capital overlays to our operational risk capital requirement. These overlays were applied through an increase in risk weighted assets (RWA). On 19 July 2024, APRA announced its decision to reduce Westpac’s total operational risk capital overlay from $1 billion to $500 million. The impact of the $500 million overlay reduction on our Level 2 common equity Tier 1 (CET1) capital ratio at 30 September 2024 was an increase of 18 basis points. APRA Discussion Paper on Replacement of Additional Tier 1 Capital On 10 September 2024, APRA released a discussion paper titled “A more effective capital framework for a crisis” (APRA Discussion Paper) outlining potential amendments to APRA’s prudential framework and seeking feedback on a proposal for banks to phase out Additional Tier 1 (AT1) capital and replace it with greater amounts of Tier 2 capital and CET1 capital. The APRA Discussion Paper follows APRA’s September 2023 discussion paper relating to improving the effectiveness of AT1 capital instruments. APRA’s proposed approach (applicable to large, internationally active banks such as Westpac) would replace the existing 1.5% AT1 capital with 0.25% CET1 and 1.25% Tier 2 capital, which would see the total minimum CET1 requirement (including regulatory buffers) increase from 10.25% to 10.50%. This includes increasing the minimum CET1 requirement from 4.5% to 6.0% but offsetting this increase by removing the Advanced portion of the capital conservation buffer (CCB) of 1.25% in order to maintain a minimum Tier 1 capital ratio of 6.0% and a minimum 2.5% CCB in line with the Basel minimum standards. The proposed changes, if implemented as set out in the APRA Discussion Paper, would commence from 1 January 2027. In addition, from this date existing AT1 instruments would be eligible to be included as Tier 2 capital, until their first scheduled call date. All existing AT1 instruments (issued by any Australian bank) would reach their first scheduled call date by 2032 at the latest. APRA is seeking feedback on the APRA Discussion Paper by 8 November 2024 and intends to provide an update on the consultation process in late 2024 and formally consult on any proposed amendments to APRA’s prudential framework in 2025. Westpac significant developments – New Zealand RBNZ review of overseas bank branches On 21 August 2024 the RBNZ released the proposed Branch Standard under the Deposit Takers Act 2023 which will implement decisions made as part of the review of its policy for branches of overseas banks. The proposed Branch Standard will require that overseas bank branches only conduct business with wholesale clients; the total size of an overseas bank’s branch cannot exceed NZ$15 billion in total assets; and dual-operating branches (such as Westpac’s New Zealand Branch) only conduct business with “large” corporate and institutional clients. It is proposed that “large” means those with consolidated annual turnover of over NZ$50 million, total assets of over NZ$75 million or total assets under management of over NZ$1 billion (for funds management entities only). The implementation date is expected to be in July 2028. Westpac’s New Zealand Branch currently provides financial markets, trade finance and international payment products and services to customers referred by WNZL. We expect the RBNZ’s Branch Standard will require changes to the activities Westpac’s New Zealand Branch undertakes, and as a result, WNZL may also make changes to the scope of the activities it undertakes. General regulatory changes affecting our businesses Cyber security Regulators have continued their focus on cyber security due to high profile cyber-related incidents. APRA is seeking to ensure that regulated entities improve their cyber security practices, focusing on the effective implementation of ongoing compliance with Prudential Standard CPS 234 Information Security. APRA has been actively communicating with entities to

98 WESTPAC 2024 ANNUAL REPORT INFORMATION ON WESTPAC emphasise the importance of cyber resilience, including releasing two letters in June and August 2024 to regulated entities highlighting expectations about the effective implementation of cyber controls including data backups, security in configuration management, privileged access management, and security testing. Similarly, ASIC is emphasising improved cybersecurity at the companies it regulates and has indicated a focus on improving cyber resilience through proposed testing strategies. The Australian Signals Directorate and the Australian Cyber Security Centre are increasingly providing threat intelligence and tailored guidance to help organisations enhance their information security measures. We will continue to engage with regulators and the government more broadly regarding cyber-related regulation, legislation and policy. We continue to work on enhancing our systems and processes to mitigate cyber security risks, including those related to third parties, and to respond to changes in regulation. Details about operational risks and information security risks, including cyberattacks, are set out in the 2024 Risk Factors. Artificial Intelligence On 5 September 2024 the Australian Government published: • a voluntary AI Safety Standard, implementing risk- based guardrails for how Australian organisations should safely and responsibly use AI; and • a consultation for introducing mandatory guardrails on how to use AI safely and responsibly when developing and deploying AI in Australia in high-risk settings (consultation submissions closed 4 October 2024). We continue to work on enhancing our systems and processes to mitigate risks that may be amplified by AI and collaborating with industry and government to shape development of AI regulation, including by making a submission as part of the consultation. Details about operational risks and information security risks, including AI, are set out in the 2024 Risk Factors. Details about how we are leveraging the power of AI are outlined in the Technology section (page 38). Reforms to the Privacy Act On 12 September 2024, the Federal Attorney-General introduced into Parliament the Privacy and Other Legislation Amendment Bill 2024 (Cth) which implements the first tranche of agreed recommendations from the Australian Government’s Privacy Act Review. Key changes introduced by the first tranche include the following: • a new statutory tort for serious invasions of privacy; • greater transparency for individuals regarding the use of their personal information in automated decisions that impact them; • new criminal offences for the malicious release of personal data (known as doxxing); and • enhanced enforcement powers and new civil penalties which can be tailored according to the seriousness of a privacy breach. A number of proposed reforms from the Privacy Act Review have been deferred, with the expectation that a draft Tranche 2 will be developed for consultation at a later stage. Revised Banking Code of Practice On 27 June 2024, ASIC approved a new version of the Australian Banking Association’s Banking Code of Practice (the Code) with an implementation date of 28 February 2025 for each bank that has adopted the Code (including Westpac). The strengthened Code reflects the consultations both the ABA and ASIC conducted with stakeholders, consumer representatives and the BCCC, and includes uplifts to existing provisions and additional protections for small business customers, guarantors, vulnerable customers and customers requiring additional support. These updates include: • an expanded small business definition that increases the borrowing limit from $3 million to $5 million which is anticipated to provide up to 10,000 more small businesses with access to the Code protections; • a new obligation to ensure that a meeting is held with a guarantor in the absence of the borrower before signing a guarantee; • an updated vulnerability definition that expands the categories of vulnerability and recognises that a customer can become vulnerable at any time; • updated provisions for managing deceased estates; and • an uplift of the inclusivity and accessibility provisions to expressly include LGBTQIA+ persons and a new commitment to organise or refer customers to free support services. Legal proceedings Our entities are parties to legal proceedings from time to time arising from the conduct of our business. Certain litigation (including regulatory proceedings) and class actions are described as required in Note 25 to the financial statements (page 238).

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 99 PERFORMANCE REVIEW READING THIS REPORT GROUP PERFORMANCE Performance summary Key financial information Impact of Notable Items Review of earnings Credit quality Balance sheet and funding Capital and dividends SEGMENT REPORTING

100 WESTPAC 2024 ANNUAL REPORT READING THIS REPORT Disclosure regarding forward-looking statements This 2024 Annual Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts. Forward-looking statements appear in a number of places in this 2024 Annual Report and include statements regarding our current intent, belief or expectations with respect to our business and operations, macro and micro economic and market conditions, results of operations and financial condition and performance, capital adequacy and liquidity and risk management, including, without limitation, future loan loss provisions and financial support to certain borrowers, forecasted economic indicators and performance metric outcomes, indicative drivers, climate- and other sustainability-related statements, commitments, targets, projections and metrics, and other estimated and proxy data. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘indicative’, ‘risk’, ‘aim’, ‘outlook’, ‘forecast’, ‘assumption’, ‘projection’, ‘target’, ‘goal’, ‘guidance’, ‘objective’, ‘ambition’ or other similar words, are used to identify forward-looking statements. These statements reflect our current views on future events and are subject to change, certain known and unknown risks, uncertainties and assumptions and other factors which are, in many instances, beyond our control (and the control of our officers, employees, agents, and advisors), and have been made based on management’s current expectations or beliefs concerning future developments and their potential effect upon Westpac. Forward-looking statements may also be made, verbally or in writing, by members of Westpac’s management or Board in connection with this 2024 Annual Report. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this document. There can be no assurance that future developments or performance will align with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those we expect or which are expressed or implied in forward-looking statements, depending on various factors including, but not limited to: • information security breaches, including cyber attack events • the effect of, and changes in, laws, regulations, regulatory policy, taxation or accounting standards or practices, and government and central bank monetary policies, including changes to liquidity, leverage and capital requirements • regulatory investigations, reviews (including industry reviews) and other actions, inquiries, litigation, fines, penalties, restrictions or other regulator-imposed conditions, including from our actual or alleged failure to comply with laws, regulations or regulatory policy • the effectiveness of our risk management practices, including our framework, policies, processes, systems and employees • the reliability and security of Westpac’s technology and risks associated with changes to technology systems • geopolitical events or other changes in countries in which Westpac or its customers or counterparties operate • climate-related risks (including physical, transition and liability risks) that may arise from changing climate patterns, and risks associated with the transition to a lower carbon economy (including Westpac’s ambition to become a net-zero, climate resilient bank) or risks from legal and regulatory action, or risks from other sustainability factors such as human rights and natural capital • the failure to comply with financial crime obligations (including anti-money laundering and counter-terrorism financing laws, anti-bribery and corruption laws, sanctions laws and tax transparency laws), which has had, and could further have, adverse effects on our business and reputation • internal and external events which may adversely impact our reputation • litigation and other legal proceedings and regulator investigations and enforcement actions (including the liability of Westpac to pay significant monetary settlements and legal costs in order to resolve a dispute) • market volatility and disruptions, including uncertain conditions in funding, equity and asset markets and any losses or business impacts we or our customers or counterparties may experience • the incidence of inadequate capital levels • changes in economic conditions, consumer or business spending, saving and borrowing habits in Australia, New Zealand and other countries in which we or our customers or counterparties operate and our ability to maintain or to increase market share, margins and fees, and control expenses • adverse asset, credit or capital market conditions or an increase in defaults, impairments and provisioning because of a deterioration in economic conditions • sovereign risks, including the risk that governments will default on their debt obligations, fail to perform contractual obligations, or be unable to refinance their debts • changes to Westpac’s credit ratings or the methodology used by credit rating agencies • the effects of market competition and competition regulatory policy impacting the areas in which we operate • operational risks resulting from ineffective processes and controls • levels of inflation, changes to interest rates, exchange rates and market and monetary fluctuations and volatility • poor data quality, data availability or data retention

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 101 Disclosure regarding forward-looking statements (Continued) • strategic decisions including diversification, innovation, retention, divestment, acquisitions, expansion activity, integration and decisions to shut down some operations • failure to recruit and retain key executives, employees and Directors • changes to our critical accounting assumptions and estimates and changes to the value of our intangible assets; and • various other factors including those beyond Westpac’s control. The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to Risk Management (page 40) and the 2024 Risk Factors. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others relying on information in this 2024 Annual Report should carefully consider the foregoing factors and other uncertainties and events. Except as required by law, we assume no obligation to revise or update any forward-looking statements in this 2024 Annual Report, whether from new information, future events, conditions, or otherwise, after the date of this 2024 Annual Report. Further important information regarding climate change and sustainability-related statements This 2024 Annual Report contains forward-looking statements and other representations relating to ESG topics, including but not limited to climate change, net zero, climate resilience, natural capital, emissions intensity, human rights and other sustainability-related statements, commitments, targets, projections, scenarios, risk and opportunity assessments, pathways, forecasts, estimated projections and other proxy data. These are subject to known and unknown risks, and there are significant uncertainties, limitations, risks and assumptions in the metrics and modelling on which these statements rely. In particular, the metrics, methodologies and data relating to climate and sustainability are rapidly evolving and maturing, including variations in approaches and common standards in estimating and calculating emissions, and uncertainty around future climate- and sustainability-related policy and legislation. There are inherent limits in the current scientific understanding of climate change and its impacts. Some material contained in this 2024 Annual Report may include information including, without limitation, methodologies, modelling, scenarios, reports, benchmarks, tools and data, derived from publicly available or government or industry sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of such information. There is a risk that the estimates, judgements, assumptions, views, models, scenarios or projections used by Westpac may turn out to be incorrect. These risks may cause actual outcomes, including the ability to meet commitments and targets, to differ materially from those expressed or implied in this 2024 Annual Report and the 2024 Risk Factors. The climate- and sustainability-related forward-looking statements made in this 2024 Annual Report and the 2024 Risk Factors are not guarantees or predictions of future performance and Westpac gives no representation, warranty or assurance (including as to the quality, accuracy or completeness of these statements), nor guarantee that the occurrence of the events expressed or implied in any forward-looking statement will occur. There are usually differences between forecast and actual results because events and actual circumstances frequently do not occur as forecast and these differences may be material. Westpac will continue to review and develop its approach to ESG as this subject area matures. Currency of presentation, exchange rates and certain definitions In this Annual Report, ‘financial statements’ means our audited consolidated balance sheets as at 30 September 2024 and 30 September 2023 and income statements, statements of comprehensive income, changes in equity and cash flows for each of the years ended 30 September 2024, 2023 and 2022 together with accompanying notes which are included in this Annual Report. Our financial year ends on 30 September. As used throughout this Annual Report, the financial year ended 30 September 2024 is referred to as 2024 and other financial years are referred to in a corresponding manner. All dollar values in this report are in Australian dollars unless otherwise noted or the context otherwise requires, references to ‘dollars’, ‘dollar amounts’, ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars. References to ‘US$’, ‘USD’ or ‘US dollars’ are to United States dollars, references to ‘NZ$’, ‘NZD’ or ‘NZ dollars’ are to New Zealand dollars and references to 'GBP' are to British Pound Sterling. Refer to Exchange rates (page 290) for information regarding the rates of exchange between the Australian dollar and the US dollar applied by Westpac as part of its operating activities for 2024, 2023 and 2022. Any discrepancies between totals and sums of components in tables contained in this Annual Report are due to rounding. Percentage (%) movements are shown as % unless otherwise stated to all the tables in this document and represent the percentage change between 2024 and 2023. Information on terms, acronyms and calculations used in this report are provided in the Glossary of Abbreviations and Defined Terms (pages 298-302).

102 WESTPAC 2024 ANNUAL REPORT READING THIS REPORT Selected consolidated financial and operating data We have derived the following selected financial information, as of, and for the financial years ended, 30 September 2024, 2023 and 2022 from our consolidated financial statements and related notes, except for certain data such as market share information, and other regulatory information which are derived from filings with our regulators and are unaudited. This information should be read together with our audited consolidated financial statements and the accompanying notes included elsewhere in this Annual Report. Only the Financial Statements are audited PricewaterhouseCoopers has audited the financial statements, accompanying notes and the Consolidated Entity Disclosure Statement contained within the Financial Statements (pages 143- 279 ) of this Annual Report and has issued an unmodified audit report. All other sections of the Annual Report have not been subject to audit by PricewaterhouseCoopers. The financial information contained in this Annual Report includes information extracted from the audited financial statements together with information that has not been audited. Presentation changes In 2024, we have made changes to both the composition of our segments and the measurement of segment performance. Comparatives have been restated to align to the current period presentation. Refer to Segment Reporting (pages 130-141) for further details. Certain comparative information has also been revised where appropriate to conform to changes in presentation in the current period to enhance comparability. Non-AAS financial measures Westpac’s statutory results are prepared in accordance with AAS and are also compliant with IFRS. In assessing Westpac’s performance and that of our operating segments we use a number of financial measures, including amounts, measures and ratios that are presented on a non-AAS basis, as described below. Non-AAS financial measures and ratios do not have standardised meanings under AAS. As such they are unlikely to be directly comparable to similar measures presented by other companies and should not be viewed in isolation from, or as a substitute for, the AAS results. Our non-AAS measures fall within the following categories: MEASURE/RATIO DESCRIPTION FURTHER INFORMATION Performance measures excluding the impact of Notable Items, businesses sold The net interest income, non-interest income, operating expenses and segment reporting sections of this report include performance measures that exclude Notable Items, businesses sold and/or held-for-sale. Notable Items are items that management believes are not reflective of Westpac’s ongoing business performance. Details of Notable Items are included in Impact of Notable Items (page 106). Businesses sold reflect the contribution to Westpac’s results in the period sold prior to their sale. It also includes any gains/ losses related to their sale but excludes items that have been identified as Notable Items. Performance measures which are adjusted for one or more of these items include: • Net interest income • Non-interest income (including net fee income, net wealth management and insurance income, trading income and other income) • Operating expenses (including staff expenses, occupancy expenses, technology expenses and other expenses) • Pre-provision profit • Net profit • Net profit attributable to owners of WBC • Return on average ordinary equity • Return on tangible ordinary equity Management considers this information useful as these measures provide a view that reflects Westpac’s ongoing business performance. See pages 6-7, 8-9, 12-13, 16-19, 68-93, 104-129, 130-141, and 293-294.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 103 Non-AAS financial measures (Continued) MEASURE/RATIO DESCRIPTION FURTHER INFORMATION Pre-provision profit Pre-provision profit is net profit/(loss) excluding credit impairment (charges)/benefits and income tax (expense)/benefit. This is calculated as net interest income plus non-interest income less operating expenses. This includes (charges)/benefits relating to provisions and impairment other than from expected credit losses. Management considers this information useful as this measure provides readers with a view of the impact of the operating performance of Westpac. See pages 16-19, 104-129, 130-141, and 293-294. Basic earnings per share (excluding Notable Items) and Diluted earnings per share (excluding Notable Items) Basic earnings per share (excluding Notable Items) is calculated as net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable items divided by the weighted average number of ordinary shares on issue during the period, adjusted for treasury shares. Diluted earnings per share is calculated by adjusting the basic earnings per share (excluding Notable Items) by assuming all dilutive potential ordinary shares are converted. Management considers this information useful as these measures provide a view of the basic and diluted earnings per share based on the ongoing operating performance of Westpac. See pages 105 and 293-294 Core net interest income and core net interest margin (NIM) Core net interest income is calculated as net interest income excluding Notable Items, and Treasury and Markets income. Core NIM is calculated as core net interest income (annualised where applicable) divided by average interest earning assets. Management considers this information useful as these measures provide a view of the underlying performance of Westpac’s net interest income and margin, for lending, deposit and wholesale funding. See pages 16-19, 105 and 108. Dividend payout ratio (excluding Notable Items) Calculated as ordinary dividend paid/declared on issued shares (net of Treasury shares) divided by the net profit attributable to owners of WBC excluding Notable Items. Management considers this information useful as it provides a view of the dividend payout ratio based on the ongoing operating performance of Westpac. See pages 105 and 293-294. Expense to income ratio (excluding Notable Items) Calculated as operating expenses excluding Notable Items divided by net operating income excluding Notable Items. Management considers this information useful as this measure provides a view of the efficiency of the ongoing operating performance of Westpac. See pages 16-19, 105, 116-117 and 293-294. Average tangible ordinary equity and Return on average tangible ordinary equity (ROTE) Average tangible ordinary equity is calculated as average ordinary equity less average goodwill and other intangible assets (excluding capitalised software). Return on average tangible ordinary equity is calculated as net profit attributable to owners of WBC adjusted for RSP dividends (annualised where applicable) divided by average tangible ordinary equity. Management considers this information useful as these measures are commonly used as a performance measure by WBC, investors, analysts and others in assessing Westpac's application of equity. See pages 6-7, 12-13, 16-19, 105 and 293-294. References to websites Information contained in or accessible through the websites mentioned in this Annual Report does not form part of this Annual Report unless we specifically state that it is incorporated by reference and forms part of this Annual Report.

104 WESTPAC 2024 ANNUAL REPORT

GROUP PERFORMANCE

Performance summary

$m	2024	2023	2022	% Mov't 2024 - 2023
Net interest income	18,753	18,317	17,161	2
Non-interest income	2,835	3,328	2,445	(15)
Net operating income	**21,588**	**21,645**	**19,606**	**-**
Operating expenses	(10,944)	(10,692)	(10,802)	2
Pre-provision profit	**10,644**	**10,953**	**8,804**	**(3)**
Impairment (charges)/benefits	(537)	(648)	(335)	(17)
Profit before income tax expense	**10,107**	**10,305**	**8,469**	**(2)**
Income tax expense	(3,117)	(3,104)	(2,770)	-
Profit after income tax expense	**6,990**	**7,201**	**5,699**	**(3)**
Profit attributable to non-controlling interests (NCI)	-	(6)	(5)	(100)
Net profit attributable to owners of WBC	**6,990**	**7,195**	**5,694**	**(3)**
Notable Items	**(123)**	**(173)**	**(874)**	**(29)**
Effective tax rate	**30.84%**	**30.12%**	**32.71%**	**72 bps**

Performance Summary excluding Notable Items

$m	2024	2023	2022	% Mov't 2024 - 2023
Net interest income	18,916	18,414	16,606	3
Non-interest income	2,847	3,128	3,299	(9)
Net operating income	**21,763**	**21,542**	**19,905**	**1**
Operating expenses	(10,944)	(10,232)	(10,181)	7
Pre-provision profit	**10,819**	**11,310**	**9,724**	**(4)**
Impairment (charges)/benefits	(537)	(648)	(335)	(17)
Profit before income tax expense	**10,282**	**10,662**	**9,389**	**(4)**
Income tax expense	(3,169)	(3,288)	(2,816)	(4)
Profit after income tax expense	**7,113**	**7,374**	**6,573**	**(4)**
Profit attributable to non-controlling interests (NCI)	-	(6)	(5)	(100)
Net profit attributable to owners of WBC	**7,113**	**7,368**	**6,568**	**(3)**

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 105

Key financial information

	2024	2023	2022	% Mov't 2024 - 2023
Shareholder value				
Basic earnings per ordinary share (cents)	200.9	205.3	159.9	(2)
Basic earnings per ordinary share (ex Notable Items) (cents)	204.4	210.3	184.5	(3)
Diluted earnings per ordinary share (cents)	191.7	195.2	152.4	(2)
Diluted earnings per ordinary share (ex Notable Items) (cents)	194.8	199.6	174.9	(2)
Weighted average ordinary shares (millions)	3,476	3,502	3,559	(1)
Fully franked ordinary dividends per share (cents)	151	142	125	6
Fully franked special dividend per share (cents)	15	-	-	-
Dividend payout ratio[a]	74.62%	69.20%	76.79%	large
Dividend payout ratio (ex Notable Items)[a]	73.32%	67.57%	66.57%	large
Return on average ordinary equity	9.77%	10.09%	8.10%	(32 bps)
Return on average ordinary equity (ex Notable Items)	9.94%	10.34%	9.34%	(40 bps)
Return on average tangible equity (ROTE)[b]	11.01%	11.39%	9.17%	(38 bps)
ROTE (ex Notable Items)	11.21%	11.67%	10.58%	(46 bps)
Average ordinary equity ($m)	71,493	71,229	70,268	-
Average tangible ordinary equity ($m)	63,415	63,117	62,078	-
Average total equity ($m)	71,549	71,274	70,323	-
Net tangible asset per ordinary share ($)	17.75	17.58	17.18	1
Business performance				
Group NIM	1.93%	1.95%	1.94%	(2 bps)
Core NIM[b]	1.82%	1.86%	1.76%	(4 bps)
Treasury & markets impact on NIM[b]	0.13%	0.10%	0.12%	3 bps
Notable Items impact on NIM	(0.02%)	(0.01%)	0.06%	(1 bps)
Average interest-earning assets ($m)[c]	970,055	940,449	886,205	3
Return on average assets	0.66%	0.70%	0.58%	(4 bps)
Expense to income ratio	50.69%	49.40%	55.10%	129 bps
Expense to income ratio (ex Notable Items)	50.29%	47.50%	51.15%	279 bps
Full time equivalent employees (FTE)	35,240	36,146	37,476	(3)
Revenue per FTE ($'000's)	612	577	508	6
Capital, funding and liquidity				
Level 2 common equity Tier 1 capital ratio:				
- Australian Prudential Regulation Authority (APRA)	12.49%	12.38%	11.29%	11 bps
- Internationally comparable	18.27%	18.73%	17.57%	(46 bps)
Credit RWA ($m)	345,964	339,758	362,098	2
Total risk weighted assets (RWA) ($m)	437,430	451,418	477,620	(3)
Liquidity coverage ratio (LCR)	133%	134%	132%	(59 bps)
Net stable funding ratio (NSFR)	112%	115%	121%	(261 bps)
Deposit to loan ratio	83.50%	82.89%	82.85%	61 bps
Credit quality and impairment charges				
Gross impaired exposures to gross loans	0.24%	0.17%	0.20%	7 bps
Gross impaired exposures provisions to gross impaired exposures	41.28%	43.47%	47.95%	(219 bps)
Collectively assessed provisions to credit RWA	132 bps	135 bps	116 bps	(3 bps)
Total provisions to credit RWA	147 bps	145 bps	128 bps	2 bps
Total committed exposure (TCE) ($bn)	1,252	1,218	1,186	3
Total stressed exposures as a % of TCE	1.45%	1.26%	1.07%	19 bps
Total provision to gross loans	63 bps	63 bps	62 bps	-
Mortgages 90+ day delinquencies	1.05%	0.81%	0.69%	24 bps
Other consumer loans 90+ day delinquencies	1.40%	1.28%	1.56%	12 bps
Impairment charges/(benefits) to average loans	7 bps	9 bps	5 bps	(2 bps)
Balance sheet ($m)				
Loans	806,767	773,254	739,647	4
Total assets	1,077,544	1,029,774	1,014,198	5
Customer deposits	673,615	640,951	612,834	5

a. Excludes the impact of special dividends and the dividend component of the off-market share buyback in 2022.
b. Comparatives have been revised to align with current period presentation.
c. Net of average mortgage offset balances.

106 WESTPAC 2024 ANNUAL REPORT

GROUP PERFORMANCE

Impact of Notable Items

To assist in explaining our financial performance, we report Notable Items, which represent certain items that are not considered to be reflective of Westpac's ongoing business performance.

Notable Items broadly fall into the following categories:

- Unrealised fair value gains/(losses) on economic hedges that do not qualify for hedge accounting
- Net ineffectiveness on qualifying hedges
- Large items that are not reflective of Westpac's ordinary operations. In individual reporting periods large items may include:
  - Provisions for remediation, litigation, fines and penalties
  - The impact of asset sales and revaluations
  - The write-down of assets (including goodwill and capitalised software)
  - Restructuring costs

In determining dividends, the impact of Notable Items is typically excluded.

Notable Items reduced net profit after tax in 2024 by $123 million (2023: $173 million, 2022: $874 million).

Details of Notable Items (post tax) impacting on 2024 and 2023 results are presented below:

Category	Net profit impact	Detail
2024		
Unrealised fair value gains/(losses) on economic hedges that do not qualify for hedge accounting	$128 million reduction	The unrealised fair value loss on hedges of accrual accounted term funding transactions for the year was $128 million. This represents a timing difference for the statutory results but does not affect profits over the life of the hedge.
Net ineffectiveness on qualifying hedges	$5 million benefit	The net ineffectiveness on qualifying hedges of $5 million for the period arises from the fair value movement in these hedges which reverses over time and therefore does not affect profits over time.
Total Notable Items	**$123 million reduction**	
2023		
The impact of asset sales and revaluations	$256 million benefit	Gain on the sale of Advance Asset Management Limited of $243 million. This also includes a tax refund related to transaction and separation costs.
Provision for remediation, litigation, fines and penalties	$176 million reduction	Net operating income - $103 million • Decrease in revenue due to additional repayments to institutional, business and superannuation customers. Expenses - $132 million • An increase in provisions for costs associated with customer remediation programs, regulatory investigations and litigation of $90 million. • Estimated costs for the one-off levy for the Commonwealth's Compensation Scheme of Last Resort of $42 million.
Restructuring costs	$140 million reduction	Costs associated with accelerating organisation simplification and the discontinuance of specialist businesses.
The write-down of assets	$87 million reduction	The write-down of property assets and costs related to the reduction in corporate office space and accelerated consolidation of branches.
Unrealised fair value gains/(losses) on economic hedges that do not qualify for hedge accounting	$92 million reduction	The unrealised fair value loss on hedges of accrual accounted term funding transactions for the year was $92 million. This represents a timing difference for the statutory results but does not affect profits over the life of the hedge.
Net ineffectiveness on qualifying hedges	$66 million benefit	The net ineffectiveness on qualifying hedges of $66 million for the period arises from the fair value movement in these hedges which reverses over time and therefore does not affect profits over time.
Total Notable Items	**$173 million reduction**

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 107

Impact of Notable Items (Continued)

A summary of 2024, 2023 and 2022 Notable Items is presented below:

$m	Economic hedges	Hedge ineffectiveness	Provisions for remediation, litigation, fines and penalties	Asset sales and revaluations	The write-down of assets	Restructuring costs	Total
2024							
Net interest income	(171)	8	-	-	-	-	(163)
Non-interest income	(12)	-	-	-	-	-	(12)
Net operating income	**(183)**	**8**	**-**	**-**	**-**	**-**	**(175)**
Operating expenses	-	-	-	-	-	-	-
Pre-provision profit	**(183)**	**8**	**-**	**-**	**-**	**-**	**(175)**
Income tax (expense)/benefit and NCI	55	(3)	-	-	-	-	52
Net profit/(loss)	**(128)**	**5**	**-**	**-**	**-**	**-**	**(123)**
2023							
Net interest income	(113)	94	(78)	-	-	-	(97)
Non-interest income	(18)	-	(25)	243	-	-	200
Net operating income	**(131)**	**94**	**(103)**	**243**	**-**	**-**	**103**
Operating expenses	-	-	(132)	-	(126)	(202)	(460)
Pre-provision profit	**(131)**	**94**	**(235)**	**243**	**(126)**	**(202)**	**(357)**
Income tax (expense)/benefit and NCI	39	(28)	59	13	39	62	184
Net profit/(loss)	**(92)**	**66**	**(176)**	**256**	**(87)**	**(140)**	**(173)**
2022							
Net interest income	633	(77)	(1)	-	-	-	555
Non-interest income	39	-	(52)	(841)	-	-	(854)
Net operating income	**672**	**(77)**	**(53)**	**(841)**	**-**	**-**	**(299)**
Operating expenses	-	-	(126)	(144)	(351)	-	(621)
Pre-provision profit	**672**	**(77)**	**(179)**	**(985)**	**(351)**	**-**	**(920)**
Income tax (expense)/benefit and NCI	(202)	25	46	109	68	-	46
Net profit/(loss)	**470**	**(52)**	**(133)**	**(876)**	**(283)**	**-**	**(874)**

108 WESTPAC 2024 ANNUAL REPORT

GROUP PERFORMANCE

Review of earnings

Pages 108 to 129 provides a comparative discussion of Westpac's performance for the financial year ended 30 September 2024 compared to 2023, unless otherwise specified. Factors that relate primarily to a single business segment are discussed in more detail in Segment Reporting (pages 130-141).

Net interest income

	2024	2023	2022	% Mov't 2024 - 2023
Net interest Income ($m)				
Net interest income	**18,753**	**18,317**	**17,161**	**2**
Core net interest income[a]	17,608	17,519	15,532	1
Notable Items	(163)	(97)	555	68
Treasury[a,b]	1,056	729	951	45
Markets[a]	252	166	123	52
Average interest earning assets ($m)[c]				
Loans	**732,660**	**703,832**	**676,469**	**4**
Housing[a,d]	500,338	484,214	469,492	3
Personal	11,754	13,055	15,043	(10)
Business	220,568	206,563	191,934	7
Liquid assets	206,266	210,960	191,749	(2)
Other interest-earning assets	31,129	25,657	17,987	21
Average interest earning assets	**970,055**	**940,449**	**886,205**	**3**
NIM (%)				
NIM	**1.93%**	**1.95%**	**1.94%**	**(2 bps)**
Core NIM[a]	1.82%	1.86%	1.76%	(4 bps)
Treasury & Markets impact on NIM[a]	0.13%	0.10%	0.12%	3 bps
Notable Items impact on NIM	(0.02%)	(0.01%)	0.06%	(1 bps)

a. Comparatives have been revised to align with current period presentation.
b. Treasury net interest income excludes capital benefit.
c. Includes assets held for sale.
d. Net of average mortgage offset balances.

Net interest income increased 2% to $18,753 million. Key drivers included:

- Higher core net interest income, up 1% to $17,608 million, due to balance sheet growth which was partly offset by lower net interest margin;
- Notable Items reduced income by $163 million compared to a reduction of $97 million in the prior year; and
- Treasury and Markets income, up 46% to $1,308 million due to stronger performance by Treasury which was well positioned for interest rate volatility.

Average interest-earning assets increased by 3% to $970.1 billion, including growth of 7% in business and 3% in housing loans respectively. This was partially offset by the reduction in Personal loans which included auto finance loan runoff. Average liquid assets declined by 2% while other interest-earning assets increased by 21% due to increased holdings of trading securities, mainly relating to holdings of reverse repurchase agreements in Markets to facilitate client transactions.

STRATEGIC REVIEW
PERFORMANCE REVIEW
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION
109

Review of earnings (Continued)

Net interest margin


Net interest margin movement (%)
Full Year 2023 – Full Year 2024
NIM down 2bps
1.95
0.09
1.86
(10bps)
(1bp)
2bps
(2bps)
7bps
3bps
(1bps)
1.93
0.11
1.82
Core NIM down 4bps
Notable Items, Treasury & Markets
Core NIM
2023
Loans
Deposits
Liquid Assets
WSF¹
Capital & Other
T&M²
Notable Items
2024

1. Wholesale Funding Cost.
2. Treasury & Markets contribution.

- The NIM decreased by 2 basis points to 1.93%. NIM comprised:
  - Core NIM of 1.82%, down 4 basis points with key drivers described below;
  - Treasury and Markets added 13 basis points, up 3 basis points due to a higher Treasury contribution from favourable positioning for interest rate volatility; and
  - Notable Items from unrealised fair value losses for accounting purposes related to economic hedges of term funding detracted 2 basis points, having detracted 1 basis point in the prior year.
- The 4 basis points decrease in Core NIM comprised the following movements:
  - Loan interest spread: 10 basis point decrease mainly from tighter spreads on mortgage lending in Australia due to competition for new and existing customers. Spreads on credit cards and business loans also contributed to margin decline. The contraction slowed through the period, with loan interest spreads down 1 basis point in the Second Half 2024;
  - Wholesale funding: 2 basis point decrease as spreads on new term wholesale funding were higher than maturing facilities, which included the Term Funding Facility (TFF);
  - Deposit interest spread: 1 basis point decrease included the impacts of a mix shift towards lower spread savings and term deposit accounts. Earnings on hedged deposits were higher;
  - Liquid Assets: 2 basis point increase from a reduction in liquid asset balances; and
  - Capital and Other: 7 basis point increase primarily from higher earnings on capital balances as a result of higher interest rates.

110 WESTPAC 2024 ANNUAL REPORT

GROUP PERFORMANCE

Review of earnings (Continued)

Average Balance Sheet

	2024			2023			2022		
	Average balance $m	Interest income $m	Average rate %	Average balance $m	Interest income $m	Average rate %	Average balance $m	Interest income $m	Average rate %
Assets									
Interest earning assets									
Loans[a]	**732,660**	**44,460**	**6.1**	**703,832**	**35,582**	**5.1**	**676,054**	**21,096**	**3.1**
Housing[a]	500,338	28,560	5.7	484,214	22,360	4.6	469,492	13,666	2.9
Personal	11,754	1,137	9.7	13,055	1,104	8.5	15,043	1,200	8.0
Business[a]	220,568	14,763	6.7	206,563	12,118	5.9	191,519	6,230	3.3
Trading securities and financial assets measured at FVIS	36,350	1,600	4.4	30,086	1,143	3.8	22,836	347	1.5
Investment securities	93,925	3,494	3.7	74,877	2,037	2.7	77,781	1,126	1.4
Other interest earning assets[b]	107,120	4,793	4.5	131,654	4,990	3.8	109,109	676	0.6
Assets held for sale	-	-	-	-	-	-	425	6	1.4
Total interest earning assets and interest income[a]	**970,055**	**54,347**	**5.6**	**940,449**	**43,752**	**4.7**	**886,205**	**23,251**	**2.6**
Non-interest earning assets									
Derivative financial instruments	16,786			23,423			23,395		
Assets held for sale	-			-			2,444		
All other assets[a,c]	70,468			59,356			62,719		
Total non-interest earning assets[a]	**87,254**			**82,779**			**88,558**		
Total assets	**1,057,309**			**1,023,228**			**974,763**		
Liabilities									
Interest bearing liabilities									
Deposits and other borrowings[d]	**574,119**	**23,657**	**4.1**	**544,041**	**16,918**	**3.1**	**508,950**	**3,209**	**0.6**
Certificates of deposit	48,889	2,386	4.9	47,887	1,921	4.0	47,308	395	0.8
Transactions	131,894	4,529	3.4	139,275	3,412	2.4	141,643	709	0.5
Savings	208,866	7,667	3.7	185,211	5,182	2.8	181,918	791	0.4
Term	184,470	9,075	4.9	171,668	6,403	3.7	138,081	1,314	1.0
Repurchase agreements	26,551	937	3.5	39,652	556	1.4	37,779	150	0.4
Loan capital	40,212	1,848	4.6	34,384	1,448	4.2	30,708	1,026	3.3
Other interest bearing liabilities[e]	185,809	9,152	4.9	176,699	6,513	3.7	158,251	1,705	1.1
Total interest bearing liabilities and interest expense[d]	**826,691**	**35,594**	**4.3**	**794,776**	**25,435**	**3.2**	**735,688**	**6,090**	**0.8**
Non-interest bearing liabilities									
Deposits and other borrowings[d]	131,632			131,043			136,251		
Derivative financial instruments	21,413			26,353			24,750		
Liabilities held for sale	-			-			682		
All other liabilities	6,024			(218)			7,069		
Total non-interest bearing liabilities[d]	**159,069**			**157,178**			**168,752**		
Total liabilities	**985,760**			**951,954**			**904,440**		
Shareholders' equity	71,493			71,229			70,268		
Non-controlling interests	56			45			55		
Total equity	**71,549**			**71,274**			**70,323**		
Total liabilities and equity	**1,057,309**			**1,023,228**			**974,763**		
Loans[a]									
Australia	633,772	37,865	6.0	607,154	30,164	5.0	582,456	17,694	3.0
New Zealand	92,222	6,155	6.7	90,130	5,028	5.6	87,236	3,203	3.7
Other overseas	6,666	440	6.6	6,548	390	6.0	6,362	199	3.1
Deposits and other borrowings[d]									
Australia	489,693	19,413	4.0	460,149	13,544	2.9	427,097	2,249	0.5
New Zealand	65,070	3,220	4.9	63,760	2,464	3.9	60,678	765	1.3
Other overseas	19,356	1,024	5.3	20,132	910	4.5	21,175	195	0.9

a. Certain portions of loans are non-interest bearing and are presented below in All other assets. The non-interest bearing portion represents the impact of mortgage offset deposits which are taken into consideration when calculating interest charged on loans. In 2024, offset loans within New Zealand were reclassified and presented within All other assets. Comparatives have been revised to align with current period presentation.

b. Interest income includes net ineffectiveness on qualifying hedges.

c. Includes property and equipment, intangible assets, deferred tax assets, non-interest earning loans relating to mortgage offset accounts and all other non-interest earning assets. Mortgage offset balances were $54,980 million (2023: $48,022 million, 2022: $45,996 million).

d. In 2024, certain deposit products were reclassified between Savings and Transactions to align with how they are marketed to customers. The Group has also revised the attribution of certain deposit products between interest bearing and non-interest bearing. Comparatives have been revised to align with current period presentation.

e. Interest expense includes the net impact of Treasury balance sheet management activities and the bank levy.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 111

Review of earnings (Continued)

Loans

$m	2024	2023	2022	% Mov't 2024 - 2023
Australia	**704,907**	**674,422**	**647,122**	**5**
Housing	473,435	449,509	431,538	5
RAMS (in runoff)	29,836	35,965	35,844	(17)
Personal	9,403	9,638	9,722	(2)
Business	194,138	178,965	166,402	8
Auto finance (in runoff)[a]	2,116	4,195	7,344	(50)
Provisions	(4,021)	(3,850)	(3,728)	4
New Zealand (A$)	**94,137**	**92,854**	**85,772**	**1**
New Zealand (NZ$)	**102,463**	**99,711**	**97,393**	**3**
Housing	68,011	65,757	63,827	3
Personal	1,151	1,163	1,202	(1)
Business	33,802	33,298	32,764	2
Provisions	(501)	(507)	(400)	(1)
Other overseas (A$)	**7,723**	**5,978**	**6,753**	**29**
Total loans	**806,767**	**773,254**	**739,647**	**4**

a. Includes personal and business auto finance loans.

Loans increased by 4% to $806.8 billion and comprised the following movements:

- Australian housing loans excluding RAMS grew by 5% to $473.4 billion or 1.2x APRA housing system, with faster growth in owner occupied mortgages. Customers continue to prefer variable rate mortgages which now account for 90% of total mortgages, up from 76% in September 2023;
- RAMS housing loans were down 17% to $29.8 billion as the portfolio is closed to new business;
- Contraction in Australian personal lending of 2% to $9.4 billion due to higher paydown and subdued new lending, particularly in personal loans;
- Growth in Australian business lending of 8% to $194.1 billion. The strong loan growth in WIB was primarily driven by deepening relationships with existing customers in the institutional property, industrials & infrastructure sectors. Additionally, Business segment loan growth was diversified with growth in our target industries of agriculture, health and professional services;
- Auto finance loans were down 50% to $2.1 billion as the portfolio continued to runoff. The sale of this portfolio was announced post balance date in October 2024;
- Growth in New Zealand lending of 3% to $102.5 billion in NZ$ terms, driven by growth in mortgages of 3% and business lending of 2%; and
- Growth in other overseas loan balances of 29% to $7.7 billion. This reflected growth in lending to US customers.

112 WESTPAC 2024 ANNUAL REPORT

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Review of earnings (Continued)

Deposits and other borrowings

$m	2024	2023	2022	% Mov't 2024 - 2023
Customer deposits				
Australia	**593,795**	**557,781**	**535,645**	6
Transactions[a]	110,393	114,097	137,361	(3)
Savings[a]	197,415	179,110	148,153	10
Term	157,282	144,220	127,921	9
Non-interest bearing[a]	128,705	120,354	122,210	7
New Zealand (A$)	**73,201**	**74,297**	**68,614**	**(1)**
New Zealand (NZ$)	**79,676**	**79,783**	**77,910**	**-**
Transactions[a]	9,595	8,762	9,609	10
Savings[a]	19,433	20,185	21,423	(4)
Term	39,451	38,472	32,273	3
Non-interest bearing[a]	11,197	12,364	14,605	(9)
Other overseas (A$)	**6,619**	**8,873**	**8,575**	**(25)**
Total customer deposits	**673,615**	**640,951**	**612,834**	**5**
Certificates of deposit	**46,874**	**47,217**	**46,295**	**(1)**
Australia	33,215	32,947	30,507	1
New Zealand (A$)	1,711	2,247	2,588	(24)
Other overseas (A$)	11,948	12,023	13,200	(1)
Total deposits and other borrowings	**720,489**	**688,168**	**659,129**	**5**

a. Comparatives have been revised to align with current period presentation.

Customer deposits grew by 5% to $673.6 billion and comprised the following movements:

- Australian deposits up 6% to $593.8 billion, mainly from growth in higher interest bearing products in the Consumer and WIB segments. Non-interest bearing deposits were up 7% to $128.7 billion, due to an increase in mortgage offset balances, supported by customer preference for variable rate loans and customers shifting from fixed rate loans;
- New Zealand deposits was stable at $79.7 billion in NZ$ terms from an increase in term deposits offset by a decline in non-interest bearing deposits; and
- Decrease in other overseas deposits by 25% to $6.6 billion, primarily in WIB term deposits due to competition.

The deposit to loan ratio of 83.5% was higher than 30 September 2023, with deposit growth broadly funding loan growth during the year.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 113

Review of earnings (Continued)

Loans and deposits market share and system multiple metrics

	2024	2023	2022
Market Share			
Australia			
ADI System (APRA)			
Housing credit	21%	21%	22%
Personal credit cards	21%	21%	21%
Business credit[a]	16%	15%	15%
Household deposits	21%	21%	20%
Business deposits[b]	18%	18%	18%
Financial system (Reserve Bank of Australia (RBA))			
Housing credit	20%	21%	21%
Business credit[c]	14%	15%	15%
Retail and business deposits[d]	19%	19%	20%
New Zealand (Reserve Bank of New Zealand (RBNZ))[e]			
Consumer lending	18%	18%	18%
Business lending	16%	16%	16%
Deposits	17%	18%	18%
System multiples			
Australia			
ADI System (APRA)			
Housing credit	0.8	0.8	0.5
Personal credit cards[f]	n/a	0.5	0.7
Business credit[a]	1.2	0.8	0.9
Household deposits	1.1	1.3	0.7
Business deposits[b,f]	1.5	n/a	0.8
Financial system (RBA)			
Housing credit	0.8	0.9	0.5
Business credit[c]	0.7	0.7	0.8
Retail and business deposits[d]	1.1	0.6	0.8
New Zealand (RBNZ)[e]			
Consumer lending	0.9	0.8	1.0
Business lending	0.9	1.6	0.8
Deposits[f]	n/a	0.9	0.5

a. Westpac Group's business credit growth rate and multiples are based on ADI System published by APRA in the Monthly ADI statistics. Business credit includes loans with Non-Financial businesses and Community service organisations across all segments.
b. Westpac Group's business deposit growth rate and multiples are based on ADI System published by APRA in the Monthly ADI statistics. Business deposits include deposits from Non-Financial businesses and Community service organisations across all segments.
c. Westpac Group's business credit growth rate and multiples are based on Financial System as published in the RBA Lending and Credit Aggregates. Business credit includes loans with Non-financial businesses, Community service organisations, and select Financial Institutions.
d. Retail and business deposits include deposits from Households, Non-financial businesses, and select Financial institutions as defined in the RBA Monetary Aggregates.
e. New Zealand comprises New Zealand banking operations.
f. n/a indicates that system growth and/or Westpac growth was negative.

114 WESTPAC 2024 ANNUAL REPORT

GROUP PERFORMANCE

Review of earnings (Continued)

Non-interest income

$m	2024	2023	2022	% Mov't 2024 - 2023
Net fee income	1,672	1,645	1,671	2
Net wealth management and insurance income[a]	441	562	808	(22)
Trading income	704	717	664	(2)
Other income	18	404	(698)	(96)
Total non-interest income	**2,835**	**3,328**	**2,445**	**(15)**

a. Following the sales of our insurance businesses in 2023, insurance income was nil for Full Year 2024.

Non-interest income is comprised of:

$m	2024	2023	2022	% Mov't 2024 - 2023
Non-interest income (Ex Notable Items and Businesses sold)				
Net fee income	1,672	1,645	1,672	2
Net wealth management and insurance income[a]	441	457	467	(4)
Trading income	716	750	620	(5)
Other income	18	136	148	(87)
Non-interest income (Ex Notable Items and Businesses sold)	**2,847**	**2,988**	**2,907**	**(5)**
Notable Items				
Net fee income	-	-	(1)	-
Net wealth management and insurance income[a]	-	(10)	(51)	(100)
Trading income	(12)	(33)	44	(64)
Other income	-	243	(846)	(100)
Total non-interest income - Notable Items	(12)	**200**	**(854)**	**large**
Businesses sold				
Net wealth management and insurance income[a]	-	115	392	(100)
Other income	-	25	-	(100)
Total non-interest income - Businesses sold	-	**140**	**392**	**(100)**
Total non-interest income	**2,835**	**3,328**	**2,445**	**(15)**

a. Following the sales of our insurance businesses in 2023, insurance income was nil for Full Year 2024.

Non-interest income decreased by 15% to $2,835 million. Excluding Notable Items and the impact of businesses sold, non-interest income decreased by 5% to $2,847 million.

Net fee income

Net fee income increased by 2% to $1,672 million. Key movements included:

- Higher Institutional lending fees of $59 million from increased underwriting activity and loan growth;
- Lower Australian merchants income of $16 million due to lower volumes; and
- Lower auto finance income of $14 million due to runoff of the portfolio.

Net wealth management income

Net wealth management income decreased by 22% to $441 million. Excluding Notable Items and the impact of businesses sold, net wealth management income decreased by 4% to $441 million with platforms margin compression more than offsetting higher funds under administration.

Trading income

Trading income decreased by 2% to $704 million. Excluding Notable Items, Trading income decreased by 5% to $716 million primarily due to lower foreign exchange (FX) trading in WIB reflecting tighter spreads and reduced derivative valuation adjustments (DVA). This was partly offset by the impact of hedges on commodity and FX derivatives.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 115

Review of earnings (Continued)

Other income

Other income decreased by $386 million. Excluding Notable Items and the impact of businesses sold, Other income decreased by $118 million primarily attributable to losses on commodity and FX derivatives.

Businesses sold

No business were sold in FY24. In October 2024, Westpac entered into an agreement to sell the auto finance portfolio to Resimac Group Limited. The sale is expected to be completed in the first half of 2025, with an expected transaction value of $1.4-$1.6 billion.

Past contribution to revenue from businesses sold totalled $140 million in FY23. This related to Advance Asset Management Limited, BT's Superannuation business and Westpac Life Insurance Ltd prior to their exit. For further details of the contribution of each business refer to Net profit contribution of businesses sold (page 292).

Markets related income[1]

$m	2024	2023	2022	% Mov't 2024 - 2023
Net interest income[a]	252	166	123	52
Non-interest income	677	858	619	(21)
Markets income	**929**	**1,024**	**742**	**(9)**
Sales and risk management income	937	968	773	(3)
Derivative valuation adjustment	(8)	56	(31)	large
Markets income	**929**	**1,024**	**742**	**(9)**

a. Comparatives have been revised to align with current period presentation.

Markets income comprises sales and risk management revenue derived from the creation, pricing and distribution of risk management products to Westpac's customers. Dedicated relationship specialists provide product solutions to these customers to help manage their interest rate, foreign exchange, commodity, credit and structured products exposures.

Markets income decreased by 9% to $929 million.

Sales and risk management income decreased by 3% to $937 million. Income from continued strong customer volumes and effective risk management in fixed income products was more than offset by lower FX trading income.

DVA had a negative impact of $8 million compared to a $56 million positive contribution in the prior year. This was driven by the non-repeat of tightening counterparty credit spreads in the prior year.

1. Markets income includes financial markets income derived by WIB, Business & Wealth and Westpac New Zealand excluding Debt Capital Market activities.

116 WESTPAC 2024 ANNUAL REPORT

GROUP PERFORMANCE

Review of earnings (Continued)

Operating expenses

$m	2024	2023	2022	% Mov't 2024 - 2023
Staff expenses	(5,899)	(6,098)	(5,866)	(3)
Occupancy expenses	(700)	(786)	(914)	(11)
Technology expenses	(2,764)	(2,211)	(2,203)	25
Other expenses	(1,581)	(1,597)	(1,819)	(1)
Total operating expenses	**(10,944)**	**(10,692)**	**(10,802)**	**2**
Excluding Notable Items				
Staff expenses	(5,899)	(5,863)	(5,758)	1
Occupancy expenses	(700)	(722)	(788)	(3)
Technology expenses	(2,764)	(2,178)	(2,106)	27
Other expenses	(1,581)	(1,469)	(1,529)	8
Total operating expenses excluding Notable Items	**(10,944)**	**(10,232)**	**(10,181)**	**7**
Operating expenses - Businesses sold	**-**	**46**	**(127)**	**(100)**
Operating expenses excluding Notable Items and Business sold	**(10,944)**	**(10,278)**	**(10,054)**	**6**

Full Time Equivalent (FTE) employees

Number of FTE	2024	2023	2022	% Mov't 2024 - 2023
Permanent employees	33,583	33,664	33,774	-
Temporary employees	1,657	2,482	3,702	(33)
FTE	**35,240**	**36,146**	**37,476**	**(3)**
Average FTE	**35,254**	**37,503**	**38,573**	**(6)**

Total operating expenses increased 2% to $10,944 million.

Excluding Notable Items, operating expenses increased 7% to $10,944 million. The increase was mainly attributable to higher software amortisation, higher third-party technology vendor expenses and costs related to closing RAMS to new business. Cost Reset actions provided a partial offset. The expense to income ratio excluding Notable Items was 50.3%, up from 47.5%.

Staff expenses decreased by 3% to $5,899 million. Excluding Notable Items, staff expenses increased by 1% due to the impact of wage growth, continued step up in superannuation rates and RAMS restructuring costs. The 6% decline in average FTE provided a partial offset, reflecting the continued impact of Cost Reset actions and our commitment to improving efficiency.

Occupancy expenses decreased by 11% to $700 million. Excluding Notable Items, occupancy expenses decreased by 3% with further reductions in the Group's corporate and branch footprint, including the closure of 18 branches and establishment of 29 co-locations.

Technology expenses increased 25% to $2,764 million. Excluding Notable Items, technology expenses were 27% higher due to:

- Increased software amortisation of $268 million related to the completion of major projects;
- Higher software expenses across the Consumer and Westpac New Zealand segments; and
- Higher costs related to third-party vendor contract renewals and UNITE.

Other Expenses decreased 1% to $1,581 million. Excluding Notable Items, other expenses increased by 8% to $1,581 million mainly due to the RAMS brand write-off of $32 million, increased scams and fraud expenses and litigation provisions.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 117

Review of earnings (Continued)

Investment spend

$m	2024	2023	2022	% Mov't 2024 - 2023
Expensed	992	816	883	22
Capitalised software, fixed assets and prepayments	764	1,106	1,104	(31)
Total	**1,756**	**1,922**	**1,987**	**(9)**
UNITE	147	-	-	-
Growth and productivity	550	728	675	(24)
Risk and regulatory	1,059	1,194	1,312	(11)
Total	**1,756**	**1,922**	**1,987**	**(9)**

Investment spend totalled $1,756 million in 2024, 9% lower than the prior year. The decline reflects the completion of several large programs in 2023. Of the investment spend, UNITE accounted for 8%, 32% was directed towards growth and productivity and 60% was focused on risk and regulatory initiatives.

UNITE commenced in 2024 to accelerate technology simplification. See page 38 for more information.

Growth and Productivity investments included:

- New features in the Westpac App. Refer to Number one banking app (page 21) for more information;
- Enhanced transactional banking and merchant service experience. Refer to Driving efficiency for businesses (page 24) for more information;
- Pay with Points, enabling customers to use their points to pay for credit card purchases;
- Enhanced international payments capability with the roll out of fixed FX payments, enabling customers to schedule an international payment for a future date with an agreed exchange rate;
- The launch of Sustainable Upgrades home and investor loans for customers looking to make energy efficient upgrades to their home;
- Commencing development of the integrated business lending origination platform; and
- Continued development of the corporate cash management platform.

Risk and Regulatory spend included:

- Completion of all the CORE Integrated Plan activities. Westpac is now in a transition phase, which is focused on ensuring the sustainability and effectiveness of changes we have made to strengthen risk management and risk culture across Westpac;
- Extending our scam prevention capabilities. Refer to Protecting customers and preventing crime (page 25) for more information;
- Continued upgrade of international payments infrastructure;
- Maintaining New Payments Platform Australia scheme compliance and improving payments resilience, stability, and risk;
- Continued simplification of our data environment to reduce risk and provide high-quality data for consumption; and
- Implementing changes to comply with Prudential Standard CPS 230, Operational Risk Management, in 2025. The new standard requires entities to better manage operational risks and respond to business disruptions.

Capitalised software

$m	2024	2023	2022	% Mov't 2024 - 2023
Balance as at beginning of the year	**2,797**	**2,264**	**1,840**	**24**
Total additions	792	1,141	1,101	(31)
Amortisation expense	(889)	(621)	(545)	43
Impairment expense	(19)	(8)	(110)	138
Foreign exchange movements	(6)	21	(22)	large
Balance as at end of the year	**2,675**	**2,797**	**2,264**	**(4)**
Average amortisation period (years)	**3.1**	**3.6**	**3.2**	**(0.5) years**

Capitalised software decreased $122 million or 4% compared to September 2023. The decrease reflects increased amortisation due to the completion of key projects such as One Banking Platform, payments and investment to comply with RBNZ's outsourcing policy, BS11. Lower additions were driven by lower investment spend as focus turned towards the planning phase of the Technology simplification program, UNITE. This has resulted in average amortisation period reducing by 0.5 years to 3.1 years from September 2023.

118 WESTPAC 2024 ANNUAL REPORT

GROUP PERFORMANCE

Review of earnings (Continued)

Credit impairment charges

$m	2024	2023	2022	% Mov't 2024 - 2023
Individually assessed provisions (IAPs)				
New IAPs	(423)	(197)	(220)	115
Write-backs	93	127	115	(27)
Recoveries	190	191	189	(1)
Total IAPs, write-backs and recoveries	**(140)**	**121**	**84**	**large**
Collectively assessed provisions (CAPs)				
Write-offs	(486)	(440)	(446)	10
Other changes in CAPs	89	(329)	27	large
Total CAPs	**(397)**	**(769)**	**(419)**	**(48)**
Total impairment (charges)/benefits	**(537)**	**(648)**	**(335)**	**(17)**
Impairment charges/(benefits) to average loans	**7 bps**	**9 bps**	**5 bps**	**(2 bps)**
Net write-offs to average gross loans	**5 bps**	**5 bps**	**10 bps**	**-**

The credit impairment charge of $537 million represented 7 basis points of average loans, down from 9 basis points in the prior year. The impairment charge was driven by a lower CAP charge of $397 million and IAP charge of $140 million. This compared to a CAP charge of $769 million and an IAP benefit of $121 million in the prior year.

The CAP charge of $397 million comprised write-offs of $486 million partly offset by a benefit in other changes in CAP of $89 million. The other changes in CAP were due to:

- A reduction in portfolio overlays of $253 million driven by the partial release of mortgage related overlays;
- A reduction in the downside scenario weight of 2.5% in First Half 2024 reflecting a modest reduction in macroeconomic uncertainty at that time;
- An increase in mortgage 90+ day delinquencies from 0.81% to 1.05%; and
- Less favourable outlook for commercial property prices and GDP along with a delay in the expected timing of interest rate declines.

The IAP charge of $140 million comprised:

- New IAPs of $423 million, mostly in the wholesale & retail trade and manufacturing sectors and the mortgage portfolio;
- Recoveries of $190 million, mostly in the credit card and personal loan portfolios; and
- Write-backs of $93 million, mostly within the Business & Wealth segment.

Income tax expense

The effective tax rate of 30.84% in 2024 (2023: 30.12%) was higher as 2023 included accounting gains from the sale of Advance Asset Management Limited that were not taxable. The effective tax rates are both above the Australian corporate tax rate of 30%

Non-controlling interests

During the year, Westpac New Zealand Limited issued a NZ$375 million perpetual preference shares which are recognised as Additional Tier 1 capital for Westpac New Zealand Limited. For Westpac, the terms of this instrument do not satisfy APRA's capital requirements and are deemed to be a non-controlling interests as they are equity instruments issued by a wholly owned subsidiary that are held by external investors with no contractual obligation on Westpac to repay in an adverse event.

In addition, Westpac acquired 8.74% of the non-controlling shares of Westpac Bank-PNG-Limited, which will raise our controlling interest to 98.65%.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 119

Credit quality

Credit quality key metrics

	2024	2023	2022	% Mov't 2024 - 2023
Stressed exposures by credit grade as a % of TCE:				
Impaired	0.16%	0.11%	0.13%	5 bps
Non performing, 90 days past due	0.47%	0.39%	0.32%	8 bps
Non performing, less than 90 days past due	0.23%	0.22%	0.19%	1 bps
Watchlist and substandard	0.59%	0.54%	0.43%	5 bps
Total stressed exposures	**1.45%**	**1.26%**	**1.07%**	**19 bps**
Gross impaired exposures to TCE for business and institutional:				
Business Australia	0.65%	0.44%	0.55%	21 bps
Business New Zealand	0.32%	0.12%	0.16%	20 bps
Institutional	0.04%	0.02%	0.05%	2 bps
Mortgage 90+ day delinquencies:				
Group	1.05%	0.81%	0.69%	24 bps
Australia	1.12%	0.86%	0.75%	26 bps
New Zealand	0.49%	0.33%	0.22%	16 bps
Other consumer loans 90+ day delinquencies:				
Group	1.40%	1.28%	1.56%	12 bps
Australia	1.47%	1.32%	1.60%	15 bps
New Zealand	0.87%	0.92%	1.03%	(5 bps)
Other:				
Gross impaired exposures to gross loans	0.24%	0.17%	0.20%	7 bps
Gross impaired exposure provisions to gross impaired exposures	41.28%	43.47%	47.95%	(219 bps)
Total provisions to gross loans	63 bps	63 bps	62 bps	-
Collectively assessed provisions to credit risk weighted assets	132 bps	135 bps	116 bps	(3 bps)
Total provisions to credit risk weighted assets	147 bps	145 bps	128 bps	2 bps

Movement in gross impaired exposures

$m	2024	2023	2022	% Mov't 2024 - 2023
Balance as at beginning of the year	**1,302**	**1,514**	**2,142**	**(14)**
New and increased - individually managed	701	367	430	91
Write-offs	(620)	(601)	(934)	3
Returned to performing or repaid	(288)	(449)	(436)	(36)
Portfolio managed - new/increased/returned/repaid	870	468	296	86
Exchange rate and other adjustments	(10)	3	16	large
Balance as at end of the year	**1,955**	**1,302**	**1,514**	**50**

Loan quality

Housing and personal loans that were past due can be dis-aggregated based on days overdue as follows:

Consolidated	2024			2023		
$m	30-89 days	90+ days	Total	30-89 days	90+ days	Total
Loans						
Loans - housing	3,890	5,914	9,804	3,644	4,385	8,029
Loans - personal	125	143	268	128	144	272
Total	**4,015**	**6,057**	**10,072**	**3,772**	**4,529**	**8,301**

120 WESTPAC 2024 ANNUAL REPORT GROUP PERFORMANCE Credit quality (Continued) Credit quality remained resilient, notwithstanding a rise in stressed exposures as a percentage of total committed exposures (TCE) of 19 basis points to 1.45%. The composition and drivers of stressed exposures were: • Impaired exposures of 16 basis points: a 5 basis point increase reflecting higher impaired balances in the mortgage portfolio and the wholesale & retail trade and manufacturing sectors. • Non-performing, 90+ days past due and not impaired exposures of 47 basis points: a 8 basis point increase reflecting higher mortgage 90+ day delinquencies; • Non-performing not 90 days past due and not impaired exposures of 23 basis points: a 1 basis point increase; and • Watchlist and substandard exposures of 59 basis points: a 5 basis point increase relating to the wholesale & retail trade and manufacturing sectors. Gross impaired exposures to gross loans were 7 basis points higher at 0.24%, driven by higher impaired exposures in the mortgage portfolio and the wholesale & retail trade and manufacturing sectors. The provision coverage of the impaired portfolio was 41%, down from 43% at 30 September 2023. Impaired exposures have an appropriate level of provision cover. Portfolio segments Stressed exposures in WIB increased by 18 basis points to 0.76%, driven by increases in substandard exposures in the trade and property sectors. Impaired exposures to TCE remain low at 0.05%. Australian business stressed exposure increased by 29 basis points to 5.24% driven by downgrades to watchlist in the wholesale & retail trade and transport & storage sectors. Impaired exposures to TCE increased 20 basis points to 0.65% with deterioration in the wholesale & retail trade and agriculture, forestry & fishing sectors. Australian mortgage 90+ day delinquencies increased 26 basis points to 1.12% due to elevated interest rates and cost of living pressures. Hardship increased by 43 basis points to 1.14% as customers required additional assistance. Properties in possession were 201, a reduction of 9 compared to 30 September 2023 reflecting increased turnover and price momentum in the residential property market. Australian other consumer 90+ day delinquencies increased 15 basis points to 1.47% driven by cost of living pressures impacting the cards and personal loans portfolios. In New Zealand, stressed exposure to TCE increased by 24 basis points to 1.73%. This was driven by a 10 basis point increase in impaired exposure to 0.16%, mostly within the manufacturing sector, and increases in watchlist and substandard exposures in the agriculture, forestry & fishing sector. New Zealand mortgage 90+ day delinquencies were up 16 basis points to 0.49%. This increase reflected the impact of cost of living pressures. Other consumer 90+ day delinquencies were 5 basis points lower at 0.87% reflecting a lower level of delinquency in the personal loans portfolio. The number of hardship cases has remained stable over the period.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 121

Credit quality (Continued)

Provisioning

$m	2024	2023	2022	% Mov't 2024 - 2023
Provision for expected credit losses (ECL) on loans and credit commitments				
Collectively assessed provisions				
Modelled provision	4,369	4,147	3,473	5
Overlays	179	432	700	(59)
Total collectively assessed provisions	**4,548**	**4,579**	**4,173**	**(1)**
Individually assessed provisions	536	351	452	53
Total provision for ECL on loans and credit commitments	**5,084**	**4,930**	**4,625**	**3**
Provision for ECL on debt securities at amortised cost	6	6	6	-
Provision for ECL on debt securities at FVOCI[a]	6	5	4	20
Total provision for ECL	**5,096**	**4,941**	**4,635**	**3**

a. FVOCI represents fair value through other comprehensive income.

Total provisions increased 3% to $5,096 million. The increase was driven by a higher IAP.

The increase in the IAP of $185 million was driven by new IAPs in the mortgage portfolio and the wholesale & retail trade and manufacturing sectors.

CAP was $31 million lower, reflecting higher modelled provisions more than offset by a reduction in portfolio overlays and a reduction in the downside scenario weight.

Modelled provisions were higher due to:

- Less favourable outlook for commercial property prices, GDP and interest rates; and
- Higher levels of stress in the portfolio, particularly mortgage 90+ day delinquencies.

This was partly offset by a 2.5% reduction in the downside scenario weight to 42.5% in First Half 2024, reflecting a reduction in macroeconomic uncertainty in First Half 2024. In the Second Half 2024 the scenario weights remained unchanged.

Portfolio overlays were $253 million lower as the expected risk did not materialise or is now reflected in modelled outcomes. The reduction reflects partial release of mortgage related overlays.

Scenario weightings (%)	2024	2023	2022
Upside	5.0	5.0	5.0
Base	52.5	50.0	50.0
Downside	42.5	45.0	45.0

122 WESTPAC 2024 ANNUAL REPORT

GROUP PERFORMANCE

Balance sheet and funding

Balance sheet

The detailed components of the balance sheet are set out in the notes to the financial statements.

$m	2024	2023	2022	% Mov't 2024 - 2023
Assets				
Loans	**806,767**	**773,254**	**739,647**	**4**
Housing	566,081	547,074	523,952	3
Personal	11,238	12,379	13,897	(9)
Business	234,016	218,234	206,004	7
Provision for expected credit losses	(4,568)	(4,433)	(4,206)	3
Liquid assets	200,682	196,720	194,058	2
Assets held for sale	-	-	75	-
All other assets	70,095	59,800	80,418	17
Total assets	**1,077,544**	**1,029,774**	**1,014,198**	**5**
Liabilities				
Customer deposits	**673,615**	**640,951**	**612,834**	**5**
Transactions[a]	119,944	123,046	146,759	(3)
Savings[a]	216,256	198,909	167,966	9
Term	197,230	185,770	161,858	6
Non-interest bearing[a]	140,185	133,226	136,251	5
Certificates of deposit	46,874	47,217	46,295	(1)
Debt issues	169,284	156,573	144,868	8
Term funding from central banks	2,777	16,586	33,277	(83)
Loan capital	37,883	33,176	31,254	14
Liabilities held for sale	-	-	32	-
All other liabilities	75,059	62,732	75,129	20
Total liabilities	**1,005,492**	**957,235**	**943,689**	**5**
Equity				
Total equity attributable to owners of WBC	71,705	72,495	70,452	(1)
Non-controlling interests[b]	347	44	57	large
Total equity	**72,052**	**72,539**	**70,509**	**(1)**

a. Comparatives have been revised to align with current period presentation.
b. Westpac recognises the perpetual preference shares issued by Westpac New Zealand Limited as non-controlling interests.

Funding and liquidity risk management

Liquidity risk is the risk that a bank will be unable to fund assets and meet obligations as they become due. This risk is inherent for all banks as intermediaries between depositors and borrowers. Westpac has a Liquidity Risk Management Framework which seeks to ensure we meet our cash flow obligations under a wide range of market conditions and scenarios, as well as meeting the requirements of the LCR and NSFR.

The Liquidity Risk Management Framework is approved by the Board and sets out the funding and liquidity risk appetite. It also determines the roles and responsibilities of key people managing funding and liquidity risk, risk reporting and control processes. In addition, it sets out the limits and targets used to manage Westpac's balance sheet, including wholesale funding limits, liquidity risk limits and stress testing.

A strong liquidity position and a conservative funding profile were maintained over the year, with key ratios and metrics remaining comfortably above minimum requirements. Reflecting Westpac's low risk profile, the credit ratings for some term funding and capital instruments were upgraded by key ratings agencies in March and April 2024.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 123

Balance sheet and funding (Continued)

LCR

$m	2024	2023	2022	% Mov't 2024 - 2023
High Quality Liquid Assets (HQLA)	172,722	181,882	175,595	(5)
Committed Liquidity Facility (CLF)	-	-	15,512	-
Total LCR liquid assets	**172,722**	**181,882**	**191,107**	**(5)**
Cash outflows in a modelled 30-day APRA defined stressed scenario				
Customer deposits	95,133	95,008	101,271	-
Wholesale funding	8,715	11,249	12,975	(23)
Other flows[a]	26,067	29,943	31,051	(13)
Total	**129,915**	**136,200**	**145,297**	**(5)**
LCR[b]	**133%**	**134%**	**132%**	**(59 bps)**

a. Other flows include credit and liquidity facilities, collateral outflows, inflows from customers and TFF maturities.

b. Calculated on a quarterly average basis for the quarter ended 30 September.

The LCR is designed to enhance banks' short-term resilience, by measuring the level of HQLA, as defined, held against its liquidity needs for a 30 calendar day period under a regulator-defined stress scenario.

The average LCR for the quarter ended 30 September 2024 was 133%, little changed compared to the quarter ended 30 September 2023 due to reductions in both liquid assets and net cash outflows. The ratio remains well above the regulatory minimum of 100%.

The average HQLA held in the September 2024 quarter was $173 billion, which provides approximately $43 billion in HQLA above the 100% LCR minimum. The portfolio of HQLA provides a buffer against periods of liquidity stress, as well as meeting regulatory requirements. HQLA include cash, deposits with central banks, government and semi-government securities, and are recognised in the LCR calculation at market value.

Derivatives are used to hedge the interest rate risk of the liquid asset portfolio and reduce exposure to changes in fair value. Changes in the fair value of liquid assets are recognised in Other Comprehensive Income through the relevant equity reserve.

Westpac also has access to non-HQLA and other assets that are eligible for re-purchase with a central bank under certain conditions and provide a source of additional liquidity. These assets include private securities and self-originated AAA-rated mortgage-backed securities.

NSFR

$m	2024	2023	2022	% Mov't 2024 - 2023
Available stable funding	736,202	707,893	687,442	4
Required stable funding	654,798	615,341	570,185	6
Net stable funding ratio	**112%**	**115%**	**121%**	**(261 bps)**

The NSFR is designed to encourage banks' longer-term funding resilience. To comply, banks are required to maintain an NSFR of at least 100% at all times. The NSFR was 112% at 30 September 2024, well above the 100% minimum and within the Group's normal operating range. There has been little change to our liquidity risk or structural term profile.

The ratio was down from 115% at 30 September 2023. Available stable funding increased due to growth in customer deposits. This was offset by the increase in required stable funding due to growth in lending and TFF maturities, as mortgages backing those facilities are no longer used as collateral for the TFF.

124 WESTPAC 2024 ANNUAL REPORT

GROUP PERFORMANCE

Balance sheet and funding (Continued)

Funding

The composition and stability of the Group's funding is monitored to comply with its funding risk appetite and the regulatory requirements of both the LCR and NSFR. A stable funding profile was maintained during the year with constructive credit market conditions providing opportunities to refinance wholesale maturities and remain responsive to balance sheet needs.

Funding by residual maturity

	2024 $m	Ratio %	2023 $m	Ratio %	2022 $m	Ratio %
Customer deposits	**673,615**	**66.9**	**640,951**	**66.0**	**612,834**	**65.1**
Wholesale funding						
Short term	82,590	8.2	79,181	8.1	79,098	8.4
Long term - less than or equal to one year residual maturity	31,790	3.2	40,607	4.2	38,896	4.1
Long term - more than one year residual maturity	140,458	13.9	133,979	13.8	136,586	14.5
Securitisation	5,539	0.6	4,298	0.4	4,973	0.5
Total wholesale funding	**260,377**	**25.9**	**258,065**	**26.5**	**259,553**	**27.5**
Equity[a]	**72,052**	**7.2**	**72,543**	**7.5**	**69,967**	**7.4**
Total funding	**1,006,044**	**100.0**	**971,559**	**100.0**	**942,354**	**100.0**

a. Includes total share capital, share-based payment reserve and retained profits.

Long term wholesale funding

Long term funding with a residual maturity greater than 12 months made up 13.9% of total funding at 30 September 2024, up from 13.8% at 30 September 2023. Funding from securitisation accounted for a further 0.6% of total funding, an increase compared to 0.4% at 30 September 2023, reflecting the $2.75 billion transaction issued in February 2024.

In total, $41.9 billion of long term wholesale funding was raised in 2024, including $5.1 billion issued by Westpac New Zealand Limited. Leveraging the scale and diversity of the Group's wholesale funding franchise, new issuance included senior unsecured and covered bonds, RMBS and capital securities, including $5.4 billion in Tier 2 capital securities and $2.1 billion in Additional Tier 1 capital securities. New long term issuance was raised across a range of tenors and currencies, although almost half was raised in Australian dollars, benefiting from the continued depth of the Australian bond market.

Short term wholesale funding

Short term wholesale funding accounted for 8.2% of total funding at 30 September 2024, up from 8.1% at 30 September 2023. Long term funding where the residual maturity is less than one year, reduced to 3.2% at 30 September 2024, from 4.2% at 30 September 2023 mainly due to the repayment of TFF maturities. The short term wholesale funding portfolio, including long term funding with a residual maturity of less than one year, had a weighted average maturity of 151 days, up from 149 days at 30 September 2023.

Deposit to loan ratio

	2024 $m	Ratio %	2023 $m	Ratio %	2022 $m	Ratio %
Customer deposits	673,615		640,951		612,834	
Loans	806,767	83.50	773,254	82.89	739,647	82.85

Customer deposits

Customer deposits accounted for 66.9% of the total funding at 30 September 2024, compared to 66.0% at 30 September 2023. Over the year, customer deposits grew $32.7 billion compared to loan growth of $33.5 billion. As the growth in customer deposit was 5.1% relative to the growth in loans of 4.3%, the deposit to loan ratio rose to 83.5%.

Equity

Funding from equity made up 7.2% of total funding at 30 September 2024, compared to 7.5% at 30 September 2023. This reflects the impact of the on market share buyback conducted during the year.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 125

Capital and dividends

	2024	2023	2022[a]	% Mov't 2024 - 2023
Level 2 regulatory capital structure				
Common equity Tier 1 (CET1) capital after deductions ($m)	54,648	55,885	53,943	(2)
Risk weighted assets (RWA) ($m)	437,430	451,418	477,620	(3)
CET1 capital ratio	**12.49%**	**12.38%**	**11.29%**	11 bps
Additional Tier 1 capital ratio	2.33%	2.21%	2.10%	12 bps
Tier 1 capital ratio	**14.82%**	**14.59%**	**13.39%**	23 bps
Tier 2 capital ratio	6.56%	5.86%	5.01%	70 bps
Total regulatory capital ratio	**21.38%**	**20.45%**	**18.40%**	93 bps
APRA leverage ratio	**5.30%**	**5.50%**	**5.61%**	(20 bps)
Level 1 regulatory capital structure				
CET1 capital after deductions ($m)	50,454	52,273	50,722	(3)
Risk weighted assets ($m)	397,719	414,293	447,010	(4)
Level 1 CET1 capital ratio	12.69%	12.62%	11.35%	7 bps

a. APRA's revised capital framework (Basel III) became effective on 1 January 2023 and included updated prudential standards for capital adequacy and credit risk capital. The reported 2022 comparatives have not been restated to align to the current capital framework.

Capital management strategy

The capital management strategy is reviewed on an ongoing basis, including through an annual Internal Capital Adequacy Assessment Process. Key considerations include:

- Regulatory capital minimums together with the capital conservation buffer and countercyclical capital buffer comprise the Total CET1 Requirement. The Total CET1 Requirement for domestic systemically important banks (D-SIBs), including Westpac, is at least 10.25%;[1]
- Strategy, business mix and operations and contingency plans;
- Perspectives of external stakeholders including rating agencies as well as equity and debt investors; and
- A stress testing framework that tests our resilience under a range of adverse economic scenarios.

The Board has determined a target CET1 capital operating range of between 11.0% and 11.5%, in normal operating conditions.

LEVEL 2 CET1 CAPITAL RATIO MOVEMENT FOR 2024


12.38%
160bps
(117bps)
36bps
(11bps)
(3bps)
(54bps)
12.49%
Sep-23
Net profit
Ordinary dividends
RWA movement
Capital deductions and other items
FX translation impacts
Capital return
Sep-24

The Level 2 CET1 capital ratio was 12.49% at 30 September 2024, 11 basis points higher than 30 September 2023. Key movements include:

- 2024 net profit: 160 basis points increase;
- Payment of the 2023 final ordinary dividend and the 2024 interim ordinary dividend: 117 basis points reduction;

1. Noting that APRA may apply higher CET1 requirements for an individual ADI.

126 WESTPAC 2024 ANNUAL REPORT

GROUP PERFORMANCE

Capital and dividends (Continued)

- RWA movement: 36 basis points increase due to non-credit RWA decrease of 57 basis points partly offset by credit RWA increase of 21 basis points;
- Capital deductions and other items: 11 basis points decrease mainly due to other reserve movements and a higher deduction for deferred tax assets;
- Foreign currency translation impacts: 3 basis points reduction mainly from the appreciation of the A$ against the US$; and
- Capital return: 54 basis points reduction comprising a $0.5 billion special dividend and approximately $1.8 billion of on market share buybacks.

The Level 1 CET1 capital ratio was 12.69% at 30 September 2024, 7 basis points higher than 30 September 2023 with movements mostly in line with Level 2.

Additional Tier 1 and Tier 2 capital movement for 2024

During the year, Westpac issued $1.75 billion of APRA qualifying Additional Tier 1 instruments and redeemed $1.4 billion, excluding issuance and redemption of Additional Tier 1 instruments by Westpac New Zealand Limited. The net impact of these transactions was an increase in the Tier 1 capital ratio of approximately 7 basis points.

Westpac issued $5.4 billion of Tier 2 capital instruments and redeemed $1.35 billion over the year. The net impact of these transactions was an increase in the total regulatory capital ratio of approximately 92 basis points.

Domestic systemically important banks (D-SIBs), including Westpac, have a total capital requirement of 18.25% from 1 January 2026. Westpac's total regulatory capital ratio was 21.38% at 30 September 2024.

Leverage ratio

The leverage ratio represents the amount of Tier 1 capital relative to exposure[1]. At 30 September 2024, the leverage ratio was 5.30%, down 20 basis points from 30 September 2023, and above APRA's regulatory minimum requirement of 3.5%. The decrease in the leverage ratio is mainly due to lower Tier 1 regulatory capital as a result of the on market share buybacks completed during the year.

Internationally comparable capital ratios

APRA's capital adequacy requirements are more conservative than those of the Basel Committee on Banking Supervision, leading to lower reported capital ratios when compared to international peers.

International comparable capital ratios have been calculated using the methodology outlined in the Australian Banking Association study released on 10 March 2023. The 2022 comparatives have not been restated and capital ratios are reported under the APRA study published in July 2015.

%	2024	2023	2022	% Mov't 2024 - 2023
Internationally comparable capital ratios				
CET1 capital ratio	18.27%	18.73%	17.57%	(46 bps)
Tier 1 capital ratio	21.33%	21.76%	20.57%	(43 bps)
Total regulatory capital ratio	29.93%	29.87%	27.75%	6 bps
Leverage ratio	5.78%	5.98%	6.00%	(20 bps)

1. As defined under Attachment D of APS110: Capital Adequacy.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 127

Capital and dividends (Continued)

Risk Weighted Assets (RWA)

$m	2024	2023	2022[a]	% Mov't 2024 - 2023
Credit risk:				
Corporate	25,976	24,818		5
Business lending	25,033	23,860		5
Property finance	32,196	30,416		6
Large corporate	21,035	20,570		2
Sovereign	2,047	2,143		(4)
Financial institution	13,694	13,457		2
Residential mortgages	116,228	112,948		3
Australian credit cards	3,565	3,712		(4)
Other retail	3,995	4,607		(13)
Small business	17,123	17,040		-
Specialised lending	3,695	3,065		21
Securitisation	7,821	7,661		2
Standardised	25,414	28,813		(12)
New Zealand[b]	48,142	46,648		3
Total credit risk	**345,964**	**339,758**	**362,098**	**2**
Market risk	9,555	11,538	9,290	(17)
Operational risk	48,196	55,175	59,063	(13)
Interest rate risk in the banking book (IRRBB)	27,955	40,138	42,782	(30)
Other	5,760	4,809	4,387	20
Total risk weighted assets	**437,430**	**451,418**	**477,620**	**(3)**

a. APRA's revised capital framework (Basel III) became effective on 1 January 2023 and included updated prudential standards for capital adequacy and credit risk capital. Credit classes for 2022 do not align to the current capital framework and therefore have not been included in the table.

b. Includes credit and securitisation exposures regulated under RBNZ prudential requirements.

Total RWA decreased by 3.1% to $437.4 billion over the year largely due to the decrease in non-credit RWA.

Credit RWA increased by 1.8% or $6.2 billion. Key movements included:

- A $6.9 billion increase from higher lending primarily in Corporate, Large Corporate and Property Finance;
- A $8.1 billion increase due to deterioration in credit quality mainly from an increase in delinquencies in Residential Mortgages and New Zealand exposures:
- A $7.2 billion decrease from data refinements mainly related to Residential Mortgages, Corporate and Large Corporate exposures;
- A $0.3 billion decrease from counterparty credit risk and mark-to-market related credit risk from changes in underlying foreign currency rates; and
- A $1.3 billion decrease from foreign currency translation impacts, predominantly the appreciation of the A$ against the US$.

Non-credit RWA were $20.2 billion lower. Key movements included:

- IRRBB RWA: $12.2 billion decrease mainly due to:
  - A decrease of $17.1 billion due to lower interest rates and a revised IRRBB model, resulting in an embedded gain of $1.3 billion for 30 September 2024 compared to a $15.9 billion loss at September 2023; and
  - A $4.9 billion increase in repricing and yield curve, basis and optionality risk in line with underlying banking book positions.
- Operational RWA: $7.0 billion decrease mainly driven by a reduction in the APRA capital overlay; and
- Market RWA: $2.0 billion decrease due to reduced market volatility in the one-year historical VaR window as market events rolled out of the observation period, a decrease in Stressed Value at Risk (SVaR) from lower market risk exposures and a reduction in the Risks not in VaR (RNIV) add-on.

128 WESTPAC 2024 ANNUAL REPORT

GROUP PERFORMANCE

Capital and dividends (Continued)

Capital adequacy

$m	2024	2023	2022	% Mov't 2024 - 2023
Tier 1 capital				
CET1 capital				
Paid up ordinary capital	37,958	39,826	39,666	(5)
Treasury shares	(815)	(759)	(712)	7
Equity based remuneration	2,028	1,929	1,843	5
Foreign currency translation reserve	(471)	(171)	(537)	175
Accumulated other comprehensive income	(617)	(221)	28	179
Non-controlling interests - other	8	44	57	(82)
Retained earnings	32,773	31,436	29,063	4
Less retained earnings in life and general insurance, funds management and securitisation entities	(357)	(369)	(300)	(3)
Deferred fees	350	334	300	5
Total CET1 capital	**70,857**	**72,049**	**69,408**	**(2)**
Deductions from CET1 capital				
Goodwill (excluding funds management entities)	(7,922)	(7,940)	(7,914)	-
Deferred tax assets	(2,377)	(2,144)	(1,746)	11
Goodwill in life and general insurance, funds management and securitisation entities	(149)	(149)	(204)	-
Capitalised expenditure	(2,349)	(2,375)	(2,148)	(1)
Capitalised software	(2,668)	(2,797)	(2,263)	(5)
Investments in subsidiaries not consolidated for regulatory purposes	(154)	(76)	(316)	103
Regulatory expected downturn loss in excess of eligible provisions	-	-	(144)	-
Securitisation	(9)	(16)	-	(44)
Defined benefit superannuation fund surplus	(215)	(217)	(219)	(1)
Equity investments	(235)	(228)	(187)	3
Regulatory adjustments to fair value positions	(131)	(222)	(324)	(41)
Total deductions from CET1 capital	**(16,209)**	**(16,164)**	**(15,465)**	**-**
Total CET1 capital after deductions	**54,648**	**55,885**	**53,943**	**(2)**
Additional Tier 1 capital				
Basel III complying instruments	10,225	10,037	10,021	2
Total Additional Tier 1 capital	**10,225**	**10,037**	**10,021**	**2**
Deductions from Additional Tier 1 capital				
Holdings of own and other financial institutions Additional Tier 1 capital instruments	(30)	(46)	(25)	(35)
Total deductions from Additional Tier 1 capital	**(30)**	**(46)**	**(25)**	**(35)**
Net Additional Tier 1 regulatory capital	**10,195**	**9,991**	**9,996**	**2**
Net Tier 1 regulatory capital	**64,843**	**65,876**	**63,939**	**(2)**
Tier 2 capital				
Basel III complying instruments	28,293	25,740	23,791	10
Eligible general reserve for credit loss	770	1,051	411	(27)
Total Tier 2 capital	**29,063**	**26,791**	**24,202**	**8**
Deductions from Tier 2 capital				
Holdings of own and other financial institutions Tier 2 capital instruments	(368)	(370)	(243)	(1)
Total deductions from Tier 2 capital	**(368)**	**(370)**	**(243)**	**(1)**
Net Tier 2 regulatory capital	**28,695**	**26,421**	**23,959**	**9**
Total regulatory capital	**93,538**	**92,297**	**87,898**	**1**
Risk weighted assets	**437,430**	**451,418**	**477,620**	**(3)**
CET1 capital ratio	**12.49%**	**12.38%**	**11.29%**	11 bps
Additional Tier 1 capital ratio	2.33%	2.21%	2.10%	12 bps
Tier 1 capital ratio	**14.82%**	**14.59%**	**13.39%**	**23 bps**
Tier 2 capital ratio	6.56%	5.86%	5.01%	70 bps
Total regulatory capital ratio	**21.38%**	**20.45%**	**18.40%**	**93 bps**

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 129

Capital and dividends (Continued)

Dividends

	2024	2023	2022	% Mov't 2024 - 2023
Ordinary dividend - Interim (cents per share)	75	70	61	7
Ordinary dividend - Final (cents per share)	76	72	64	6
Total ordinary dividend (cents per share)	**151**	**142**	**125**	**6**
Special dividend (cents per share)	15	-	-	-
Ordinary dividend payout ratio[a]	74.62%	69.20%	76.79%	large
Ordinary dividend payout ratio (ex Notable Items)	73.32%	67.57%	66.57%	large
Adjusted franking credit balance ($m)	3,504	3,520	3,298	-

a. Payout ratio excludes the dividend component of completed off-market share buyback announced on 14 February 2022.

The Board has determined a fully franked final ordinary dividend of 76 cents per share, to be paid on 19 December 2024 to shareholders on the register at the record date of 8 November 2024. The 2024 interim and final ordinary dividends represent a payout ratio of 73.32% excluding Notable Items.

In addition to being fully franked, the final ordinary dividend will also carry NZ$0.06 in New Zealand imputation credits that may be used by New Zealand tax residents.

The Board has determined to satisfy the DRP for the final ordinary dividend by arranging for the purchase of shares in the market by a third party. The market price used to determine the number of shares provided to DRP participants will be set over the 15 trading days commencing 13 November 2024 and will not include a discount.

The Board has also determined to increase the on-market share buyback by a further $1.0 billion, in addition to the previously announced on-market share buyback of up to $2.5 billion. In aggregate, this represents a share buyback of up to $3.5 billion.

Capital deduction for regulatory expected credit loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from CET1 capital. The table below shows the calculation of this capital deduction.

$m	2024	2023	2022	% Mov't 2024 - 2023
Provisions associated with eligible portfolios				
Total provisions for expected credit losses	5,096	4,941	4,635	3
plus provisions associated with partial write-offs	290	292	377	(1)
less ineligible provisions[a]	(201)	(192)	(143)	5
Total eligible provisions	**5,185**	**5,041**	**4,869**	**3**
Regulatory expected downturn loss	**4,486**	**4,078**	**4,690**	**10**
Excess/(shortfall) in eligible provisions compared to regulatory expected downturn loss	**699**	**963**	**179**	**(27)**
CET1 capital deduction for regulatory expected downturn loss in excess of eligible provisions[b]	**-**	**-**	**(144)**	**-**

a. Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.

b. Regulatory expected loss is calculated for portfolios subject to the Basel advanced capital IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures.

130 WESTPAC 2024 ANNUAL REPORT

SEGMENT REPORTING

For reporting purposes, Westpac identifies the impact of Notable Items on income and expenses and includes a subtotal titled "Pre-provision profit". Pre-provision profit represents profit before impairment charges and income tax expenses.

In 2024, Westpac established a new operating segment called Business & Wealth and dissolved the Specialist Business Division (SBD). The remaining operating businesses of SBD, which included the Platforms business, Pacific Banking, Margin lending and the auto finance portfolio were aggregated into the Business & Wealth segment. The past contribution from SBD's sold businesses were aggregated with Group Businesses.

In addition, we have made some changes to enhance performance reporting and assessment:

- Funds transfer pricing: The methodology by which the costs of wholesale funding and liquidity are allocated to segments has been refined.
- Capital allocations: Revised capital allocations to align to the Basel III framework adopted in January 2023.
- Expense allocations: Reallocation of the activities and expenses of Enterprise functions across segments.

These changes have been reflected in segment reporting so that the information presented aligns with information reported internally to key decision makers. Comparatives have been restated to align with the current period presentation.

$m	Consumer	Business & Wealth	Westpac Institutional Bank	Westpac New Zealand (A$)[a]	Group Businesses	Group
2024						
Net interest income	7,632	5,338	2,240	2,388	1,318	18,916
Non-interest income	528	798	1,265	257	(1)	2,847
Notable Items	-	-	-	(8)	(167)	(175)
Net operating income	**8,160**	**6,136**	**3,505**	**2,637**	**1,150**	**21,588**
Operating expenses	(4,787)	(2,626)	(1,465)	(1,262)	(804)	(10,944)
Total operating expenses	**(4,787)**	**(2,626)**	**(1,465)**	**(1,262)**	**(804)**	**(10,944)**
Pre-provision profit	**3,373**	**3,510**	**2,040**	**1,375**	**346**	**10,644**
Impairment (charges)/benefits	(248)	(142)	(120)	(25)	(2)	(537)
Profit before income tax (expense)/benefit	**3,125**	**3,368**	**1,920**	**1,350**	**344**	**10,107**
Income tax (expense)/benefit and NCI[b]	(941)	(1,012)	(553)	(377)	(234)	(3,117)
Net profit/(loss)	**2,184**	**2,356**	**1,367**	**973**	**110**	**6,990**
Net profit includes impact of:						
Notable Items (post tax)[b]	-	-	-	(6)	(117)	(123)
2023						
Net interest income	8,177	4,992	1,926	2,317	1,002	18,414
Non-interest income	524	844	1,367	240	153	3,128
Notable Items	-	(88)	-	-	191	103
Net operating income	**8,701**	**5,748**	**3,293**	**2,557**	**1,346**	**21,645**
Operating expenses	(4,533)	(2,459)	(1,316)	(1,186)	(738)	(10,232)
Notable Items	(202)	(64)	(15)	(9)	(170)	(460)
Total operating expenses	**(4,735)**	**(2,523)**	**(1,331)**	**(1,195)**	**(908)**	**(10,692)**
Pre-provision profit	**3,966**	**3,225**	**1,962**	**1,362**	**438**	**10,953**
Impairment (charges)/benefits	(179)	(257)	(87)	(124)	(1)	(648)
Profit before income tax (expense)/benefit	**3,787**	**2,968**	**1,875**	**1,238**	**437**	**10,305**
Income tax (expense)/benefit and NCI[b]	(1,142)	(882)	(538)	(350)	(198)	(3,110)
Net profit/(loss)	**2,645**	**2,086**	**1,337**	**888**	**239**	**7,195**
Net profit includes impact of:						
Notable Items (post tax)[b]	(148)	(107)	(10)	(7)	99	(173)
Profit/(loss) attributable to businesses sold[c]	-	-	-	-	131	131

a. Refer to the Westpac New Zealand NZ$ segment reporting for further details.
b. Includes tax benefits on Notable Items of $52 million in 2024 (2023: $184 million).
c. Refer to Additional Information for further details.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION | 131

$m	Consumer	Business & Wealth	Westpac Institutional Bank	Westpac New Zealand (A$)[a]	Group Businesses	Group
2022						
Net interest income	8,473	3,508	1,438	2,107	1,080	16,606
Non-interest income	557	881	1,150	279	432	3,299
Notable Items	-	(1)	-	120	(418)	(299)
Net operating income	**9,030**	**4,388**	**2,588**	**2,506**	**1,094**	**19,606**
Operating expenses	(4,411)	(2,446)	(1,265)	(1,072)	(987)	(10,181)
Notable Items	(66)	(13)	-	-	(542)	(621)
Total operating expenses	**(4,477)**	**(2,459)**	**(1,265)**	**(1,072)**	**(1,529)**	**(10,802)**
Pre-provision profit	**4,553**	**1,929**	**1,323**	**1,434**	**(435)**	**8,804**
Impairment (charges)/benefits	(187)	(97)	(85)	25	9	(335)
Net profit includes impact of:	4,366	1,832	1,238	1,459	(426)	8,469
Income tax (expense)/benefit and NCI[b]	(1,314)	(557)	(372)	(382)	(150)	(2,775)
Net profit/(loss)	**3,052**	**1,275**	**866**	**1,077**	**(576)**	**5,694**
Net profit includes impact of:						
Notable Items (post tax)[b]	(47)	(9)	-	119	(937)	(874)
Profit/(loss) attributable to businesses sold[c]	-	-	-	18	168	186

a. Refer to the Westpac New Zealand NZ$ segment reporting for further details.
b. Includes tax benefits on Notable Items of $46 million.
c. Refer to Additional Information for further details.

Businesses sold

The table below shows the profit/(loss) attributable to businesses sold on the segments by the relevant period. No businesses were sold in FY24.

Further details are provided in Net profit contribution of businesses sold (page 292).

$m	Consumer	Business & Wealth	Westpac Institutional Bank	Westpac New Zealand (A$)	Group Businesses	Group
2023						
Net interest income	-	-	-	-	-	-
Non-interest income	-	-	-	-	140	140
Net operating income	**-**	**-**	**-**	**-**	**140**	**140**
Operating expenses	-	-	-	-	46	46
Pre-provision profit	**-**	**-**	**-**	**-**	**186**	**186**
Impairment (charges)/benefits	-	-	-	-	-	-
Profit before income tax (expense)/benefit	**-**	**-**	**-**	**-**	**186**	**186**
Income tax (expense)/benefit and NCI	-	-	-	-	(55)	(55)
Net profit	**-**	**-**	**-**	**-**	**131**	**131**
2022						
Net interest income	-	-	-	-	6	6
Non-interest income	-	-	-	28	364	392
Net operating income	**-**	**-**	**-**	**28**	**370**	**398**
Operating expenses	-	-	-	(3)	(124)	(127)
Pre-provision profit	**-**	**-**	**-**	**25**	**246**	**271**
Impairment (charges)/benefits	-	-	-	-	7	7
Profit before income tax (expense)/benefit	**-**	**-**	**-**	**25**	**253**	**278**
Income tax (expense)/benefit and NCI	-	-	-	(7)	(85)	(92)
Net profit	**-**	**-**	**-**	**18**	**168**	**186**

132 **WESTPAC** 2024 ANNUAL REPORT

SEGMENT REPORTING

Consumer

The Consumer segment provides a full range of banking products and services to customers in Australia. Products and services are provided through a portfolio of brands comprising Westpac, St.George, BankSA and Bank of Melbourne using digital channels, call centres, mobile bankers, branches and third-party brokers. It also includes the RAMS business, which is closed to new business.

$m	2024	2023	2022	% Mov't 2024 - 2023
Net interest income	7,632	8,177	8,473	(7)
Non-interest income	528	524	557	1
Net operating income	**8,160**	**8,701**	**9,030**	**(6)**
Operating expenses	(4,787)	(4,533)	(4,411)	6
Notable Items	-	(202)	(66)	(100)
Total operating expenses	**(4,787)**	**(4,735)**	**(4,477)**	**1**
Pre-provision profit	**3,373**	**3,966**	**4,553**	**(15)**
Impairment (charges)/benefits	(248)	(179)	(187)	39
Profit before income tax expense	**3,125**	**3,787**	**4,366**	**(17)**
Income tax expense and NCI	(941)	(1,142)	(1,314)	(18)
Net profit	**2,184**	**2,645**	**3,052**	**(17)**
Notable Items (post tax)	-	(148)	(47)	(100)
Expense to income ratio (Ex Notable Items)	58.66%	52.10%	48.85%	large
Net interest margin (Ex Notable Items)	1.70%	1.88%	2.00%	(18 bps)
FTE	12,042	12,534	13,189	(4)

$bn	2024	2023	2022	% Mov't 2024 - 2023
Customer deposits				
Transactions	46.6	49.5	61.3	(6)
Savings	159.0	138.3	103.1	15
Term	65.6	63.9	62.1	3
Mortgage offsets	63.3	56.6	54.0	12
Total customer deposits	**334.5**	**308.3**	**280.5**	**8**
Loans				
Housing	473.5	449.6	431.8	5
RAMS (in runoff)	29.8	36.0	35.8	(17)
Other	8.8	8.9	8.8	(1)
Provisions	(1.8)	(1.8)	(1.8)	-
Total loans	**510.3**	**492.7**	**474.6**	**4**
Deposit to loan ratio	65.54%	62.58%	59.11%	296 bps
Total assets	521.8	504.2	486.0	3
TCE	594.2	577.7	562.3	3
Risk weighted assets	174.4	174.7	180.2	-
Average interest earning assets	449.9	435.3	422.7	3
Average allocated capital	24.0	24.3	24.0	(1)
Credit quality				
Impairment charges/(benefits) to average loans	0.05%	0.04%	0.04%	1 bps
Mortgage 90+ day delinquencies	1.12%	0.86%	0.75%	26 bps
Other consumer loans 90+ day delinquencies	1.23%	1.01%	1.35%	22 bps
Total stressed exposures to TCE	1.10%	0.86%	0.67%	24 bps

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 133 Consumer (Continued) Net profit decreased 17% to $2,184 million. Pre-provision profit declined by 15% to $3,373 million. Excluding Notable Items in Full Year 2023 associated with restructuring charges and the branch transformation program, pre-provision profit declined by 19% with operating income falling 6% and operating expenses rising 6%. The decline in operating income reflected continued contraction of the net interest margin while expenses rose due to costs associated with the closure of the RAMS business, inflationary pressures, higher investment spend and amortisation. Net interest income down 7% • The net interest margin contracted by 18 basis points, slowing through the period, with margins increasing 1 basis point in Second Half 2024. Price competition for new mortgages and the impact of lower mortgage rates offered to retain customers looking to refinance were the largest contributors to the contraction. Narrower deposit spreads, largely the impact of a mix shift towards higher interest rate, lower margin savings accounts, were offset by higher returns on hedged deposits and capital; • Net loans increased by 4% to $510.3 billion. Mortgage growth of 4% was below system, reflecting the decision to close the RAMS business. Excluding this impact, mortgages grew 5%, mostly in owner occupied variable rate mortgages, representing 1.2x APRA housing system growth. Variable rate mortgages increased from 76% to 91% of the portfolio following most of the $65 billion of expiring fixed rate loans being retained and rolling onto on variable rates, coupled with almost all new loans on variable rates; • Deposits were up 8% to $334.5 billion representing 1.1x APRA household deposits system growth. Growth in savings balances of $20.7 billion more than offset the decline in transaction balances of $2.9 billion, as customer preference continued to shift towards higher yielding products. Mortgage offset balances increased by 12% to $63.3 billion as fixed rate mortgage customers shifted onto variable rate mortgages with deposit offset features; and • With deposit growth continuing to exceed loan growth, the deposit to loan ratio improved 296 basis points to 65.5% Non-interest income up 1% • Non-interest income increased 1% to $528 million due to higher credit card fees which was partly offset by higher customer remediation costs. Expenses up 1% • Operating expenses excluding Notable Items increased 6%. This was driven by: – The decision to close RAMS to new business resulted in impairment of the RAMS brand, technology and software assets and restructuring costs; – Inflationary pressures from both wages and salaries and third-party vendor costs; and – Higher amortisation costs. • Higher expenses were partly offset by benefits from a simpler operating model following the implementation of the One Bank Platform and a smaller property footprint, including our corporate office and branches which included the benefit of an additional 29 co-locations. Impairment charge of $248 million • Impairment charges to average loans were 5 basis points, up 1 basis point from the prior year. The charge reflects higher mortgage and other consumer loans delinquencies, which was partly offset by reductions in the mortgage overlay and the downside scenario weight; and • Stressed exposure to TCE deteriorated by 24 basis points to 1.10%. Mortgage 90+ day delinquencies increased 26 basis points to 1.12%, reflecting higher mortgage interest rates and the higher cost of living. Other consumer loan 90+ day delinquencies increased 22 basis points to 1.23%, due to cost of living pressures impacting customers.

134 **WESTPAC** 2024 ANNUAL REPORT

SEGMENT REPORTING

Business & Wealth

The Business & Wealth segment provides banking products and services to customers in Business Banking, Wealth Management, Private Wealth and Westpac Pacific. Business Banking offers lending generally up to $200 million in exposure, merchant services using eCommerce solutions and transaction banking services. Customers are categorised by commercial businesses, small to medium businesses and agribusiness. The segment includes Private Wealth, supporting the needs of high-net-worth individuals, as well as BT Financial Group, which provides wealth management platform services. It also includes Westpac Pacific and our auto finance portfolio, which has been in runoff. In October 2024, we entered into an agreement to sell the auto finance portfolio. Subject to regulatory approval, the sale is expected to be completed in the first half of 2025. The segment operates under the Westpac, St.George, BankSA, Bank of Melbourne and BT brands.

$m	2024	2023	2022	% Mov't 2024 - 2023
Net interest income	5,338	4,992	3,508	7
Non-interest income	798	844	881	(5)
Notable Items	-	(88)	(1)	(100)
Net operating income	**6,136**	**5,748**	**4,388**	**7**
Operating expenses	(2,626)	(2,459)	(2,446)	7
Notable Items	-	(64)	(13)	(100)
Total operating expenses	**(2,626)**	**(2,523)**	**(2,459)**	**4**
Pre-provision profit	**3,510**	**3,225**	**1,929**	**9**
Impairment (charges)/benefits	(142)	(257)	(97)	(45)
Profit before income tax expense	**3,368**	**2,968**	**1,832**	**13**
Income tax expense and NCI	(1,012)	(882)	(557)	15
Net profit	**2,356**	**2,086**	**1,275**	**13**
Notable Items (post tax)	-	(107)	(9)	(100)
Expense to income ratio (Ex Notable Items)	42.80%	42.14%	55.73%	66 bps
Net interest margin (Ex Notable Items)	5.35%	5.17%	3.70%	18 bps
FTE	6,851	6,954	7,118	(1)

$bn	2024	2023	2022	% Mov't 2024 - 2023
Customer deposits				
Transactions	65.2	64.8	76.1	1
Savings	29.1	31.3	35.1	(7)
Term	50.0	44.4	30.9	13
Total customer deposits	**144.3**	**140.5**	**142.1**	**3**
Loans				
Commercial/SME	99.1	90.5	86.4	10
Pacific	1.3	1.2	1.1	8
Business lending	100.4	91.7	87.5	9
Other	1.4	1.5	1.8	(7)
Auto finance (in runoff)[a]	2.1	4.2	7.3	(50)
Provisions	(1.9)	(1.9)	(1.8)	-
Total loans	**102.0**	**95.5**	**94.8**	**7**
Deposit to loan ratio	141.48%	147.08%	149.97%	large
Total assets	107.1	101.2	100.7	6
TCE	137.8	129.7	127.0	6
Risk weighted assets	92.9	87.1	95.8	7
Average interest earning assets	99.7	96.6	94.8	3
Average allocated capital	11.6	11.3	11.0	3
Credit quality				
Impairment charges/(benefits) to average loans	0.14%	0.27%	0.10%	(13 bps)
Impaired exposures to TCE	0.68%	0.52%	0.66%	16 bps
Total stressed exposures to TCE	5.56%	5.46%	5.44%	10 bps

a. Includes personal and business loans.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 135

Business & Wealth (Continued)

Net profit increased 13% to $2,356 million.

Pre-provision profit rose 9% to $3,510 million. Excluding Notable Items in Full Year 2023 associated with remediation provisions and restructuring charges, pre-provision profit increased by 4% with a 5% increase in operating income more than offsetting a 7% rise in operating expenses. A higher net interest margin and lending growth increased operating income while higher operating expenses reflected an increase in bankers and wages, higher technology costs, increased investment spend and an increase in litigation provisions.

Net interest income up 9%	• Excluding the impact of Notable Items in Full Year 2023, net interest income was up 7%; • The net interest margin was up 18 basis points excluding Notable Items. The averaging impact of previous interest rate rises generated wider deposit spreads and returns on both hedged deposits and capital. This more than offset the mix shift to higher interest rate, lower margin term deposits and the compression of lending spreads due to price competition in an increasingly contested sector and the runoff of the higher spread auto finance portfolio; • Net loans increased by 7% to $102.0 billion. Business lending growth of 9% was diversified with strong growth in our target industries of agriculture, health and professional services. This was partly offset by the continued run down of the auto finance portfolio to $2.1 billion; and • Deposits were up 3% to $144.3 billion. Growth in term deposits of $5.6 billion offset the decline in at call balances of $1.8 billion, as customer preference continued to shift towards higher yielding products. Within the business segment, growth in commercial customers was more than offset by reduction in small and medium business customers from softer economic and trading conditions.
Non-interest income down 4%	• Non-interest income excluding Notable Items decreased 5% due to lower merchants income, the wind down of the auto finance portfolio and lower platform revenue.
Expenses up 4%	• Operating expenses excluding Notable Items increased 7%. Excluding the increase in litigation provisions operating expenses increased 5% reflecting: – Inflationary pressures on wages and salaries and third-party technology vendor costs; – Higher investment spend from the initiation and integration of our new business origination platform BizEdge, HealthPoint, UNITE and upgrade of merchant terminals; and – Investment in business bankers to drive growth.
Impairment charge of $142 million	• The impairment charge of 14 basis points of average loans compared to 27 basis points in the prior year. The charge reflects new IAPs and a modest increase in CAP as a less favourable outlook for commercial property was largely offset by a reduction in the downside scenario weight in First Half 2024; and • Credit quality metrics deteriorated with stressed exposures to TCE up 10 basis points to 5.56%, mostly within the wholesale & retail trade sector. The proportion of impaired loans to TCE increased 16 basis points to 0.68%.

Platforms and Investments

$bn	2024	Inflows	Outflows	Net Flows	Other Mov't	2023	% Mov't 2024 - 2023
Platforms	150.8	20.5	(23.6)	(3.1)	18.2	135.7	11
Packaged funds	-	-	(1.4)	(1.4)	(0.1)	1.5	(100)
Total funds	**150.8**	**20.5**	**(25.0)**	**(4.5)**	**18.1**	**137.2**	**10**

BT & Private Wealth platform funds under administration increased 11% to $150.8 billion during 2024 reflecting higher equity market valuations and dividend distributions. Net flows were negative reflecting pension outflows, excluding this impact net flows were positive $3.4 billion.

BT packaged funds under administration decreased by $1.5 billion during 2024, reflecting the completion of the sale of the private portfolio management business.

136 WESTPAC 2024 ANNUAL REPORT

SEGMENT REPORTING

Westpac Institutional Bank (WIB)

Westpac Institutional Bank (WIB) services predominantly corporate, institutional and government clients through three areas of specialisation: Corporate & Institutional Banking (CIB); Global Transaction Services (GTS); and Financial Markets (FM). CIB uses dedicated industry relationship and specialist product teams to support clients' borrowing needs. GTS is responsible for the provision of payments and liquidity management solutions to WIB's clients and Westpac's domestic and international payments infrastructure. FM provides a range of risk management, investment and debt capital markets solutions to WIB clients and access to financial markets products for consumer and business customers. Clients are supported throughout Australia and via branches and subsidiaries located in New Zealand, New York, London, Frankfurt and Singapore.

$m	2024	2023	2022	% Mov't 2024 - 2023
Net interest income	2,240	1,926	1,438	16
Non-interest income	1,265	1,367	1,150	(7)
Net operating income	**3,505**	**3,293**	**2,588**	**6**
Operating expenses	(1,465)	(1,316)	(1,265)	11
Notable Items	-	(15)	-	(100)
Total operating expenses	**(1,465)**	**(1,331)**	**(1,265)**	**10**
Pre-provision profit	**2,040**	**1,962**	**1,323**	**4**
Impairment (charges)/benefits	(120)	(87)	(85)	38
Profit before income tax expense	**1,920**	**1,875**	**1,238**	**2**
Income tax expense and NCI	(553)	(538)	(372)	3
Net profit	**1,367**	**1,337**	**866**	**2**
Notable Items (post tax)	-	(10)	-	(100)
Expense to income ratio (Ex Notable Items)	41.80%	39.96%	48.88%	184 bps
Net interest margin (Ex Notable Items)	1.83%	1.89%	1.63%	(6 bps)
FTE	2,870	2,776	2,689	3

$bn	2024	2023	2022	% Mov't 2024 - 2023
Customer deposits				
Transactions and others	64.2	64.2	66.1	-
Savings	10.4	10.5	11.0	(1)
Term	45.2	41.4	40.2	9
Total customer deposits	**119.8**	**116.1**	**117.3**	**3**
Loans				
Loans	101.0	92.9	85.5	9
Provisions	(0.4)	(0.3)	(0.3)	33
Total loans	**100.6**	**92.6**	**85.2**	**9**
Deposit to loan ratio	119.10%	125.37%	137.65%	large
Total assets	137.2	106.3	106.2	29
TCE	216.2	207.4	199.3	4
Risk weighted assets	83.0	82.1	94.8	1
Average interest earning assets	122.2	101.7	88.2	20
Average allocated capital	9.6	9.2	7.8	4
Credit quality				
Impairment charges to average loans	0.13%	0.10%	0.11%	3 bps
Impaired exposures to TCE	0.05%	0.04%	0.10%	1 bps
Total stressed exposures to TCE	0.76%	0.58%	0.35%	18 bps

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 137

Westpac Institutional Bank (WIB) (Continued)

Net operating income contribution[1]

$m	2024	2023	2022	% Mov't 2024 - 2023
Lending and deposit revenue	2,561	2,339	1,994	9
Sales and risk management income	846	886	695	(5)
DVA	(8)	56	(31)	large
Other[a]	106	12	(70)	large
Net operating income contribution	**3,505**	**3,293**	**2,588**	**6**

a. Includes capital benefit and Bank Levy

Net profit increased 2% to $1,367 million.

Pre-provision profit increased 4% to $2,040 million. Excluding Notable Items in 2023, pre-provision profit increased 3% with operating income rising 6% and expenses increasing 11%. The growth in operating income reflects growth in lending and deposits, while the rise in operating expenses was driven by increased software amortisation and higher staffing and third party vendor costs to support growth.

Net interest income up 16%	• The net interest margin decreased 6 basis points reflecting an increase in trading securities related to reverse repurchase agreements in Markets. Excluding this, the net interest margin expanded 4 basis points reflecting improved loan spreads and the benefit of higher interest rates on hedged capital. These impacts were partly offset by a shift in deposits towards lower margin term deposits and higher funding costs; • Average interest earning assets rose by 20% reflecting the impact of strong lending growth of 9% and additional trading assets for Markets customers; • Net loans increased 9% to $100.6 billion from deepening relationships with existing customers, predominantly in the property, infrastructure and industrial sectors; and • Deposits increased 3% to $119.8 billion driven by term deposit growth in the second half achieved through increased customer activity.
Non-interest income down 7%	• Non-interest income declined 7% to $1,265 million. Key drivers included: - Lower sales and risk management income, including foreign exchange; - Higher fee income from increased underwriting activity and a larger loan book; and - A $66 million reduction from DVA, driven by the non-repeat of tightening counterparty credit spreads in the prior year.
Expenses up 10%	• Expenses excluding Notable Items were up 11% to $1,465 million. Movements reflected: - Higher software amortisation costs from major technology infrastructure investments including payments; - Higher wages and salaries costs including hiring of new front-line staff to support relationships and lending growth.
Impairment charge of $120 million	• The impairment charge to average loans was 13 basis points, compared to a 10 basis point charge in the prior year. The charge was driven by one new IAP and a small CAP charge due to an increase in stressed exposures and revised economic projections; and • Stressed exposures to TCE deteriorated 18 basis points to 0.76%, reflecting higher watchlist and substandard exposures in the wholesale & retail trade and property sectors. The proportion of impaired exposures to TCE deteriorated modestly to 0.05%.

1. DVA includes Funding Value Adjustment (FVA) and Credit Value Adjustment (CVA). Sales and risk management income includes both customer and non-customer income.

138 WESTPAC 2024 ANNUAL REPORT

SEGMENT REPORTING

Westpac New Zealand

Westpac New Zealand provides banking and wealth products and services for consumer, business and institutional customers in New Zealand.

All figures are in NZ$ unless noted otherwise.

NZ$m	2024	2023	2022	% Mov't 2024 - 2023
Net interest income	2,590	2,514	2,280	3
Non-interest income	279	261	306	7
Notable Items	(9)	-	127	-
Net operating income	**2,860**	**2,775**	**2,713**	**3**
Operating expenses	(1,369)	(1,286)	(1,158)	6
Notable Items	-	(10)	-	(100)
Total operating expenses	**(1,369)**	**(1,296)**	**(1,158)**	**6**
Pre-provision profit	**1,491**	**1,479**	**1,555**	**1**
Impairment (charges)/benefits	(27)	(135)	27	(80)
Profit before income tax expense	**1,464**	**1,344**	**1,582**	**9**
Income tax expense and NCI	(409)	(381)	(414)	7
Net profit	**1,055**	**963**	**1,168**	**10**
Notable Items (post tax)	(6)	(7)	127	(14)
Profit/(loss) attributable to businesses sold	-	-	19	-
Expense to income ratio (Ex Notable Items)	47.72%	46.34%	44.78%	138 bps
Net interest margin (Ex Notable Items)	2.17%	2.13%	2.02%	4 bps
FTE	5,221	5,288	5,070	(1)

NZ$bn	2024	2023	2022	% Mov't 2024 - 2023
Customer deposits				
Transactions and others	20.8	21.1	24.2	(1)
Savings	19.4	20.2	21.4	(4)
Term	39.5	38.5	32.3	3
Total customer deposits	**79.7**	**79.8**	**77.9**	**-**
Loans				
Mortgages	68.0	65.8	63.8	3
Business	33.4	32.8	32.2	2
Other	1.2	1.2	1.2	-
Provisions	(0.5)	(0.5)	(0.4)	-
Total loans	**102.1**	**99.3**	**96.8**	**3**
Deposit to loan ratio	78.06%	80.36%	80.48%	(230 bps)
Total assets	123.5	121.8	119.2	1
TCE	147.3	147.1	144.6	-
Risk weighted assets	62.0	60.3	53.6	3
Liquid assets	17.8	19.2	18.4	(7)
Average interest earning assets	119.2	118.0	113.0	1
Average allocated capital	8.2	7.9	7.2	4
Total funds	13.2	11.4	10.9	16
Credit quality				
Impairment charges/(benefits) to average loans	0.03%	0.14%	(0.03%)	(11 bps)
Mortgage 90+ day delinquencies	0.49%	0.33%	0.22%	16 bps
Other consumer loans 90+ day delinquencies	0.87%	0.92%	1.03%	(5 bps)
Impaired exposures to TCE	0.16%	0.06%	0.06%	10 bps
Total stressed exposures to TCE	1.73%	1.49%	0.97%	24 bps

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 139 Westpac New Zealand (Continued) Net profit increased 10% to $1,055 million. Pre-provision profit increased 1% to $1,491 million, reflecting a 3% increase in operating income which more than offset a 6% increase in operating expenses. Operating income reflected growth in lending and a higher net interest margin, while operating expenses were driven by increased technology and onshoring costs, software amortisation and inflationary pressures. Net interest income up 3% • The net interest margin was up 4 basis points. Higher returns on both transaction deposits and capital balances were partly offset by the shift in customer preference to higher interest earning term deposit accounts and narrower lending spreads driven by price competition. • Net loans increased 3%, reflecting slowing system lending growth as the challenging macroeconomic environment reduced demand for credit. Key drivers included: – Mortgage growth of 3% represents 0.9x RBNZ housing system growth. Expectations for the RBNZ to continue to cut interest rates drove a shift in customers preference to shorter fixed rate tenors and variable rate loans; and – Business lending increased 2% driven by higher corporate and institutional lending, up 1.7x system. • Deposits decreased slightly to $79.7 billion reflecting a decrease in transaction and savings accounts as customers preference increased towards higher yielding term deposits. Term deposits grew $1.0 billion with an increase in household term deposit accounts partly offset by a reduction in institutional term products. Non-interest income up 7% • Non-interest income increased 7% to $279 million reflecting higher investment income and business fees from increased activity. Expenses up 6% • Operating expenses excluding Notable Items increased 6%, reflecting: – Higher wages and salaries and third-party vendor costs; and – Increase in technology investment and amortisation costs and ongoing operational support costs following the completion of activities to comply with the RBNZ's outsourcing policy. Impairment charge of $27 million • The impairment charge to average loans was 3 basis points, compared to a charge of 14 basis points in the prior year. The lower charge is due to decreases in CAP which was offset by increases in IAP within the business portfolio. • Stressed exposures to TCE increased 24 basis points to 1.73% mostly due to deterioration in mortgage 90+ day delinquencies and higher impaired balances as consumers and businesses feel the stress of higher interest rates and the challenging economic environment.

140 WESTPAC 2024 ANNUAL REPORT

SEGMENT REPORTING

Westpac New Zealand (Continued)

Westpac New Zealand segment performance (A$ Equivalent)

Results have been translated into Australian dollars (A$) at the average exchange rates for each reporting period, 2024: $1.0846 (2023: $1.0846 ; 2022: $1.0831). Unless otherwise stated, assets and liabilities have been translated at spot rates as at the end of the period, 2024: $1.0885 (2023: $1.0738 ; 2022: $1.1355).

$m	2024	2023	2022	% Mov't 2024 - 2023
Net interest income	2,388	2,317	2,107	3
Non-interest income	257	240	279	7
Notable Items	(8)	-	120	-
Net operating income	**2,637**	**2,557**	**2,506**	**3**
Operating expenses	(1,262)	(1,186)	(1,072)	6
Notable Items	-	(9)	-	(100)
Total operating expenses	**(1,262)**	**(1,195)**	**(1,072)**	**6**
Pre-provision profit	**1,375**	**1,362**	**1,434**	**1**
Impairment (charges)/benefits	(25)	(124)	25	(80)
Profit before income tax expense	**1,350**	**1,238**	**1,459**	**9**
Income tax expense and NCI	(377)	(350)	(382)	8
Net profit	**973**	**888**	**1,077**	**10**
Notable Items (post tax)	(6)	(7)	119	(14)
Profit/(loss) attributable to businesses sold	-	-	18	-
Expense to income ratio (Ex Notable Items)[a]	47.72%	46.34%	44.78%	138 bps
Net interest margin (Ex Notable Items)[a]	2.17%	2.13%	2.02%	4 bps

a. Ratios calculated using NZ$.

$bn	2024	2023	2022	% Mov't 2024 - 2023
Customer deposits	73.2	74.3	68.6	(1)
Loans	93.8	92.5	85.3	1
Deposit to loan ratio[a]	78.06%	80.36%	80.48%	(230 bps)
Total assets	113.5	113.5	105.0	-
TCE	135.3	136.9	127.3	(1)
Risk weighted assets	56.9	56.2	47.2	1
Liquid assets	16.3	17.9	16.2	(9)
Average interest earning assets[b]	110.0	108.8	104.4	1
Average allocated capital[b]	7.5	7.3	6.6	3
Total funds	12.1	10.6	9.6	14

a. Ratios calculated using NZ$.
b. Averages are converted at applicable average rates.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 141

Group Businesses

The segment comprises:

- Treasury, which is responsible for the management of Westpac's balance sheet including wholesale funding, capital, and liquidity. Treasury also manages interest rate risk and foreign exchange risks associated with wholesale funding;
- Enterprise services, which include earnings on capital not allocated to segments, certain intra-group transactions and gains/losses from asset sales, earnings and costs associated with Westpac's fintech investments; and
- Other costs which include expenses not directly attributable to segments including Corporate Affairs, a portion of enterprise technology costs related to UNITE, certain customer remediation expenses and enterprise provisions.

$m	2024	2023	2022	% Mov't 2024 - 2023
Net interest income	1,318	1,002	1,080	32
Non-interest income	(1)	153	432	large
Notable Items	(167)	191	(418)	large
Net operating income	**1,150**	**1,346**	**1,094**	**(15)**
Operating expenses	(804)	(738)	(987)	9
Notable Items	-	(170)	(542)	(100)
Total operating expenses	**(804)**	**(908)**	**(1,529)**	**(11)**
Pre-provision profit	**346**	**438**	**(435)**	**(21)**
Impairment (charges)/benefits	(2)	(1)	9	100
Profit before income tax expense	**344**	**437**	**(426)**	**(21)**
Income tax expense and NCI	(234)	(198)	(150)	18
Net profit/(loss)	**110**	**239**	**(576)**	**(54)**
Notable Items (post tax)	(117)	99	(937)	large
Profit/(loss) attributable to business sold	-	131	168	(100)

Treasury

$m	2024	2023	2022	% Mov't 2024 - 2023
Net interest income	1,054	665	979	58
Non-interest income	20	14	21	43
Notable Items	(158)	(20)	553	large
Net operating income	**916**	**659**	**1,553**	**39**
Net profit	**484**	**319**	**960**	**52**

Net profit of $110 million compared to a net profit of $239 million in the prior year.

Pre-provision profit of $346 million was lower than the profit of $438 million in the prior year. Excluding Notable Items, pre-provision profit was $513 million compared with a $417 million profit in the prior year.

Net operating income down 15%	• Excluding Notable Items, income was up 14% to $1,317 million. Movements included: – Higher Treasury contribution from favourable positioning for interest rate volatility; – Lower income due to businesses that were exited in the prior year; and – Lower realised gains on sale of liquid assets.
Expenses down 11%	• Excluding Notable Items, expenses were up 9% to $804 million primarily driven by higher technology investment spend relating to the technology simplification program, UNITE.

142 WESTPAC 2024 ANNUAL REPORT FINANCIAL STATEMENTS Income statements Statements of comprehensive income Balance sheets Statements of changes in equity Cash flow statements NOTES TO THE FINANCIAL STATEMENTS Note 1. Financial statements preparation FINANCIAL PERFORMANCE Note 2. Segment reporting Note 3. Net interest income and average balance sheet and interest rates Note 4. Non-interest income Note 5. Operating expenses Note 6. Impairment charges Note 7. Income tax Note 8. Earnings per share FINANCIAL ASSETS AND FINANCIAL LIABILITIES Lending and credit risk Note 9. Loans Note 10. Provision for expected credit losses Note 11. Credit risk management Deposits and other funding arrangements Note 12. Deposits and other borrowings Note 13. Debt issues Note 14. Loan capital Note 15. Securitisation, covered bonds and other transferred assets Other financial instrument disclosures Note 16. Trading securities and financial assets measured at fair value through income statement (FVIS) Note 17. Investment securities Note 18. Other financial assets Note 19. Other financial liabilities Note 20. Derivative financial instruments Note 21. Risk management, funding and liquidity risk and market risk Note 22. Fair values of financial assets and financial liabilities Note 23. Offsetting financial assets and financial liabilities INTANGIBLE ASSETS, PROVISIONS, COMMITMENTS AND CONTINGENCIES Note 24. Intangible assets Note 25. Provisions, contingent liabilities, contingent assets and credit commitments CAPITAL AND DIVIDENDS Note 26. Shareholders’ equity Note 27. Capital adequacy Note 28. Dividends GROUP STRUCTURE Note 29. Investments in subsidiaries and associates Note 30. Structured entities OTHER Note 31. Share-based payments Note 32. Superannuation commitments Note 33. Auditor’s remuneration Note 34. Related party disclosures Note 35. Notes to the cash flow statements Note 36. Subsequent events CONSOLIDATED ENTITY DISCLOSURE STATEMENT STATUTORY STATEMENTS Directors’ declaration Independent auditor’s report to the members of Westpac Banking Corporation Limitation on Independent Registered Public Accounting Firm’s Liability

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 143

INCOME STATEMENTS

for the years ended 30 September

Westpac Banking Corporation

		Consolidated			Parent Entity	
$m	Note	2024	2023	2022	2024	2023
Interest income:						
Calculated using the effective interest method	3	52,739	42,515	22,981	48,358	38,909
Other	3	1,608	1,237	270	1,571	992
Total interest income		**54,347**	**43,752**	**23,251**	**49,929**	**39,901**
Interest expense	3	(35,594)	(25,435)	(6,090)	(34,492)	(24,786)
Net interest income		**18,753**	**18,317**	**17,161**	**15,437**	**15,115**
Non-interest income						
Net fees	4	1,672	1,645	1,671	1,494	1,461
Net wealth management and insurance	4	441	562	808	-	-
Trading	4	704	717	664	637	678
Other	4	18	404	(698)	1,851	1,668
Total non-interest income		**2,835**	**3,328**	**2,445**	**3,982**	**3,807**
Net operating income		**21,588**	**21,645**	**19,606**	**19,419**	**18,922**
Operating expenses	5	(10,944)	(10,692)	(10,802)	(9,728)	(9,473)
Impairment (charges)/benefits	6	(537)	(648)	(335)	(475)	(511)
Profit before income tax expense		**10,107**	**10,305**	**8,469**	**9,216**	**8,938**
Income tax expense	7	(3,117)	(3,104)	(2,770)	(2,525)	(2,504)
Profit after income tax expense		**6,990**	**7,201**	**5,699**	**6,691**	**6,434**
Net profit attributable to non-controlling interests (NCI)		-	(6)	(5)	-	-
Net profit attributable to owners of Westpac Banking Corporation (WBC)		**6,990**	**7,195**	**5,694**	**6,691**	**6,434**
Earnings per share (cents)						
Basic	8	200.9	205.3	159.9		
Diluted	8	191.7	195.2	152.4		

The above income statements should be read in conjunction with the accompanying notes.

144 WESTPAC 2024 ANNUAL REPORT STATEMENTS OF COMPREHENSIVE INCOME for the years ended 30 September Westpac Banking Corporation Consolidated Parent Entity $m 2024 2023 2022 2024 2023 Profit after income tax expense 6,990 7,201 5,699 6,691 6,434 Other comprehensive income/(expense) Items that may be reclassified subsequently to profit or loss Gains/(losses) recognised in equity on: Debt securities measured at fair value through other comprehensive income (FVOCI) (588) (201) (318) (813) (178) Cash flow hedging instruments 501 (635) 1,107 873 (570) Transferred to income statement: Debt securities measured at FVOCI 5 (125) (254) 5 (125) Cash flow hedging instruments 77 (309) (237) 132 (349) Loss allowance on debt securities measured at FVOCI 1 1 (2) 1 1 Exchange differences on translation of foreign operations (net of associated hedges) (300) 367 (264) (134) 54 Income tax on items taken to or transferred from equity: Debt securities measured at FVOCI 179 98 166 242 92 Cash flow hedging instruments (182) 283 (253) (301) 276 Items that will not be reclassified subsequently to profit or loss Gains/(losses) on equity securities measured at FVOCI (net of tax) 1 (10) 92 (3) (20) Own credit adjustment on financial liabilities designated at fair value (net of tax) 13 (21) 80 13 (21) Remeasurement of defined benefit obligation recognised in equity (net of tax) (14) (105) 446 (12) (110) Net other comprehensive income/(expense) (net of tax) (307) (657) 563 3 (950) Total comprehensive income 6,683 6,544 6,262 6,694 5,484 Attributable to: Owners of WBC 6,685 6,536 6,257 6,694 5,484 NCI (2) 8 5 - - Total comprehensive income 6,683 6,544 6,262 6,694 5,484 The above statements of comprehensive income should be read in conjunction with the accompanying notes.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 145

BALANCE SHEETS

as at 30 September

Westpac Banking Corporation

		Consolidated		Parent Entity	
$m	Note	2024	2023	2024	2023
Assets					
Cash and balances with central banks	35	65,667	102,522	58,400	93,466
Collateral paid		6,269	4,535	6,199	4,505
Trading securities and financial assets measured at fair value through income statement (FVIS)	16	49,228	30,507	47,014	27,987
Derivative financial instruments	20	24,109	21,343	23,902	21,038
Investment securities	17	103,885	75,326	95,623	67,508
Loans	9	806,767	773,254	710,043	678,021
Other financial assets	18	5,456	6,219	4,951	5,812
Due from subsidiaries		-	-	52,339	53,644
Investment in subsidiaries		-	-	9,095	8,019
Property and equipment		2,251	2,245	1,804	1,833
Tax assets	7	2,160	2,100	1,896	1,962
Intangible assets	24	10,746	10,886	9,131	9,260
Other assets		1,006	837	837	705
Total assets		**1,077,544**	**1,029,774**	**1,021,234**	**973,760**
Liabilities					
Collateral received		3,078	3,525	2,935	3,243
Deposits and other borrowings	12	720,489	688,168	644,481	610,357
Other financial liabilities	19	38,077	44,870	33,917	38,780
Derivative financial instruments	20	30,974	24,647	30,795	24,574
Debt issues	13	169,284	156,573	143,882	134,957
Tax liabilities	7	569	780	408	607
Due to subsidiaries		-	-	55,722	55,663
Provisions	25	2,505	2,777	2,271	2,543
Other liabilities		2,633	2,719	2,065	2,177
Total liabilities excluding loan capital		**967,609**	**924,059**	**916,476**	**872,901**
Loan capital	14	37,883	33,176	36,770	32,085
Total liabilities		**1,005,492**	**957,235**	**953,246**	**904,986**
Net assets		**72,052**	**72,539**	**67,988**	**68,774**
Shareholders' equity					
Share capital:					
Ordinary share capital	26	37,958	39,826	37,958	39,826
Treasury shares	26	(758)	(702)	(816)	(760)
Reserves	26	1,732	1,935	1,757	1,659
Retained profits		32,773	31,436	29,089	28,049
Total equity attributable to owners of WBC		**71,705**	**72,495**	**67,988**	**68,774**
NCI	26	347	44	-	-
Total shareholders' equity and NCI		**72,052**	**72,539**	**67,988**	**68,774**

The above balance sheets should be read in conjunction with the accompanying notes.

146 WESTPAC 2024 ANNUAL REPORT

STATEMENTS OF CHANGES IN EQUITY

for the years ended 30 September

Westpac Banking Corporation

Consolidated $m	Share capital (Note 26)	Reserves (Note 26)	Retained profits	Total equity attributable to owners of WBC	NCI (Note 26)	Total shareholders' equity and NCI
Balance as at 30 September 2021	**40,995**	**2,227**	**28,813**	**72,035**	**57**	**72,092**
Profit after income tax expense	**-**	**-**	**5,694**	**5,694**	**5**	**5,699**
Net other comprehensive income/(expense)	-	37	526	563	-	563
Total comprehensive income/(expense)	**-**	**37**	**6,220**	**6,257**	**5**	**6,262**
Transactions in capacity as equity holders:						
Dividends on ordinary shares[a]	-	-	(4,337)	(4,337)	-	(4,337)
Other equity movements:						
Off-market share buyback (net of transaction costs)[b]	(1,902)	-	(1,601)	(3,503)	-	(3,503)
Share-based payment arrangements	-	87	-	87	-	87
Purchase of shares	(33)	-	-	(33)	-	(33)
Net acquisition of treasury shares	(49)	-	-	(49)	-	(49)
Other	-	27	(32)	(5)	(5)	(10)
Total contributions and distributions	**(1,984)**	**114**	**(5,970)**	**(7,840)**	**(5)**	**(7,845)**
Balance as at 30 September 2022	**39,011**	**2,378**	**29,063**	**70,452**	**57**	**70,509**
Profit after income tax expense	**-**	**-**	**7,195**	**7,195**	**6**	**7,201**
Net other comprehensive income/(expense)	-	(533)	(126)	(659)	2	(657)
Total comprehensive income/(expense)	**-**	**(533)**	**7,069**	**6,536**	**8**	**6,544**
Transactions in capacity as equity holders:						
Dividends on ordinary shares[a]	-	-	(4,696)	(4,696)	-	(4,696)
Dividend reinvestment plan	192	-	-	192	-	192
Other equity movements:						
Share-based payment arrangements	-	90	-	90	-	90
Purchase of shares	(32)	-	-	(32)	-	(32)
Net acquisition of treasury shares	(47)	-	-	(47)	-	(47)
Other	-	-	-	-	(21)	(21)
Total contributions and distributions	**113**	**90**	**(4,696)**	**(4,493)**	**(21)**	**(4,514)**
Balance as at 30 September 2023	**39,124**	**1,935**	**31,436**	**72,495**	**44**	**72,539**
Profit after income tax expense	**-**	**-**	**6,990**	**6,990**	**-**	**6,990**
Net other comprehensive income/(expense)	-	(304)	(1)	(305)	(2)	(307)
Total comprehensive income/(expense)	**-**	**(304)**	**6,989**	**6,685**	**(2)**	**6,683**
Transactions in capacity as equity holders:						
Dividends on ordinary shares[a]	-	-	(5,652)	(5,652)	-	(5,652)
Share buyback[c]	(1,812)	-	-	(1,812)	-	(1,812)
Other equity movements:						
Share-based payment arrangements	-	96	-	96	-	96
Purchase of shares	(56)	-	-	(56)	-	(56)
Net acquisition of treasury shares	(56)	-	-	(56)	-	(56)
Acquisition of minority interest[d]	-	5	-	5	(30)	(25)
Preference shares issued[e]	-	-	-	-	339	339
Other	-	-	-	-	(4)	(4)
Total contributions and distributions	**(1,924)**	**101**	**(5,652)**	**(7,475)**	**305**	**(7,170)**
Balance as at 30 September 2024	**37,200**	**1,732**	**32,773**	**71,705**	**347**	**72,052**

a. Relates to fully franked dividends at 30%:
- 2024: 2024 interim dividend of 75 cents per share and special dividend of 15 cents per share ($3,125 million) and 2023 final dividend of 72 cents per share ($2,527 million);
- 2023: 2023 interim dividend of 70 cents per share ($2,456 million) and 2022 final dividend of 64 cents per share ($2,240 million); and
- 2022: 2022 interim dividend of 61 cents per share ($2,136 million) and 2021 final dividend of 60 cents per share ($2,201 million).

b. In 2022, the Group completed a $3.5 billion off-market share buyback of Westpac ordinary shares.

c. During 2024, Westpac announced its intention to undertake a $2.5 billion on market buyback of WBC ordinary shares. As at 30 September 2024 Westpac has bought back and cancelled 67,665,599 ordinary shares ($1,812 million) at an average price of $26.78.

d. During 2024, Westpac acquired 8.74% of the non-controlling interest in Westpac Bank-PNG-Limited, which will raise its interest to 98.65%.

e. During 2024, Westpac New Zealand Limited issued NZD 375 million (AUD 339 million) of perpetual preference shares that qualified as Additional Tier 1 capital under RBNZ's criteria. Westpac recognises this instrument as a non-controlling interest.

The above statements of changes in equity should be read in conjunction with the accompanying notes.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 147 STATEMENTS OF CHANGES IN EQUITY for the years ended 30 September Westpac Banking Corporation Parent Entity $m Share capital (Note 26) Reserves (Note 26) Retained profits Total equity attributable to owners of WBC Balance as at 30 September 2022 38,953 2,388 26,442 67,783 Profit after income tax expense - - 6,434 6,434 Net other comprehensive income/(expense) - (819) (131) (950) Total comprehensive income/(expense) - (819) 6,303 5,484 Transactions in capacity as equity holders: Dividends on ordinary sharesa - - (4,696) (4,696) Dividend reinvestment plan 192 - - 192 Other equity movements: Share-based payment arrangements - 90 - 90 Purchase of shares (32) - - (32) Net acquisition of treasury shares (47) - - (47) Other - - - - Total contributions and distributions 113 90 (4,696) (4,493) Balance as at 30 September 2023 39,066 1,659 28,049 68,774 Profit after income tax expense - - 6,691 6,691 Net other comprehensive income/(expense) - 2 1 3 Total comprehensive income/(expense) - 2 6,692 6,694 Transactions in capacity as equity holders: Dividends on ordinary sharesa - - (5,652) (5,652) Share buybackb (1,812) - - (1,812) Other equity movements: Share-based payment arrangements - 96 - 96 Purchase of shares (56) - - (56) Net acquisition of treasury shares (56) - - (56) Other - - - - Total contributions and distributions (1,924) 96 (5,652) (7,480) Balance as at 30 September 2024 37,142 1,757 29,089 67,988 a. Relates to fully franked dividends at 30%: - 2024: 2024 interim dividend of 75 cents per share and special dividend of 15 cents per share ($3,125 million) and 2023 final dividend of 72 cents per share ($2,527 million); and - 2023: 2023 interim dividend of 70 cents per share ($2,456 million) and 2022 final dividend of 64 cents per share ($2,240 million). b. During 2024, Westpac announced its intention to undertake a $2.5 billion on market buyback of WBC ordinary shares. As at 30 September 2024 Westpac has bought back and cancelled 67,665,599 ordinary shares ($1,812 million) at an average price of $26.78. The above statements of changes in equity should be read in conjunction with the accompanying notes.

148 WESTPAC 2024 ANNUAL REPORT

CASH FLOW STATEMENTS

for the years ended 30 September

Westpac Banking Corporation

		Consolidated			Parent Entity	
$m	Note	2024	2023	2022	2024	2023
Cash flows from operating activities						
Interest received		52,515	41,970	22,423	48,242	38,311
Interest paid		(34,000)	(22,654)	(5,091)	(33,039)	(22,634)
Dividends received excluding life business		3	1	4	1,285	1,051
Other non-interest income received		4,314	3,567	4,208	4,274	3,301
Operating expenses paid		(9,679)	(9,856)	(9,724)	(8,464)	(8,762)
Income tax paid excluding life business		(3,369)	(2,439)	(2,278)	(2,871)	(2,141)
Life business:						
Receipts from policyholders and customers		-	-	845	-	-
Interest and other items of similar nature		-	-	1	-	-
Dividends received		-	-	25	-	-
Payments to policyholders and suppliers		-	-	(619)	-	-
Income tax paid		-	-	(65)	-	-
Cash flows from operating activities before changes in operating assets and liabilities		**9,784**	**10,589**	**9,729**	**9,427**	**9,126**
Net (increase)/decrease in:						
Collateral paid		(2,097)	1,545	(1,524)	(2,057)	1,537
Trading securities and financial assets measured at FVIS		(18,994)	(4,524)	(3,750)	(19,452)	(4,162)
Derivative financial instruments		(836)	4,082	2,451	1,358	4,414
Loans		(35,083)	(27,270)	(36,345)	(32,528)	(25,080)
Other financial assets		(348)	128	279	(231)	94
Life insurance assets and liabilities		-	-	266	-	-
Other assets		(34)	8	20	2	11
Net increase/(decrease) in:						
Collateral received		(318)	(2,888)	3,643	(181)	(3,092)
Deposits and other borrowings		35,243	24,692	35,054	35,870	23,347
Other financial liabilities		(7,084)	(17,146)	7,120	(5,281)	(18,117)
Other liabilities		-	(12)	11	(9)	(3)
Net cash provided by/(used in) operating activities	35	**(19,767)**	**(10,796)**	**16,954**	**(13,082)**	**(11,925)**
Cash flows from investing activities						
Proceeds from investment securities		47,624	36,480	36,022	40,089	33,383
Purchase of investment securities		(72,786)	(33,753)	(34,076)	(65,072)	(29,406)
Net movement in amounts due to/from controlled entities		-	-	-	(1,283)	(625)
Proceeds from disposal of controlled entities and other businesses, net of cash disposed	35	-	293	2,115	-	-
Purchase of controlled entities and other businesses	35	(30)	-	(14)	-	-
Net (increase)/decrease in investments in controlled entities		-	-	-	(254)	640
Purchase of associates		(4)	(1)	-	(3)	-
Proceeds from disposal of property and equipment		46	72	25	37	71
Purchase of property and equipment		(235)	(238)	(166)	(168)	(165)
Purchase of intangible assets		(782)	(1,141)	(1,099)	(673)	(952)
Net cash provided by/(used in) investing activities		**(26,167)**	**1,712**	**2,807**	**(27,327)**	**2,946**
Cash flows from financing activities						
Proceeds from debt issues (net of issue costs)		80,245	70,974	73,309	68,438	62,992
Redemption of debt issues		(67,100)	(62,596)	(55,899)	(58,931)	(52,671)
Payments for the principal portion of lease liabilities		(416)	(401)	(427)	(365)	(358)
Issue of loan capital (net of issue costs)		6,326	3,453	6,527	6,326	2,894
Redemption of loan capital		(1,957)	(1,171)	(2,344)	(1,951)	(1,171)
Payments for share buyback		(1,812)	-	(3,503)	(1,812)	-
Issue of perpetual preference shares (net of issue cost)		339	-	-	-	-
Purchase of shares relating to share-based payment arrangements		(56)	(32)	(33)	(56)	(32)
Purchase of treasury shares (including RSP and EIP restricted shares)		(56)	(47)	(49)	(56)	(47)
Payment of dividends		(5,652)	(4,504)	(4,337)	(5,652)	(4,504)
Dividends paid to NCI		(4)	(21)	(5)	-	-
Purchase of shares from NCI	35	(25)	-	-	-	-
Net cash provided by/(used in) financing activities		**9,832**	**5,655**	**13,239**	**5,941**	**7,103**
Net increase/(decrease) in cash and balances with central banks		**(36,102)**	**(3,429)**	**33,000**	**(34,468)**	**(1,876)**
Effect of exchange rate changes on cash and balances with central banks		(753)	694	897	(598)	160
Net (increase)/decrease in cash and balances with central banks included in assets held for sale		-	-	7	-	-
Cash and balances with central banks as at beginning of year		102,522	105,257	71,353	93,466	95,182
Cash and balances with central banks as at end of year	35	**65,667**	**102,522**	**105,257**	**58,400**	**93,466**

The above cash flow statements should be read in conjunction with the accompanying notes.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 149 NOTES TO THE FINANCIAL STATEMENTS Note 1. Financial statements preparation This financial report of Westpac Banking Corporation (the Parent Entity), together with its controlled entities (the Group or Westpac), for the year ended 30 September 2024, was authorised for issue by the Board of Directors on 3 November 2024. The Directors have the power to amend and reissue the financial report. The material accounting policies are set out below and in the relevant notes to the financial statements. The accounting policy for the recognition and de-recognition of financial assets and financial liabilities precedes Note 9. These policies have been consistently applied to all the years presented, unless otherwise stated. a. Basis of preparation (i) Basis of accounting This financial report is a general purpose financial report prepared in accordance with: • The requirements for an Authorised Deposit-taking Institution (ADI) under the Banking Act 1959 (as amended); • Australian Accounting Standards (AAS) and Interpretations as issued by the Australian Accounting Standards Board (AASB); and • The Corporations Act 2001. Westpac Banking Corporation is domiciled and incorporated in Australia and is a for-profit entity for the purposes of preparing these financial statements. The financial report also complies with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and Interpretations as issued by the IFRS Interpretations Committee (IFRIC). It also includes additional disclosures required for foreign registrants by the United States Securities and Exchange Commission (US SEC). All amounts have been rounded in accordance with ASIC Corporations (Rounding in Financial/Directors’ Reports) Instrument 2016/191, to the nearest million dollars, unless otherwise stated. (ii) Historical cost convention The financial report has been prepared under the historical cost convention, as modified by applying fair value accounting to financial assets and financial liabilities (including derivative instruments) measured at fair value through income statement (FVIS) or in other comprehensive income (OCI). (iii) Standards adopted during the year ended 30 September 2024 AASB 2023-2 Amendments to Australian Accounting Standards – International Tax Reform – Pillar Two Model Rules (AASB 2023-2) was issued on 22 June 2023 and adopted by Westpac for the year ended 30 September 2024. This Standard amends AASB 112 as a result of the Organisation for Economic Co-operation and Development’s (OECD) international tax reform, known as Pillar Two, to introduce: • a mandatory temporary exception to the recognition and disclosure of deferred taxes arising from the implementation of Pillar Two, which has been adopted by Westpac; and • disclosure requirements for impacted entities to help financial statement users better understand Westpac’s exposure to Pillar Two income taxes. Pillar Two introduces new ‘top-up’ taxes for multinational enterprises (MNEs) within the scope of the rules to ensure that these MNEs pay a minimum effective rate of tax of 15% on profits in all jurisdictions. The Pillar Two legislation has been enacted or substantially enacted in certain jurisdictions in which Westpac operates. The legislation is effective for Westpac’s financial year beginning 1 October 2024. Westpac has performed an assessment of its potential exposure to Pillar Two income taxes. The assessment is based on the most recent tax filings, country-by-country reporting and financial statements for the constituent entities in the Group. Based on the assessment performed, Westpac does not expect a material exposure to Pillar Two top-up taxes. The impact of the Pillar Two legislation on future financial performance will continue to be assessed.

150 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 1. Financial statements preparation (Continued) (iv) Other changes during the year ended 30 September 2024 Multinational tax reforms – Consolidated entity disclosure statement During the year, the Federal Government passed legislation that made amendments to the Corporations Act 2001 to address tax transparency. The amendments require all public companies (listed and unlisted) to include a new “consolidated entity disclosure statement” in their financial reports. This statement requires information about entities in the consolidated group including the entities’ name, legal structure, location of incorporation or formation, percentage ownership and country of tax residency. These amendments apply to Westpac for the year ended 30 September 2024 and are included the Consolidated Entity Disclosure Statement of this Annual Report on page 268. (v) Business combinations Business combinations are accounted for using the acquisition method of accounting. Acquisition cost is measured as the aggregate of the fair value at the date of acquisition of the assets given, equity instruments issued or liabilities incurred or assumed. Acquisition-related costs are expensed as incurred (except for those costs arising on the issue of equity instruments which are recognised directly in equity). Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured at fair value on the acquisition date. Goodwill is measured as the excess of the acquisition cost, the amount of any non-controlling interest and the fair value of any previous Westpac equity interest in the acquiree, over the fair value of the identifiable net assets acquired. (vi) Foreign currency translation Functional and presentational currency The consolidated financial statements are presented in Australian dollars which is the Parent Entity’s functional and presentation currency. The functional currency of offshore entities is usually the main currency of the economy they operate in. Transactions and balances Foreign currency transactions are translated into the functional currency of the relevant branch or subsidiary using the exchange rates prevailing at the dates of the transactions. Foreign exchange (FX) gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement, except when deferred in OCI for qualifying cash flow hedges and qualifying net investment hedges. Foreign operations Assets and liabilities of foreign branches and subsidiaries that have a functional currency other than the Australian dollar are translated at exchange rates prevailing on the balance date. Income and expenses are translated at average exchange rates prevailing during the year. Equity balances are translated at historical exchange rates. The resulting exchange differences are recognised in the foreign currency translation reserve in OCI. Where Westpac hedges the currency translation risk arising from net investments in foreign operations, the gains or losses on the hedging instruments are also reflected in OCI to the extent the hedge is effective. When all or part of a foreign operation is disposed or borrowings that are part of the net investments are repaid, a proportionate share of such exchange differences is recognised in the income statement as part of the gain or loss on disposal or repayment of borrowing. (vii) Comparative revisions Comparative information has been revised where appropriate to conform to changes in presentation in the current year and to enhance comparability.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 151 Note 1. Financial statements preparation (Continued) b. Critical accounting assumptions and estimates Applying Westpac’s accounting policies requires the use of judgement, assumptions and estimates which impact the financial information. The significant assumptions and estimates used are discussed in the relevant notes below: Note 7 Income tax Note 10 Provision for expected credit losses (ECL) Note 22 Fair values of financial assets and financial liabilities Note 24 Intangible assets Note 25 Provisions, contingent liabilities, contingent assets and credit commitments Note 32 Superannuation commitments Impact of climate-related risks Westpac has considered the potential risk of climate change on its financial statements including both physical risks and transition risks. Westpac has concluded that based on the information and methodologies currently used, climate-related risks do not have a material impact on the judgements, assumptions and estimates for the year ended 30 September 2024. This conclusion also reflects that the most significant impacts of climate change is expected to mostly occur beyond the expected life of our exposures. Key considerations in reaching this conclusion included assessing Westpac’s exposure to: • high transition risk industries as a proportion of overall credit exposures; and • physical risks that may arise from changing weather patterns and extreme weather events, with a particular focus on Westpac’s housing loans. Climate change represents a significant source of uncertainty in the medium to long term which may affect our financial statements in the future. Measuring the financial impact of climate change continues to evolve and Westpac will continue to improve its climate scenario analysis and stress testing capabilities to assess these impacts. Details of the provision for ECL, including overlays held in relation to physical climate-related risk, are provided in Note 10. c. Future developments (i) Accounting standards AASB 18 Presentation and Disclosure in Financial Statements (AASB 18) was issued on 7 June 2024 and will be effective for the 30 September 2028 year end unless early adopted. AASB 18 will replace AASB 101 Presentation of Financial Statements. This standard will not change the recognition and measurement of items in the financial statements, but will impact the presentation and disclosure in the financial statements, including: • new categories and subtotals in the income statement to enhance comparability; • enhancing the disclosure of management defined performance measures; and • changes to the grouping of information in the financial statements to provide more useful information. Westpac is continuing to assess the impact of adopting AASB 18. AASB 2024-2 Amendments to Australian Accounting Standards – Classification and Measurement of Financial Instruments (AASB 2024-2) was issued on 29 July 2024 and is effective for the 30 September 2027 year end unless early adopted. The amendments include: • changes to disclosures for investments in equity instruments designated at fair value through other comprehensive income and additional disclosures for financial instruments with contingent features that do not relate directly to basic lending risks and costs; • guidance on derecognition of financial liabilities criteria when using an electronic payments system; and • guidance on assessing contractual cash flow characteristics of financial assets with environmental, social and corporate governance (ESG) and similar features. The standard is not expected to have a material impact for Westpac.

152 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 1. Financial statements preparation (Continued) (ii) Other developments AASB S1 General Requirements for Disclosure of Sustainability-related Financial Information (AASB S1) and AASB S2 Climate-related Disclosures (AASB S2) were issued by the AASB on 20 September 2024. AASB S1 is a voluntary standard while AASB S2 is mandatory. Both standards are effective for the Group for the 30 September 2026 year end unless early adopted. These standards are Australian Sustainability Reporting Standards which are issued by the AASB and set out the sustainability-related and climate-related financial disclosures for sustainability reports and general purpose financial reports. The main features of these standards are described below. AASB S1 This Standard applies to reporting sustainability-related financial information across a range of possible sustainability topics, including climate-related financial disclosures that form part of an entity’s general-purpose financial reporting. It sets out general requirements for the presentation of those disclosures, guidelines for their structure and minimum requirements for their content (including disclosures on governance, strategy, risk management, and metrics and targets), the location of disclosures, the timing of reporting and disclosures relating to judgements, uncertainties and errors. AASB S2 This standard sets out disclosure requirements in general purpose financial reports about climate-related risks and opportunities that could reasonably be expected to affect the entity’s cash flows, access to finance or cost of capital over the short, medium or long term. The main climate-related financial disclosure requirements relate to four key areas of governance, strategy, risk management, and metrics and targets. The standard also requires disclosures on scenario analysis and greenhouse gas emissions (Scope 1, 2 and 3). General requirements such as the conceptual foundations for reporting such information, the location of disclosures, the timing of reporting and disclosures relating to judgements, uncertainties and errors are also provided. The Group is continuing to assess the impact of adopting AASB S1 and AASB S2.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 153 FINANCIAL PERFORMANCE Note 2. Segment reporting Accounting policy Operating segments are presented on a basis consistent with information provided internally to Westpac’s key decision makers and reflect the management of the business, rather than the legal structure of Westpac. The statutory amount of the net operating income and operating expenses segment line items are separated to show the balances excluding Notable Items and the total Notable Items for each of these categories. This is consistent with the information provided internally to Westpac’s key decision makers. Notable Items are items that management believes are not reflective of Westpac’s ongoing business performance and are grouped into the following broad categories: • Unrealised fair value gains and losses on economic hedges that do not qualify for hedge accounting • Net ineffectiveness on qualifying hedges • Large items that are not reflective of Westpac’s ordinary operations. In individual reporting periods large items may include: – Provisions for remediation, litigation, fines and penalties – The impact of asset sales and revaluations – The write-down of assets (including goodwill and capitalised software) – Restructuring costs Changes in presentation In 2024, Westpac established a new operating segment called Business & Wealth and dissolved the Specialist Business Division (SBD). The remaining operating businesses of SBD, which included the Platforms business, Pacific Banking, Margin lending and the Auto finance portfolio were aggregated into the Business & Wealth segment. The past contribution from SBD’s sold businesses were aggregated with Group Businesses. In addition, we have made some changes to enhance performance reporting and assessment: • Funds transfer pricing: The methodology by which the costs of wholesale funding and liquidity are allocated to segments have been refined. • Capital allocations: Revised capital allocations to align to the Basel III framework adopted in January 2023. • Expense allocations: Reallocation of Enterprise functions across segments. These changes have been reflected in segment reporting so that the information presented aligns with information reported internally to key decision makers. Comparatives have been restated to align with the current period presentation. Reportable operating segments We are one of Australia’s leading providers of banking and selected financial services, operating under multiple brands, and predominantly in Australia and New Zealand, with a small presence in Europe, North America, Asia and the Pacific. We operate through a significant online capability supported by an extensive branch and ATM network, call centres and specialist relationship and product managers. Our operations comprise the following key segments: • Consumer provides a full range of banking products and services to customers in Australia through three lines of business consisting of mortgages, consumer finance and cash and transactional banking. • Business & Wealth comprises Business Banking, generally up to $200 million in exposure, Wealth Management, Private Wealth, Westpac Pacific and auto finance. • Westpac Institutional Bank (WIB) delivers a broad range of financial products and services to corporate, institutional and government customers. • Westpac New Zealand provides banking, and wealth products and services for consumer, business and institutional customers in New Zealand. • Group Businesses includes support functions such as Treasury, Customer & Corporate Services, Technology, Finance, Human Resources, Legal and other Enterprise Services. It also includes Group-wide elimination entries arising on consolidation, centrally raised provisions and other unallocated revenue and expenses.

154 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 2. Segment reporting (Continued)

The following tables present the segment results for Westpac.

$m	Consumer	Business & Wealth	Westpac Institutional Bank	Westpac New Zealand (A$)	Group Businesses	Total	Notable Items (pre-tax)	Income statement
2024								
Net interest income	7,632	5,338	2,240	2,388	1,318	18,916	(163)	18,753
Net fee income	515	341	653	179	(16)	1,672	-	1,672
Net wealth management income	-	395	-	39	7	441	-	441
Trading income	-	57	635	40	(16)	716	(12)	704
Other income	13	5	(23)	(1)	24	18	-	18
Notable Items	-	-	-	(8)	(167)	(175)	175	-
Net operating income	**8,160**	**6,136**	**3,505**	**2,637**	**1,150**	**21,588**	**-**	**21,588**
Operating expenses[a]	(4,787)	(2,626)	(1,465)	(1,262)	(804)	(10,944)	-	(10,944)
Total operating expenses	**(4,787)**	**(2,626)**	**(1,465)**	**(1,262)**	**(804)**	**(10,944)**	**-**	**(10,944)**
Pre-provision profit	**3,373**	**3,510**	**2,040**	**1,375**	**346**	**10,644**	**-**	**10,644**
Impairment (charges)/benefits	(248)	(142)	(120)	(25)	(2)	(537)	-	(537)
Profit before income tax expense	**3,125**	**3,368**	**1,920**	**1,350**	**344**	**10,107**	**-**	**10,107**
Income tax (expense)/benefit[b]	(941)	(1,012)	(553)	(377)	(234)	(3,117)	-	(3,117)
Net profit attributable to NCI	-	-	-	-	-	-	-	-
Net profit attributable to owners of WBC	**2,184**	**2,356**	**1,367**	**973**	**110**	**6,990**	**-**	**6,990**
Notable Items (post-tax)	-	-	-	(6)	(117)	(123)		
Balance sheet								
Loans	510,317	101,989	100,582	93,833	46	806,767		
Deposits and other borrowings	334,462	144,289	119,795	74,912	47,031	720,489		
2023								
Net interest income	8,177	4,992	1,926	2,317	1,002	18,414	(97)	18,317
Net fee income	504	360	596	177	8	1,645	-	1,645
Net wealth management income	-	425	-	33	114	572	(10)	562
Trading income	-	47	692	33	(22)	750	(33)	717
Other income	20	12	79	(3)	53	161	243	404
Notable Items	-	(88)	-	-	191	103	(103)	-
Net operating income	**8,701**	**5,748**	**3,293**	**2,557**	**1,346**	**21,645**	**-**	**21,645**
Operating expenses[c]	(4,533)	(2,459)	(1,316)	(1,186)	(738)	(10,232)	(460)	(10,692)
Notable Items	(202)	(64)	(15)	(9)	(170)	(460)	460	-
Total operating expenses	**(4,735)**	**(2,523)**	**(1,331)**	**(1,195)**	**(908)**	**(10,692)**	**-**	**(10,692)**
Pre-provision profit	**3,966**	**3,225**	**1,962**	**1,362**	**438**	**10,953**	**-**	**10,953**
Impairment (charges)/benefits	(179)	(257)	(87)	(124)	(1)	(648)	-	(648)
Profit before income tax expense	**3,787**	**2,968**	**1,875**	**1,238**	**437**	**10,305**	**-**	**10,305**
Income tax (expense)/benefit[b]	(1,142)	(877)	(538)	(350)	(197)	(3,104)	-	(3,104)
Net profit attributable to NCI	-	(5)	-	-	(1)	(6)	-	(6)
Net profit attributable to owners of WBC	**2,645**	**2,086**	**1,337**	**888**	**239**	**7,195**	**-**	**7,195**
Notable Items (post-tax)	(148)	(107)	(10)	(7)	99	(173)		
Balance sheet								
Loans	492,716	95,548	92,568	92,488	(66)	773,254		
Deposits and other borrowings	308,342	140,536	116,052	76,544	46,694	688,168		

a. Impairment of assets (including goodwill and other intangible assets) were insignificant for all the segments except for $55 million in Consumer.

b. Includes tax benefits on Notable Items of $52 million (2023: $184 million)

c. Impairment of assets (including goodwill and other intangible assets) were insignificant for all the segments except for $36 million in Group Businesses.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 155

Note 2. Segment reporting (Continued)

$m	Consumer	Business & Wealth	Westpac Institutional Bank	Westpac New Zealand (A$)	Group Businesses	Total	Notable Items (pre-tax)	Income statement
2022								
Net interest income	8,473	3,508	1,438	2,107	1,080	16,606	555	17,161
Net fee income	508	381	605	185	(7)	1,672	(1)	1,671
Net wealth management and insurance income	-	441	-	54	364	859	(51)	808
Trading income	-	41	516	43	20	620	44	664
Other income	49	18	29	(3)	55	148	(846)	(698)
Notable Items	-	(1)	-	120	(418)	(299)	299	-
Net operating income	**9,030**	**4,388**	**2,588**	**2,506**	**1,094**	**19,606**	**-**	**19,606**
Operating expenses[a]	(4,411)	(2,446)	(1,265)	(1,072)	(987)	(10,181)	(621)	(10,802)
Notable Items	(66)	(13)	-	-	(542)	(621)	621	-
Total operating expenses	**(4,477)**	**(2,459)**	**(1,265)**	**(1,072)**	**(1,529)**	**(10,802)**	**-**	**(10,802)**
Pre-provision profit	**4,553**	**1,929**	**1,323**	**1,434**	**(435)**	**8,804**	**-**	**8,804**
Impairment (charges)/benefits	(187)	(97)	(85)	25	9	(335)	-	(335)
Profit before income tax expense	**4,366**	**1,832**	**1,238**	**1,459**	**(426)**	**8,469**	**-**	**8,469**
Income tax (expense)/benefit[b]	(1,314)	(553)	(372)	(382)	(149)	(2,770)	-	(2,770)
Net profit attributable to NCI	-	(4)	-	-	(1)	(5)	-	(5)
Net profit attributable to owners of WBC	**3,052**	**1,275**	**866**	**1,077**	**(576)**	**5,694**	**-**	**5,694**
Notable Items (post-tax)	(47)	(9)	-	119	(937)	(874)		
Balance sheet								
Loans	474,591	94,776	85,182	85,285	(187)	739,647		
Deposits and other borrowings	280,534	142,133	117,252	71,202	48,008	659,129		

a. Impairment of assets (including goodwill and other intangible assets) were insignificant for all the segments except for the following:
- Group Businesses: $291 million; and
- Westpac Institutional Bank: $45 million.

b. Includes tax benefits on Notable Items of $46 million.

Notable Items after tax

$m	2024	2023	2022
Economic hedges	(128)	(92)	470
Hedge ineffectiveness	5	66	(52)
Provisions for remediation, litigation, fines and penalties	-	(176)	(133)
Asset sales and revaluations	-	256	(876)
The write-down of assets	-	(87)	(283)
Restructuring costs	-	(140)	-
Total Notable Items after tax	**(123)**	**(173)**	**(874)**

156 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 2. Segment reporting (Continued)

Revenue from products and services

Details of revenue from external customers by product or service are disclosed in Note 3 and Note 4. No single customer amounted to greater than 10% of the Group's revenue.

Geographic segments

Geographic segments are based on the location of the office where the following items were recognised:

	2024		2023		2022	
	$m	%	$m	%	$m	%
Revenue						
Australia	48,442	84.7	40,222	85.4	20,198	78.6
New Zealand	6,809	11.9	5,053	10.7	5,010	19.5
Other overseas[a]	1,931	3.4	1,805	3.9	488	1.9
Total	**57,182**	**100.0**	**47,080**	**100.0**	**25,696**	**100.0**
Non-current assets[b]						
Australia	11,573	89.0	11,782	89.7	11,606	91.0
New Zealand	1,319	10.1	1,282	9.8	1,088	8.5
Other overseas[a]	105	0.9	67	0.5	62	0.5
Total	**12,997**	**100.0**	**13,131**	**100.0**	**12,756**	**100.0**

a. Other overseas included Pacific Islands, Asia, the Americas and Europe.
b. Non-current assets represents property and equipment, and intangible assets.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 157

Note 3. Net interest income and average balance sheet and interest rates

Net interest income[1]

Accounting policy

Interest income and interest expense for all interest earning financial assets and interest bearing financial liabilities at amortised cost or FVOCI, detailed within the table below, are recognised using the effective interest method. Net income from treasury's interest rate and liquidity management activities and the cost of the Bank levy are included in net interest income.

The effective interest method calculates the amortised cost of a financial instrument by discounting the financial instrument's estimated future cash receipts or payments to their present value and allocates the interest income or interest expense, including any fees, costs, premiums or discounts integral to the instrument, over its expected life.

Interest income is calculated based on the gross carrying amount of financial assets in stages 1 and 2 of the Group's ECL model and on the carrying amount net of the provision for ECL for financial assets in stage 3.

	Consolidated			Parent Entity	
$m	2024	2023	2022	2024	2023
Interest income					
Calculated using the effective interest method					
Cash and balances with central banks	4,123	4,277	683	3,651	3,785
Collateral paid	647	581	68	646	578
Investment securities	3,494	2,037	1,126	3,254	1,846
Loans	44,460	35,582	21,096	38,217	30,518
Other financial assets	15	38	2	13	37
Due from subsidiaries	-	-	-	2,577	2,145
Assets held for sale	-	-	6	-	-
Total interest income calculated using the effective interest method	**52,739**	**42,515**	**22,981**	**48,358**	**38,909**
Other					
Net ineffectiveness on qualifying hedges	8	94	(77)	16	94
Trading securities and financial assets measured at FVIS	1,600	1,143	347	1,474	1,044
Due from subsidiaries	-	-	-	81	(146)
Total other	**1,608**	**1,237**	**270**	**1,571**	**992**
Total interest income	**54,347**	**43,752**	**23,251**	**49,929**	**39,901**
Interest expense					
Calculated using the effective interest method					
Collateral received	(317)	(327)	(64)	(302)	(319)
Deposits and other borrowings	(21,268)	(14,993)	(2,810)	(18,190)	(12,666)
Debt Issues	(6,094)	(4,667)	(2,257)	(5,422)	(4,221)
Due to subsidiaries	-	-	-	(3,324)	(2,802)
Loan capital	(1,848)	(1,448)	(1,026)	(1,773)	(1,408)
Other financial liabilities	(394)	(516)	(162)	(177)	(302)
Total interest expense calculated using the effective interest method	**(29,921)**	**(21,951)**	**(6,319)**	**(29,188)**	**(21,718)**
Other					
Deposits and other borrowings	(2,389)	(1,925)	(399)	(2,248)	(1,789)
Trading liabilities[a]	(2,643)	(653)	1,169	(2,785)	(671)
Debt issues	(194)	(494)	(93)	(82)	(338)
Bank levy	(357)	(332)	(340)	(357)	(332)
Due to subsidiaries	-	-	-	242	131
Other interest expense	(90)	(80)	(108)	(74)	(69)
Total other	**(5,673)**	**(3,484)**	**229**	**(5,304)**	**(3,068)**
Total interest expense	**(35,594)**	**(25,435)**	**(6,090)**	**(34,492)**	**(24,786)**
Net interest income	**18,753**	**18,317**	**17,161**	**15,437**	**15,115**

a. Includes net impact of Treasury balance sheet management activities.

1. Included items relating to remediation costs recognised as a $47 million addition to net interest income (2023: $57 million reduction, 2022: $1 million addition) for the Group, and an addition of $38 million (2023: $67 million reduction) for the Parent Entity. Refer to Note 25 for further details.

158 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 3. Net interest income and average balance sheet and interest rates (Continued)

Average balance sheet and interest rates

The daily average balances of Westpac's interest earning assets and interest bearing liabilities are shown below along with their interest income or expense.

	2024			2023			2022		
	Average balance	Interest income	Average rate	Average balance	Interest income	Average rate	Average balance	Interest income	Average rate
Consolidated	$m	$m	%	$m	$m	%	$m	$m	%
Assets									
Interest earning assets									
Loans:[a]									
Australia	633,772	37,865	6.0	607,154	30,164	5.0	582,456	17,694	3.0
New Zealand	92,222	6,155	6.7	90,130	5,028	5.6	87,236	3,203	3.7
Other overseas	6,666	440	6.6	6,548	390	6.0	6,362	199	3.1
Housing[a]									
Australia	439,121	24,982	5.7	424,427	19,640	4.6	411,950	11,851	2.9
New Zealand	60,810	3,561	5.9	59,319	2,702	4.6	57,050	1,796	3.1
Other overseas	407	17	4.2	468	18	3.8	492	19	3.9
Personal									
Australia	10,684	1,039	9.7	11,954	1,001	8.4	13,910	1,084	7.8
New Zealand	1,063	97	9.1	1,094	102	9.3	1,126	115	10.2
Other overseas	7	1	14.3	7	1	14.3	7	1	14.3
Business[a]									
Australia	183,967	11,844	6.4	170,773	9,523	5.6	156,596	4,759	3.0
New Zealand	30,349	2,497	8.2	29,717	2,224	7.5	29,060	1,292	4.4
Other overseas	6,252	422	6.7	6,073	371	6.1	5,863	179	3.1
Trading securities and financial assets measured at FVIS:									
Australia	28,605	1,223	4.3	23,486	843	3.6	16,715	235	1.4
New Zealand	4,718	251	5.3	3,959	201	5.1	3,784	76	2.0
Other overseas	3,027	126	4.2	2,641	99	3.7	2,337	36	1.5
Investment securities:									
Australia	85,208	3,227	3.8	66,631	1,822	2.7	70,804	985	1.4
New Zealand	6,570	201	3.1	6,164	148	2.4	4,950	85	1.7
Other overseas	2,147	66	3.1	2,082	67	3.2	2,027	56	2.8
Other interest earning assets:[b]									
Australia	79,226	3,340	4.2	96,291	3,424	3.6	82,102	366	0.4
New Zealand	8,636	465	5.4	10,496	496	4.7	9,769	153	1.6
Other overseas	19,258	988	5.1	24,867	1,070	4.3	17,238	157	0.9
Assets held for sale:									
Australia	-	-	-	-	-	-	425	6	1.4
Total interest earning assets and interest income[a]	**970,055**	**54,347**	**5.6**	**940,449**	**43,752**	**4.7**	**886,205**	**23,251**	**2.6**
Non-interest earning assets									
Derivative financial instruments	16,786			23,423			23,395		
Assets held for sale	-			-			2,444		
All other assets[a,c]	70,468			59,356			62,719		
Total non-interest earning assets[a]	**87,254**			**82,779**			**88,558**		
Total assets	**1,057,309**			**1,023,228**			**974,763**		

a. Certain portions of loans are non-interest bearing and are presented below in All other assets. The non-interest bearing portion represents the impact of mortgage offset deposits which are taken into consideration when calculating interest charged on loans. In 2024, offset loans within New Zealand were reclassified and presented within All other assets. Comparatives have been revised to align with current period presentation.

b. Interest income includes net ineffectiveness on qualifying hedges.

c. Includes property and equipment, intangible assets, deferred tax assets, non-interest earning loans relating to mortgage offset accounts and all other non-interest earning assets. Mortgage offset balances were $57,028 million (2023: $49,702 million, 2022: $47,328 million).

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 159

Note 3. Net interest income and average balance sheet and interest rates (Continued)

	2024			2023			2022		
	Average balance	Interest expense	Average rate	Average balance	Interest expense	Average rate	Average balance	Interest expense	Average rate
Consolidated	$m	$m	%	$m	$m	%	$m	$m	%
Liabilities									
Interest bearing liabilities									
Deposits and other borrowings:[a]									
Australia	489,693	19,413	4.0	460,149	13,544	2.9	427,097	2,249	0.5
New Zealand	65,070	3,220	4.9	63,760	2,464	3.9	60,678	765	1.3
Other overseas	19,356	1,024	5.3	20,132	910	4.5	21,175	195	0.9
Certificates of deposit									
Australia	33,598	1,509	4.5	31,822	1,128	3.5	29,839	205	0.7
New Zealand	2,424	141	5.8	2,727	136	5.0	2,956	53	1.8
Other overseas	12,867	736	5.7	13,338	657	4.9	14,513	137	0.9
Transactions[a]									
Australia	122,235	4,112	3.4	129,760	3,083	2.4	131,923	629	0.5
New Zealand	8,836	404	4.6	8,647	322	3.7	8,878	77	0.9
Other overseas	823	13	1.6	868	7	0.8	842	3	0.4
Savings[a]									
Australia	189,405	7,007	3.7	164,800	4,620	2.8	160,261	654	0.4
New Zealand	18,465	635	3.4	19,376	537	2.8	20,722	132	0.6
Other overseas	996	25	2.5	1,035	25	2.4	935	5	0.5
Term									
Australia	144,455	6,785	4.7	133,767	4,713	3.5	105,074	761	0.7
New Zealand	35,345	2,040	5.8	33,010	1,469	4.5	28,122	503	1.8
Other overseas	4,670	250	5.4	4,891	221	4.5	4,885	50	1.0
Repurchase agreements:									
Australia	22,040	692	3.1	34,511	314	0.9	35,136	109	0.3
New Zealand	4,318	234	5.4	4,922	231	4.7	2,543	39	1.5
Other overseas	193	11	5.7	219	11	5.0	100	2	2.0
Loan capital:									
Australia	37,229	1,676	4.5	31,895	1,313	4.1	28,961	934	3.2
New Zealand	2,983	172	5.8	2,489	135	5.4	1,747	92	5.3
Other interest bearing liabilities:[b]									
Australia	164,722	8,370	5.1	154,859	5,990	3.9	137,796	1,308	0.9
New Zealand	20,134	768	3.8	19,986	464	2.3	18,579	403	2.2
Other overseas	953	14	1.5	1,854	59	3.2	1,876	(6)	(0.3)
Total interest bearing liabilities and interest expense[a]	**826,691**	**35,594**	**4.3**	**794,776**	**25,435**	**3.2**	**735,688**	**6,090**	**0.8**
Non-interest bearing liabilities									
Deposits and other borrowings:[a]									
Australia	119,408			117,538			121,074		
New Zealand	10,891			12,213			14,139		
Other overseas	1,333			1,292			1,038		
Derivative financial instruments	21,413			26,353			24,750		
Liabilities held for sale	-			-			682		
All other liabilities	6,024			(218)			7,069		
Total non-interest bearing liabilities[a]	**159,069**			**157,178**			**168,752**		
Total liabilities	**985,760**			**951,954**			**904,440**		
Shareholders' equity	71,493			71,229			70,268		
Non-controlling interests	56			45			55		
Total equity	**71,549**			**71,274**			**70,323**		
Total liabilities and equity	**1,057,309**			**1,023,228**			**974,763**		

a. In 2024, certain deposit products were reclassified between Savings and Transactions to align with how they are marketed to customers. The Group has also revised the attribution of certain deposit products between interest bearing and non-interest bearing. Comparatives have been revised to align with current period presentation.

b. Interest expense includes the net impact of Treasury balance sheet management activities and the bank levy.

160 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 3. Net interest income and average balance sheet and interest rates (Continued)

Calculation of variances

Net interest income may vary from year to year due to changes in the volume of, and interest rates associated with, interest earning assets and interest bearing liabilities. The following table allocates the change in net interest income between changes in volume and interest rate for those assets and liabilities:

- Volume changes are determined based on the movements in average asset and liability balances; and
- Interest rate changes are determined based on the change in interest rate associated with those assets and liabilities. Variances that arise due to a combination of volume and interest rate changes are allocated to interest rate changes.

Consolidated	2024			2023		
		Change due to			Change due to	
$m	Volume	Rate	Total	Volume	Rate	Total
Interest earning assets						
Loans:[a]						
Australia	1,337	6,364	7,701	747	11,723	12,470
New Zealand	117	1,010	1,127	106	1,719	1,825
Other overseas	7	43	50	6	185	191
Housing[a]						
Australia	853	4,489	5,342	492	7,297	7,789
New Zealand	65	794	859	57	849	906
Other overseas	-	(1)	(1)	1	(2)	(1)
Personal						
Australia	43	(5)	38	46	(129)	(83)
New Zealand	2	(7)	(5)	4	(17)	(13)
Business						
Australia	441	1,880	2,321	209	4,555	4,764
New Zealand	50	223	273	45	887	932
Other overseas	7	44	51	5	187	192
Trading securities and financial assets measured at FVIS:						
Australia	185	195	380	101	507	608
New Zealand	38	12	50	4	121	125
Other overseas	15	12	27	5	58	63
Investment securities:						
Australia	508	897	1,405	(65)	902	837
New Zealand	10	43	53	21	42	63
Other overseas	2	(3)	(1)	2	9	11
Other interest earning assets:						
Australia	(569)	485	(84)	72	2,986	3,058
New Zealand	(88)	57	(31)	13	330	343
Other overseas	(245)	163	(82)	76	837	913
Assets held for sale:						
Australia	-	-	-	(6)	-	(6)
Total change in interest income[a]	**1,317**	**9,278**	**10,595**	**1,082**	**19,419**	**20,501**

a. Comparatives have been revised to align with current period presentation.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 161

Note 3. Net interest income and average balance sheet and interest rates (Continued)

Consolidated	2024			2023		
	Change due to			Change due to		
$m	Volume	Rate	Total	Volume	Rate	Total
Interest bearing liabilities						
Deposits and other borrowings:[a]						
Australia	922	4,947	5,869	150	11,145	11,295
New Zealand	51	705	756	40	1,659	1,699
Other overseas	(35)	149	114	(10)	725	715
Certificates of deposits						
Australia	128	253	381	23	900	923
New Zealand	3	2	5	3	80	83
Other overseas	(25)	104	79	(7)	527	520
Transactions[a]						
Australia	182	847	1,029	28	2,426	2,454
New Zealand	7	75	82	4	241	245
Other overseas	-	6	6	-	4	4
Savings[a]						
Australia	278	2,109	2,387	60	3,906	3,966
New Zealand	11	87	98	6	399	405
Other overseas	(1)	1	-	-	20	20
Term						
Australia	334	1,738	2,072	39	3,913	3,952
New Zealand	30	541	571	27	939	966
Other overseas	(9)	38	29	(3)	174	171
Repurchase agreements:						
Australia	134	244	378	(17)	222	205
New Zealand	(28)	31	3	37	155	192
Other overseas	(1)	1	-	2	7	9
Loan capital:						
Australia	219	144	363	84	295	379
New Zealand	27	10	37	39	4	43
Other interest bearing liabilities:						
Australia	350	2,030	2,380	297	4,385	4,682
New Zealand	3	301	304	15	46	61
Other overseas	(41)	(4)	(45)	(1)	66	65
Total change in interest expense[a]	**1,601**	**8,558**	**10,159**	**636**	**18,709**	**19,345**
Change in net interest income:						
Australia[a]	(164)	576	412	335	71	406
New Zealand[a]	24	75	99	13	348	361
Other overseas	(144)	69	(75)	98	291	389
Total change in net interest income[a]	**(284)**	**720**	**436**	**446**	**710**	**1,156**

a. Comparatives have been revised to align with current period presentation.

162 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 4. Non-interest income Accounting policy Non-interest income includes net fee income, net wealth management and insurance income, trading income and other income. Net fee income When another party is involved in providing goods or services to a Westpac customer, Westpac assesses whether the nature of the arrangement with its customer is as a principal provider or an agent of another party. Where Westpac is acting as an agent for another party, the income earned by Westpac is the net consideration received (i.e. the gross amount received from the customer less amounts paid to a third-party provider). As an agent, the net consideration represents fee income for facilitating the transaction between the customer and the third-party provider with primary responsibility for fulfilling the contract. Fee income Fee income is recognised when the performance obligation is satisfied by transferring the promised good or service to the customer. Fee income includes facility fees, transaction fees and other non-risk fee income. Facility fees include certain line fees, annual credit card fees and fees for providing customer bank accounts. They are recognised over the term of the facility/period of service on a straight-line basis. Transaction fees are earned for facilitating banking transactions such as FX fees, telegraphic transfers and issuing bank cheques. Fees for these one-off transactions are recognised once the transaction has been completed. Transaction fees are also recognised for credit card transactions including interchange fees net of scheme charges. These are recognised once the transaction has been completed; however, a component of interchange fees received is deferred as unearned income as Westpac has a future service obligation to customers under Westpac’s credit card reward programs. Other non-risk fee income includes advisory and underwriting fees which are recognised when the related service is completed. Income which forms an integral part of the effective interest rate of a financial instrument is recognised using the effective interest method and recorded in interest income (for example, loan origination fees). Fee expenses Fee expenses include incremental external costs that vary directly with the provision of goods or services to customers. An incremental cost is one that would not have been incurred if a specific good or service had not been provided to a specific customer. Fee expenses which form an integral part of the effective interest rate of a financial instrument are recognised using the effective interest method and recorded in net interest income. Fee expenses include the costs associated with credit card loyalty programs which are recognised as an expense when the services are provided on the redemption of points as well as merchant transaction costs. Net wealth management and insurance income Net wealth management income Wealth management fees earned for the ongoing management of customer funds and investments are recognised when the performance obligation is satisfied which is over the period of management. Insurance premium income Insurance premium income includes premiums earned for life insurance, life investment, loan mortgage insurance and general insurance products: • Life insurance premiums with a regular due date are recognised as revenue on an accrual basis; • Life investment premiums include a management fee component which is recognised as income over the period the service is provided. The deposit components of life insurance and investment contracts are not revenue and are treated as movements in life insurance liabilities; and • General insurance premium comprises amounts charged to policyholders, excluding taxes, and is recognised based on the likely pattern in which the insured risk is likely to emerge. The portion not yet earned based on the pattern assessment is recognised as unearned premium liability.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 163 Note 4. Non-interest income (Continued) Insurance claims expense • Life and general insurance contract claims are recognised as an expense when the liability is established; and • Claims incurred in respect of life investment contracts represent withdrawals and are recognised as a reduction in life insurance liabilities. Changes in life insurance liabilities Changes in life insurance liabilities includes the change in the value of life insurance contract liabilities calculated using the margin on services methodology (MoS), specified in the Prudential Standard LPS 340 Valuation of Policy Liabilities. Regulation, competition, interest rates, taxes, securities market conditions and general economic conditions also affect the estimation of life insurance liabilities. Trading income • Realised and unrealised gains or losses from changes in the fair value of trading assets, liabilities and derivatives are recognised in the period in which they arise (except day one profits or losses which are deferred, refer to Note 22); and • Net income related to Treasury’s interest rate and liquidity management activities is included in net interest income. Other income - dividend income • Dividends on quoted shares are recognised on the ex-dividend date; and • Dividends on unquoted shares are recognised when the Company’s right to receive payment is established.

164 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 4. Non-interest income (Continued)

	Consolidated			Parent Entity	
$m	2024	2023	2022	2024	2023
Net fees					
Facility fees	763	697	686	709	647
Transaction fees	1,118	1,146	1,132	935	959
Other non-risk fee income	135	154	122	125	136
Fee income	**2,016**	**1,997**	**1,940**	**1,769**	**1,742**
Credit card loyalty programs	(134)	(153)	(126)	(106)	(120)
Transaction fee related expenses	(210)	(199)	(143)	(169)	(161)
Fee expenses	**(344)**	**(352)**	**(269)**	**(275)**	**(281)**
Net fees	**1,672**	**1,645**	**1,671**	**1,494**	**1,461**
Net wealth management and insurance					
Net wealth management income	**441**	**562**	**726**	**-**	**-**
Life insurance premium income	-	-	834	-	-
Life insurance investment and other income	-	-	(141)	-	-
Total insurance premium, investment and other income	**-**	**-**	**693**	**-**	**-**
Life insurance claims, changes in life insurance liabilities and other expenses	-	-	(611)	-	-
Total insurance claims, changes in life insurance liabilities and other expenses	**-**	**-**	**(611)**	**-**	**-**
Net wealth management and insurance	**441**	**562**	**808**	**-**	**-**
Trading	**704**	**717**	**664**	**637**	**678**
Other					
Dividends received from subsidiaries	-	-	-	1,284	1,050
Transactions with subsidiaries	-	-	-	564	550
Dividends received from other entities	3	1	4	1	1
Net gain/(loss) on disposal of assets	6	-	(3)	8	1
Net gain/(loss) on hedging of overseas operations	(1)	-	-	(4)	(51)
Net gain/(loss) on derivatives held for risk management purposes[a]	7	1	9	7	1
Net gain/(loss) on financial instruments measured at fair value	(24)	78	12	(32)	71
Net gain/(loss) on disposal of controlled entities and other businesses[b]	-	268	(823)	-	-
Other	27	56	103	23	45
Total other	**18**	**404**	**(698)**	**1,851**	**1,668**
Total non-interest income[c]	**2,835**	**3,328**	**2,445**	**3,982**	**3,807**

a. Income from derivatives held for risk management purposes reflects the impact of economic hedges of earnings.

b. Included gains/loss on sale of:
- 2023: $243 million gain for Advance Asset Management Limited; and
- 2022: $1,112 million loss for Australian life insurance business, $170 million gain for Auto Finance and $119 million gain for NZ life insurance.

c. Included items relating to remediation costs recognised as a $44 million reduction to non-interest income (2023: $52 million, 2022: $64 million) for the Group, and $30 million reduction (2023: $56 million) for the Parent Entity. Refer to Note 25 for further details.

Deferred income in relation to the credit card loyalty programs for Westpac was $338 million as at 30 September 2024 (2023: $324 million, 2022: $330 million) and $35 million for the Parent Entity (2023: $32 million). This will be recognised as fee income as the credit card reward points are redeemed.

There were no other material contract assets or contract liabilities for Westpac or the Parent Entity.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 165

Note 5. Operating expenses

	Consolidated			Parent Entity	
$m	2024	2023	2022	2024	2023
Staff					
Employee remuneration, entitlements and on-costs	5,160	5,254	5,111	4,540	4,674
Superannuation	551	521	533	491	459
Share-based payments	97	90	88	94	88
Restructuring costs	91	233	134	75	226
Total staff	**5,899**	**6,098**	**5,866**	**5,200**	**5,447**
Occupancy					
Operating lease rentals	116	153	170	99	128
Depreciation and impairment of property and equipment[a]	455	474	626	387	420
Other	129	159	118	120	139
Total occupancy	**700**	**786**	**914**	**606**	**687**
Technology					
Amortisation and impairment of software assets[a]	908	629	655	802	573
Depreciation and impairment of IT equipment	125	132	177	99	108
Technology services[b]	871	735	721	770	645
Software maintenance and licences	770	603	506	653	504
Telecommunications	90	112	144	69	91
Total technology[b]	**2,764**	**2,211**	**2,203**	**2,393**	**1,921**
Other					
Professional and processing services[b]	798	905	1,056	696	762
Postage and stationery	130	139	144	109	114
Advertising	176	169	158	150	137
Non-lending losses	111	65	104	88	52
Amortisation and impairment of other intangible assets and deferred expenditure[a]	34	2	123	2	2
Impairment of investments in subsidiaries	-	-	-	117	(14)
Other expenses[b]	332	317	234	367	365
Total other[b]	**1,581**	**1,597**	**1,819**	**1,529**	**1,418**
Total operating expenses[c]	**10,944**	**10,692**	**10,802**	**9,728**	**9,473**

a. Impairment expenses included:
- $32 million (2023: nil, 2022: $122 million) for goodwill and other intangibles assets for the Group, and nil (2023: nil) for the Parent Entity;
- $19 million (2023: $8 million, 2022: $110 million) for computer software for the Group, and $19 million (2023: $8 million) for the Parent Entity; and
- $8 million (2023: $31 million, 2022: $117 million) for property and equipment for the Group, and $8 million (2023: $31 million) for the Parent Entity.

b. In 2024, the Group removed an immaterial expense line and reallocated the associated costs to other relevant expense categories. Comparatives have been revised to align with current period presentation.

c. Included items relating to compliance, regulation and remediation costs of $1 million addition (2023: $7 million addition, 2022: $63 million addition) for the Group and $1 million addition (2023: $3 million reduction) for the Parent Entity. Refer to Note 25 for further details.

166 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 6. Impairment charges

Accounting policy

Impairment charges are based on an expected loss model which measures the difference between the current carrying amount and the present value of expected future cash flows taking into account past experience, current conditions and multiple probability-weighted macroeconomic scenarios for reasonably supportable future economic conditions. Further details of the calculation of ECL and the critical accounting assumptions and estimates relating to impairment charges are included in Note 10.

Impairment charges are recognised in the income statement, with a corresponding amount recognised as follows:

- Loans, debt securities at amortised cost and due from subsidiaries balances: as a reduction of the carrying value of the financial asset through an offsetting provision account (refer to Note 10);
- Debt securities at FVOCI: in reserves in OCI with no reduction of the carrying value of the debt security (refer to Note 26); and
- Credit commitments: as a provision (refer to Note 25).

Uncollectable loans

A loan may become uncollectable in full or part if, after following Westpac's loan recovery procedures, Westpac remains unable to collect that loan's contractual repayments. Uncollectable amounts are written off against their related provision for ECL, after all possible repayments have been received.

Where loans are secured, amounts are generally written off after receiving the proceeds from the security, or in certain circumstances, where the net realisable value of the security has been determined and this indicates that there is no reasonable expectation of full recovery, write-off may be earlier. Unsecured consumer loans are generally written off after 180 days past due.

Westpac may subsequently be able to recover cash flows from loans written off. In the period which these recoveries are made, they are recognised in the income statement.

The following table details impairment charges.

	Consolidated			Parent Entity	
$m	2024	2023	2022	2024	2023
Provisions raised/(released)					
Performing	(150)	274	225	(142)	172
Non-performing	877	565	299	801	523
Recoveries	(190)	(191)	(189)	(184)	(184)
Impairment charges/(benefits)	**537**	**648**	**335**	**475**	**511**
of which relates to:					
Loans and credit commitments	536	647	333	469	517
Debt securities at amortised cost	-	-	4	1	-
Debt securities at FVOCI	1	1	(2)	1	1
Due from subsidiaries	-	-	-	4	(7)
Impairment charges/(benefits)	**537**	**648**	**335**	**475**	**511**

Further details are included in Note 10.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 167 Note 7. Income tax Accounting policy The tax expense for the year comprises current and deferred tax. Tax is recognised in the income statement, except to the extent that it relates to items recognised directly in OCI, in which case it is recognised in the statement of comprehensive income. As the Bank levy is not a levy on income, it is not included in income tax. It is included in interest expense in Note 3. Current tax is the tax payable for the year using enacted or substantively enacted tax rates and laws for each jurisdiction. Current tax also includes adjustments to tax payable for previous years. Deferred tax accounts for temporary differences between the carrying amounts of assets and liabilities in the financial statements and their values for taxation purposes. Deferred tax is determined using the enacted or substantively enacted tax rates and laws for each jurisdiction which are expected to apply when the assets will be realised or the liabilities settled. Deferred tax assets and liabilities have been offset where they relate to the same taxation authority, the same taxable entity or group, and where there is a legal right and intention to settle on a net basis. Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available to utilise the assets. Deferred tax is not recognised for the following temporary differences: • The initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither the accounting nor taxable profit or loss; • The initial recognition of goodwill in a business combination; and • Retained earnings in subsidiaries which the Parent Entity does not intend to distribute for the foreseeable future. The Parent Entity is the head entity of a tax consolidated group with its wholly owned Australian subsidiaries. All entities in the tax consolidated group have entered into a tax sharing agreement which, in the opinion of the Directors, limits the joint and several liabilities in the case of a default by the Parent Entity. Current and deferred tax are recognised using a ‘group allocation basis’. As head entity, the Parent Entity recognises all current tax balances and deferred tax assets arising from unused tax losses and relevant tax credits for the tax-consolidated group. The Parent Entity fully compensates/is compensated by the other members for these balances. Critical accounting assumptions and estimates Westpac operates in multiple tax jurisdictions and significant judgement is required in determining the worldwide current tax liability. There are many transactions with uncertain tax outcomes and provisions are determined based on the expected outcomes.

168 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 7. Income tax (Continued)

Income tax expense

The following table reconciles income tax expense to the profit before income tax expense.

	Consolidated			Parent Entity	
$m	2024	2023	2022	2024	2023
Profit before income tax	**10,107**	**10,305**	**8,469**	**9,216**	**8,938**
Tax at the Australian company tax rate of 30%	**3,032**	**3,092**	**2,541**	**2,765**	**2,681**
The effect of amounts which are not deductible/(assessable) in calculating taxable income:					
Hybrid capital distributions	139	117	67	139	117
Life insurance tax adjustment on policyholder earnings	-	-	(1)	-	-
Dividend adjustments	-	3	-	(379)	(315)
Other non-assessable items	(4)	(9)	(97)	(3)	(1)
Other non-deductible items	25	49	409	23	44
Adjustment for overseas tax rates	(27)	(25)	(31)	(4)	(4)
Income tax (over)/under provided in prior years	(20)	7	(77)	(13)	(2)
Other items[a]	(28)	(130)	(41)	(3)	(16)
Total income tax expense	**3,117**	**3,104**	**2,770**	**2,525**	**2,504**
Income tax expense comprises:					
Current income tax	3,125	3,009	2,661	2,520	2,393
Movement in deferred tax[b]	12	88	186	18	113
Income tax (over)/under provision in prior years	(20)	7	(77)	(13)	(2)
Total income tax expense	**3,117**	**3,104**	**2,770**	**2,525**	**2,504**
Total Australia	2,632	2,637	2,316	2,480	2,430
Total Overseas	485	467	454	45	74
Total income tax expense	**3,117**	**3,104**	**2,770**	**2,525**	**2,504**

a. 2023 included $86 million (Parent Entity: nil) related to the sale of Advance Asset Management Limited.
b. 2022 included a $41 million credit (Parent Entity: nil) in relation to assets and liabilities held for sale.

The effective tax rate was 30.84% in 2024 (2023: 30.12%, 2022: 32.71%).

Tax assets

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Current tax assets	13	5	13	5
Deferred tax assets	2,147	2,095	1,883	1,957
Total tax assets	**2,160**	**2,100**	**1,896**	**1,962**

Tax liabilities

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Current tax liabilities	569	780	408	607
Total tax liabilities	**569**	**780**	**408**	**607**

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 169

Note 7. Income tax (Continued)

Deferred tax assets

The balance comprises temporary differences attributable to:

$m	Consolidated 2024	Consolidated 2023	Parent Entity 2024	Parent Entity 2023
Amounts recognised in the income statements and opening retained profits				
Provision for ECL on loans and credit commitments	1,519	1,465	1,314	1,267
Provision for long service leave, annual leave and other employee benefits	407	403	388	384
Property and equipment	203	222	192	195
Other provisions	167	240	141	219
Lease liabilities	576	592	508	531
All other liabilities	222	240	205	226
Total amounts recognised in the income statements and opening retained profits	**3,094**	**3,162**	**2,748**	**2,822**
Amounts recognised directly in OCI				
Investment securities	206	-	206	-
Cash flow hedges	-	87	-	87
Total amounts recognised directly in OCI	**206**	**87**	**206**	**87**
Gross deferred tax assets	**3,300**	**3,249**	**2,954**	**2,909**
Set-off of deferred tax assets and deferred tax liabilities	(1,153)	(1,154)	(1,071)	(952)
Net deferred tax assets	**2,147**	**2,095**	**1,883**	**1,957**
Movements				
Balance as at beginning of year	**2,095**	**1,754**	**1,957**	**1,646**
Recognised in the income statements	(68)	(141)	(74)	(155)
Recognised in OCI	119	87	119	87
Set-off of deferred tax assets and deferred tax liabilities	1	395	(119)	379
Balance as at end of year	**2,147**	**2,095**	**1,883**	**1,957**

Deferred tax liabilities

The balance comprises temporary differences attributable to:

$m	Consolidated 2024	Consolidated 2023	Parent Entity 2024	Parent Entity 2023
Amounts recognised in the income statements and opening retained profits				
Finance lease transactions	112	194	106	190
Property and equipment	538	497	482	446
All other assets	232	247	232	240
Total amounts recognised in the income statements and opening retained profits	**882**	**938**	**820**	**876**
Amounts recognised directly in OCI				
Investment securities	-	34	-	34
Cash flow hedges	233	138	214	-
Defined benefit	38	44	37	42
Total amounts recognised directly in OCI	**271**	**216**	**251**	**76**
Gross deferred tax liabilities	**1,153**	**1,154**	**1,071**	**952**
Set-off of deferred tax assets and deferred tax liabilities	(1,153)	(1,154)	(1,071)	(952)
Net deferred tax liabilities	**-**	**-**	**-**	**-**
Movements				
Balance as at beginning of year	**-**	**-**	**-**	**-**
Recognised in the income statements	(56)	(53)	(56)	(42)
Recognised in OCI	55	(342)	175	(337)
Set-off of deferred tax assets and deferred tax liabilities	1	395	(119)	379
Balance as at end of year	**-**	**-**	**-**	**-**

170 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 7. Income tax (Continued)

Unrecognised deferred tax balances

The following potential deferred tax balances have not been recognised. The tax effect of the gross balances disclosed below would be based on the corporate tax rates applicable in the relevant jurisdictions, which range between 15% and 45%.

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Deductible temporary differences				
Tax losses on revenue account	422	448	422	448
Tax losses on capital account	265	184	150	64
Taxable temporary differences				
Retained earnings of subsidiaries that would be subject to withholding tax if distributed	402	365	-	-

Note 8. Earnings per share

Accounting policy

Basic earnings per share (EPS) is calculated by dividing the net profit attributable to owners of WBC by the weighted average number of ordinary shares on issue during the period. These numbers are adjusted for treasury shares and the dividends related to treasury shares. Diluted EPS is calculated by adjusting the basic EPS by assuming all dilutive potential ordinary shares are converted. Refer to Note 14 and Note 31 for further information on the potential dilutive instruments.

	2024		2023		2022	
$m	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net profit attributable to owners of WBC ($m)	**6,990**	**6,990**	**7,195**	**7,195**	**5,694**	**5,694**
Adjustment for restricted share dividends[a]	(7)	-	(5)	-	(3)	-
Adjustment for potential dilution:						
Distributions to convertible loan capital holders[b]	-	476	-	400	-	233
Adjusted net profit attributable to owners of WBC	**6,983**	**7,466**	**7,190**	**7,595**	**5,691**	**5,927**
Weighted average number of ordinary shares (# m)						
Weighted average number of ordinary shares on issue	3,481	3,481	3,507	3,507	3,564	3,564
Treasury shares (including RSP and EIP restricted shares)[a]	(5)	(5)	(5)	(5)	(5)	(5)
Adjustment for potential dilution:						
Share-based payments	-	6	-	4	-	4
Convertible loan capital[b]	-	413	-	385	-	326
Adjusted weighted average number of ordinary shares	**3,476**	**3,895**	**3,502**	**3,891**	**3,559**	**3,889**
Earnings per ordinary share (cents)	**200.9**	**191.7**	**205.3**	**195.2**	**159.9**	**152.4**

a. Restricted shares are explained in Note 31. Some shares under the RSP and EIP - restricted shares have not vested and are not outstanding ordinary shares but do receive dividends. These RSP and EIP dividends are deducted to show the profit attributable to ordinary shareholders.
b. The Group has issued convertible loan capital which may convert into ordinary shares in the future (refer to Note 14 for further details). These convertible loan capital instruments are potentially dilutive instruments, and diluted EPS is therefore calculated as if the instruments had been converted at the beginning of the year, or at the instruments' issue dates, where issuance occurred partway through the year.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 171 FINANCIAL ASSETS AND FINANCIAL LIABILITIES Accounting policy Recognition Financial assets and financial liabilities, other than regular way transactions, are recognised when Westpac becomes a party to the terms of the contract, which is generally on settlement date (the date payment is made or cash advanced). Purchases and sales of financial assets in regular way transactions are recognised on trade date (the date on which Westpac commits to purchase or sell an asset). De-recognition Financial assets are de-recognised when the rights to receive cash flows from the asset have expired, or when Westpac has either transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full under a ‘pass through’ arrangement and transferred substantially all the risks and rewards of ownership. There may be situations where Westpac has partially transferred the risks and rewards of ownership but has neither transferred nor retained substantially all the risks and rewards of ownership. In such situations, where Westpac retains control of the transferred asset, it will continue to be recognised in the balance sheet to the extent of Westpac’s continuing involvement in the asset. Financial liabilities are de-recognised when the obligation is discharged, cancelled or expires. Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, the exchange or modification is treated as a de-recognition of the original liability and the recognition of a new liability, with the difference in the respective carrying amounts recognised in the income statement. The terms are deemed to be substantially different if the discounted present value of the cash flows under the new terms (discounted using the original effective interest rate) is at least 10% different from the discounted present value of the remaining cash flows of the original financial liability. Qualitative factors such as a change in the currency the instrument is denominated in, a change in the interest rate from fixed to floating and conversion features are also considered. Classification and measurement basis Financial assets Financial assets are grouped into the following classes: cash and balances with central banks, collateral paid, trading securities and financial assets measured at FVIS, derivative financial instruments, investment securities, loans and other financial assets. Financial assets are classified based on a) the business model within which the assets are managed, and b) whether the contractual cash flows of the instrument represent solely payment of principal and interest (SPPI). Westpac determines the business model at the level that reflects how groups of financial assets are managed. When assessing the business model Westpac considers factors including how performance and risks are managed, evaluated and reported and the frequency and volume of, and reason for, sales in previous periods and expectations of sales in future periods. When assessing whether contractual cash flows are SPPI, interest is defined as consideration primarily for the time value of money and the credit risk of the principal outstanding. The time value of money is defined as the element of interest that provides consideration only for the passage of time and not consideration for other risks or costs associated with holding the financial asset. Terms that could change the contractual cash flows so that they may not meet the SPPI criteria include contingent and leverage features, non-recourse arrangements, and features that could modify the time value of money. Debt instruments If the debt instruments have contractual cash flows which represent SPPI on the principal balance outstanding they are classified at: • Amortised cost if they are held within a business model whose objective is achieved through holding the financial asset to collect these cash flows; or • FVOCI if they are held within a business model whose objective is achieved both through collecting these cash flows or selling the financial asset; or • FVIS if they are held within a business model whose objective is achieved through selling the financial asset. Debt instruments are classified and measured at FVIS where the contractual cash flows do not represent SPPI on the principal balance outstanding or where it is designated at FVIS to eliminate or reduce an accounting mismatch.

172 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Equity securities Equity securities are classified and measured at FVOCI where they: • Are not held for trading; and • An irrevocable election is made by Westpac. Otherwise, they are measured at FVIS. Financial liabilities Financial liabilities are grouped into the following classes: collateral received, deposits and other borrowings, other financial liabilities, derivative financial instruments, debt issues and loan capital. Financial liabilities are measured at amortised cost if they are not held for trading or designated at FVIS, otherwise they are measured at FVIS. Financial assets and financial liabilities measured at FVIS are recognised initially at fair value. All other financial assets and financial liabilities are recognised initially at fair value plus or minus directly attributable transaction costs, respectively. Further details of the accounting policy for each category of financial asset or financial liability mentioned above are set out in the note for the relevant item. Westpac’s policies for determining the fair value of financial assets and financial liabilities are set out in Note 22.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 173

Lending and credit risk

Note 9. Loans

Accounting policy

Loans are financial assets initially recognised at fair value plus directly attributable transaction costs and fees.

Loans are subsequently measured at amortised cost using the effective interest method where they have contractual cash flows which represent SPPI on the principal balance outstanding and they are held within a business model whose objective is achieved through holding the loans to collect these cash flows. They are presented net of any provision for ECL.

Loans are subsequently measured at FVIS where they do not have cash flows which represent SPPI, are held within a business model whose objective is achieved by selling the financial asset, or are designated at FVIS to eliminate or reduce an accounting mismatch.

Refer to Note 22 for balances which are measured at fair value and amortised cost.

Loan products that have both mortgage and deposit facilities are presented gross in the balance sheet, segregating the asset and liability component, because they do not meet the criteria to be offset. Interest earned on these products is presented on a net basis in the income statement as this reflects how the customer is charged.

The loan portfolio is dis-aggregated by location of booking office and product type, as follows.

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Australia				
Housing	503,271	485,474	503,270	485,466
Personal	10,174	11,289	10,174	11,288
Business	195,483	181,509	193,042	179,241
Total Australia	**708,928**	**678,272**	**706,486**	**675,995**
New Zealand				
Housing	62,484	61,235	-	-
Personal	1,058	1,083	-	-
Business	31,055	31,008	306	369
Total New Zealand	**94,597**	**93,326**	**306**	**369**
Total other overseas	**7,810**	**6,089**	**7,189**	**5,470**
Gross loans	**811,335**	**777,687**	**713,981**	**681,834**
Provision for ECL on loans (refer to Note 10)	(4,568)	(4,433)	(3,938)	(3,813)
Total loans[a,b]	**806,767**	**773,254**	**710,043**	**678,021**

a. Total net loans included securitised loans of $5,185 million (2023: $3,949 million) for the Group and $6,054 million (2023: $4,734 million) for the Parent Entity. The level of securitised loans excludes loans where Westpac is the holder of related debt securities.

b. Total net loans included assets pledged for the covered bond programs of $42,228 million (2023: $43,029 million) for the Group and $36,825 million (2023: $36,300 million) for the Parent Entity.

174 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 9. Loans (Continued) The following table shows Westpac’s contractual maturity distribution of all loans as at 30 September 2024. Consolidated $m Up to 1 year Over 1 year to 5 years Over 5 years to 15 years Over 15 years Total Australia Housing 5,272 1,007 21,536 475,456 503,271 Personal 6,385 3,074 715 - 10,174 Business 63,263 115,396 9,225 7,599 195,483 Total Australia 74,920 119,477 31,476 483,055 708,928 New Zealand Housing 192 566 4,438 57,288 62,484 Personal 878 177 3 - 1,058 Business 19,762 11,215 77 1 31,055 Total New Zealand 20,832 11,958 4,518 57,289 94,597 Total other overseas 2,564 4,982 264 - 7,810 Total loans 98,316 136,417 36,258 540,344 811,335 The following table shows Westpac’s interest rate segmentation of loans maturing after one year as at 30 September 2024. Consolidated $m Loans at variable interest rates Loans at fixed interest rates Total Interest rate segmentation of loans maturing after one year Australia Housing 452,824 45,175 497,999 Personal 1,814 1,975 3,789 Business 127,540 4,680 132,220 Total Australia 582,178 51,830 634,008 New Zealand Housing 6,571 55,721 62,292 Personal 179 1 180 Business 937 10,356 11,293 Total New Zealand 7,687 66,078 73,765 Total other overseas 4,860 386 5,246 Total loans maturing after one year 594,725 118,294 713,019

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 175 Note 10. Provision for expected credit losses Accounting policy Note 6 provides details of impairment charges. Impairment applies to all financial assets at amortised cost, lease receivables, debt securities measured at FVOCI, due from subsidiaries and credit commitments. The ECL is recognised as follows: • Loans (including lease receivables), debt securities at amortised cost and due from subsidiaries: as a reduction of the carrying value of the financial asset through an offsetting provision account (refer to Note 9 and Note 17); • Debt securities at FVOCI: in reserves in OCI with no reduction of the carrying value of the debt security itself (refer to Note 17 and Note 26); and • Credit commitments: as a provision (refer to Note 25). Measurement Westpac calculates the provision for ECL based on a three-stage approach. The provision for ECL is a probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant time frame. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. The models use three main components to determine the ECL (as well as the time value of money) including: • Probability of default (PD): the probability that a counterparty will default; • Loss given default (LGD): the loss that is expected to arise in the event of a default; and • Exposure at default (EAD): the estimated outstanding amount of credit exposure at the time of the default. Model stages The three stages are as follows: Stage 1: 12 months ECL - performing For financial assets where there has been no significant increase in credit risk since origination, a provision for 12 months ECL is recognised. Stage 2: Lifetime ECL – performing For financial assets where there has been a significant increase in credit risk since origination but where the asset is still performing, a provision for lifetime ECL is recognised. The indicators of a significant increase in credit risk are described on the following page. Stage 3: Lifetime ECL – non-performing Financial assets in Stage 3 are those that are in default. This is aligned to the regulatory definition of default applied in the calculation of credit risk weighted assets. A default occurs when: • Westpac considers that the customer is unable to repay its credit obligations in full, irrespective of recourse by Westpac to actions such as realising security. Indicators include a breach of contract with Westpac such as a default on interest or principal payments, a borrower experiencing significant financial difficulties or observable economic conditions that correlate to defaults on an individual basis; or • The customer is more than 90 days past due on any material credit obligation. A provision for lifetime ECL is recognised on these financial assets. Collective and individual assessment Financial assets that are in Stages 1 and 2 are assessed on a collective basis. This means that they are grouped in pools of similar assets with similar credit risk characteristics including the type of product and the customer risk grade. Financial assets in Stage 3 are assessed on an individual basis and calculated collectively for those below a specified threshold. Expected life In considering the lifetime time frame for ECL in Stages 2 and 3, the standard generally requires use of the remaining contractual life adjusted, where appropriate, for prepayments, extension and other options. For certain revolving credit facilities which include both a drawn and undrawn component (e.g. credit cards and revolving lines of credit),

176 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 10. Provision for expected credit losses (Continued) Westpac’s contractual ability to demand repayment and cancel the undrawn commitment does not limit the exposure to credit losses to the contractual notice period. For these facilities, lifetime is based on historical behaviour. Movement between stages Financial assets may move in both directions through the stages of the impairment model. Financial assets previously in Stage 2 may move back to Stage 1 if it is no longer considered that there has been a significant increase in credit risk. Similarly, financial assets in Stage 3 may move back to Stage 1 or Stage 2 if they are no longer assessed to be non-performing. Critical accounting assumptions and estimates Key judgements include when a significant increase in credit risk has occurred, the estimation of forward-looking macroeconomic information and overlays. Other factors which can impact the provision include the borrower’s financial situation, the realisable value of collateral, Wesstpac’s position relative to other claimants, the reliability of customer information and the likely cost and duration of recovering the loan. Significant increase in credit risk (SICR) Determining when a financial asset has experienced a SICR since origination is a critical accounting judgement which is based on the change in the probability of default (PD) since origination. In determining whether a change in PD represents a significant increase in risk, relative changes in PD and absolute PD thresholds are both considered based on the portfolio of the exposure. Westpac does not rebut the presumption that instruments that are 30 days past due have experienced a SICR but this is used as a backstop rather than the primary indicator. In addition, the deferral of payments by customers in hardship arrangements is generally treated as an indication of a SICR. Forward-looking macroeconomic information The measurement of ECL for each stage and the assessment of significant increase in credit risk considers information about past events and current conditions as well as reasonable and supportable projections of future events and economic conditions. The estimation of forward-looking information is a critical accounting judgement. Westpac considers three future macroeconomic scenarios including a base case scenario along with upside and downside scenarios. The macroeconomic variables used in these scenarios, based on current economic forecasts, include (but are not limited to) employment to population rates, real gross domestic product growth rates and residential and commercial property price indices. • Base case scenario This scenario utilises the internal Westpac economics forecast used for strategic decision making and forecasting. • Upside scenario This scenario represents a modest improvement on the base case scenario. • Downside scenario The downside scenario is a more severe scenario with ECL higher than those under the base case scenario. This scenario assumes a recession with a combination of negative GDP growth, declines in commercial and residential property prices and an increase in the unemployment rate, which simultaneously impact ECL across all portfolios from the reporting date. The three macroeconomic scenarios are probability weighted and together represent Westpac’s view of the forward looking distribution of potential loss outcomes. The weighting applied to each of the three macroeconomic scenarios takes into account historical frequency, current trends, and forward-looking conditions. The macroeconomic variables and probability weightings of the three macroeconomic scenarios are subject to the approval of the Group Chief Financial Officer and Group Chief Risk Officer with oversight from the Board of Directors (and its Committees). Overlays Where appropriate, adjustments will be made to modelled outcomes to reflect reasonable and supportable information not already incorporated in the models. Judgements can change with time as new information becomes available which could result in changes to the provision for ECL.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 177

Note 10. Provision for expected credit losses (Continued)

Loans and credit commitments

The following tables disclose the provision for ECL on loans and credit commitments by stage for Westpac and the Parent Entity.

	2024				2023			
	Performing		Non-Performing		Performing		Non-Performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Consolidated								
Provision for ECL on loans								
Housing	162	879	639	1,680	152	1,036	513	1,701
Personal	61	207	99	367	64	198	98	360
Business	405	1,163	953	2,521	355	1,231	786	2,372
Total loans ECL provision (Note 9)	**628**	**2,249**	**1,691**	**4,568**	**571**	**2,465**	**1,397**	**4,433**
Provision for ECL on credit commitments								
Housing	7	18	-	25	6	16	-	22
Personal	16	27	-	43	18	27	-	45
Business	110	300	38	448	111	300	19	430
Total credit commitments ECL provision (Note 25)	**133**	**345**	**38**	**516**	**135**	**343**	**19**	**497**
Total provision for ECL on loans and credit commitments	**761**	**2,594**	**1,729**	**5,084**	**706**	**2,808**	**1,416**	**4,930**
Presented as provision for ECL on:								
Individually assessed provisions	-	-	536	536	-	-	351	351
Collectively assessed provisions	761	2,594	1,193	4,548	706	2,808	1,065	4,579
Total provision for ECL on loans and credit commitments	**761**	**2,594**	**1,729**	**5,084**	**706**	**2,808**	**1,416**	**4,930**
Gross loans	639,900	161,121	10,314	811,335	605,761	163,583	8,343	777,687
Credit commitments	181,275	30,395	441	212,111	177,971	27,814	366	206,151
Gross loans and credit commitments	**821,175**	**191,516**	**10,755**	**1,023,446**	**783,732**	**191,397**	**8,709**	**983,838**
Coverage ratio on loans (%)	0.10	1.40	16.40	0.56	0.09	1.51	16.74	0.57
Coverage ratio on loans and credit commitments (%)	0.09	1.35	16.08	0.50	0.09	1.47	16.26	0.50

178 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 10. Provision for expected credit losses (Continued)

	2024				2023			
	Performing		Non-Performing		Performing		Non-Performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Parent Entity								
Provision for ECL on loans								
Housing	136	743	575	1,454	117	907	446	1,470
Personal	54	184	92	330	55	172	90	317
Business	348	968	838	2,154	306	1,026	694	2,026
Total loans ECL provision (Note 9)	**538**	**1,895**	**1,505**	**3,938**	**478**	**2,105**	**1,230**	**3,813**
Provision for ECL on credit commitments								
Housing	6	14	-	20	4	13	-	17
Personal	12	17	-	29	13	19	-	32
Business	105	283	27	415	105	282	18	405
Total credit commitments ECL provision (Note 25)	**123**	**314**	**27**	**464**	**122**	**314**	**18**	**454**
Total provision for ECL on loans and credit commitments	**661**	**2,209**	**1,532**	**4,402**	**600**	**2,419**	**1,248**	**4,267**
Presented as provision for ECL on:								
Individually assessed provisions	-	-	437	437	-	-	301	301
Collectively assessed provisions	661	2,209	1,095	3,965	600	2,419	947	3,966
Total provision for ECL on loans and credit commitments	**661**	**2,209**	**1,532**	**4,402**	**600**	**2,419**	**1,248**	**4,267**
Gross loans	564,844	139,828	9,309	713,981	533,446	140,873	7,515	681,834
Credit commitments	160,418	27,033	411	187,862	156,080	24,390	343	180,813
Gross loans and credit commitments	**725,262**	**166,861**	**9,720**	**901,843**	**689,526**	**165,263**	**7,858**	**862,647**
Coverage ratio on loans (%)	0.10	1.36	16.17	0.55	0.09	1.49	16.37	0.56
Coverage ratio on loans and credit commitments (%)	0.09	1.32	15.76	0.49	0.09	1.46	15.88	0.49

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 179

Note 10. Provision for expected credit losses (Continued)

Movement in provision for ECL on loans and credit commitments

The reconciliation of the provision for ECL tables for loans and credit commitments has been determined by an aggregation of monthly movements over the year. The key line items in the reconciliation represent the following:

- "Transfers between stages" lines represent transfers between Stage 1, Stage 2 and Stage 3 prior to re-measurement of the provision for ECL;
- "Business activity during the year" represents new accounts originated during the year net of those that were de-recognised due to final repayments during the year;
- "Net re-measurement of provision for ECL" line represents the impact on the provision for ECL due to changes in credit quality during the year (including transfers between stages), changes in portfolio overlays, changes due to forward-looking economic scenarios and partial repayments and additional draw-downs on existing facilities over the year; and
- "Write-offs" represent a reduction in the provision for ECL as a result of de-recognition of exposures where there is no reasonable expectation of full recovery.

	Consolidated				Parent Entity			
	Performing		Non-Performing		Performing		Non-Performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Balance as at 30 September 2022	**885**	**2,341**	**1,399**	**4,625**	**777**	**2,063**	**1,240**	**4,080**
Transfers to Stage 1[a]	1,252	(1,119)	(133)	-	1,115	(990)	(125)	-
Transfers to Stage 2[a]	(588)	1,069	(481)	-	(503)	941	(438)	-
Transfers to Stage 3[a]	(7)	(489)	496	-	(6)	(443)	449	-
Business activity during the year[a]	226	(243)	(141)	(158)	191	(223)	(130)	(162)
Net remeasurement of provision for ECL[a]	(1,066)	1,238	824	996	(975)	1,071	767	863
Write-offs	-	-	(601)	(601)	-	-	(554)	(554)
Exchange rate and other adjustments	4	11	53	68	1	-	39	40
Balance as at 30 September 2023	**706**	**2,808**	**1,416**	**4,930**	**600**	**2,419**	**1,248**	**4,267**
Transfers to Stage 1	1,222	(1,165)	(57)	-	1,088	(1,036)	(52)	-
Transfers to Stage 2	(315)	822	(507)	-	(274)	724	(450)	-
Transfers to Stage 3	(3)	(608)	611	-	(3)	(527)	530	-
Business activity during the year	303	(328)	(293)	(318)	267	(308)	(243)	(284)
Net remeasurement of provision for ECL	(1,149)	1,070	1,123	1,044	(1,016)	937	1,016	937
Write-offs	-	-	(620)	(620)	-	-	(573)	(573)
Exchange rate and other adjustments	(3)	(5)	56	48	(1)	-	56	55
Balance as at 30 September 2024	**761**	**2,594**	**1,729**	**5,084**	**661**	**2,209**	**1,532**	**4,402**

a. The attribution of amounts disclosed in the movement schedule has been revised to better reflect the nature of the changes in the provision for ECL. Comparatives have been revised to align with current period presentation.

180 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 10. Provision for expected credit losses (Continued)

	Consolidated				Parent Entity			
	Performing		Non-Performing		Performing		Non-Performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Housing								
Balance as at 30 September 2022	**143**	**1,095**	**415**	**1,653**	**106**	**1,016**	**369**	**1,491**
Transfers to Stage 1[a]	316	(311)	(5)	-	295	(292)	(3)	-
Transfers to Stage 2[a]	(60)	316	(256)	-	(55)	290	(235)	-
Transfers to Stage 3[a]	-	(131)	131	-	-	(125)	125	-
Business activity during the year[a]	41	(98)	(106)	(163)	40	(97)	(99)	(156)
Net remeasurement of provision for ECL[a]	(284)	176	364	256	(265)	128	316	179
Write-offs	-	-	(50)	(50)	-	-	(43)	(43)
Exchange rate and other adjustments	2	5	20	27	-	-	16	16
Balance as at 30 September 2023	**158**	**1,052**	**513**	**1,723**	**121**	**920**	**446**	**1,487**
Transfers to Stage 1	351	(345)	(6)	-	311	(307)	(4)	-
Transfers to Stage 2	(41)	310	(269)	-	(36)	276	(240)	-
Transfers to Stage 3	-	(196)	196	-	-	(183)	183	-
Business activity during the year	59	(131)	(158)	(230)	55	(123)	(143)	(211)
Net remeasurement of provision for ECL	(357)	209	396	248	(309)	174	357	222
Write-offs	-	-	(57)	(57)	-	-	(46)	(46)
Exchange rate and other adjustments	(1)	(2)	24	21	-	-	22	22
Balance as at 30 September 2024	**169**	**897**	**639**	**1,705**	**142**	**757**	**575**	**1,474**
Personal								
Balance as at 30 September 2022	**99**	**250**	**123**	**472**	**85**	**218**	**112**	**415**
Transfers to Stage 1[a]	359	(356)	(3)	-	323	(322)	(1)	-
Transfers to Stage 2[a]	(59)	126	(67)	-	(54)	114	(60)	-
Transfers to Stage 3[a]	-	(132)	132	-	-	(123)	123	-
Business activity during the year[a]	28	(15)	-	13	26	(13)	-	13
Net remeasurement of provision for ECL[a]	(346)	350	256	260	(312)	317	244	249
Write-offs	-	-	(358)	(358)	-	-	(341)	(341)
Exchange rate and other adjustments	1	2	15	18	-	-	13	13
Balance as at 30 September 2023	**82**	**225**	**98**	**405**	**68**	**191**	**90**	**349**
Transfers to Stage 1	358	(356)	(2)	-	325	(324)	(1)	-
Transfers to Stage 2	(59)	106	(47)	-	(56)	98	(42)	-
Transfers to Stage 3	-	(136)	136	-	-	(128)	128	-
Business activity during the year	36	(9)	-	27	34	(8)	-	26
Net remeasurement of provision for ECL	(340)	405	295	360	(305)	372	283	350
Write-offs	-	-	(394)	(394)	-	-	(378)	(378)
Exchange rate and other adjustments	-	(1)	13	12	-	-	12	12
Balance as at 30 September 2024	**77**	**234**	**99**	**410**	**66**	**201**	**92**	**359**

a. The attribution of amounts disclosed in the movement schedule has been revised to better reflect the nature of the changes in the provision for ECL. Comparatives have been revised to align with current period presentation.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 181

Note 10. Provision for expected credit losses (Continued)

	Consolidated				Parent Entity			
	Performing		Non-Performing		Performing		Non-Performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Business								
Balance as at 30 September 2022	**643**	**996**	**861**	**2,500**	**586**	**829**	**759**	**2,174**
Transfers to Stage 1[a]	577	(452)	(125)	-	497	(376)	(121)	-
Transfers to Stage 2[a]	(469)	627	(158)	-	(394)	537	(143)	-
Transfers to Stage 3[a]	(7)	(226)	233	-	(6)	(195)	201	-
Business activity during the year[a]	157	(130)	(35)	(8)	125	(113)	(31)	(19)
Net remeasurement of provision for ECL[a]	(436)	712	204	480	(398)	626	207	435
Write-offs	-	-	(193)	(193)	-	-	(170)	(170)
Exchange rate and other adjustments	1	4	18	23	1	-	10	11
Balance as at 30 September 2023	**466**	**1,531**	**805**	**2,802**	**411**	**1,308**	**712**	**2,431**
Transfers to Stage 1	513	(464)	(49)	-	452	(405)	(47)	-
Transfers to Stage 2	(215)	406	(191)	-	(182)	350	(168)	-
Transfers to Stage 3	(3)	(276)	279	-	(3)	(216)	219	-
Business activity during the year	208	(188)	(135)	(115)	178	(177)	(100)	(99)
Net remeasurement of provision for ECL	(452)	456	432	436	(402)	391	376	365
Write-offs	-	-	(169)	(169)	-	-	(149)	(149)
Exchange rate and other adjustments	(2)	(2)	19	15	(1)	-	22	21
Balance as at 30 September 2024	**515**	**1,463**	**991**	**2,969**	**453**	**1,251**	**865**	**2,569**

a. The attribution of amounts disclosed in the movement schedule has been revised to better reflect the nature of the changes in the provision for ECL. Comparatives have been revised to align with current period presentation.

Reconciliation of impairment charges

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Loans and credit commitments:				
Business activity during the year[a]	(318)	(158)	(284)	(162)
Net remeasurement of the provision for ECL[a]	1,044	996	937	863
Impairment charges for debt securities at amortised cost	-	-	1	-
Impairment charges for debt securities at FVOCI	1	1	1	1
Impairment on due from subsidiaries	-	-	4	(7)
Recoveries	(190)	(191)	(184)	(184)
Impairment charges/(benefits) (Note 6)	**537**	**648**	**475**	**511**

a. The attribution of amounts disclosed in the movement schedule has been revised to better reflect the nature of the changes in the provision for ECL. Comparatives have been revised to align with current period presentation.

182 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 10. Provision for expected credit losses (Continued)

Total write-offs net of recoveries to average loans

	Consolidated	
%	2024	2023
Write-offs net of recoveries to average loans		
Housing	0.01	0.01
Personal	2.21	1.78
Business	0.05	0.07
Total write-offs net of recoveries to average loans	**0.05**	**0.05**

Write-offs still under enforcement activity

Of the amount of current year write-offs, $596 million for the Group (2023: $581 million) and $549 million (2023: $534 million) for the Parent Entity represent balances that the Group was still entitled to recover.

Impact of overlays on the provision for ECL on loans and credit commitments

The following table attributes the provision for ECL on loans and credit commitments between modelled ECL and portfolio overlays.

Portfolio overlays are used to capture areas of potential risk and uncertainty in the portfolio, that are not captured in the underlying modelled ECL.

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Modelled provision for ECL on loans and credit commitments	4,905	4,498	4,205	3,880
Overlays	179	432	197	387
Total provision for ECL on loans and credit commitments	**5,084**	**4,930**	**4,402**	**4,267**

Details of changes related to forward-looking economic inputs and portfolio overlays, based on reasonable and supportable information up to the date of this report, are provided below.

Modelled provision for ECL on loans and credit commitments

The modelled provision for ECL on loans and credit commitments is a probability weighted estimate based on three scenarios which together represent the Group's view of the forward-looking distribution of potential loss outcomes. Changes in the modelled provision for ECL are reflected through the "net remeasurement of provision for ECL" line item. Overlays are used to capture potential risk and uncertainty in the portfolio that are not captured in the underlying modelled ECL.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 183 Note 10. Provision for expected credit losses (Continued) The base case scenario uses the following Westpac Economic forecasts: Key economic assumptions for base case scenario 30 September 2024 30 September 2023 Annual GDP: Australia Forecast growth of 1.5% for calendar year 2024 and 2.4% for calendar year 2025 Forecast growth of 1.2% for calendar year 2023 and 1.6% for calendar year 2024 New Zealand Forecast growth of 0.1% for calendar year 2024 and 2.0% for calendar year 2025 Forecast growth of 0.8% for calendar year 2023 and 0.2% for calendar year 2024 Commercial property index, Australia Forecast price contraction of 11.5% for calendar year 2024 and growth of 1.3% for calendar year 2025 Forecast price contraction of 15.0% for calendar year 2023 and 0.5% for calendar year 2024 Residential property prices: Australia Forecast price growth of 5.7% for calendar year 2024 and 4.0% for calendar year 2025 Forecast price growth of 5.8% for calendar year 2023 and 4.0% for calendar year 2024 New Zealand Forecast price growth of 0.7% for calendar year 2024 and 6.4% for calendar year 2025 Forecast price contraction of 1.0% for calendar year 2023 and growth of 7.7% for calendar year 2024 Cash rate, Australia Forecast cash rate of 4.35% at December 2024 and 3.35% at December 2025 Forecast cash rate of 4.1% at December 2023 and 3.6% at December 2024 Unemployment rate: Australia Forecast rate of 4.3% at December 2024 and 4.6% at December 2025 Forecast rate of 3.9% at December 2023 and 4.7% at December 2024 New Zealand Forecast rate of 5.3% at December 2024 and 5.6% at December 2025 Forecast rate of 4.3% at December 2023 and 5.2% at December 2024 The downside scenario is a more severe scenario with expected credit losses higher than the base case. This scenario assumes a recession with a combination of negative GDP growth, declines in commercial and residential property prices and an increase in the unemployment rate, which simultaneously impact expected credit losses across all portfolios from the reporting date. The assumptions used in this scenario and relativities to the base case will be monitored having regard to the emerging economic conditions and updated where necessary. The upside scenario represents a modest improvement to the base case.

184 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 10. Provision for expected credit losses (Continued)

The following sensitivity table shows the reported provision for ECL on loans and credit commitments based on the probability weighted scenarios and what the provision for ECL on loans and credit commitments would be assuming a 100% weighting to the base case scenario and to the downside scenario (with all other assumptions held constant).

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Reported probability-weighted ECL	5,084	4,930	4,402	4,267
100% base case ECL	3,559	3,409	3,089	2,927
100% downside ECL	7,195	6,849	6,221	5,957

If 1% of Stage 1 loans and credit commitments (calculated on a 12 month ECL) were transferred to Stage 2 (calculated on a lifetime ECL), the provision for ECL on loans and credit commitments would increase by $93 million (2023: $78 million) for Westpac and $81 million (2023: $70 million) for the Parent Entity. This estimate applies the average modelled provision coverage ratio by stage to the transfer of loans and credit commitments.

The following table discloses the economic weights applied by Westpac and the Parent Entity. In 2024, the downside scenario weight was reduced by 2.5% and base case weight increased by the same value, reflecting a modest reduction in broader macroeconomic uncertainty:

Scenario weightings (%)	2024	2023
Upside	5.0	5.0
Base	52.5	50.0
Downside	42.5	45.0

The Group's definition of default is aligned to the regulatory definition of default applied in the calculation of credit risk weighted assets.

Portfolio overlays

Portfolio overlays are used to address areas of risk, including significant uncertainties that are not captured in the underlying modelled ECL. Determination of portfolio overlays requires expert judgement and is thoroughly documented and subject to comprehensive internal governance and oversight. Overlays are continually reassessed and if the risk is judged to have changed (increased or decreased), or is subsequently captured in the modelled ECL, the overlay will be released or remeasured.

Westpac's total portfolio overlays as at 30 September 2024 were $179 million (2023: $432 million) for the Group and $197 million (2023: $387 million) for the Parent Entity, and comprise:

- $77 million (2023: $302 million) for the Group and $106 million (2023: $275 million) for the Parent Entity for consumers, mostly reflecting potential high consumer stress from higher interest rates and inflation. The Group included a negative overlay for WNZL;
- $32 million (2023: $60 million) for the Group and $21 million (2023: $42 million) for the Parent Entity mostly reflecting the impact of potential supply chain disruptions and labour shortages in certain industries; and
- $70 million (2023: $70 million) for the Group and $70 million (2023: $70 million) for the Parent Entity for the expected impact of extreme weather events on customers.

Changes in portfolio overlays are reflected through the "net remeasurement of provision for ECL" line item.

Impact of changes in credit exposures on the provision for ECL on loans and credit commitments

- Stage 1 credit exposures increased by $37.4 billion (2023: net decrease of $15.6 billion) for Westpac and $35.7 billion (2023: net decrease of $10.8 billion) for the Parent Entity. This was driven by new lending across the housing and business loan portfolios, which also drove the overall increase in stage 1 ECL.
- Stage 2 credit exposures increased by $0.1 billion (2023: increased by $54.3 billion) for Westpac and $1.6 billion (2023: increased by $40.5 billion) for the Parent Entity, driven by a net transfer of business TCE from stage 1 in response to updated model economics, partly offset by net runoff across business and certain housing loan portfolios. Stage 2 ECL decreased, driven by a reduction in overlays to the housing portfolio, reduction in downside scenario weighting and net improvement in the average credit quality of the stage 2 business portfolio.
- Stage 3 credit exposures increased by $2.0 billion (2023: increased by $1.1 billion) for Westpac and $1.9 billion (2023: increased by $0.9 billion) for the Parent Entity. This was driven by an increase in the balance of housing loans that are 90 days past due and certain downgrades within the business portfolio.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 185 Note 11. Credit risk management Index Note name Note number Credit risk The risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Credit risk management framework 11.1 Credit risk ratings system 11.2 Credit risk concentrations and maximum exposure to credit risk 11.3 Credit quality of financial assets 11.4 Credit risk mitigation, collateral and other credit enhancements 11.5 11.1. Credit risk management framework Please refer to Note 21.1 for details of Westpac’s overall risk management framework. • Westpac maintains a Credit Risk Management Framework, a Credit Risk Management Strategy, and a Credit Risk Appetite Statement, and a number of supporting policies and appetite statements that define roles and responsibilities, acceptable practices, limits and key controls. • The Credit Risk Management Framework describes the principles, methodologies, systems, roles and responsibilities, reports and key controls for managing credit risk. • The BRiskC, Westpac Group Executive Risk Committee (RISKCO) and Westpac Group Credit Risk Committee (CREDCO) monitor the risk profile, performance and management of Westpac’s credit portfolio and the development and review of key credit risk policies. • The Credit Risk Rating System Policy describes the credit risk rating system philosophy, design, key features and uses of rating outcomes. • All models materially impacting the risk rating process are periodically reviewed in accordance with Westpac’s model risk policies. • An annual review is performed of the Credit Risk Rating System by the BRiskC and CREDCO. • Specific credit risk estimates (including PD, LGD and EAD levels) are overseen and reviewed annually in line with Westpac’s Credit Model Risk Policy. Models are approved under delegated authority from the Chief Risk Officer. Model Risk is overseen by Westpac’s Model Risk Committee. • In determining the provision for ECL, the forward-looking economic inputs and the probability weightings of the forward-looking scenarios as well as any adjustments made to the modelled outcomes are subject to the approval of the Chief Financial Officer and the Chief Risk Officer with oversight from the Board of Directors (and its Committees). • Policies for the delegation of credit approval authorities and formal limits for the extension of credit are established throughout Westpac. • Credit manuals are established and maintained throughout Westpac including policies governing the origination, evaluation, approval, documentation, settlement and ongoing management of credit risks. • Climate change related credit risks are considered in line with our Climate Change Position Statement and Action Plan. Climate change risks are managed in accordance with Westpac’s risk framework which is supported by the Sustainability Risk Management Framework (SRMF), Group Environmental, Social and Governance (ESG) Credit Risk Policy and Board Risk Appetite Statements (RAS). The Climate Change Credit Risk Committee oversees work to identify and manage the potential impact on credit exposures from climate change-related transition and physical risks across Westpac and reports to CREDCO. • Westpac’s ESG Credit Risk Policy details Westpac’s overall approach to managing ESG risks in the credit risk process for applicable transactions. • Sector policies guide credit extension where industry-specific guidelines are considered necessary (e.g. acceptable financial ratios or permitted collateral).

186 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 11. Credit risk management (Continued)

11.2. Credit risk ratings system

The principal objective of the credit risk rating system is to assess the credit risk to which Westpac is exposed. Westpac has two main approaches to this assessment.

Transaction-managed customers

Transaction managed customers are generally customers with business lending exposures. They are individually assigned a Customer Risk Grade (CRG), corresponding to their expected PD. Each facility is assigned an LGD. Westpac's risk rating system has a tiered scale of risk grades for both non-defaulted customers and defaulted customers. Non-defaulted CRGs are mapped to Moody's and S&P Global Ratings (S&P) external senior unsecured ratings.

The table below shows Westpac's high level CRGs for transaction-managed portfolios mapped to Westpac's credit quality disclosure categories and to their corresponding external rating.

	Transaction-managed		
Financial statement disclosure	Westpac CRG	Moody's Rating	S&P Rating
Strong	A	Aaa - Aa3	AAA - AA-
	B	A1 - A3	A+ - A-
	C	Baa1 - Baa3	BBB+ - BBB-
Good/satisfactory	D	Ba1 - B1	BB+ - B+
		Westpac Rating	
Weak	E	Watchlist	
	F	Special Mention	
	G	Substandard/Default	
	H	Doubtful/Default	

Program-managed portfolio

The program-managed portfolio generally includes retail products such as mortgages, personal lending (including credit cards) as well as certain small to medium sized enterprise lending. These credit exposures are grouped into pools of similar risk based on the analysis of characteristics that have historically predicted the likelihood of default, and a PD is assigned relative to the credit exposure's pool. The exposure is then assigned to strong, satisfactory or weak by benchmarking that PD against transaction-managed exposures, which are in turn mapped to external ratings per the above table. In addition, any program-managed exposures that are one or more days past due are classified as weak.

11.3. Credit risk concentrations and maximum exposure to credit risk

Credit risk concentrations

Credit risk is concentrated when a number of counterparties are engaged in similar activities, have similar economic characteristics and thus may be similarly affected by changes in economic or other conditions.

Westpac monitors its credit portfolio to manage risk concentrations and rebalance the portfolio.

Individual customers or groups of related customers

Westpac has large exposure limits governing the aggregate size of credit exposure normally acceptable to individual customers and groups of related customers. These limits are tiered by customer risk grade.

Specific industries

Exposures to businesses, governments and other financial institutions are classified into a number of industry clusters based on related Australian and New Zealand Standard Industrial Classification (ANZSIC) codes and are monitored against Westpac's industry risk appetite limits.

Individual countries

Westpac has limits governing risks related to individual countries, such as political situations, government policies and economic conditions that may adversely affect either a customer's ability to meet its obligations to Westpac, or Westpac's ability to realise its assets in a particular country.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 187 Note 11. Credit risk management (Continued) Maximum exposure to credit risk The maximum exposure to credit risk (excluding collateral received) is represented by the carrying amount of on-balance sheet financial assets (which comprise cash and balances with central banks, collateral paid, trading securities and financial assets measured at FVIS, derivative financial instruments, investment securities, loans, other financial assets and certain balances included in assets held for sale) and undrawn credit commitments. The following tables set out the credit risk concentrations to which Westpac and the Parent Entity are exposed for on-balance sheet financial assets and for undrawn credit commitments. The balances for trading securities and financial assets measured at FVIS and investment securities exclude equity securities as the primary financial risk is not credit risk. The credit concentrations for each significant class of financial asset are: Trading securities and financial assets measured at FVIS (Note 16) • 47% (2023: 58%) were issued by financial institutions for Westpac; 48% (2023: 59%) for the Parent Entity. • 50% (2023: 37%) were issued by government or semi-government authorities for Westpac; 49% (2023: 37%) for the Parent Entity. • 82% (2023: 76%) were held in Australia by Westpac; 86% (2023: 83%) by the Parent Entity. Investment securities (Note 17) • 17% (2023: 21%) were issued by financial institutions for Westpac; 17% (2023: 22%) for the Parent Entity. • 82% (2023: 79%) were issued by government or semi-government authorities for Westpac; 83% (2023: 78%) for the Parent Entity. • 91% (2023: 89%) were held in Australia by Westpac; 99% (2023: 99%) by the Parent Entity. Loans (Note 9) The following tables provides a detailed breakdown of loans by industry and geographic classification. Derivative financial instruments (Note 20) • 81% (2023: 80%) were issued by financial institutions for both Westpac and the Parent Entity. • 90% (2023: 75%) were held in Australia by Westpac; 91% (2023: 76%) by the Parent Entity.

188 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 11. Credit risk management (Continued)

Consolidated $m	2024 Loans	2024 Total all other on balance sheet	2024 Undrawn credit commit-ments	2024 Total	2023[a] Loans	2023[a] Total all other on balance sheet	2023[a] Undrawn credit commit-ments	2023[a] Total
Australia								
Accommodation, cafes and restaurants	9,810	26	1,637	11,473	8,818	22	1,619	10,459
Agriculture, forestry and fishing	13,733	40	2,713	16,486	11,894	52	2,695	14,641
Construction	7,900	33	4,623	12,556	7,140	37	4,496	11,673
Finance and insurance	29,484	112,860	13,801	156,145	28,162	131,658	13,718	173,538
Government, administration and defence	811	99,830	1,558	102,199	1,030	62,231	1,414	64,675
Manufacturing	9,997	499	8,361	18,857	9,721	824	7,489	18,034
Mining	2,865	415	3,038	6,318	2,506	520	3,364	6,390
Property	60,767	546	13,771	75,084	55,970	668	13,342	69,980
Property services and business services	14,321	149	7,921	22,391	13,468	207	6,542	20,217
Services	13,015	108	8,369	21,492	13,464	86	8,546	22,096
Trade	15,159	366	9,933	25,458	14,101	452	9,457	24,010
Transport and storage	10,289	681	6,313	17,283	8,862	668	5,440	14,970
Utilities	8,175	983	8,373	17,531	7,306	924	5,879	14,109
Retail lending	511,025	1,056	84,006	596,087	494,306	936	85,644	580,886
Other	1,577	592	1,781	3,950	1,524	576	1,545	3,645
Total Australia	**708,928**	**218,184**	**176,198**	**1,103,310**	**678,272**	**199,861**	**171,190**	**1,049,323**
New Zealand								
Accommodation, cafes and restaurants	313	3	32	348	318	1	33	352
Agriculture, forestry and fishing	8,352	41	573	8,966	8,826	62	627	9,515
Construction	385	1	566	952	408	2	460	870
Finance and insurance	4,757	11,364	1,838	17,959	4,440	13,347	2,414	20,201
Government, administration and defence	210	8,820	812	9,842	183	7,598	809	8,590
Manufacturing	1,785	58	1,444	3,287	2,142	33	1,378	3,553
Mining	151	2	125	278	156	4	72	232
Property	7,604	649	1,080	9,333	7,011	618	1,291	8,920
Property services and business services	962	121	357	1,440	996	111	418	1,525
Services	1,961	45	823	2,829	1,621	26	1,106	2,753
Trade	2,164	32	1,154	3,350	2,409	25	1,118	3,552
Transport and storage	661	105	362	1,128	763	115	404	1,282
Utilities	1,621	557	1,340	3,518	1,566	606	1,488	3,660
Retail lending	63,563	117	14,221	77,901	62,339	92	13,960	76,391
Other	108	77	123	308	148	81	161	390
Total New Zealand	**94,597**	**21,992**	**24,850**	**141,439**	**93,326**	**22,721**	**25,739**	**141,786**
Other overseas								
Accommodation, cafes and restaurants	85	-	11	96	107	-	10	117
Agriculture, forestry and fishing	2	-	1	3	3	-	1	4
Construction	34	-	73	107	60	-	127	187
Finance and insurance	3,656	9,447	4,964	18,067	2,414	14,091	4,417	20,922
Government, administration and defence	-	4,389	-	4,389	-	3,218	-	3,218
Manufacturing	958	3	1,500	2,461	212	1	1,639	1,852
Mining	28	-	931	959	33	-	666	699
Property	472	2	37	511	466	1	43	510
Property services and business services	503	35	797	1,335	543	22	400	965
Services	36	-	629	665	196	2	335	533
Trade	909	3	1,813	2,725	999	3	1,359	2,361
Transport and storage	527	15	108	650	438	6	132	576
Utilities	232	1	139	372	233	1	39	273
Retail lending	328	-	13	341	347	3	14	364
Other	40	97	47	184	38	75	40	153
Total other overseas	**7,810**	**13,992**	**11,063**	**32,865**	**6,089**	**17,423**	**9,222**	**32,734**
Total gross credit risk	**811,335**	**254,168**	**212,111**	**1,277,614**	**777,687**	**240,005**	**206,151**	**1,223,843**

a. In 2024, the Group revised the attribution of certain exposures between industry categories to better align with their presentation for regulatory reporting. Certain LCH cleared derivative exposures were also reclassified between locations to better reflect the location of the underlying risk. Comparatives have been revised to align with current period presentation.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 189

Note 11. Credit risk management (Continued)

Parent Entity $m	2024 Loans	2024 Total all other on balance sheet	2024 Undrawn credit commit-ments	2024 Total	2023[a] Loans	2023[a] Total all other on balance sheet	2023[a] Undrawn credit commit-ments	2023[a] Total
Australia								
Accommodation, cafes and restaurants	9,777	26	1,637	11,440	8,784	22	1,619	10,425
Agriculture, forestry and fishing	13,659	40	2,713	16,412	11,828	52	2,695	14,575
Construction	7,188	31	4,623	11,842	6,540	36	4,496	11,072
Finance and insurance	29,430	160,947	13,801	204,178	28,098	178,999	13,718	220,815
Government, administration and defence	809	99,831	1,558	102,198	1,028	62,231	1,414	64,673
Manufacturing	9,811	496	8,361	18,668	9,544	824	7,489	17,857
Mining	2,816	415	3,038	6,269	2,464	520	3,364	6,348
Property	60,743	548	13,771	75,062	55,934	668	13,341	69,943
Property services and business services	14,013	151	7,921	22,085	13,147	207	6,542	19,896
Services	12,802	107	8,369	21,278	13,258	86	8,546	21,890
Trade	14,962	365	9,933	25,260	13,924	452	9,457	23,833
Transport and storage	9,978	682	6,313	16,973	8,593	668	5,440	14,701
Utilities	8,145	983	8,373	17,501	7,280	924	5,879	14,083
Retail lending	511,023	1,056	84,006	596,085	494,297	934	85,644	580,875
Other	1,330	521	1,781	3,632	1,276	474	1,545	3,295
Total Australia	**706,486**	**266,199**	**176,198**	**1,148,883**	**675,995**	**247,097**	**171,189**	**1,094,281**
New Zealand								
Accommodation, cafes and restaurants	-	2	-	2	-	-	-	-
Agriculture, forestry and fishing	-	11	4	15	-	29	4	33
Construction	2	-	78	80	4	-	52	56
Finance and insurance	-	5,969	112	6,081	-	7,484	112	7,596
Government, administration and defence	-	2,087	2	2,089	-	1,761	2	1,763
Manufacturing	35	55	82	172	43	26	85	154
Mining	-	1	61	62	-	3	-	3
Property	-	141	-	141	-	138	1	139
Property services and business services	2	21	13	36	5	19	13	37
Services	-	39	6	45	-	20	7	27
Trade	266	28	223	517	316	20	254	590
Transport and storage	1	76	32	109	1	15	20	36
Utilities	-	327	94	421	-	311	77	388
Retail lending	-	-	-	-	-	-	-	-
Other	-	-	1	1	-	2	1	3
Total New Zealand	**306**	**8,757**	**708**	**9,771**	**369**	**9,828**	**628**	**10,825**
Other overseas								
Accommodation, cafes and restaurants	74	-	11	85	75	-	10	85
Agriculture, forestry and fishing	1	-	1	2	2	-	1	3
Construction	24	-	66	90	53	-	109	162
Finance and insurance	3,648	9,047	4,957	17,652	2,408	14,196	4,409	21,013
Government, administration and defence	-	3,288	-	3,288	-	1,831	-	1,831
Manufacturing	895	4	1,498	2,397	195	1	1,637	1,833
Mining	2	-	928	930	6	-	663	669
Property	241	1	16	258	235	1	20	256
Property services and business services	480	35	794	1,309	521	22	395	938
Services	17	-	626	643	173	1	332	506
Trade	768	3	1,787	2,558	868	3	1,243	2,114
Transport and storage	499	15	103	617	410	6	128	544
Utilities	228	1	139	368	207	1	18	226
Retail lending	282	-	10	292	290	-	11	301
Other	30	94	20	144	27	75	20	122
Total other overseas	**7,189**	**12,488**	**10,956**	**30,633**	**5,470**	**16,137**	**8,996**	**30,603**
Total gross credit risk	**713,981**	**287,444**	**187,862**	**1,189,287**	**681,834**	**273,062**	**180,813**	**1,135,709**

a. In 2024, the Group revised the attribution of certain exposures between industry categories to better align with their presentation for regulatory reporting. Certain LCH cleared derivative exposures were also reclassified between locations to better reflect the location of the underlying risk. Comparatives have been revised to align with current period presentation.

190 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 11. Credit risk management (Continued)

11.4. Credit quality of financial assets

Credit quality disclosures

The following tables show the credit quality of gross credit risk exposures measured at amortised cost or at FVOCI to which the impairment requirements apply. The credit quality is determined by reference to the credit risk ratings system (refer to Note 11.2) and expectations of future economic conditions under multiple scenarios.

Consolidated	2024				2023[a]			
$m	Stage 1	Stage 2	Stage 3	Total[b]	Stage 1	Stage 2	Stage 3	Total[b]
Loans - housing								
Strong	311,054	24,975	-	336,029	291,914	27,447	-	319,361
Good/satisfactory	159,016	45,242	-	204,258	156,836	48,929	-	205,765
Weak	2,512	16,389	6,893	25,794	2,533	14,178	5,237	21,948
Total loans - housing	**472,582**	**86,606**	**6,893**	**566,081**	**451,283**	**90,554**	**5,237**	**547,074**
Loans - personal								
Strong	4,104	104	-	4,208	4,318	95	-	4,413
Good/satisfactory	5,254	825	-	6,079	6,097	802	-	6,899
Weak	191	570	190	951	252	623	192	1,067
Total loans - personal	**9,549**	**1,499**	**190**	**11,238**	**10,667**	**1,520**	**192**	**12,379**
Loans - business								
Strong	81,696	19,387	-	101,083	80,177	13,564	-	93,741
Good/satisfactory	75,873	47,282	-	123,155	63,434	52,477	-	115,911
Weak	200	6,347	3,231	9,778	200	5,468	2,914	8,582
Total loans - business	**157,769**	**73,016**	**3,231**	**234,016**	**143,811**	**71,509**	**2,914**	**218,234**
Investment securities								
Strong	102,721	-	-	102,721	73,963	-	-	73,963
Good/satisfactory	-	71	-	71	-	51	-	51
Weak	-	649	-	649	-	876	-	876
Total investment securities[c]	**102,721**	**720**	**-**	**103,441**	**73,963**	**927**	**-**	**74,890**
All other financial assets								
Strong	76,264	-	-	76,264	112,482	-	-	112,482
Good/satisfactory	899	-	-	899	597	-	-	597
Weak	229	-	-	229	197	-	-	197
Total all other financial assets	**77,392**	**-**	**-**	**77,392**	**113,276**	**-**	**-**	**113,276**
Undrawn credit commitments								
Strong	140,786	14,341	-	155,127	137,275	11,169	-	148,444
Good/satisfactory	40,271	14,186	-	54,457	40,482	15,142	-	55,624
Weak	218	1,868	441	2,527	214	1,503	366	2,083
Total undrawn credit commitments	**181,275**	**30,395**	**441**	**212,111**	**177,971**	**27,814**	**366**	**206,151**
Total strong	716,625	58,807	-	775,432	700,129	52,275	-	752,404
Total good/satisfactory	281,313	107,606	-	388,919	267,446	117,401	-	384,847
Total weak	3,350	25,823	10,755	39,928	3,396	22,648	8,709	34,753
Total on and off-balance sheet	**1,001,288**	**192,236**	**10,755**	**1,204,279**	**970,971**	**192,324**	**8,709**	**1,172,004**

a. In 2024, the Group revised the methodology that it uses to classify program-managed exposures as strong, satisfactory, or weak in order to better align the mapping of program-managed exposures to transaction-managed exposures. This is a change in disclosure methodology only and does not represent a change in underlying credit quality of the Group's credit exposures, or a change in ECL. Comparatives have been revised to align with current period presentation.

b. This credit quality disclosure differs to that of credit risk concentration as it relates only to financial assets measured at amortised cost or at FVOCI and therefore excludes trading securities and financial assets measured at FVIS, and derivative financial instruments.

c. Excludes equity instruments. Includes $1,172 million (2023: $1,438 million) at amortised cost. $452 million (2023: $511 million) of these are classified as strong, $71 million (2023: $51 million) are classified as good/satisfactory and $649 million (2023: $876 million) are classified as weak.

Details of collateral held in support of these balances are provided in Note 11.5.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 191

Note 11. Credit risk management (Continued)

Parent Entity	2024				2023[a]			
$m	Stage 1	Stage 2	Stage 3	Total[b]	Stage 1	Stage 2	Stage 3	Total[b]
Loans - housing								
Strong	304,169	24,829	-	328,998	285,019	27,316	-	312,335
Good/satisfactory	117,339	33,284	-	150,623	117,007	36,087	-	153,094
Weak	2,233	15,471	6,235	23,939	2,255	13,342	4,754	20,351
Total loans - housing	**423,741**	**73,584**	**6,235**	**503,560**	**404,281**	**76,745**	**4,754**	**485,780**
Loans - personal								
Strong	3,721	92	-	3,813	3,917	82	-	3,999
Good/satisfactory	4,849	647	-	5,496	5,692	625	-	6,317
Weak	178	512	180	870	236	561	180	977
Total loans - personal	**8,748**	**1,251**	**180**	**10,179**	**9,845**	**1,268**	**180**	**11,293**
Loans - business								
Strong	70,448	18,047	-	88,495	68,229	12,647	-	80,876
Good/satisfactory	61,784	42,132	-	103,916	50,967	46,127	-	97,094
Weak	123	4,814	2,894	7,831	124	4,086	2,581	6,791
Total loans - business	**132,355**	**64,993**	**2,894**	**200,242**	**119,320**	**62,860**	**2,581**	**184,761**
Investment securities								
Strong	95,346	-	-	95,346	67,257	-	-	67,257
Good/satisfactory	-	71	-	71	-	51	-	51
Weak	-	-	-	-	-	-	-	-
Total investment securities[c]	**95,346**	**71**	**-**	**95,417**	**67,257**	**51**	**-**	**67,308**
All other financial assets								
Strong	119,265	-	-	119,265	155,014	-	-	155,014
Good/satisfactory	731	-	-	731	515	-	-	515
Weak	71	-	-	71	50	-	-	50
Total all other financial assets	**120,067**	**-**	**-**	**120,067**	**155,579**	**-**	**-**	**155,579**
Undrawn credit commitments								
Strong	129,379	13,659	-	143,038	124,609	10,412	-	135,021
Good/satisfactory	30,827	11,667	-	42,494	31,265	12,655	-	43,920
Weak	212	1,707	411	2,330	206	1,323	343	1,872
Total undrawn credit commitments	**160,418**	**27,033**	**411**	**187,862**	**156,080**	**24,390**	**343**	**180,813**
Total strong	722,328	56,627	-	778,955	704,045	50,457	-	754,502
Total good/satisfactory	215,530	87,801	-	303,331	205,446	95,545	-	300,991
Total weak	2,817	22,504	9,720	35,041	2,871	19,312	7,858	30,041
Total on and off-balance sheet	**940,675**	**166,932**	**9,720**	**1,117,327**	**912,362**	**165,314**	**7,858**	**1,085,534**

a. In 2024, the Group revised the methodology that it uses to classify program-managed exposures as strong, satisfactory, or weak in order to better align the mapping of program-managed exposures to transaction-managed exposures. This is a change in disclosure methodology only and does not represent a change in underlying credit quality of the Group's credit exposures, or a change in ECL. Comparatives have been revised to align with current period presentation.

b. This credit quality disclosure differs to that of credit risk concentration as it relates only to financial assets measured at amortised cost or at FVOCI and therefore excludes trading securities and financial assets measured at FVIS, and derivative financial instruments.

c. Excludes equity instruments. Includes $71 million (2023: $51 million) at amortised cost which are all classified as good/satisfactory.

Details of collateral held in support of these balances are provided in Note 11.5.

192 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 11. Credit risk management (Continued) 11.5. Credit risk mitigation, collateral and other credit enhancements Westpac uses a variety of techniques to reduce the credit risk arising from its lending activities. This includes Westpac establishing that it has direct, irrevocable and unconditional recourse to collateral and other credit enhancements through obtaining legally enforceable documentation. Collateral The table below describes the nature of collateral or security held for each relevant class of financial asset. Loans – housing and personala Housing loans are secured by a mortgage over property and additional security may take the form of guarantees and deposits. Personal lending (including credit cards and overdrafts) is predominantly unsecured. Where security is taken, it is restricted to eligible motor vehicles, caravans, campers, motor homes and boats. Personal lending also includes margin lending which is secured primarily by shares or managed funds. Loans – business Business loans may be secured, partially secured or unsecured. Security is typically taken by way of a mortgage over property and/or a general security agreement over business assets or other assets. Other security such as guarantees, standby letters of credit or derivative protection may also be taken as collateral, if appropriate. Trading securities, financial assets measured at FVIS and derivatives These exposures are carried at fair value which reflects the credit risk. For trading securities, no collateral is sought directly from the issuer or counterparty; however this may be implicit in the terms of the instrument (such as an asset-backed security). The terms of debt securities may include collateralisation. For derivatives, master netting agreements are typically used to enable the effects of derivative assets and liabilities with the same counterparty to be offset when measuring these exposures. Additionally, collateralisation agreements are also typically entered into with major institutional counterparties to avoid the potential build-up of excessive mark-to-market positions. Derivative transactions are increasingly being cleared through central clearers. a. This includes collateral held in relation to associated credit commitments. Management or risk mitigation Westpac mitigates credit risk through controls covering: Collateral and valuation management The estimated realisable value of collateral held in support of loans is based on a combination of: • Formal valuations currently held for such collateral; and • Management’s assessment of the estimated realisable value of all collateral held. This analysis also takes into consideration any other relevant knowledge available to management at the time. Updated valuations are obtained when appropriate. Westpac revalues collateral related to financial markets positions on a daily basis and has formal processes in place to promptly call for collateral top-ups, if required. These processes include margining for non-centrally cleared customer derivatives as regulated by Australian Prudential Standard CPS226. The collateralisation arrangements are documented via the Credit Support Annex of the ISDA dealing agreements and Global Master Repurchase Agreements (GMRA) for repurchase transactions. In relation to financial markets positions, Westpac only recognises collateral which is: • Cash, primarily in Australian dollars (AUD), New Zealand dollars (NZD), US dollars (USD), Canadian dollars (CAD), British pounds (GBP) or European Union euro (EUR); • Bonds issued by Australian Commonwealth, State and Territory governments or their Public Sector Enterprises, provided these attract a zero risk-weighting under Australian Prudential Standard (APS) 112; • Securities issued by other sovereign governments and supranationals as approved by an authorised credit officer; or • Protection bought via credit-linked notes (provided the proceeds are invested in cash or other eligible collateral). Other credit enhancements Westpac only recognises guarantees, standby letters of credit, or credit derivative protection from entities meeting minimum eligibility requirements (provided they are not related to the entity with which Westpac has a credit exposure) including but not limited to: • Sovereign; • Australia and New Zealand public sector; • ADIs and overseas banks with a minimum risk grade equivalent of A3 / A–; and • Others with a minimum risk grade equivalent of A3 / A–. Credit Portfolio Management (CPM) manages Westpac’s corporate, sovereign and bank credit portfolios through monitoring the exposure and any offsetting hedge positions. CPM purchases credit protection from entities that meet minimum eligibility requirements. Offsetting Creditworthy customers domiciled in Australia and New Zealand may enter into formal agreements with Westpac, permitting Westpac to set-off gross credit and debit balances in their nominated accounts. Cross-border set-offs are not permitted. Close-out netting is undertaken with counterparties with whom the Group has entered into a legally enforceable master netting agreement for their off-balance sheet financial market transactions in the event of default. Further details of offsetting are provided in Note 23. Central clearing Westpac executes derivative transactions through central clearing counterparties. Central clearing counterparties mitigate risk through stringent membership requirements, the collection of margin against all trades placed, the default fund, and an explicitly defined order of priority of payments in the event of default.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 193

Note 11. Credit risk management (Continued)

Collateral held against loans

Westpac analyses the coverage of the loan portfolio which is secured by the collateral that it holds. Coverage is measured as follows:

Coverage	Secured loan to collateral value ratio
Fully secured	Less than or equal to 100%
Partially secured	Greater than 100% but not more than 150%
Unsecured	Greater than 150%, or no security held (e.g. can include credit cards, personal loans, and exposure to highly rated corporate entities)

Westpac and the Parent Entity's loan portfolio have the following coverage from collateral held:

	2024				2023			
%	Housing loans[a]	Personal loans	Business loans	Total	Housing loans[a]	Personal loans	Business loans	Total
Performing loans								
Consolidated								
Fully secured	100.0	9.7	68.1	89.6	100.0	10.0	66.1	89.1
Partially secured	-	11.1	14.2	4.2	-	16.4	15.2	4.5
Unsecured	-	79.2	17.7	6.2	-	73.6	18.7	6.4
Total	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**
Parent Entity								
Fully secured	100.0	10.7	68.3	89.9	100.0	10.9	66.3	89.4
Partially secured	-	12.2	14.1	4.1	-	18.0	15.3	4.5
Unsecured	-	77.1	17.6	6.0	-	71.1	18.4	6.1
Total	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**
Non-performing loans								
Consolidated								
Fully secured	91.5	-	56.7	79.0	93.9	-	55.3	78.2
Partially secured	8.5	23.2	23.4	13.4	6.1	33.9	23.9	13.0
Unsecured	-	76.8	19.9	7.6	-	66.1	20.8	8.8
Total	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**
Parent Entity								
Fully secured	91.8	-	59.7	80.0	93.9	-	56.8	78.9
Partially secured	8.2	24.4	21.7	12.7	6.1	35.6	23.3	12.7
Unsecured	-	75.6	18.6	7.3	-	64.4	19.9	8.4
Total	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**

a. For the purpose of collateral classification, housing loans are classified as fully secured, unless they are non-performing in which case they may be classified as partially secured.

Details of the carrying value and associated provision for ECL are disclosed in Note 9 and Note 10 respectively. The credit quality of loans is disclosed in Note 11.4.

Collateral held against financial assets other than loans

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Cash, primarily for derivatives	3,079	3,526	2,936	3,244
Securities under reverse repurchase agreements[a]	17,950	11,862	17,950	11,821
Securities under derivatives[a]	112	53	112	53
Total other collateral held	**21,141**	**15,441**	**20,998**	**15,118**

a. Securities received as collateral are not recognised in the Group and Parent Entity's balance sheet.

194 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Deposits and other funding arrangements

Note 12. Deposits and other borrowings

Accounting policy

Deposits and other borrowings are initially recognised at fair value and subsequently either measured at amortised cost using the effective interest method or at fair value.

Deposits and other borrowings are designated at fair value if they are managed on a fair value basis, reduce or eliminate an accounting mismatch or contain an embedded derivative.

Where they are measured at fair value, any changes in fair value (except those due to changes in credit risk) are recognised in the income statement. The change in the fair value that is attributable to changes in credit risk is recognised in OCI except where it would create an accounting mismatch, in which case it is also recognised in the income statement.

Refer to Note 22 for balances measured at fair value and amortised cost.

Interest expense incurred is recognised in net interest income using the effective interest method.

Non-interest bearing relates to instruments which do not carry an entitlement to interest.

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Australia				
Certificates of deposit	33,215	32,947	33,215	32,947
Non-interest bearing, repayable at call[a]	128,705	120,354	128,705	120,354
Other interest bearing - transactions[a]	110,393	114,097	110,393	114,097
Other interest bearing - savings[a]	197,415	179,110	197,415	179,110
Other interest bearing term	157,282	144,220	157,282	144,220
Total Australia	**627,010**	**590,728**	**627,010**	**590,728**
New Zealand				
Certificates of deposit	1,711	2,247	-	-
Non-interest bearing, repayable at call[a]	10,287	11,514	-	-
Other interest bearing - transactions[a]	8,815	8,160	-	-
Other interest bearing - savings[a]	17,854	18,796	-	-
Other interest bearing term	36,245	35,827	-	-
Total New Zealand	**74,912**	**76,544**	**-**	**-**
Other overseas				
Certificates of deposit	11,948	12,023	11,948	12,023
Non-interest bearing, repayable at call	1,193	1,358	503	548
Other interest bearing - transactions	736	789	532	573
Other interest bearing - savings	987	1,003	892	883
Other interest bearing term	3,703	5,723	3,596	5,602
Total other overseas	**18,567**	**20,896**	**17,471**	**19,629**
Total deposits and other borrowings	**720,489**	**688,168**	**644,481**	**610,357**

a. In 2024, certain deposit products were reclassified between Savings and Transactions to align with how they are marketed to customers. The Group has also revised the attribution of certain deposit products between interest bearing and non-interest bearing. Comparatives have been revised to align with current period presentation.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 195

Note 12. Deposits and other borrowings (Continued)

Uninsured time deposits

Uninsured time deposits are deposits that are not covered by a government based deposit insurance scheme and which have contractual impediments on withdrawal. For Westpac, this encompass certificates of deposits and term deposits that are in excess of, or ineligible for, the Australian Government's Financial Claims Scheme (FCS) limit. The table below shows the time deposits by categories and remaining maturity:

Consolidated $m	Up to 3 months	Over 3 months to 6 months	Over 6 months to 1 year	Over 1 year	Total
Certificates of deposit in excess of insured amounts					
Australia	11,627	20,405	1,161	22	33,215
New Zealand	1,532	170	9	-	1,711
Other overseas	2,129	4,742	5,077	-	11,948
Total certificates of deposit in excess of insured amounts	**15,288**	**25,317**	**6,247**	**22**	**46,874**
Term deposits in excess of insured amounts					
Australia	61,500	23,100	28,351	8,025	120,976
New Zealand	14,463	12,914	6,848	2,020	36,245
Other overseas	1,722	927	944	108	3,701
Total term deposits in excess of insured amounts	**77,685**	**36,941**	**36,143**	**10,153**	**160,922**
Interbank term deposits in excess of insured amounts[a]					
Australia	802	1,891	857	7	3,557
New Zealand	-	-	-	-	-
Other overseas	5	-	7	27	39
Total interbank term deposits in excess of insured amounts	**807**	**1,891**	**864**	**34**	**3,596**

a. Interbank term deposits are included in Note 19.

196 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 13. Debt issues

Accounting policy

Debt issues are bonds, notes, commercial paper and debentures that have been issued by entities in Westpac.

Debt issues are initially measured at fair value and subsequently either measured at amortised cost using the effective interest method or at fair value.

Debt issues are designated at fair value if they reduce or eliminate an accounting mismatch or contain an embedded derivative.

Where they are measured at fair value, any changes in fair value (except those due to changes in credit risk) are recognised in the income statement. The change in the fair value that is attributable to changes in credit risk is recognised in OCI except where it would create an accounting mismatch, in which case it is also recognised in the income statement.

Refer to Note 22 for balances measured at fair value and amortised cost.

Interest expense incurred is recognised within net interest income using the effective interest method.

In the following table, the distinction between short-term (12 months or less) and long-term (greater than 12 months) debt is based on the original maturity of the underlying security.

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Short-term debt				
Own issuances	32,328	29,285	28,905	27,915
Total short-term debt	**32,328**	**29,285**	**28,905**	**27,915**
Long-term debt				
Covered bonds	39,472	41,605	35,513	36,954
Senior	91,945	81,385	79,464	70,088
Securitisation	5,539	4,298	-	-
Total long-term debt	**136,956**	**127,288**	**114,977**	**107,042**
Total debt issues	**169,284**	**156,573**	**143,882**	**134,957**
Movement reconciliation				
Balance as at beginning of year	**156,573**	**144,868**	**134,957**	**122,339**
Issuances	80,245	70,974	68,438	62,992
Maturities, repayments, buybacks and reductions	(67,100)	(62,596)	(58,931)	(52,671)
Total cash movements	**13,145**	**8,378**	**9,507**	**10,321**
FX translation impact	(5,798)	3,458	(5,167)	2,530
Fair value adjustments	283	(135)	275	(144)
Fair value hedge accounting adjustments	4,338	(346)	3,659	(348)
Other	743	350	651	259
Total non-cash movements	**(434)**	**3,327**	**(582)**	**2,297**
Balance as at end of year	**169,284**	**156,573**	**143,882**	**134,957**

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 197 Note 13. Debt issues (Continued) Consolidated $m 2024 2023 Short-term debt Own issuances: US commercial paper 22,507 22,687 EUR commercial paper 1,048 - Senior Debt: AUD 1,900 2,090 EUR 483 - GBP 5,313 3,265 USD - 564 Other 1,077 679 Total short-term debt 32,328 29,285 Long-term debt (by currency): AUD 41,191 36,346 CHF 2,554 3,358 EUR 32,182 34,002 GBP 5,695 3,202 JPY 78 80 NZD 3,483 3,324 USD 50,258 45,288 Other 1,515 1,688 Total long-term debt 136,956 127,288 Westpac manages FX exposure from debt issuances as part of its hedging activities. Further details of Westpac’s hedge accounting are in Note 20.

198 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 14. Loan capital

Accounting policy

Loan capital are instruments issued by Westpac which qualify for inclusion as regulatory capital under the standards issued by the prudential regulator in the relevant jurisdiction. Loan capital is initially measured at fair value and subsequently measured at amortised cost using the effective interest method. Interest expense incurred is recognised in net interest income.

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Additional Tier 1 (AT1) loan capital				
Westpac capital notes	8,376	8,056	8,376	8,056
USD AT1 securities	1,728	1,750	1,728	1,750
Total AT1 loan capital	**10,104**	**9,806**	**10,104**	**9,806**
Tier 2 loan capital				
Subordinated notes	27,779	23,370	26,666	22,279
Total Tier 2 loan capital	**27,779**	**23,370**	**26,666**	**22,279**
Total loan capital	**37,883**	**33,176**	**36,770**	**32,085**
Movement reconciliation				
Balance as at beginning of year	**33,176**	**31,254**	**32,085**	**30,734**
Issuances	6,326	3,453	6,326	2,894
Maturities, repayments, buybacks and reductions	(1,957)	(1,171)	(1,951)	(1,171)
Total cash movements	**4,369**	**2,282**	**4,375**	**1,723**
FX translation impact	(1,416)	235	(1,401)	212
Fair value hedge accounting adjustments	1,714	(623)	1,675	(611)
Other	40	28	36	27
Total non-cash movements	**338**	**(360)**	**310**	**(372)**
Balance as at end of year	**37,883**	**33,176**	**36,770**	**32,085**

Additional Tier 1 loan capital

A summary of the key terms and common features of AT1 instruments is provided below.

Consolidated and Parent Entity

$m	Distribution or interest rate	Potential scheduled conversion date[a]	Optional redemption date[b]	2024	2023
Westpac capital notes (WCN)					
AUD 1,690 million WCN5	(3-month BBSW rate + 3.20% p.a.) x (1 - Australian corporate tax rate)	22 September 2027	22 September 2025	1,688	1,686
AUD 1,423 million WCN6	(3-month BBSW rate + 3.70% p.a.) x (1 - Australian corporate tax rate)	31 July 2026	31 July 2024[c]	-	1,421
AUD 1,723 million WCN7	(3-month BBSW rate + 3.40% p.a.) x (1 - Australian corporate tax rate)	22 March 2029	22 March 2027	1,716	1,714
AUD 1,750 million WCN8	(3-month BBSW rate + 2.90% p.a.) x (1 - Australian corporate tax rate)	21 June 2032	21 September 2029	1,740	1,739
AUD 1,509 million WCN9	(3-month BBSW rate + 3.40% p.a.) x (1 - Australian corporate tax rate)	22 June 2031	22 September 2028	1,499	1,496
AUD 1,750 million WCN10	(3-month BBSW rate + 3.10% p.a.) x (1 - Australian corporate tax rate)	22 June 2034	22 September 2031	1,733	-
Total WCN				**8,376**	**8,056**
USD AT1 securities					
USD 1,250 million USD AT1 securities	Fixed 5.00% p.a.[d]	n/a	21 September 2027	1,728	1,750
Total USD AT1 securities				**1,728**	**1,750**

a. Conversion is subject to the satisfaction of the scheduled conversion conditions. If the conversion conditions are not satisfied on the relevant scheduled conversion date, conversion will not occur until the next distribution payment date on which the scheduled conversion conditions are satisfied, if ever.

b. Certain AT1 instruments may have more than one optional redemption date and for the purposes of the table above the first optional redemption date is shown. Westpac may elect to redeem the relevant AT1 instrument on the optional redemption date or dates, subject to APRA's prior written approval.

c. On 18 December 2023, AUD 802 million of WCN6 were transferred to the WCN6 nominated party for AUD 100 each pursuant to the WCN10 reinvestment offer. Those WCN6 were subsequently redeemed and cancelled by Westpac. On 31 July 2024, the outstanding AUD 621 million of WCN6 were redeemed and cancelled by Westpac for AUD 100 each.

d. Until but excluding 21 September 2027 (first reset date). If not redeemed, converted or written-off earlier, from, and including, each reset date to, but excluding, the next succeeding reset date, at a fixed rate p.a. equal to the prevailing 5-year USD mid-market swap rate plus 2.89% p.a.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 199 Note 14. Loan capital (Continued) Common features of AT1 instruments issued by Westpac Banking Corporation Payment conditions Distributions and interest payments on the AT1 instruments are discretionary and will only be paid if the payment conditions are satisfied, including that the payment will not result in a breach of Westpac’s capital requirements under APRA’s prudential standards; not result in Westpac becoming, or being likely to become, insolvent; and if APRA does not object to the payment. Broadly, if for any reason a distribution or interest payment has not been paid in full on the relevant payment date, Westpac must not determine or pay any dividends on Westpac ordinary shares or undertake a discretionary buyback or capital reduction of Westpac ordinary shares, unless the unpaid amount is paid in full within 20 business days of the relevant payment date or in certain other circumstances. The AT1 instruments convert into Westpac ordinary shares in the following circumstances: • Scheduled Conversion On the scheduled conversion date, provided certain conversion conditions are satisfied, the relevant AT1 instrument1 will convert and holders will receive a variable number of Westpac ordinary shares calculated using the face value of the relevant AT1 instrument and the Westpac ordinary share price determined over the 20 business day period prior to the scheduled conversion date, including a 1% discount. • Capital Trigger Event or Non-Viability Trigger Event Westpac will be required to convert some or all AT1 instruments upon the occurrence of: – A capital trigger event, when Westpac determines, or APRA notifies Westpac in writing that it believes, Westpac’s Common Equity Tier 1 Capital ratio is equal to or less than 5.125% (on a Level 1 or Level 2 basis2 ); or – A non-viability trigger event, when APRA notifies Westpac in writing that it believes conversion, write-off or write-down of capital instruments of the Westpac, or public sector injection of capital (or equivalent support), in each case is necessary because without it, Westpac would become non-viable For each AT1 instrument converted, holders will receive a variable number of Westpac ordinary shares calculated using the face value of the relevant AT1 instrument and the Westpac ordinary share price over the five business day period prior to the capital trigger event date or non-viability trigger event date and includes a 1% discount, subject to a maximum conversion number. The maximum conversion number is based on an ordinary share price broadly equivalent to 20% of the Westpac ordinary share price at the time of issue. Following the occurrence of a capital trigger event or non-viability trigger event, if conversion does not occur within five business days, holders' rights in relation to the relevant AT1 instrument will be immediately and irrevocably terminated. • Conversion in other circumstances Westpac is able to elect to convert1 , or may be required to convert1 , AT1 instruments early in certain circumstances. The terms of conversion are broadly similar to scheduled conversion, however, the maximum conversion number will depend on the conversion event. • Early Redemption Westpac is able to elect to redeem the relevant AT1 instrument on the optional redemption dates or for certain taxation or regulatory reasons, subject to APRA’s prior written approval. 1. Excludes USD AT1 securities. 2. Level 1 comprises Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of an ‘Extended Licensed Entity’ for the purpose of measuring capital adequacy. Level 2 is the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation.

200 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 14. Loan capital (Continued)

Tier 2 loan capital

A summary of the key terms and common features of Westpac's Tier 2 instruments (subordinated notes) is provided below:

$m	Interest rate[a]	Maturity date	Optional redemption date[b]	2024	2023
Subordinated notes issued by Westpac Banking Corporation					
USD 100 million	Fixed	23 February 2046	n/a	110	103
JPY 20,000 million	Fixed	19 May 2026	n/a	202	206
JPY 10,200 million	Fixed	2 June 2026	n/a	103	105
JPY 10,000 million	Fixed	9 June 2026	n/a	101	103
USD 1,500 million	Fixed	23 November 2031	23 November 2026	2,095	2,127
AUD 350 million	Fixed	16 August 2029	16 August 2024	-	350
AUD 185 million	Fixed	24 January 2048	n/a	184	184
AUD 130 million	Fixed	2 March 2048	n/a	130	130
USD 1,000 million	Fixed	24 July 2039	n/a	1,196	1,134
USD 1,250 million	Fixed	24 July 2034	24 July 2029	1,686	1,677
AUD 1,000 million	Floating	27 August 2029	27 August 2024	-	1,000
USD 1,500 million	Fixed	4 February 2030	4 February 2025	2,141	2,199
USD 1,500 million	Fixed	15 November 2035	15 November 2030	1,854	1,802
USD 1,000 million	Fixed	16 November 2040	n/a	1,010	939
AUD 1,250 million	Floating	29 January 2031	29 January 2026	1,250	1,236
EUR 1,000 million	Fixed	13 May 2031	13 May 2026	1,544	1,476
USD 1,000 million	Fixed	18 November 2041	n/a	1,059	989
USD 1,250 million	Fixed	18 November 2036	18 November 2031	1,572	1,529
JPY 26,000 million	Fixed	8 June 2032	8 June 2027	261	266
USD 1,000 million	Fixed	10 August 2033	10 August 2032	1,368	1,346
SGD 450 million	Fixed	7 September 2032	7 September 2027	516	498
AUD 1,500 million	Floating	23 June 2033	23 June 2028	1,496	1,494
AUD 300 million	Fixed/Floating	23 June 2023	23 June 2028	300	292
AUD 1,100 million	Fixed/Floating	23 June 2038	23 June 2033	1,100	1,092
AUD 1,500 million	Fixed/Floating	15 November 2038	n/a	1,502	-
USD 750 million	Fixed	17 November 2033	n/a	1,148	-
AUD 650 million	Floating	3 April 2034	3 April 2029	649	-
AUD 600 million	Fixed/Floating	3 April 2034	3 April 2029	593	-
AUD 1,000 million	Floating	10 July 2034	10 July 2029	996	-
AUD 500 million	Fixed/Floating	10 July 2034	10 July 2029	500	-
Total subordinated notes issued by Westpac Banking Corporation				**26,666**	**22,277**
Subordinated notes issued by Westpac New Zealand Limited[c]					
NZD 600 million	Fixed/Floating	16 September 2032	16 September 2027	541	553
NZD 600 million	Fixed/Floating	14 February 2034	14 February 2029	572	540
Total subordinated notes issued by Westpac New Zealand Limited				**1,113**	**1,093**
Total subordinated notes				**27,779**	**23,370**

a. Certain subordinated notes have a fixed interest rate for the period up to the optional redemption date and a floating interest rate thereafter.

b. Certain Tier 2 instruments may have more than one optional redemption date and for the purposes of the table above the first optional redemption date is shown. Westpac Banking Corporation may elect to redeem the relevant Tier 2 instrument on the optional redemption date or dates, subject to APRA's prior written approval.

c. For subordinated notes issued by Westpac New Zealand Limited, it may elect to redeem all or some of the Tier 2 instruments for their face value together with accrued interest (if any) on the optional redemption date or any interest payment date thereafter, subject to RBNZ's prior written approval. Early redemption of all of the Tier 2 instruments for certain tax or regulatory reasons is permitted on an interest payment date subject to the RBNZ's prior written approval.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 201 Note 14. Loan capital (Continued) Common features of subordinated notes Issued by Westpac Banking Corporation Interest payments are subject to Westpac being solvent at the time of, and immediately following, the interest payment. Non-viability trigger event The definition of non-viability trigger event is described under AT1 loan capital. Upon the occurrence of a non-viability trigger event, Westpac will be required to convert some or all subordinated notes into a variable number of Westpac ordinary shares calculated in a manner similar to that described under AT1 loan capital. Following the occurrence of a non-viability trigger event, if conversion of a Tier 2 instrument does not occur within five business days, holders’ rights in relation to the relevant Tier 2 instrument will be immediately and irrevocably terminated. Issued by Westpac New Zealand Limited Interest payments are subject to Westpac New Zealand Limited being solvent at the time of, and immediately following, the interest payment. Non-viability trigger event Tier 2 instruments issued by Westpac New Zealand Limited do not have a non-viability trigger event. These instruments qualify as Tier 2 capital under the RBNZ capital adequacy framework but not under APRA’s capital adequacy framework. Note 15. Securitisation, covered bonds and other transferred assets Westpac enters into transactions in the normal course of business by which financial assets are transferred to counterparties or structured entities. Depending on the circumstances, these transfers may result in de-recognition of the assets in their entirety, partial de-recognition or no de-recognition of the assets subject to the transfer. For Westpac’s accounting policy on de-recognition of financial assets refer to the Financial Assets and Financial Liabilities (see page 171) . Securitisation Securitisation is the transferring of assets (or an interest in either the assets or the cash flows arising from the assets) to a structured entity which then issues the majority of interest bearing debt securities to third party investors for funding deals and to Westpac for liquidity deals. Securitisation of its own assets is used by Westpac as a funding and liquidity tool. For securitisation structured entities which Westpac controls, as defined in Note 30, the structured entities are classified as subsidiaries and consolidated. When assessing whether Westpac controls a structured entity, it considers its exposure to and ability to affect variable returns. Westpac may have variable returns from a structured entity through ongoing exposures to the risks and rewards associated with the assets, the provision of derivatives, liquidity facilities, trust management and operational services. Undrawn funding and liquidity facilities of $345 million (2023: $356 million) were provided by Westpac for the securitisation of its own assets. Covered bonds Westpac has two covered bond programs relating to Australian residential mortgages (Australian Program) and New Zealand residential mortgages (New Zealand Program). Under these programs, selected pools of residential mortgages are assigned to bankruptcy remote structured entities which provide guarantees on the payments to bondholders. Through the guarantees and derivatives with the structured entities, Westpac has variable returns from these structured entities and consolidates them. Repurchase agreements Where securities are sold subject to an agreement to repurchase at a predetermined price, they remain recognised in the balance sheet in their original category (i.e. Trading securities or Investment securities). The cash consideration received is recognised as a liability (Repurchase agreements). Refer to Note 19 for further details.

202 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 15. Securitisation, covered bonds and other transferred assets (Continued)

The following tables present Westpac's assets transferred and their associated liabilities.

			For those liabilities that only have recourse to the transferred assets:		
$m	Carrying amount of transferred assets	Carrying amount of associated liabilities	Fair value of transferred assets	Fair value of transferred liabilities	Net fair value position
Consolidated					
2024					
Securitisation[a]	5,580	5,539	5,575	5,552	23
Covered bonds[b]	50,269	39,472	n/a	n/a	n/a
Repurchase agreements	19,938	18,848	n/a	n/a	n/a
Total	**75,787**	**63,859**	**5,575**	**5,552**	**23**
2023					
Securitisation[a]	4,329	4,298	4,306	4,294	12
Covered bonds[b]	50,296	41,605	n/a	n/a	n/a
Repurchase agreements	35,075	25,059	n/a	n/a	n/a
Total	**89,700**	**70,962**	**4,306**	**4,294**	**12**
Parent Entity					
2024					
Securitisation[a]	6,449	6,407	6,443	6,420	23
Covered bonds[b]	43,337	35,512	n/a	n/a	n/a
Repurchase agreements	16,205	16,071	n/a	n/a	n/a
Total	**65,991**	**57,990**	**6,443**	**6,420**	**23**
2023					
Securitisation[a]	5,114	5,082	5,088	5,079	9
Covered bonds[b]	43,291	36,954	n/a	n/a	n/a
Repurchase agreements	28,968	20,315	n/a	n/a	n/a
Total	**77,373**	**62,351**	**5,088**	**5,079**	**9**

a. The carrying amount of assets securitised exceeds the amount of notes issued primarily because the carrying amount includes both principal and income received from the transferred assets.

b. The difference between the carrying values of covered bonds and the assets pledged reflects the over-collateralisation required to maintain the ratings of the covered bonds and also additional assets to allow immediate issuance of additional covered bonds if required. These additional assets can be repurchased by Westpac at its discretion, subject to the conditions set out in the transaction documents.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 203

Other financial instrument disclosures

Note 16. Trading securities and financial assets measured at fair value through income statement (FVIS)

Accounting policy

Trading securities

Trading securities comprise actively traded debt and equity instruments, and those instruments acquired for sale in the near term, including those backed by government and semi-government securities. The instruments are measured at fair value.

As part of its trading activities, Westpac also lends and borrows securities on a collateralised basis. Securities lent remain on Westpac's balance sheet and securities borrowed are not reflected on Westpac's balance sheet, as the risks and rewards of ownership remain with the initial holder. Where cash is provided as collateral, the amount advanced to or received from third parties is recognised as a receivable in collateral paid or as a borrowing in collateral received respectively.

Reverse repurchase agreements

Securities purchased under these agreements are not recognised in the balance sheet, as Westpac has not obtained the risks and rewards of ownership. The cash consideration paid is recognised as a reverse repurchase agreement, which forms part of a trading portfolio that is measured at fair value.

Other financial assets measured at FVIS

Other financial assets measured at FVIS include:

- Non-trading securities managed on a fair value basis;
- Non-trading debt securities that do not have contractual cash flows that represent SPPI on the principal balance outstanding; or
- Non-trading equity securities for which we have not made irrevocable designation to be measured at FVOCI.

Fair value gains and losses on these financial assets are recognised in the income statement. Interest earned from debt securities is recognised in interest income (Note 3) while dividends on equity securities are recognised in non-interest income (Note 4).

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Trading securities				
Government and semi-government securities	24,532	10,808	23,225	9,772
Other debt securities	5,958	5,835	5,089	4,435
Equity securities	-	5	-	5
Other	285	448	282	448
Total trading securities	**30,775**	**17,096**	**28,596**	**14,660**
Reverse repurchase agreements	**17,990**	**12,054**	**17,990**	**12,013**
Other financial assets measured at FVIS				
Other debt securities	461	1,351	428	1,310
Equity securities	2	6	-	4
Total other financial assets measured at FVIS	**463**	**1,357**	**428**	**1,314**
Total trading securities and financial assets measured at FVIS	**49,228**	**30,507**	**47,014**	**27,987**

204 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 17. Investment securities

Accounting policy

Investment securities include debt securities and equity securities. It includes debt and equity securities that are measured at FVOCI and debt securities measured at amortised cost. These instruments are classified based on the criteria disclosed under the heading "Financial assets and financial liabilities" prior to Note 9.

Debt securities measured at FVOCI

Includes debt instruments that have contractual cash flows which represent SPPI on the principal balance outstanding and they are held within a business model whose objective is achieved both through collecting these cash flows or selling the financial asset.

These securities are measured at fair value with unrealised gains and losses recognised in OCI except for interest income, impairment charges, FX gains and losses and fair value hedge adjustments which are recognised in the income statement.

Impairment is measured using the same ECL model applied to financial assets measured at amortised cost. Impairment is recognised in the income statement with a corresponding amount in OCI with no reduction of the carrying value of the debt security which remains at fair value. Refer to Note 6 and Note 10 for further details.

The cumulative gain or loss recognised in OCI is subsequently recognised in the income statement when the instrument is disposed.

Debt securities measured at amortised cost

Include debt instruments that have contractual cash flows which represent SPPI on the principal balance outstanding and are held within a business model whose objective is achieved through holding the financial asset to collect these cash flows.

These securities are initially recognised at fair value plus directly attributable transaction costs. They are subsequently measured at amortised cost using the effective interest method and are presented net of any provision for ECL, determined using the ECL model.

Equity securities

Equity securities are measured at FVOCI where they are not held for trading, Westpac does not have control or significant influence over the investee and where an irrevocable election is made to measure them at FVOCI.

These securities are measured at fair value with unrealised gains and losses recognised in OCI except for dividend income which is recognised in the income statement. The cumulative gain or loss recognised in OCI is not subsequently recognised in the income statement when the instrument is disposed.

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Investment securities				
Investments securities measured at FVOCI				
Government and semi-government debt securities	83,403	56,370	78,798	52,562
Other debt securities	18,866	17,082	16,548	14,695
Equity securities	450	442	208	202
Total investment securities measured at FVOCI[a]	**102,719**	**73,894**	**95,554**	**67,459**
Investment securities measured at amortised cost				
Government and semi-government debt securities	1,172	1,438	71	51
Total investment securities measured at amortised cost	**1,172**	**1,438**	**71**	**51**
Provision for ECL on debt securities at amortised cost	(6)	(6)	(2)	(2)
Total net investment securities measured at amortised cost	**1,166**	**1,432**	**69**	**49**
Total investment securities	**103,885**	**75,326**	**95,623**	**67,508**

a. Impairment is recognised in the income statement with a corresponding amount in OCI (refer to Note 26). There is no reduction of the carrying value of the debt securities which remains at fair value.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 205

Note 17. Investment securities (Continued)

The following table shows the maturities and the weighted average yield of Westpac's outstanding investment securities as at 30 September 2024. There are no tax-exempt securities.

	Up to 1 year		Over 1 year to 5 years		Over 5 years to 10 years		Over 10 years		No specific maturity		Total	Weighted average
2024	$m	%	$m	%	$m	%	$m	%	$m	%	$m	%
Carrying Amount												
Government and semi-government securities	17,166	3.7	33,349	2.8	19,702	3.7	14,352	5.0	-	-	84,569	3.6
Other debt securities	3,471	5.4	15,088	5.2	307	4.7	-	-	-	-	18,866	5.2
Equity securities	-	-	-	-	-	-	-	-	450	-	450	-
Total by maturity	**20,637**		**48,437**		**20,009**		**14,352**		**450**		**103,885**	

The maturity profile is determined based upon contractual terms for investment securities.

Note 18. Other financial assets

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Accrued interest receivable	2,223	1,996	1,987	1,780
Securities sold not delivered	1,716	2,905	1,716	2,905
Trade debtors	343	333	320	282
Interbank lending	174	97	173	95
Clearing and settlement balances	602	454	480	445
Accrued fees and commissions	276	289	155	161
Other	122	145	120	144
Total other financial assets	**5,456**	**6,219**	**4,951**	**5,812**

206 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 19. Other financial liabilities Accounting policy Other financial liabilities include liabilities measured at amortised cost as well as liabilities which are measured at FVIS. Financial liabilities measured at FVIS include: . • Trading liabilities (i.e. securities sold short); and • Liabilities designated at FVIS (i.e. certain repurchase agreements). Refer to Note 22 for balances measured at fair value and amortised cost. Repurchase agreements Where securities are sold subject to an agreement to repurchase at a predetermined price, they remain recognised in the balance sheet in their original category (i.e. ‘Trading securities’ or ‘Investment securities’). The cash consideration received is recognised as a liability (‘Repurchase agreements’). Repurchase agreements are designated at fair value where they are managed as part of a trading portfolio, otherwise they are measured on an amortised cost basis. Where a repurchase agreement is designated at fair value, any changes in fair value (except those due to changes in credit risk) are recognised in the income statement as they arise. The change in fair value that is attributable to credit risk is recognised in OCI except where it would create an accounting mismatch, in which case it is also recognised in the income statement. Consolidated Parent Entity $m 2024 2023 2024 2023 Repurchase agreements 18,848 25,059 16,071 20,315 Interbank placements 3,635 4,537 3,631 4,533 Accrued interest payable 4,940 4,138 4,094 3,337 Securities purchased not delivered 2,966 3,477 2,966 3,477 Trade creditors and other accrued expenses 2,375 2,191 1,994 1,723 Settlement and clearing balances 934 832 801 805 Securities sold short 3,248 3,496 3,248 3,496 Other 1,131 1,140 1,112 1,094 Total other financial liabilities 38,077 44,870 33,917 38,780

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 207 Note 20. Derivative financial instruments Accounting policy Derivative financial instruments are instruments whose values are derived from the value of an underlying asset, reference rate or index and include forwards, futures, swaps and options. Westpac uses derivative financial instruments for meeting customers’ needs, our Asset and Liability Management (ALM) activities, and undertaking market making and positioning activities. Trading derivatives Derivatives which are used in our ALM activities but are not designated into a hedge accounting relationship are considered economic hedges. These derivatives, along with derivatives used for meeting customers’ needs and undertaking market making and positioning activities, are measured at FVIS and are disclosed as trading derivatives. Hedging derivatives Hedging derivatives are those which are used in our ALM activities and have also been designated into one of three hedge accounting relationships: fair value hedge; cash flow hedge; or hedge of a net investment in a foreign operation. These derivatives are measured at fair value. These hedge designations and the associated accounting treatment are detailed below. For more details regarding Westpac’s ALM activities, refer to Note 21. Fair value hedges Fair value hedges are used to hedge the exposure to changes in the fair value of an asset or liability. Changes in the fair value of derivatives and the hedged asset or liability in fair value hedges are recognised in interest income. The carrying value of the hedged asset or liability is adjusted for the changes in fair value related to the hedged risk. If a hedge is discontinued, any fair value adjustments to the carrying value of the asset or liability are amortised to net interest income over the period to maturity. If the asset or liability is sold, any unamortised adjustment is immediately recognised in net interest income. Cash flow hedges Cash flow hedges are used to hedge the exposure to variability of cash flows attributable to an asset, liability or future forecast transaction. For effective hedges, changes in the fair value of derivatives are recognised in the cash flow hedge reserve through OCI and subsequently recognised in interest income when the cash flows attributable to the asset or liability that was hedged impact the income statement. For hedges with some ineffectiveness, the changes in the fair value of the derivatives relating to the ineffective portion are immediately recognised in interest income. If a hedge is discontinued, any cumulative gain or loss remains in OCI. It is amortised to net interest income over the period in which the asset or liability that was hedged also impacts the income statement. If a hedge of a forecast transaction is no longer expected to occur, any cumulative gain or loss in OCI is immediately recognised in net interest income. Net investment hedges Net investment hedges are used to hedge FX risks arising from a net investment of a foreign operation. For effective hedges, changes in the fair value of derivatives are recognised in the foreign currency translation reserve through OCI. For hedges with some ineffectiveness, the changes in the fair value of the derivatives relating to the ineffective portion are immediately recognised in non-interest income. If a foreign operation is disposed of, any cumulative gain or loss in OCI is immediately recognised in non-interest income.

208 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 20. Derivative financial instruments (Continued)

Total derivatives

The carrying values of derivative instruments are set out in the tables below.

Consolidated	Trading		Hedging		Total derivatives carrying value	
$m	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
2024						
Interest rate contracts						
Swap agreements	47,697	(49,742)	5,619	(5,969)	53,316	(55,711)
Options	235	(186)	-	-	235	(186)
Total interest rate contracts	**47,932**	**(49,928)**	**5,619**	**(5,969)**	**53,551**	**(55,897)**
FX contracts						
Spot and forward contracts	10,887	(11,643)	20	(171)	10,907	(11,814)
Cross currency swap agreements	9,330	(14,783)	183	(373)	9,513	(15,156)
Options	152	(135)	-	-	152	(135)
Total FX contracts	**20,369**	**(26,561)**	**203**	**(544)**	**20,572**	**(27,105)**
Credit default swaps						
Credit protection bought	-	(276)	-	-	-	(276)
Credit protection sold	225	-	-	-	225	-
Total credit default swaps	**225**	**(276)**	**-**	**-**	**225**	**(276)**
Commodity contracts	235	(85)	-	-	235	(85)
Total of gross derivatives	**68,761**	**(76,850)**	**5,822**	**(6,513)**	**74,583**	**(83,363)**
Impact of netting arrangements	(45,045)	46,533	(5,429)	5,856	(50,474)	52,389
Total of net derivatives	**23,716**	**(30,317)**	**393**	**(657)**	**24,109**	**(30,974)**
2023						
Interest rate contracts						
Swap agreements	65,324	(68,945)	5,689	(10,730)	71,013	(79,675)
Options	301	(317)	-	-	301	(317)
Total interest rate contracts	**65,625**	**(69,262)**	**5,689**	**(10,730)**	**71,314**	**(79,992)**
FX contracts						
Spot and forward contracts	9,406	(8,219)	-	(74)	9,406	(8,293)
Cross currency swap agreements	7,650	(8,973)	394	(596)	8,044	(9,569)
Options	110	(132)	-	-	110	(132)
Total FX contracts	**17,166**	**(17,324)**	**394**	**(670)**	**17,560**	**(17,994)**
Credit default swaps						
Credit protection bought	-	(127)	-	-	-	(127)
Credit protection sold	105	-	-	-	105	-
Total credit default swaps	**105**	**(127)**	**-**	**-**	**105**	**(127)**
Commodity contracts	116	(266)	-	-	116	(266)
Total of gross derivatives	**83,012**	**(86,979)**	**6,083**	**(11,400)**	**89,095**	**(98,379)**
Impact of netting arrangements	(62,259)	63,111	(5,493)	10,621	(67,752)	73,732
Total of net derivatives	**20,753**	**(23,868)**	**590**	**(779)**	**21,343**	**(24,647)**

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 209

Note 20. Derivative financial instruments (Continued)

Parent Entity	Trading		Hedging		Total derivatives carrying value	
$m	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
2024						
Interest rate contracts						
Swap agreements	47,973	(50,141)	5,186	(5,495)	53,159	(55,636)
Options	235	(186)	-	-	235	(186)
Total interest rate contracts	**48,208**	**(50,327)**	**5,186**	**(5,495)**	**53,394**	**(55,822)**
FX contracts						
Spot and forward contracts	10,887	(11,665)	20	(149)	10,907	(11,814)
Cross currency swap agreements	9,411	(14,917)	52	(135)	9,463	(15,052)
Options	152	(135)	-	-	152	(135)
Total FX contracts	**20,450**	**(26,717)**	**72**	**(284)**	**20,522**	**(27,001)**
Credit default swaps						
Credit protection bought	-	(276)	-	-	-	(276)
Credit protection sold	225	-	-	-	225	-
Total credit default swaps	**225**	**(276)**	**-**	**-**	**225**	**(276)**
Commodity contracts	235	(85)	-	-	235	(85)
Total of gross derivatives	**69,118**	**(77,405)**	**5,258**	**(5,779)**	**74,376**	**(83,184)**
Impact of netting arrangements	(45,323)	46,938	(5,151)	5,451	(50,474)	52,389
Total of net derivatives	**23,795**	**(30,467)**	**107**	**(328)**	**23,902**	**(30,795)**
2023						
Interest rate contracts						
Swap agreements	66,248	(69,227)	4,616	(10,412)	70,864	(79,639)
Options	301	(317)	-	-	301	(317)
Total interest rate contracts	**66,549**	**(69,544)**	**4,616**	**(10,412)**	**71,165**	**(79,956)**
FX contracts						
Spot and forward contracts	9,406	(8,230)	-	(63)	9,406	(8,293)
Cross currency swap agreements	7,824	(9,369)	64	(163)	7,888	(9,532)
Options	110	(132)	-	-	110	(132)
Total FX contracts	**17,340**	**(17,731)**	**64**	**(226)**	**17,404**	**(17,957)**
Credit default swaps						
Credit protection bought	-	(127)	-	-	-	(127)
Credit protection sold	105	-	-	-	105	-
Total credit default swaps	**105**	**(127)**	**-**	**-**	**105**	**(127)**
Commodity contracts	116	(266)	-	-	116	(266)
Total of gross derivatives	**84,110**	**(87,668)**	**4,680**	**(10,638)**	**88,790**	**(98,306)**
Impact of netting arrangements	(63,187)	63,415	(4,565)	10,317	(67,752)	73,732
Total of net derivatives	**20,923**	**(24,253)**	**115**	**(321)**	**21,038**	**(24,574)**

210 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 20. Derivative financial instruments (Continued) Hedge accounting Westpac designates derivatives into hedge accounting relationships in order to manage the volatility in earnings and capital that would otherwise arise from interest rate and FX risks that may result from differences in the accounting treatment of derivatives and underlying exposures. These hedge accounting relationships and the risks they are used to hedge are described below. Westpac enters into one-to-one hedge relationships to manage specific exposures where the terms of the hedged item significantly match the terms of the hedging instrument. Westpac also uses dynamic hedge accounting where the hedged items are part of a portfolio of assets and/or liabilities that frequently change. In this hedging strategy, the exposure being hedged and the hedging instruments may change frequently rather than there being a one-to-one hedge accounting relationship for a specific exposure. Fair value hedges Interest rate risk Westpac hedges its interest rate risk to reduce exposure to changes in fair value due to interest rate fluctuations over the hedging period. Interest rate risk arising from fixed rate debt issuances and fixed rate bonds classified as investment securities at FVOCI is hedged with single currency fixed to floating interest rate derivatives. Westpac also hedges its benchmark interest rate risk from fixed rate foreign currency denominated debt issuances using interest rate swaps and cross currency swaps. In applying fair value hedge accounting, Westpac primarily uses one-to-one hedge accounting to manage specific exposures. Westpac also uses a dynamic hedge accounting strategy for fair value portfolio hedge accounting of some fixed rate mortgages to reduce exposure to changes in fair value due to interest rate fluctuations over the hedging period. These fixed rate mortgages are allocated to time buckets based on their expected repricing dates and the fixed-to-floating interest rate derivatives are designated accordingly to the capacity in the relevant time buckets. Westpac hedges the benchmark interest rate which generally represents the most significant component of the changes in fair value. The benchmark interest rate is a component of interest rate risk that is observable in the relevant financial markets, for example, BBSW and AONIA for AUD interest rates, SOFR for USD interest rates and BKBM for NZD interest rates. Ineffectiveness may arise from timing or discounting differences on repricing between the hedged item and the derivative. For the portfolio hedge accounting ineffectiveness also arises from prepayment risk (i.e. the difference between actual and expected prepayment of loans). In order to manage the ineffectiveness from early repayments and accommodate new originations the portfolio hedges are de-designated and re-designated periodically. Cash flow hedges Interest rate risk Westpac’s exposure to the volatility of interest cash flows from customer deposits and loans is hedged with interest rate derivatives using a dynamic hedge accounting strategy called macro cash flow hedges. Customer deposits and loans are allocated to time buckets based on their expected repricing dates. The interest rate derivatives are designated accordingly to the gross asset or gross liability positions for the relevant time buckets. Westpac hedges the benchmark interest rate which generally represents the most significant component of the changes in fair value. The benchmark interest rate is a component of interest rate risk that is observable in the relevant financial markets, for example, BBSW and AONIA for AUD interest rates, SOFR for USD interest rates and BKBM for NZD interest rates. Ineffectiveness may arise from timing or discounting differences on repricing between the hedged item and the interest rate derivative. Ineffectiveness also arises if the notional values of the interest rate derivatives exceed the capacity for the relevant time buckets. The hedge accounting relationship is reviewed on a monthly basis and the hedging relationships are de-designated and re-designated if necessary. FX risk Westpac's exposure to foreign currency principal and credit margin cash flows from fixed and floating rate foreign currency debt issuances is hedged through the use of cross currency and foreign exchange derivative contracts in a one-to-one hedging relationship to manage the changes between the foreign currency and AUD. In addition, for floating rate foreign currency debt issuances, Westpac hedges from foreign floating to primarily AUD or NZD floating interest rates. These exposures represent the most significant components of fair value. Ineffectiveness may arise from timing or discounting differences on repricing between the hedged item and the cross currency derivative.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 211

Note 20. Derivative financial instruments (Continued)

Net investment hedges

FX risk

Structural FX risk results from Westpac's capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. As exchange rates move, the Australian dollar equivalent of offshore capital is subject to change that could introduce significant variability to Westpac's reported financial results and capital ratios.

Westpac uses FX forward contracts when hedging the currency translation risk arising from net investments in foreign operations. Westpac currently applies hedge accounting, predominantly to its net investment in New Zealand operations which is the most material offshore operation and therefore the hedged risk is the movement of the NZD against the AUD. Ineffectiveness only arises if the notional values of the FX forward contracts exceed the net investment.

Economic hedges

As part of Westpac's ALM activities, economic hedges may be entered into to hedge New Zealand future earnings and long-term funding transactions for risk management purposes. These hedges do not qualify for hedge accounting and therefore are not included in the hedging instrument disclosures below.

Hedging instruments

The following tables show the carrying value of hedging instruments and a maturity analysis of the notional amounts of the hedging instruments in one-to-one hedge relationships categorised by the types of hedge relationships and the hedged risk.

Consolidated			Notional amounts				Carrying value	
$m	Hedging instrument	Hedged risk	Within 1 year	Over 1 year to 5 years	Over 5 years	Total	Assets	Liabilities
2024								
One-to-one hedge relationships								
Fair value hedges	Interest rate swap	Interest rate risk	21,400	82,571	55,004	158,975	3,611	(4,858)
	Cross currency swap	Interest rate risk	1,098	13,188	981	15,267	(22)	(281)
Cash flow hedges	Cross currency swap	FX risk	1,098	13,188	981	15,267	205	(92)
	Foreign exchange forwards and swaps	FX risk	3,663	-	-	3,663	2	(144)
Net investment hedges	Forward contracts	FX risk	3,631	-	-	3,631	18	(27)
Total one-to-one hedge relationships			**30,890**	**108,947**	**56,966**	**196,803**	**3,814**	**(5,402)**
Macro hedge relationships								
Portfolio fair value hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	16,317	35	(204)
Macro cash flow hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	422,943	1,973	(907)
Total macro hedge relationships			**n/a**	**n/a**	**n/a**	**439,260**	**2,008**	**(1,111)**
Total of gross hedging derivatives			**n/a**	**n/a**	**n/a**	**636,063**	**5,822**	**(6,513)**
Impact of netting arrangements			n/a	n/a	n/a	n/a	(5,429)	5,856
Total of net hedging derivatives			**n/a**	**n/a**	**n/a**	**n/a**	**393**	**(657)**
2023								
One-to-one hedge relationships								
Fair value hedges	Interest rate swap	Interest rate risk	16,179	80,537	40,307	137,023	3,072	(8,979)
	Cross currency swap	Interest rate risk	3,696	10,840	1,102	15,638	(274)	(806)
Cash flow hedges	Cross currency swap	FX risk	3,696	10,840	1,102	15,638	668	210
	Foreign exchange forwards and swaps	FX risk	n/a	n/a	n/a	n/a	n/a	n/a
Net investment hedges	Forward contracts	FX risk	3,486	-	-	3,486	-	(74)
Total one-to-one hedge relationships			**27,057**	**102,217**	**42,511**	**171,785**	**3,466**	**(9,649)**
Macro hedge relationships								
Portfolio fair value hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	21,524	217	(20)
Macro cash flow hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	287,510	2,400	(1,731)
Total macro hedge relationships			**n/a**	**n/a**	**n/a**	**309,034**	**2,617**	**(1,751)**
Total of gross hedging derivatives			**n/a**	**n/a**	**n/a**	**480,819**	**6,083**	**(11,400)**
Impact of netting arrangements			n/a	n/a	n/a	n/a	(5,493)	10,621
Total of net hedging derivatives			**n/a**	**n/a**	**n/a**	**n/a**	**590**	**(779)**

212 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 20. Derivative financial instruments (Continued)

Parent Entity $m	Hedging instrument	Hedged risk	Notional amounts Within 1 year	Over 1 year to 5 years	Over 5 years	Total	Carrying value Assets	Liabilities
2024								
One-to-one hedge relationships								
Fair value hedges	Interest rate swap	Interest rate risk	20,962	77,739	54,797	153,498	3,457	(4,789)
	Cross currency swap	Interest rate risk	377	1,002	659	2,038	(23)	(23)
Cash flow hedges	Cross currency swap	FX risk	377	1,002	659	2,038	75	(112)
	Foreign exchange forwards and swaps	FX risk	3,663	-	-	3,663	2	(144)
Net investment hedges	Forward contracts	FX risk	2,636	-	-	2,636	18	(5)
Total one-to-one hedge relationships			**28,015**	**79,743**	**56,115**	**163,873**	**3,529**	**(5,073)**
Macro hedge relationships								
Portfolio fair value hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	1,797	32	-
Macro cash flow hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	398,519	1,697	(706)
Total macro hedge relationships			**n/a**	**n/a**	**n/a**	**400,316**	**1,729**	**(706)**
Total of gross hedging derivatives			**n/a**	**n/a**	**n/a**	**564,189**	**5,258**	**(5,779)**
Impact of netting arrangements			n/a	n/a	n/a	n/a	(5,151)	5,451
Total of net hedging derivatives			**n/a**	**n/a**	**n/a**	**n/a**	**107**	**(328)**
2023								
One-to-one hedge relationships								
Fair value hedges	Interest rate swap	Interest rate risk	15,636	79,627	38,674	133,937	2,933	(8,966)
	Cross currency swap	Interest rate risk	95	1,340	674	2,109	(32)	(104)
Cash flow hedges	Cross currency swap	FX risk	95	1,340	674	2,109	96	(59)
	Foreign exchange forwards and swaps	FX risk	n/a	n/a	n/a	n/a	n/a	n/a
Net investment hedges	Forward contracts	FX risk	2,585	-	-	2,585	-	(63)
Total one-to-one hedge relationships			**18,411**	**82,307**	**40,022**	**140,740**	**2,997**	**(9,192)**
Macro hedge relationships								
Portfolio fair value hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	2,632	84	-
Macro cash flow hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	263,188	1,599	(1,446)
Total macro hedge relationships			**n/a**	**n/a**	**n/a**	**265,820**	**1,683**	**(1,446)**
Total of gross hedging derivatives			**n/a**	**n/a**	**n/a**	**406,560**	**4,680**	**(10,638)**
Impact of netting arrangements			n/a	n/a	n/a	n/a	(4,565)	10,317
Total of net hedging derivatives			**n/a**	**n/a**	**n/a**	**n/a**	**115**	**(321)**

The following tables show the weighted average FX rate related to significant hedging instruments in one-to-one hedge relationships.

	Hedging instrument	Hedged risk	Currency pair	Weighted average rate 2024	2023
Consolidated					
Cash flow hedges	Cross currency swap	FX risk	EUR:NZD	0.5963	0.5943
			USD:NZD	0.6252	0.6716
	Foreign exchange swap	FX risk	USD:AUD	0.6676	n/a
Net investment hedges	Forward contracts	FX risk	NZD:AUD	1.0984	1.0857
			USD:AUD	0.6745	0.6839
Parent Entity					
Cash flow hedges	Cross currency swap	FX risk	EUR:AUD	0.6650	0.6650
			JPY:AUD	79.6448	79.6448
			CNH:AUD	4.7334	4.7275
			HKD:AUD	5.6124	5.6124
	Foreign exchange swap	FX risk	USD:AUD	0.6676	n/a
Net investment hedges	Forward contracts	FX risk	NZD:AUD	1.0905	1.0842
			USD:AUD	0.6745	0.6839

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 213

Note 20. Derivative financial instruments (Continued)

Impact of hedge accounting in the balance sheets and reserves

The following tables show the carrying amount of hedged items in a fair value hedge relationship and the component of the carrying amount related to accumulated fair value hedge accounting adjustments (FVHA).

	2024		2023	
$m	Carrying amount of hedged item	FVHA	Carrying amount of hedged item	FVHA
Consolidated				
Interest rate risk				
Investment securities[a]	65,585	(165)	40,402	(3,257)
Loans	16,638	77	21,223	(301)
Debt issues and loan capital	(102,039)	3,749	(100,176)	9,801
Parent Entity				
Interest rate risk				
Investment securities[a]	61,775	(294)	37,995	(3,170)
Loans	2,019	(22)	2,510	(122)
Debt issues and loan capital	(87,495)	3,532	(86,575)	8,866

a. The carrying amount of investment securities at fair value through other comprehensive income does not include a fair value hedge adjustment as the hedged asset is measured at fair value. The fair value hedge accounting adjustment results in a transfer from other comprehensive income to the income statement.

There were nil FVHA gains/losses (2023: Nil) included in the above carrying amounts relating to hedged items that have ceased to be adjusted for hedging gains and losses.

The pre-tax impact of cash flow and net investment hedges on reserves is detailed below:

	2024			2023		
$m	Interest rate risk	FX risk	Total	Interest rate risk	FX risk	Total
Consolidated						
Cash flow hedge reserve						
Balance as at beginning of year	**249**	**(47)**	**202**	**1,147**	**(1)**	**1,146**
Net gains/(losses) from changes in fair value	878	(377)	501	(311)	(324)	(635)
Transferred to interest income	(149)	226	77	(587)	278	(309)
Balance as at end of year	**978**	**(198)**	**780**	**249**	**(47)**	**202**
Parent Entity						
Cash flow hedge reserve						
Balance as at beginning of year	**(288)**	**(1)**	**(289)**	**629**	**1**	**630**
Net gains/(losses) from changes in fair value	1,049	(176)	873	(535)	(35)	(570)
Transferred to interest income	91	41	132	(382)	33	(349)
Balance as at end of year	**852**	**(136)**	**716**	**(288)**	**(1)**	**(289)**

There were net gains of $16 million (2023: net gains $2 million) remaining in the cash flow hedge reserve relating to hedge relationships for which hedge accounting is no longer applied for Westpac and the Parent Entity.

As disclosed in Note 26, the net gains from changes in the fair value of net investment hedges were $28 million (2023: net loss $155 million) for Westpac and $31 million (2023: net loss $97 million) for the Parent Entity. Included in the foreign currency translation reserve is a loss of $158 million (2023: $158 million loss) for Westpac and $162 million (2023: $162 million loss) for the Parent Entity relating to discontinued hedges of our net investment in USD operations. This would only be transferred to the income statement on disposal of the related USD operations.

214 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 20. Derivative financial instruments (Continued)

Hedge effectiveness

Hedge effectiveness is tested prospectively at inception and during the lifetime of hedge relationships. For one-to-one hedge relationships this testing uses a qualitative assessment of matched terms where the critical terms of the derivatives used as the hedging instrument match the terms of the hedged item. In addition, a quantitative effectiveness test is performed for all hedges which could include regression analysis, dollar offset and/or sensitivity analysis.

Retrospective testing is also performed to determine whether the hedge relationship remains highly effective so that hedge accounting can continue to be applied and also to determine any ineffectiveness. These tests are performed using regression analysis and the dollar offset method.

The following tables provide information regarding the determination of hedge effectiveness:

$m	Hedging instrument	Hedged risk	Change in fair value of hedging instrument used for calculating ineffectiveness	Change in value of the hedged item used for calculating ineffectiveness	Hedge ineffectiveness recognised in interest income	Hedge ineffectiveness recognised in non-interest income
Consolidated						
2024						
Fair value hedges	Interest rate swap	Interest rate risk	1,845	(1,817)	28	n/a
	Cross currency swap	Interest rate risk	761	(765)	(4)	n/a
Cash flow hedges	Interest rate swap	Interest rate risk	698	(714)	(16)	n/a
	Cross currency swap	FX risk	(25)	25	-	n/a
	Foreign exchange forwards and swaps	FX risk	(126)	126	-	n/a
Net investment hedges	Forward contracts	FX risk	28	(28)	n/a	-
Total			**3,181**	**(3,173)**	**8**	**-**
2023						
Fair value hedges	Interest rate swap	Interest rate risk	(2,355)	2,397	42	n/a
	Cross currency swap	Interest rate risk	(12)	15	3	n/a
Cash flow hedges	Interest rate swap	Interest rate risk	(849)	898	49	n/a
	Cross currency swap	FX risk	(46)	46	-	n/a
	Foreign exchange forwards and swaps	FX risk	n/a	n/a	n/a	n/a
Net investment hedges	Forward contracts	FX risk	(155)	155	n/a	-
Total			**(3,417)**	**3,511**	**94**	**-**
Parent Entity						
2024						
Fair value hedges	Interest rate swap	Interest rate risk	2,295	(2,274)	21	n/a
	Cross currency swap	Interest rate risk	84	(84)	-	n/a
Cash flow hedges	Interest rate swap	Interest rate risk	1,121	(1,126)	(5)	n/a
	Cross currency swap	FX risk	(9)	9	-	n/a
	Foreign exchange forwards and swaps	FX risk	(126)	126	-	n/a
Net investment hedges	Forward contracts	FX risk	31	(31)	n/a	-
Total			**3,396**	**(3,380)**	**16**	**-**
2023						
Fair value hedges	Interest rate swap	Interest rate risk	(2,226)	2,260	34	n/a
	Cross currency swap	Interest rate risk	(17)	18	1	n/a
Cash flow hedges	Interest rate swap	Interest rate risk	(858)	917	59	n/a
	Cross currency swap	FX risk	(2)	2	-	n/a
	Foreign exchange forwards and swaps	FX risk	n/a	n/a	n/a	n/a
Net investment hedges	Forward contracts	FX risk	(97)	97	n/a	-
Total			**(3,200)**	**3,294**	**94**	**-**

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 215 Note 21. Risk management, funding and liquidity risk and market risk Financial instruments are fundamental to Westpac’s business of providing banking and financial services. The associated financial risks (including credit risk, funding and liquidity risk and market risk) are a significant proportion of the total risks faced by Westpac. This note details the financial risk management policies, practices and quantitative information of Westpac’s principal financial risk exposures. Index Note Name Note number Overview Risk management frameworks 21.1 Credit risk Refer to Note 11 Credit risk management 11 Funding and liquidity risk The risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets. Liquidity modelling 21.2.1 Sources of funding 21.2.2 Assets pledged as collateral 21.2.3 Contractual maturity of financial liabilities 21.2.4 Expected maturity 21.2.5 Market risk The risk of an adverse impact on Westpac’s financial performance or financial position resulting from changes in market factors, such as foreign exchange rates, commodity prices and equity prices, credit spreads and interest rates. This includes interest rate risk in the banking book which is the risk of loss in earnings or economic value in the banking book as a consequence of movements in interest rates. Value-at-Risk (VaR) Traded market risk Non-traded market risk 21.3.1 21.3.2 21.3.3 21.1. Risk management frameworks The Board is responsible for approving Westpac's Risk Management Framework, Risk Management Strategy and Board Risk Appetite Statement and for monitoring the effectiveness of risk management by Westpac. The Board has delegated to the Board Risk Committee (BRiskC) responsibility to: • Review and recommend Westpac's Risk Management Framework, Risk Management Strategy and Board Risk Appetite Statement to the Board for approval; • Review and monitor Westpac's risk profile and controls for consistency with the Board Risk Appetite Statement; • Approve frameworks, policies and processes for managing risk (consistent with the Risk Management Framework and Board Risk Appetite Statement); and • Review and, where appropriate, approve risks beyond the approval discretion provided to management.

216 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 21. Risk management, funding and liquidity risk and market risk (Continued) For each of its primary financial risks, Westpac maintains risk management frameworks and a number of supporting policies that define roles and responsibilities, acceptable practices, limits and key controls: Risk Risk management framework and controls Funding and liquidity risk • Funding and liquidity risk is measured and managed in accordance with the policies and processes defined in the Board-approved Liquidity Risk Management Framework which is part of the Westpac Board-approved Risk Management Strategy. • Responsibility for managing Westpac’s liquidity and funding positions in accordance with the Liquidity Risk Management Framework is delegated to Treasury, under the oversight of Group ALCO and Treasury Risk. • Westpac’s Liquidity Risk Management Framework sets out Westpac’s funding and liquidity risk appetite, roles and responsibilities of key people managing funding and liquidity risk within Westpac, risk reporting and control processes and limits and targets used to manage Westpac’s balance sheet. • Treasury undertakes an annual funding review that outlines Westpac’s balance sheet funding strategy over a three year period. This review encompasses trends in global markets, peer analysis, wholesale funding capacity, expected funding requirements and a funding risk analysis. This strategy is continuously reviewed to take account of changing market conditions, investor sentiment and estimations of asset and liability growth rates. • Westpac monitors the composition and stability of its funding so that it remains within Westpac’s funding risk appetite. This includes compliance with both the Liquidity Coverage Ratio (LCR) and Net Stable Funding Ratio (NSFR). • Westpac holds a portfolio of liquid assets for several purposes, including as a buffer against unforeseen funding requirements. The level of liquid assets held takes into account the liquidity requirements of Westpac’s balance sheet under normal and stress conditions • Treasury maintains a contingent funding plan that outlines the steps that should be taken by Westpac in the event of an emerging ‘funding crisis’. The plan is aligned with Westpac’s broader Liquidity Crisis Management Policy which is approved annually by the Board • Daily liquidity risk reports are reviewed by Westpac’s Treasury and Treasury Risk teams. Liquidity reports are presented to Group ALCO monthly and to the Board quarterly. Market risk • The Market Risk Framework describes Westpac’s approach to managing traded and non- traded market risk. • Traded market risk includes interest rate, FX, commodity, equity price, credit spread and volatility risks. Non-traded market risk includes interest rate and credit spread risks. • Market risk is managed using VaR and Stressed VaR (SVaR) limits, Net interest income at risk (NaR) and structural risk limits (including credit spread and interest rate basis point value limits) as well as scenario analysis and stress testing. • The BRiskC approves the risk appetite for traded and non-traded risks through the use of VaR, SVaR, NaR and specific structural risk limits. This includes separate VaR sub-limits for the trading activities of Financial Markets and Treasury and for non-traded ALM activities • Market risk limits are assigned to business management based upon the Bank’s risk appetite and business strategies in addition to the consideration of market liquidity and concentration. • Market risk positions are managed by the trading desks and ALM unit consistent with their delegated authorities and the nature and scale of the market risks involved. • Daily monitoring of current exposure and limit utilisation is conducted independently by Market Risk teams, which monitor market risk exposures against VaR and structural risk limits. Daily VaR position reports are produced by risk type, by product lines and by geographic region. Quarterly reports are produced for the Westpac Group Market Risk Committee (MARCO), RISKCO and the BRiskC. • Daily stress testing and back testing of VaR results are performed to support model integrity and to analyse extreme or unexpected movements, and the Head of Market, Capital & Liquidity Risk has ratified an approved stress escalation framework. • The BRiskC has approved a framework for profit or loss escalation which considers both single day and 20 day cumulative results. • Treasury’s ALM unit is responsible for managing the non-traded interest rate risk including risk mitigation through hedging using derivatives. This is overseen by the Market Risk unit and reviewed by Treasury Financial Risk Committee (TRFC), MARCO, RISKCO and BRiskC. The Group ALCO provides additional oversight of non-traded market risk and alignment with Group strategy in reviewing NaR and the durations of capital and non-rate sensitive deposit hedges.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 217

Note 21. Risk management, funding and liquidity risk and market risk (Continued)

21.2. Funding and liquidity risk

21.2.1. Liquidity modelling

In managing liquidity for Westpac, Treasury utilises balance sheet forecasts and the maturity profile of Westpac's wholesale funding portfolio to project liquidity outcomes. Local liquidity limits are also used by Westpac in applicable jurisdictions to ensure liquidity is managed efficiently and prudently.

In addition, Westpac conducts regular stress testing to assess its ability to meet cash flow obligations under a range of market conditions and scenarios. These scenarios inform liquidity limits and strategic planning.

21.2.2. Sources of funding

Sources of funding are regularly reviewed to maintain a wide diversification by currency, geography, product and term. Sources include, but are not limited to:

- Deposits;
- Debt issues;
- Proceeds from sale of marketable securities;
- Repurchase agreements with central banks;
- Principal repayments on loans;
- Interest income; and
- Fee income.

Liquid assets

Treasury holds a portfolio of high-quality liquid assets as a buffer against unforeseen funding requirements. These assets are held in cash, or are otherwise eligible for repurchase agreements with the Reserve Bank of Australia or another central bank and include Government, State Government and highly rated investment grade securities. The level of liquid asset holdings is reviewed frequently and is consistent with both the requirements of the balance sheet and market conditions.

A summary of Westpac's liquid asset holdings is as follows:

	Consolidated				Parent Entity			
	2024		2023		2024		2023	
$m	Actual	Average	Actual	Average	Actual	Average	Actual	Average
Cash	65,356	94,468	102,223	118,380	58,236	85,384	93,300	107,189
Trading securities and financial assets measured at FVIS	31,717	19,183	19,516	19,937	29,538	16,954	17,080	17,941
Investment securities	103,435	92,622	74,884	72,101	95,415	85,076	67,306	65,199
Other financial assets	174	199	97	134	173	195	95	126
Total on-balance sheet liquid assets	**200,682**	**206,472**	**196,720**	**210,552**	**183,362**	**187,609**	**177,781**	**190,455**

In addition, Westpac has $70,306 million (2023: $65,155 million) and the Parent Entity has $62,770 million (2023: $59,418 million) of loans that are self-originated AAA rated mortgage backed securities which are eligible for repurchase with the RBA and Reserve Bank of New Zealand under certain circumstances. Average year-to-date balances amount to $70,282 million (2023: $60,083 million) for Westpac and $63,975 million (2023: $54,437 million) for the Parent Entity.

218 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 21. Risk management, funding and liquidity risk and market risk (Continued)

Westpac's funding composition

Westpac monitors the composition and stability of its funding so that it remains within Westpac's funding risk appetite. This includes compliance with both the LCR and NSFR.

%	2024	2023
Customer deposits	66.9	66.0
Wholesale term funding with residual maturity greater than 12 months	13.9	13.8
Wholesale funding with a residual maturity less than 12 months	11.4	12.3
Equity	7.2	7.5
Securitisation	0.6	0.4
Group's total funding	**100.0**	**100.0**

Movements in Westpac's funding composition in 2024 included:

- Customer deposits increased by $32.7 billion in 2024 and now accounts for 66.9% of Westpac's total funding (including equity) at 30 September 2024, up from 66.0% at 30 September 2023;
- Long-term funding with a residual maturity greater than 12 months accounted for 13.9% of Westpac's total funding at 30 September 2024. Funding from securitisation accounted for a further 0.6% of total funding. Westpac raised $41.9 billion of long-term wholesale funding in 2024, leveraging the scale and diversity of its wholesale funding franchise across global capital markets;
- Wholesale funding with a residual maturity less than 12 months accounted for 11.4% of Westpac's total funding at 30 September 2024, down from 12.3% at 30 September 2023. This portfolio, including long-term funding with a residual maturity less than one year, had a weighted average maturity of 151 days; and
- Funding from equity decreased by $0.5 billion in 2024 and made up 7.2% of total funding at 30 September 2024, reflecting the impact of the share buyback and higher dividend payout.

Borrowings and outstanding issuances from existing debt programs at 30 September 2024 can be found in Note 12, Note 13, Note 14 and Note 19.

Funding for Lending Programme (FLP)

On 11 November 2020, the Reserve Bank of New Zealand (RBNZ) announced a stimulus through the FLP commencing in December 2020. The FLP provided funding to New Zealand banks at the prevailing OCR for a term of three years secured by high quality collateral. The size of the funding available under the FLP included an initial allocation of 4% of each bank's eligible loans. A conditional additional allocation of up to 2% of eligible loans was also available, subject to growth in eligible loans, for a total size of up to 6% of eligible loans. The programme started on 7 December 2020 and ran until 6 December 2022. During the year, Westpac New Zealand Limited has made scheduled repayments on the programme and as at 30 September 2024 the amount outstanding totalled NZ$2,981 million (30 September 2023: NZ$4,981 million).

Credit ratings

As at 30 September 2024 the Parent Entity's credit ratings were:

2024	Short-term	Long-term	Outlook
Fitch Ratings	F1+	AA-	Stable
Moody's Ratings	P-1	Aa2	Stable
S&P Global Ratings	A-1+	AA-	Stable

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 219 Note 21. Risk management, funding and liquidity risk and market risk (Continued) 21.2.3. Assets pledged as collateral Westpac and the Parent Entity are required to provide collateral (predominantly to other financial institutions), as part of standard terms, to secure liabilities. In addition to assets supporting securitisation and covered bond programs disclosed in Note 15, the carrying value of these financial assets pledged as collateral is: Consolidated Parent Entity $m 2024 2023 2024 2023 Cash 6,269 4,535 6,199 4,505 Securities (including certificates of deposit) 1,721 2,166 1,721 2,166 Securities pledged under repurchase agreements 19,938 35,075 16,205 28,968 Securities pledged on contingent liabilities 56 - 56 - Total amount pledged to secure liabilities/contingent liabilities 27,984 41,776 24,181 35,639 21.2.4. Contractual maturity of financial liabilities The following tables present cash flows associated with financial liabilities, payable at the balance sheet date, by remaining contractual maturity. The amounts disclosed in the table are the future contractual undiscounted cash flows, whereas Westpac manages inherent liquidity risk based on expected cash flows. Cash flows associated with financial liabilities include both principal payments as well as fixed or variable interest payments incorporated into the relevant coupon period. Principal payments reflect the earliest contractual maturity date. Derivative liabilities designated in hedge accounting relationships and used as economic hedges are expected to be held for their remaining contractual lives, and reflect gross cash flows over the remaining contractual term. Derivatives held for trading (excluding economic hedges) and certain liabilities classified in “Other financial liabilities” which are measured at FVIS are not managed for liquidity purposes on the basis of their contractual maturity, and accordingly these liabilities are presented in the up to 1 month column. Only the liabilities that Westpac manages based on their contractual maturity are presented on a contractual undiscounted basis in the following tables.

220 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 21. Risk management, funding and liquidity risk and market risk (Continued)

Consolidated $m	Up to 1 month	Over 1 month to 3 months	Over 3 months to 1 year	Over 1 year to 5 years	Over 5 years	Total
2024						
Financial liabilities						
Collateral received	3,092	-	-	-	-	3,092
Deposits and other borrowings	518,458	69,841	129,864	10,056	50	728,269
Other financial liabilities	25,759	1,851	4,593	1,049	5	33,257
Derivative financial instruments:						
Held for trading	23,158	-	-	-	-	23,158
Held for hedging purposes (net settled)	(18)	(198)	(269)	(381)	36	(830)
Held for hedging purposes (gross settled):						
Cash outflow	13,556	20,755	39,009	92,784	44,267	210,371
Cash inflow	(11,622)	(16,220)	(38,699)	(91,167)	(41,207)	(198,915)
Debt issues	5,609	12,192	47,472	105,035	18,327	188,635
Total financial liabilities excluding loan capital	**577,992**	**88,221**	**181,970**	**117,376**	**21,478**	**987,037**
Loan capital	62	332	889	9,650	42,891	53,824
Total undiscounted financial liabilities	**578,054**	**88,553**	**182,859**	**127,026**	**64,369**	**1,040,861**
Total contingent liabilities and commitments						
Letters of credit and guarantees	13,118	-	-	-	-	13,118
Commitments to extend credit	198,876	-	-	-	-	198,876
Other	117	-	-	-	-	117
Total undiscounted contingent liabilities and commitments	**212,111**	**-**	**-**	**-**	**-**	**212,111**
2023						
Financial liabilities						
Collateral received	3,540	-	-	-	-	3,540
Deposits and other borrowings	492,759	77,985	115,224	8,847	47	694,862
Other financial liabilities	20,374	832	16,905	2,767	5	40,883
Derivative financial instruments:[a]						
Held for trading	18,542	-	-	-	-	18,542
Held for hedging purposes (net settled)	2	(6)	113	130	302	541
Held for hedging purposes (gross settled):						
Cash outflow	7,555	13,131	41,532	93,762	27,158	183,138
Cash inflow	(6,395)	(11,931)	(40,619)	(90,167)	(25,049)	(174,161)
Debt issues	5,258	13,656	39,958	102,529	18,116	179,517
Total financial liabilities excluding loan capital	**541,635**	**93,667**	**173,113**	**117,868**	**20,579**	**946,862**
Loan capital	18	267	815	9,416	38,430	48,946
Total undiscounted financial liabilities	**541,653**	**93,934**	**173,928**	**127,284**	**59,009**	**995,808**
Total contingent liabilities and commitments						
Letters of credit and guarantees	12,447	-	-	-	-	12,447
Commitments to extend credit	193,457	-	-	-	-	193,457
Other commitments	247	-	-	-	-	247
Total undiscounted contingent liabilities and commitments	**206,151**	**-**	**-**	**-**	**-**	**206,151**

a. Derivatives not in hedge accounting relationships were all previously presented in the held for trading line. In 2024, economic hedges have been presented within the relevant held for hedging purposes lines to better reflect how these derivatives are managed. Comparatives have been revised to align with current period presentation.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 221

Note 21. Risk management, funding and liquidity risk and market risk (Continued)

Parent Entity $m	Up to 1 month	Over 1 month to 3 months	Over 3 months to 1 year	Over 1 year to 5 years	Over 5 years	Total
2024						
Financial liabilities						
Collateral received	2,949	-	-	-	-	2,949
Deposits and other borrowings	472,586	59,872	109,208	7,816	50	649,532
Other financial liabilities	25,217	1,851	2,829	8	-	29,905
Derivative financial instruments:						
Held for trading	23,158	-	-	-	-	23,158
Held for hedging purposes (net settled)	(23)	(187)	(287)	(322)	43	(776)
Held for hedging purposes (gross settled):						
Cash outflow	13,566	20,885	39,202	98,148	44,600	216,401
Cash inflow	(11,622)	(16,288)	(38,924)	(96,397)	(41,544)	(204,775)
Debt issues	5,245	11,104	42,214	85,150	16,935	160,648
Due to subsidiaries	12,301	651	3,114	13,039	55,010	84,115
Total financial liabilities excluding loan capital	**543,377**	**77,888**	**157,356**	**107,442**	**75,094**	**961,157**
Loan capital	62	315	836	9,375	41,551	52,139
Total undiscounted financial liabilities	**543,439**	**78,203**	**158,192**	**116,817**	**116,645**	**1,013,296**
Total contingent liabilities and commitments						
Letters of credit and guarantees	12,539	-	-	-	-	12,539
Commitments to extend credit	175,206	-	-	-	-	175,206
Other	117	-	-	-	-	117
Total undiscounted contingent liabilities and commitments	**187,862**	**-**	**-**	**-**	**-**	**187,862**
2023						
Financial liabilities						
Collateral received	3,257	-	-	-	-	3,257
Deposits and other borrowings	447,791	66,071	94,886	6,969	47	615,764
Other financial liabilities	19,788	832	14,977	(9)	5	35,593
Derivative financial instruments:[a]						
Held for trading	18,536	-	-	-	-	18,536
Held for hedging purposes (net settled)	(73)	(147)	(24)	(194)	292	(146)
Held for hedging purposes (gross settled):						
Cash outflow	7,526	12,236	40,401	84,213	26,654	171,030
Cash inflow	(6,386)	(11,276)	(39,761)	(81,435)	(24,547)	(163,405)
Debt issues	4,847	12,820	33,866	86,665	17,068	155,266
Due to subsidiaries	13,921	546	2,670	12,195	48,625	77,957
Total financial liabilities excluding loan capital	**509,207**	**81,082**	**147,015**	**108,404**	**68,144**	**913,852**
Loan capital	18	249	761	9,133	36,922	47,083
Total undiscounted financial liabilities	**509,225**	**81,331**	**147,776**	**117,537**	**105,066**	**960,935**
Total contingent liabilities and commitments						
Letters of credit and guarantees	11,847	-	-	-	-	11,847
Commitments to extend credit	168,719	-	-	-	-	168,719
Other	247	-	-	-	-	247
Total undiscounted contingent liabilities and commitments	**180,813**	**-**	**-**	**-**	**-**	**180,813**

a. Derivatives not in hedge accounting relationships were all previously presented in the held for trading line. In 2024, economic hedges have been presented within the relevant held for hedging purposes lines to better reflect how these derivatives are managed. Comparatives have been revised to align with current period presentation.

222 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 21. Risk management, funding and liquidity risk and market risk (Continued)

21.2.5. Expected maturity

The following tables present the balance sheet based on expected maturity dates. The liability balances in the following tables will not agree to the contractual maturity tables (Note 21.2.4) due to the analysis below being based on expected rather than contractual maturities, the impact of discounting and the exclusion of interest accruals beyond the reporting period. Included in the following tables are equity securities classified as trading securities, investment securities and life insurance assets that have no specific maturity. These assets have been classified based on the expected period of disposal. Deposits are presented in the following table on a contractual basis, however as part of our normal banking operations, Westpac would expect a large proportion of these balances to be retained.

Consolidated	2024			2023		
$m	Due within 12 months	Greater than 12 months	Total	Due within 12 months	Greater than 12 months	Total
Assets						
Cash and balances with central banks	65,667	-	65,667	102,522	-	102,522
Collateral paid	6,269	-	6,269	4,535	-	4,535
Trading securities and financial assets measured at FVIS	33,090	16,138	49,228	25,046	5,461	30,507
Derivative financial instruments	21,978	2,131	24,109	18,633	2,710	21,343
Investment securities	20,930	82,955	103,885	17,221	58,105	75,326
Loans (net of provisions)	97,010	709,757	806,767	92,419	680,835	773,254
Other financial assets	5,355	101	5,456	6,219	-	6,219
All other assets	921	15,242	16,163	901	15,167	16,068
Total assets	**251,220**	**826,324**	**1,077,544**	**267,496**	**762,278**	**1,029,774**
Liabilities						
Collateral received	3,078	-	3,078	3,525	-	3,525
Deposits and other borrowings	711,076	9,413	720,489	679,903	8,265	688,168
Other financial liabilities	37,024	1,053	38,077	42,050	2,820	44,870
Derivative financial instruments	25,390	5,584	30,974	19,737	4,910	24,647
Debt issues	59,911	109,373	169,284	53,854	102,719	156,573
All other liabilities	2,732	2,975	5,707	3,090	3,186	6,276
Total liabilities excluding loan capital	**839,211**	**128,398**	**967,609**	**802,159**	**121,900**	**924,059**
Loan capital	3,829	34,054	37,883	2,770	30,406	33,176
Total liabilities	**843,040**	**162,452**	**1,005,492**	**804,929**	**152,306**	**957,235**
Net assets/(liabilities)	**(591,820)**	**663,872**	**72,052**	**(537,433)**	**609,972**	**72,539**

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 223

Note 21. Risk management, funding and liquidity risk and market risk (Continued)

Parent Entity $m	2024 Due within 12 months	2024 Greater than 12 months	2024 Total	2023 Due within 12 months	2023 Greater than 12 months	2023 Total
Assets						
Cash and balances with central banks	58,400	-	58,400	93,466	-	93,466
Collateral paid	6,199	-	6,199	4,505	-	4,505
Trading securities and financial assets measured at FVIS	31,736	15,278	47,014	23,447	4,540	27,987
Derivative financial instruments	21,976	1,926	23,902	18,500	2,538	21,038
Investment securities	18,748	76,875	95,623	14,226	53,282	67,508
Loans (net of provisions)	76,274	633,769	710,043	68,391	609,630	678,021
Other financial assets	4,850	101	4,951	5,812	-	5,812
Due from subsidiaries	8,735	43,604	52,339	10,031	43,613	53,644
Investment in subsidiaries	-	9,095	9,095	-	8,019	8,019
All other assets	719	12,949	13,668	781	12,979	13,760
Total assets	**227,637**	**793,597**	**1,021,234**	**239,159**	**734,601**	**973,760**
Liabilities						
Collateral received	2,935	-	2,935	3,243	-	3,243
Deposits and other borrowings	637,088	7,393	644,481	603,816	6,541	610,357
Other financial liabilities	33,883	34	33,917	38,736	44	38,780
Derivative financial instruments	25,392	5,403	30,795	19,722	4,852	24,574
Debt issues	53,982	89,900	143,882	47,176	87,781	134,957
Due to subsidiaries	13,492	42,230	55,722	14,748	40,915	55,663
All other liabilities	2,357	2,387	4,744	2,464	2,863	5,327
Total liabilities excluding loan capital	**769,129**	**147,347**	**916,476**	**729,905**	**142,996**	**872,901**
Loan capital	3,829	32,941	36,770	2,770	29,315	32,085
Total liabilities	**772,958**	**180,288**	**953,246**	**732,675**	**172,311**	**904,986**
Net assets/(liabilities)	**(545,321)**	**613,309**	**67,988**	**(493,516)**	**562,290**	**68,774**

21.3. Market risk

21.3.1. Value-at-Risk

Westpac uses VaR as one of the mechanisms for controlling both traded and non-traded market risk.

VaR is a statistical estimate of the potential loss in earnings over a specified period of time and to a given level of confidence based on historical market movements. The confidence level indicates the probability that the loss will not exceed the VaR estimate on any given day.

VaR seeks to take account of all material market variables that may cause a change in the value of the portfolio, including interest rates, FX rates, price changes, volatility and the correlations between these variables. Daily monitoring of current exposures and VaR and structural concentration limit utilisation is conducted independently by the Market Risk unit. These limits are supplemented by escalation triggers for material profit or loss, and stress testing of risks beyond the 99% confidence interval.

The key parameters of VaR are:	Traded market risk	Non-traded market risk
Holding period	1 day	1 year
Confidence level	99%	99%
Period of historical data used	1 year	6 years

224 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 21. Risk management, funding and liquidity risk and market risk (Continued)

21.3.2. Traded market risk

The following table depicts the aggregate VaR, by risk type:

Consolidated and Parent Entity	2024			2023			2022		
$m	High	Low	Average	High	Low	Average	High	Low	Average
Interest rate risk	21.2	5.4	10.8	21.8	7.2	11.0	20.2	5.0	9.2
FX risk	7.3	0.9	2.4	14.2	1.1	4.3	8.3	0.3	2.5
Equity risk	0.0	0.0	0.0	0.1	0.0	0.0	0.1	0.0	0.0
Commodity risk	1.7	0.6	1.2	3.5	0.9	2.0	4.0	1.5	2.5
Other market risks[a]	10.1	1.9	5.4	9.4	3.2	6.0	6.5	1.4	2.9
Diversification effect	n/a	n/a	(6.9)	n/a	n/a	(8.1)	n/a	n/a	(6.5)
Net market risk	**23.4**	**6.8**	**12.9**	**31.8**	**8.8**	**15.2**	**21.2**	**5.4**	**10.6**

a. Includes prepayment risk and credit spread risk (exposure to movements in generic credit rating bands).

21.3.3. Non-traded market risk

Non-traded market risk includes Interest Rate Risk in the Banking Book (IRRBB) – the risk to net interest income or the economic value on banking book items as a result of interest rate changes.

Net interest income (NII) sensitivity is monitored using the Net interest income-at-Risk (NaR) model. The NaR model combines the underlying balance sheet data with assumptions about runoffs, new business, and expected repricing behaviour. This simulates a series of potential NII outcomes, over a one year time horizon subject to 100 and 200 basis point shifts up and down from the current market interest rates in Australia and New Zealand.

Net interest income-at-Risk

The following table depicts potential NII outcomes assuming a worst case 100 basis point rate shock (up and down) with a 12 month time horizon (expressed as a percentage of reported NII):

% (increase)/decrease in NII	2024 As at	2024 Maximum exposure	2024 Minimum exposure	2024 Average exposure	2023 As at	2023 Maximum exposure	2023 Minimum exposure	2023 Average exposure
Consolidated	1.84	1.84	0.97	1.42	1.81	1.88	0.82	1.42
Parent Entity	1.40	1.43	0.59	1.03	1.47	1.67	0.49	1.20

Value at Risk - IRRBB

The table below depicts internal VaR for IRRBB[1]:

$m	2024 As at	2024 High	2024 Low	2024 Average	2023 As at	2023 High	2023 Low	2023 Average
Consolidated	77.7	80.6	37.5	50.0	49.5	68.4	45.7	55.8

As at 30 September 2024 the Value at Risk – IRRBB for the Parent Entity was $77 million (2023: $49 million).

Risk mitigation

IRRBB stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management.

Westpac hedges its exposure to such interest rate risk using derivatives. Further details on Westpac's hedge accounting are discussed in Note 20.

The same controls used to monitor traded market risk allow management to monitor and manage IRRBB.

Structural FX risk

Structural FX risk results from the generation of foreign currency denominated earnings and from Westpac's capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. As exchange rates move, the Australian dollar equivalent of offshore earnings and capital is subject to change that could introduce significant variability to the Bank's reported financial results and capital ratios.

Note 20 includes details on the net investment hedges related to structural FX risk and economic hedges of New Zealand future earnings.

1. Based on a 1 day holding period and 1 year of historical data to allow comparison to the traded market risk results, noting IRRBB is managed to a longer holding period.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 225 Note 22. Fair values of financial assets and financial liabilities Accounting policy The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. On initial recognition, the transaction price generally represents the fair value of the financial instrument unless there is observable information from an active market to the contrary. Where significant unobservable information is used, the difference between the transaction price and the fair value (day one profit or loss) is recognised in the income statement over the life of the instrument or when the inputs become observable. Critical accounting assumptions and estimates The majority of valuation models used by Westpac employ only observable market data as inputs. However, for certain financial instruments data may be employed which is not readily observable in current markets. The availability of observable inputs is influenced by factors such as: • Product type; • Depth of market activity; • Maturity of market models; and • Complexity of the transaction. Where unobservable market data is used, more judgement is required to determine fair value. The significance of these judgements depends on the significance of the unobservable input to the overall valuation. Unobservable inputs are generally derived from other relevant market data and adjusted against: • Standard industry practice; • Economic models; and • Observed transaction prices. In order to determine a reliable fair value for a financial instrument, management may apply adjustments to the techniques previously described. These adjustments reflect Westpac’s assessment of factors that market participants would consider in setting the fair value. These adjustments incorporate bid/offer spreads, credit valuation adjustments (CVA) and funding valuation adjustments (FVA). Fair Valuation Control Framework Westpac uses a Fair Valuation Control Framework where the fair value is either determined or validated by a function independent of the transaction. This framework formalises the policies and procedures used to achieve compliance with relevant accounting, industry and regulatory standards. The framework includes specific controls relating to: • The revaluation of financial instruments; • Independent price verification; • Fair value adjustments; and • Financial reporting. A key element of the framework is the Revaluation Committee, comprising senior valuation specialists from within Westpac. The Revaluation Committee reviews the application of the agreed policies and procedures to assess that a fair value measurement basis has been applied. The method of determining fair value differs depending on the information available. Fair value hierarchy A financial instrument’s categorisation within the valuation hierarchy is based on the lowest level input that is significant to the fair value measurement. Westpac categorises all fair value instruments according to the hierarchy described below. Valuation techniques Westpac applies market accepted valuation techniques in determining the fair valuation of over the counter (OTC) derivatives. This includes CVA and FVA, which incorporate credit risk and funding costs and benefits that arise in relation to uncollateralised derivative positions, respectively. The specific valuation techniques, the observability of the inputs used in valuation models and the subsequent classification for each significant product category are outlined as follows:

226 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 22. Fair values of financial assets and financial liabilities (Continued)

Level 1 instruments (Level 1)

The fair value of financial instruments traded in active markets is based on recent unadjusted quoted prices. These prices are based on actual arm's length basis transactions.

The valuations of Level 1 instruments require little or no management judgement.

Instrument	Balance sheet category	Includes	Valuation
Exchange traded products	Derivatives	Exchange traded interest rate futures and options and commodity and carbon futures	All these instruments are traded in liquid, active markets where prices are readily observable. No modelling or assumptions are used in the valuation.
FX products	Derivatives	FX spot and futures contracts	
Equity products	Derivatives Trading securities and financial assets measured at FVIS Other financial liabilities	Listed equities and equity indices	
Debt instruments	Trading securities and financial assets measured at FVIS Investment securities Other financial liabilities	Australian Commonwealth and New Zealand government bonds	

Level 2 instruments (Level 2)

The fair value for financial instruments that are not actively traded is determined using valuation techniques which maximise the use of observable market prices. Valuation techniques include:

- The use of market standard discounting methodologies;
- Option pricing models; and
- Other valuation techniques widely used and accepted by market participants.

Instrument	Balance sheet category	Includes	Valuation
Interest rate products	Derivatives	Interest rate and inflation swaps, swaptions, caps, floors, collars and other non-vanilla interest rate derivatives	Industry standard valuation models are used to calculate the expected future value of payments by product, which is discounted back to a present value. The model's interest rate inputs are benchmark and active quoted interest rates in the swap, bond and futures markets. Interest rate volatilities are sourced from brokers and consensus data providers. If consensus prices are not available, these are classified as Level 3 instruments.
FX products	Derivatives	FX swaps, FX forward contracts, FX options and other non-vanilla FX derivatives	Derived from market observable inputs or consensus pricing providers using industry standard models. If consensus prices are not available, these are classified as Level 3 instruments.
Other credit products	Derivatives	Single name and index credit default swaps	Valued using an industry standard model that incorporates the credit spread as its principal input. Credit spreads are obtained from consensus data providers. If consensus prices are not available, these are classified as Level 3 instruments.
Commodity products	Derivatives	Commodity and carbon derivatives	Valued using industry standard models. The models calculate the expected future value of deliveries and payments and discount them back to a present value. The model inputs include forward curves, volatilities implied from market observable inputs, discount curves and underlying spot and futures prices. The significant inputs are market observable or available through a consensus data service. If consensus prices are not available, these are classified as Level 3 instruments.
Equity products	Derivatives	Exchange traded equity options, OTC equity options and equity warrants	Due to low liquidity, exchange traded options are Level 2. Valued using industry standard models based on observable parameters such as stock prices, dividends, volatilities and interest rates.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 227 Note 22. Fair values of financial assets and financial liabilities (Continued) Instrument Balance sheet category Includes Valuation Asset backed debt instruments Trading securities and financial assets measured at FVIS Investment securities Australian residential mortgage backed securities (RMBS) and other asset backed securities (ABS) Valued using an industry approach to value floating rate debt with prepayment features. Australian RMBS are valued using prices sourced from a consensus data provider. If consensus prices are not available, these are classified as Level 3 instruments. Non-asset backed debt instruments Trading securities and financial assets measured at FVIS Investment securities Other financial liabilities State and other government bonds, corporate bonds and commercial paper Repurchase agreements and reverse repurchase agreements over non-asset backed debt securities Valued using observable market prices, which are sourced from independent pricing services, broker quotes or inter-dealer prices. If prices are not available from these sources, these are classified as Level 3 instruments. Loans at fair value Loans Fixed rate bills and syndicated loans Discounted cash flow approach, using a discount rate which reflects the terms of the instrument and the timing of cash flows, adjusted for creditworthiness, or expected sale amount. Certificates of deposit Deposits and other borrowings Certificates of deposit Discounted cash flow using market rates offered for deposits of similar remaining maturities. Debt issues at fair value Debt issues Debt issues Discounted cash flows, using a discount rate which reflects the terms of the instrument and the timing of cash flows adjusted for market observable changes in Westpac’s implied credit worthiness. Level 3 instruments (Level 3) Financial instruments valued where at least one input that could have a significant effect on the instrument’s valuation is not based on observable market data due to illiquidity or complexity of the product. These inputs are generally derived and extrapolated from other relevant market data and calibrated against current market trends and historical transactions. These valuations are calculated using a high degree of management judgement. Instrument Balance sheet category Includes Valuation Debt instruments Trading securities and financial assets measured at FVIS Investment securities Certain debt securities with low observability, usually issued via private placement These securities are evaluated by an independent pricing service or based on third party revaluations. Due to their illiquidity and/or complexity these are classified as Level 3 assets. Equity instruments Investment securities Strategic equity investments Valued using valuation techniques appropriate to the instrument, including the use of recent arm’s length transactions where available, discounted cash flow approach or reference to the net assets of the entity. Due to their illiquidity, complexity and/or use of unobservable inputs into valuation models, they are classified as Level 3 assets.

228 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 22. Fair values of financial assets and financial liabilities (Continued)

The following tables summarise the attribution of financial instruments measured at fair value to the fair value hierarchy.

	2024				2023			
$m	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Consolidated								
Financial assets measured at fair value on a recurring basis								
Trading securities and financial assets measured at FVIS	15,522	33,700	6	49,228	4,468	26,012	27	30,507
Derivative financial instruments	13	24,089	7	24,109	27	21,290	26	21,343
Investment securities	14,117	88,155	447	102,719	5,620	67,833	441	73,894
Loans	-	210	15	225	-	4	15	19
Total financial assets measured at fair value on a recurring basis	**29,652**	**146,154**	**475**	**176,281**	**10,115**	**115,139**	**509**	**125,763**
Financial liabilities measured at fair value on a recurring basis								
Deposits and other borrowings[a]	-	46,878	-	46,878	-	47,220	-	47,220
Other financial liabilities[b]	891	18,428	-	19,319	1,714	10,255	-	11,969
Derivative financial instruments	14	30,955	5	30,974	28	24,604	15	24,647
Debt issues[c]	-	5,385	-	5,385	-	3,222	-	3,222
Total financial liabilities measured at fair value on a recurring basis	**905**	**101,646**	**5**	**102,556**	**1,742**	**85,301**	**15**	**87,058**
Parent Entity								
Financial assets measured at fair value on a recurring basis								
Trading securities and financial assets measured at FVIS	15,091	31,918	5	47,014	4,395	23,566	26	27,987
Derivative financial instruments	13	23,883	6	23,902	27	20,985	26	21,038
Investment securities	11,166	84,182	206	95,554	3,490	63,767	202	67,459
Loans	-	210	1	211	-	4	3	7
Due from subsidiaries	-	1,044	-	1,044	-	1,159	-	1,159
Total financial assets measured at fair value on a recurring basis	**26,270**	**141,237**	**218**	**167,725**	**7,912**	**109,481**	**257**	**117,650**
Financial liabilities measured at fair value on a recurring basis								
Deposits and other borrowings[a]	-	45,167	-	45,167	-	44,973	-	44,973
Other financial liabilities[b]	891	18,428	-	19,319	1,714	10,213	-	11,927
Derivative financial instruments	14	30,776	5	30,795	28	24,531	15	24,574
Debt issues[c]	-	1,961	-	1,961	-	1,852	-	1,852
Due to subsidiaries	-	344	-	344	-	1,875	-	1,875
Total financial liabilities measured at fair value on a recurring basis	**905**	**96,676**	**5**	**97,586**	**1,742**	**83,444**	**15**	**85,201**

a. The contractual outstanding amount payable at maturity was $47,328 million (2023: $47,614 million) for the Group and $45,603 million (2023: $45,331 million) for the Parent Entity.

b. The contractual outstanding amount payable at maturity for the Group is $19,320 million (2023: $11,970 million) and $19,320 million for the Parent Entity (2023: $11,929 million).

c. The contractual outstanding payable at maturity was $5,678 million (2023: $3,772 million) for the Group and $2,226 million (2023: $2,392 million) for the Parent Entity. The cumulative change in the fair value of debt issues attributable to changes in Westpac's own credit risk was $58 million decrease (2023: $45 million decrease) for the Group and Parent Entity.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 229

Note 22. Fair values of financial assets and financial liabilities (Continued)

Reconciliation of non-market observables

The following tables summarise the changes in financial instruments measured at fair value derived from non-market observable valuation techniques (Level 3).

$m	Trading securities and financial assets measured at FVIS	Investment securities	Derivative and other assets	Total Level 3 assets	Derivative liabilities	Total Level 3 liabilities
Consolidated						
Balance as at 30 September 2022	**18**	**387**	**40**	**445**	**23**	**23**
Gains/(losses) on assets/(gains)/losses on liabilities recognised in:						
Income statements	-	-	(9)	(9)	(7)	(7)
OCI	-	(17)	-	(17)	-	-
Acquisitions and issues	31	84	145	260	115	115
Disposals and settlements	(19)	(13)	(124)	(156)	(109)	(109)
Transfer into or out of non-market observables	(4)	-	(12)	(16)	(7)	(7)
Foreign currency translation impacts	1	-	1	2	-	-
Balance as at 30 September 2023	**27**	**441**	**41**	**509**	**15**	**15**
Gains/(losses) on assets/(gains)/losses on liabilities recognised in:						
Income statements	(1)	-	(28)	(29)	2	2
OCI	-	(11)	-	(11)	-	-
Acquisitions and issues	9	21	231	261	308	308
Disposals and settlements	(11)	(5)	(220)	(236)	(311)	(311)
Transfer into or out of non-market observables	(18)	-	(2)	(20)	(9)	(9)
Foreign currency translation impacts	-	1	-	1	-	-
Balance as at 30 September 2024	**6**	**447**	**22**	**475**	**5**	**5**
Unrealised gains/(losses) recognised in the income statements for financial instruments held as at:						
30 September 2023	(1)	-	25	24	(1)	(1)
30 September 2024	-	-	5	5	1	1

230 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 22. Fair values of financial assets and financial liabilities (Continued)

$m	Trading securities and financial assets measured at FVIS	Investment securities	Derivative and other assets	Total Level 3 assets	Derivative liabilities	Total Level 3 liabilities
Parent Entity						
Balance as at 30 September 2022	**18**	**157**	**22**	**197**	**23**	**23**
Gains/(losses) on assets/(gains)/losses on liabilities recognised in:						
Income statements	-	-	(9)	(9)	(7)	(7)
OCI	-	(30)	-	(30)	-	-
Acquisitions and issues	30	79	144	253	115	115
Disposals and settlements	(19)	(4)	(116)	(139)	(109)	(109)
Transfer into or out of non-market observables	(4)	-	(12)	(16)	(7)	(7)
Foreign currency translation impacts	1	-	-	1	-	-
Balance as at 30 September 2023	**26**	**202**	**29**	**257**	**15**	**15**
Gains/(losses) on assets/(gains)/losses on liabilities recognised in:						
Income statements	(1)	-	(28)	(29)	2	2
OCI	-	(13)	-	(13)	-	-
Acquisitions and issues	9	16	228	253	308	308
Disposals and settlements	(11)	-	(220)	(231)	(311)	(311)
Transfer into or out of non-market observables	(18)	-	(2)	(20)	(9)	(9)
Foreign currency translation impacts	-	1	-	1	-	-
Balance as at 30 September 2024	**5**	**206**	**7**	**218**	**5**	**5**
Unrealised gains/(losses) recognised in the income statements for financial instruments held as at:						
30 September 2023	(1)	-	25	24	(1)	(1)
30 September 2024	-	-	5	5	1	1

Transfers into and out of Level 3 have occurred due to changes in observability in the significant inputs into the valuation models used to determine the fair value of the related financial instruments. Transfers in and transfers out are reported using the end of period fair values.

Significant unobservable inputs

Sensitivities to reasonably possible changes in non-market observable valuation assumptions would not have a material impact on Westpac's reported results.

Day one profit or loss

The closing balance of unrecognised day one profit for both Westpac and the Parent Entity as at 30 September 2024 was $1 million (2023: nil).

Financial instruments not measured at fair value

For financial instruments not measured at fair value on a recurring basis, fair value has been derived as follows:

Instrument	Valuation
Loans	Where available, the fair value of loans is based on observable market transactions, otherwise fair value is estimated using discounted cash flow models. For variable rate loans, the discount rate used is the current effective interest rate. The discount rate applied for fixed rate loans reflects the market rate for the maturity of the loan and the credit worthiness of the borrower.
Investment securities	The carrying value approximates the fair value. The balance principally relates to government securities from illiquid markets. Fair value is monitored by reference to recent issuances.
Deposits and other borrowings	Fair values of deposit liabilities payable on demand (non-interest bearing, interest bearing and savings deposits) approximate their carrying value. Fair values for term deposits are estimated using discounted cash flows, applying market rates offered for deposits of similar remaining maturities.
Debt issues and loan capital	Fair values are calculated using a discounted cash flow model. The discount rates applied reflect the terms of the instruments, the timing of the estimated cash flows and are adjusted for any changes in Westpac's credit spreads.
All other financial assets and liabilities	For all other financial assets and liabilities, the carrying value approximates the fair value. These items are either short-term in nature, re-price frequently or are of a high credit rating.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 231

Note 22. Fair values of financial assets and financial liabilities (Continued)

The following tables summarise the estimated fair value and fair value hierarchy of financial instruments not measured at fair value.

Consolidated $m	Carrying amount	Estimated fair value Level 1	Level 2	Level 3	Total
2024					
Financial assets not measured at fair value					
Cash and balances with central banks	65,667	65,667	-	-	65,667
Collateral paid	6,269	6,269	-	-	6,269
Investment securities	1,166	-	452	714	1,166
Loans	806,542	-	-	805,776	805,776
Other financial assets	5,456	-	5,456	-	5,456
Total financial assets not measured at fair value	**885,100**	**71,936**	**5,908**	**806,490**	**884,334**
Financial liabilities not measured at fair value					
Collateral received	3,078	3,078	-	-	3,078
Deposits and other borrowings	673,611	-	670,515	3,869	674,384
Other financial liabilities	18,758	-	18,758	-	18,758
Debt issues[a]	163,899	-	162,750	1,755	164,505
Loan capital[a]	37,883	-	39,390	-	39,390
Total financial liabilities not measured at fair value	**897,229**	**3,078**	**891,413**	**5,624**	**900,115**
2023					
Financial assets not measured at fair value					
Cash and balances with central banks	102,522	102,522	-	-	102,522
Collateral paid	4,535	4,535	-	-	4,535
Investment securities	1,432	-	511	921	1,432
Loans	773,235	-	-	768,890	768,890
Other financial assets	6,219	-	6,219	-	6,219
Total financial assets not measured at fair value	**887,943**	**107,057**	**6,730**	**769,811**	**883,598**
Financial liabilities not measured at fair value					
Collateral received	3,525	3,525	-	-	3,525
Deposits and other borrowings	640,948	-	636,999	4,331	641,330
Other financial liabilities	32,901	-	32,901	-	32,901
Debt issues[a]	153,351	-	152,131	998	153,129
Loan capital[a]	33,176	-	33,512	-	33,512
Total financial liabilities not measured at fair value	**863,901**	**3,525**	**855,543**	**5,329**	**864,397**

a. The estimated fair values of debt issues and loan capital include the impact of changes in Westpac's credit spreads since origination.

232 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 22. Fair values of financial assets and financial liabilities (Continued)

Parent Entity $m	Carrying amount	Estimated fair value Level 1	Level 2	Level 3	Total
2024					
Financial assets not measured at fair value					
Cash and balances with central banks	58,400	58,400	-	-	58,400
Collateral paid	6,199	6,199	-	-	6,199
Investment securities	69	-	-	69	69
Loans	709,832	-	-	709,048	709,048
Due from subsidiaries[a]	50,517	-	4,683	45,834	50,517
Other financial assets	4,951	-	4,951	-	4,951
Total financial assets not measured at fair value	**829,968**	**64,599**	**9,634**	**754,951**	**829,184**
Financial liabilities not measured at fair value					
Collateral received	2,935	2,935	-	-	2,935
Deposits and other borrowings	599,314	-	598,587	1,405	599,992
Other financial liabilities	14,598	-	14,598	-	14,598
Debt issues[b]	141,921	-	142,427	-	142,427
Due to subsidiaries	55,378	-	3,505	51,873	55,378
Loan capital[b]	36,770	-	38,240	-	38,240
Total financial liabilities not measured at fair value	**850,916**	**2,935**	**797,357**	**53,278**	**853,570**
2023					
Financial assets not measured at fair value					
Cash and balances with central banks	93,466	93,466	-	-	93,466
Collateral paid	4,505	4,505	-	-	4,505
Investment securities	49	-	-	49	49
Loans	678,014	-	-	674,713	674,713
Due from subsidiaries[a]	51,796	-	4,274	47,522	51,796
Other financial assets	5,812	-	5,812	-	5,812
Total financial assets not measured at fair value	**833,642**	**97,971**	**10,086**	**722,284**	**830,341**
Financial liabilities not measured at fair value					
Collateral received	3,243	3,243	-	-	3,243
Deposits and other borrowings	565,384	-	564,310	1,443	565,753
Other financial liabilities	26,853	-	26,853	-	26,853
Debt issues[b]	133,105	-	133,039	-	133,039
Due to subsidiaries	53,788	-	3,408	50,380	53,788
Loan capital[b]	32,085	-	32,431	-	32,431
Total financial liabilities not measured at fair value	**814,458**	**3,243**	**760,041**	**51,823**	**815,107**

a. Due from subsidiaries excluded $778 million (2023: $689 million) of long-term debt instruments with equity-like characteristics which are part of the total investment in subsidiaries.

b. The estimated fair values of debt issues and loan capital include the impact of changes in Westpac's credit spreads since origination.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 233

Note 23. Offsetting financial assets and financial liabilities

Accounting policy

Financial assets and liabilities are presented net in the balance sheet when Westpac has a legally enforceable right to offset them in all circumstances and there is an intention to settle the asset and liability on a net basis, or to realise the asset and settle the liability simultaneously. The gross assets and liabilities behind the net amounts reported in the balance sheet are disclosed in the following tables.

Some of Westpac's offsetting arrangements are not enforceable in all circumstances. The amounts in the tables below may not tie back to the balance sheet if there are balances which are not subject to offsetting or enforceable netting arrangements. The amounts presented in this note do not represent the credit risk exposure of Westpac or Parent Entity. Refer to Note 11 for information on credit risk management. The offsetting and collateral arrangements and other credit risk mitigation strategies used by Westpac are further explained in the 'Management of risk mitigation' section of Note 11.5.

	Amounts subject to enforceable netting arrangements						
	Effects of offsetting in the balance sheet			Amounts subject to enforceable netting arrangements but not offset			
Consolidated $m	Gross amounts	Amounts offset	Net amounts reported in the balance sheet	Other recognised financial instruments	Cash collateral[a,b]	Financial instrument collateral	Net amount
2024							
Assets							
Collateral paid[c]	4,532	(4,474)	58	-	-	-	58
Derivative financial instruments[d]	73,247	(50,474)	22,773	(17,071)	(3,065)	(112)	2,525
Reverse repurchase agreements[e]	19,898	(1,908)	17,990	-	(14)	(17,950)	26
Loans[f]	23,218	(23,147)	71	-	-	-	71
Total assets	**120,895**	**(80,003)**	**40,892**	**(17,071)**	**(3,079)**	**(18,062)**	**2,680**
Liabilities							
Collateral received	2,562	(2,559)	3	-	-	-	3
Derivative financial instruments[d]	80,776	(52,389)	28,387	(17,071)	(5,870)	(1,721)	3,725
Repurchase agreements[g]	20,756	(1,908)	18,848	-	(57)	(18,791)	-
Deposits and other borrowings[f]	49,007	(23,147)	25,860	-	-	-	25,860
Total liabilities	**153,101**	**(80,003)**	**73,098**	**(17,071)**	**(5,927)**	**(20,512)**	**29,588**
2023							
Assets							
Collateral paid[c]	11,162	(11,107)	55	-	-	-	55
Derivative financial instruments[d]	87,261	(67,752)	19,509	(13,344)	(3,417)	(53)	2,695
Reverse repurchase agreements[e]	12,054	-	12,054	-	(109)	(11,862)	83
Loans[f]	25,343	(25,301)	42	-	-	-	42
Total assets	**135,820**	**(104,160)**	**31,660**	**(13,344)**	**(3,526)**	**(11,915)**	**2,875**
Liabilities							
Collateral received	5,131	(5,127)	4	-	-	-	4
Derivative financial instruments[d]	95,461	(73,732)	21,729	(13,364)	(4,340)	(2,166)	1,859
Repurchase agreements[g]	25,059	-	25,059	-	(19)	(25,040)	-
Deposits and other borrowings[f]	52,421	(25,301)	27,120	-	-	-	27,120
Total liabilities	**178,072**	**(104,160)**	**73,912**	**(13,364)**	**(4,359)**	**(27,206)**	**28,983**

a. $3,078 million (2023: $3,525 million) of cash collateral on derivative financial assets and reverse repurchase agreements, is disclosed as collateral received in the balance sheet. The remainder is included in term deposits recognised in deposits and other borrowings within Note 12.

b. $5,927 million (2023: $4,359 million) of cash collateral, subject to enforceable netting arrangements with derivative financial liabilities and repurchase agreements, forms part of collateral paid as disclosed in the balance sheet. The remainder of collateral paid, as disclosed in the balance sheet, consists of $342 million (2023: $176 million) in futures margin that does not form part of this column.

c. Gross amounts consist of variation margin held directly with central clearing counterparties. Where variation margin is receivable it is reported as part of collateral paid. Where variation margin is payable it is reported as part of collateral received. Amounts offset relate to variation margin.

d. $1,336 million (2023: $1,834 million) of derivative financial assets and $2,587 million (2023: $2,918 million) of derivative financial liabilities are not subject to enforceable netting arrangements.

e. Reverse repurchase agreements form part of trading securities and financial assets measured at FVIS in Note 16.

f. Gross amounts consist of debt and interest set-off accounts which meet the requirements for offsetting as described above. These accounts form part of business loans in Note 9 and part of deposits and other borrowings in Note 12.

g. Repurchase agreements form part of other financial liabilities in Note 19.

234 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 23. Offsetting financial assets and financial liabilities (Continued)

	Amounts subject to enforceable netting arrangements						
	Effects of offsetting in the balance sheet			Amounts subject to enforceable netting arrangements but not offset			
Parent Entity $m	Gross amounts	Amounts offset	Net amounts reported in the balance sheet	Other recognised financial instruments	Cash collateral[a,b]	Financial instrument collateral	Net amount
2024							
Assets							
Collateral paid[c]	4,532	(4,474)	58	-	-	-	58
Derivative financial instruments[d]	73,041	(50,474)	22,567	(16,971)	(2,922)	(112)	2,562
Reverse repurchase agreements[e]	19,898	(1,908)	17,990	-	(14)	(17,950)	26
Loans[f]	23,218	(23,147)	71	-	-	-	71
Total assets	**120,689**	**(80,003)**	**40,686**	**(16,971)**	**(2,936)**	**(18,062)**	**2,717**
Liabilities							
Collateral received	2,562	(2,559)	3	-	-	-	3
Derivative financial instruments[d]	80,595	(52,389)	28,206	(16,971)	(5,800)	(1,721)	3,714
Repurchase agreements[g]	17,979	(1,908)	16,071	-	(57)	(16,014)	-
Deposits and other borrowings[f]	49,007	(23,147)	25,860	-	-	-	25,860
Total liabilities	**150,143**	**(80,003)**	**70,140**	**(16,971)**	**(5,857)**	**(17,735)**	**29,577**
2023							
Assets							
Collateral paid[c]	11,162	(11,107)	55	-	-	-	55
Derivative financial instruments[d]	86,969	(67,752)	19,217	(13,334)	(3,135)	(53)	2,695
Reverse repurchase agreements[e]	12,013	-	12,013	-	(109)	(11,821)	83
Loans[f]	25,343	(25,301)	42	-	-	-	42
Total assets	**135,487**	**(104,160)**	**31,327**	**(13,334)**	**(3,244)**	**(11,874)**	**2,875**
Liabilities							
Collateral received	5,131	(5,127)	4	-	-	-	4
Derivative financial instruments[d]	95,394	(73,732)	21,662	(13,334)	(4,310)	(2,166)	1,852
Repurchase agreements[g]	20,315	-	20,315	-	(19)	(20,296)	-
Deposits and other borrowings[f]	52,421	(25,301)	27,120	-	-	-	27,120
Total liabilities	**173,261**	**(104,160)**	**69,101**	**(13,334)**	**(4,329)**	**(22,462)**	**28,976**

a. $2,935 million (2023: $3,243 million) of cash collateral on derivative financial assets and reverse repurchase agreements, is disclosed as collateral received in the balance sheet. The remainder is included in term deposits recognised in deposits and other borrowings within Note 12.

b. $5,857 million (2023: $4,329 million) of cash collateral, subject to enforceable netting arrangements with derivative financial liabilities and repurchase agreements, forms part of collateral paid as disclosed in the balance sheet. The remainder of collateral paid, as disclosed in the balance sheet, consists of $342 million (2023: $176 million) in futures margin that does not form part of this column.

c. Gross amounts consist of variation margin held directly with central clearing counterparties. Where variation margin is receivable it is reported as part of collateral paid. Where variation margin is payable it is reported as part of collateral received. Amounts offset relate to variation margin.

d. $1,335 million (2023: $1,821 million) of derivative financial assets and $2,589 million (2023: $2,912 million) of derivative financial liabilities are not subject to enforceable netting arrangements.

e. Reverse repurchase agreements form part of trading securities and financial assets measured at FVIS in Note 16.

f. Gross amounts consist of debt and interest set-off accounts which meet the requirements for offsetting as described above. These accounts form part of business loans in Note 9 and part of deposits and other borrowings in Note 12.

g. Repurchase agreements form part of other financial liabilities in Note 19.

Other recognised financial instruments

These financial assets and liabilities are subject to master netting agreements which are not enforceable in all circumstances, so they are recognised gross in the balance sheet. The offsetting rights of the master netting arrangements can only be enforced if a predetermined event occurs in the future, such as a counterparty defaulting.

Cash collateral and financial instrument collateral

These amounts are received or pledged under master netting arrangements against the gross amounts of assets and liabilities. Financial instrument collateral typically comprises securities which can be readily liquidated in the event of counterparty default. The offsetting rights of the master netting arrangement can only be enforced if a predetermined event occurs in the future, such as a counterparty defaulting.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 235 INTANGIBLE ASSETS, PROVISIONS, COMMITMENTS AND CONTINGENCIES Note 24. Intangible assets Accounting policy Indefinite life intangible assets Goodwill Goodwill acquired in a business combination is initially measured at cost, generally being the excess of: (i) The consideration paid; over (ii) The net fair value of the identifiable assets, liabilities and contingent liabilities acquired. Subsequently, goodwill is not amortised but rather tested for impairment. Impairment is tested at least annually or whenever there is an indication of impairment. An impairment charge is recognised when a cash generating unit’s (CGU) carrying value exceeds its recoverable amount. Recoverable amount means the higher of the CGU’s fair value less costs to sell and its value-in-use. Westpac’s CGUs represent the smallest identifiable group of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. They reflect the level at which Westpac monitors and manages its operations. Brand names Brand names acquired in a business combination, including St.George, BT and BankSA, are initially recognised at cost. As these assets have been assessed as having indefinite useful lives they are not amortised but tested for impairment at least annually or whenever there is an indication of impairment. The useful life of each brand name intangible assets is also reviewed each period to determine whether events and circumstances continue to support the indefinite useful life assessment. Finite life intangible assets Finite life intangibles, such as computer software, are recognised initially at cost and subsequently at amortised cost less any impairment. Intangible Useful life Depreciation method Goodwill Indefinite Not applicable Brand names Indefinite Not applicable Computer software 3 to 10 years Straight-line or the diminishing balance method (using the Sum of the Years Digits) Critical accounting assumptions and estimates Judgement is required in determining the fair value of assets and liabilities acquired in a business combination. A different assessment of fair values would have resulted in a different goodwill balance and different post-acquisition performance of the acquired entity. Judgement is also required in determining the useful life of intangible assets other than goodwill. When assessing impairment of intangible assets, significant judgement is needed to determine the appropriate cash flows and discount rates to be applied to the calculations. The significant assumptions applied to the value-in-use calculations are outlined below. For assets other than goodwill, management also assess whether there is any indication that an impairment loss recognised in prior periods may no longer exist or may have decreased. If any such indication exists, the recoverable amount of the asset is estimated.

236 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 24. Intangible assets (Continued)

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Goodwill				
Balance as at beginning of year	**7,419**	**7,393**	**6,253**	**6,253**
Additions[a]	21	-	-	-
Other adjustments	(7)	26	-	-
Balance as at end of year	**7,433**	**7,419**	**6,253**	**6,253**
Computer software				
Balance as at beginning of year	**2,797**	**2,264**	**2,371**	**1,992**
Additions	792	1,141	673	952
Impairment	(19)	(8)	(19)	(8)
Amortisation	(889)	(621)	(783)	(565)
Other adjustments	(6)	21	-	-
Balance as at end of year	**2,675**	**2,797**	**2,242**	**2,371**
Cost	8,856	8,450	7,493	7,187
Accumulated amortisation and impairment	(6,181)	(5,653)	(5,251)	(4,816)
Carrying amount	**2,675**	**2,797**	**2,242**	**2,371**
Brand names	**638**	**670**	**636**	**636**
Total intangible assets	**10,746**	**10,886**	**9,131**	**9,260**
Goodwill has been allocated to the following CGUs:				
Consumer	4,829	4,829	4,484	4,484
Business & Wealth[b]	2,122	2,101	1,769	1,769
New Zealand	482	489	-	-
Total goodwill	**7,433**	**7,419**	**6,253**	**6,253**
Brand names has been allocated to the following CGUs:				
Consumer	350	382	350	350
Business & Wealth[b]	288	288	286	286
Total goodwill	**638**	**670**	**636**	**636**

a. Related to the acquisition of HealthPoint.

b. During 2024, the Group established a new operating segment called Business & Wealth and dissolved the Specialist Business Division (SBD). Certain businesses of SBD, which included the Platforms and Margin Lending CGUs, have been incorporated into the Business & Wealth segment. The Business & Wealth segment now comprises individual CGUs (Business, Platforms, Margin Lending and HealthPoint) to which goodwill has been allocated. The carrying amount of goodwill for Business was $1,812 million as at 30 September 2024 and 30 September 2023. The carrying amount of goodwill allocated to the remaining individual CGUs in this segment is not significant.

The carrying value of the RAMS brand ($32 million) was impaired in full in 2024.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 237

Note 24. Intangible assets (Continued)

Impairment testing and results

Impairment testing is performed at least once a year, or whenever there is an indication of impairment, by comparing the recoverable amount of each CGU with the carrying amount. For assets other than goodwill management also assess whether there is any indication that an impairment loss recognised in prior periods may no longer exist or may have decreased. If any such indication exists, the recoverable amount of the asset is estimated. The primary test for recoverable amount is determined based on value-in-use which refers to the present value of expected cash flows under its current use. Fair value less costs to sell is also considered for those CGUs where value-in-use is lower than carrying value. In the current year, this was not required to be considered.

Significant assumptions used in recoverable amount calculations

The assumptions made for goodwill impairment testing for each relevant significant CGU are provided in the following table and are based on past experience and management's expectations for the future. In the current year and given the present economic environment, Westpac has reassessed these assumptions and revised them where necessary in order to provide a reasonable estimate of the value-in-use of the CGUs and Group.

	Discount rate Post-tax rate/Pre-tax rate		Cash flows Forecast period/terminal growth rate	
	2024	2023	2024	2023
Australian CGUs[a]	9% / 11.7%-11.9%	9% / 11.8%-12.1%	5 years / 2%	3 years / 2%
New Zealand	9% / 11.4%-11.7%	9% / 11.5%-12.0%	5 years / 2%	3 years / 2%

a. Australian CGUs comprise Consumer and the CGUs within Business & Wealth.

Westpac discounts the projected cash flows by its adjusted pre-tax equity rate.

The cashflows used are based on management approved forecasts. These forecasts utilise information about current and future economic conditions, observable historical information and management expectations of future business performance. The terminal growth rate represents the growth rate applied to extrapolate cash flows beyond the forecast period and reflects the lower end of the RBA's target long-term inflation rate band. For all CGUs tested, the recoverability of goodwill is not reliant on any one particular assumption. There are no reasonably possible changes in assumptions for any significant CGU that would result in an indication of impairment or have a material impact on Westpac's reported results.

238 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 25. Provisions, contingent liabilities, contingent assets and credit commitments Accounting policy Provisions Provisions are recognised for present obligations arising from past events where a payment (or other economic transfer) is likely to be necessary to settle the obligation and can be reliably estimated. Employee benefits – long service leave provision Long service leave is granted to certain employees in Australia and New Zealand. The provision is calculated based on the expected payments. When payments are expected to be more than one year in the future, the provision is discounted to present value using assumptions for expected employee service, utilisation and average salary increases. Employee benefits – annual leave and other employee benefits provision The provision for annual leave and other employee benefits (including wages and salaries, inclusive of non-monetary benefits, and any associated on-costs (e.g. payroll tax)) is calculated based on expected payments. Provision for ECL on credit commitments Westpac is committed to provide facilities and guarantees as explained below. If it is probable that a facility will be drawn and the resulting asset will be less than the drawn amount then a provision for impairment is recognised. The provision for ECL is calculated using the methodology described in Note 10. Compliance, Regulation and Remediation provisions The compliance, regulation and remediation provisions relate to matters of potential misconduct in providing services to our customers identified both as a result of regulatory action and internal reviews. An assessment of the likely cost of these matters to Westpac (including applicable customer refunds) is made on a case-by-case basis and specific provisions are made where appropriate. Contingent liabilities Contingent liabilities are possible obligations whose existence will be confirmed only by uncertain future events, and present obligations where the transfer of economic resources is not probable or cannot be reliably measured. Contingent liabilities are not recognised in the balance sheet but are disclosed unless the outflow of economic resources is remote. Undrawn credit commitments Westpac enters into various arrangements with customers which are only recognised in the balance sheet when called upon. These arrangements include commitments to extend credit, bill endorsements, financial guarantees, standby letters of credit and underwriting facilities. Contingent assets Contingent assets are possible assets whose existence will be confirmed only by uncertain future events. Contingent assets are not recognised in the balance sheet but are disclosed if an inflow of economic benefits is probable. Critical accounting assumptions and estimates The financial reporting of provisions for litigation and non-lending losses and for compliance, regulation and remediation matters involves a significant degree of judgement in relation to identifying whether a present obligation exists and also in estimating the probability, timing, nature and quantum of the outflows that may arise from past events. These judgements are made based on the specific facts and circumstances relating to individual events. Provisions carried for long service leave are supported by an independent actuarial report.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 239

Note 25. Provisions, contingent liabilities, contingent assets and credit commitments (Continued)

Provisions

$m	Long service leave	Annual leave and other employee benefits	Provision for impairment on credit commitments	Lease restoration obligations	Restructuring and other provisions	Litigation, non-lending losses and remediation provisions	Total
Consolidated							
Balance as at 30 September 2023	**464**	**933**	**497**	**183**	**342**	**358**	**2,777**
Additions	99	1,139	80	7	190	188	1,703
Utilisation	(58)	(1,163)	-	(27)	(274)	(188)	(1,710)
Reversal of unutilised provisions	(28)	(9)	(61)	-	(48)	(118)	(264)
Other	-	(1)	-	-	-	-	(1)
Balance as at 30 September 2024	**477**	**899**	**516**	**163**	**210**	**240**	**2,505**
Parent Entity							
Balance as at 30 September 2023	**453**	**844**	**454**	**160**	**329**	**303**	**2,543**
Additions	88	1,099	71	6	180	158	1,602
Utilisation	(48)	(1,110)	-	(25)	(267)	(168)	(1,618)
Reversal of unutilised provisions	(28)	(9)	(61)	-	(44)	(114)	(256)
Balance as at 30 September 2024	**465**	**824**	**464**	**141**	**198**	**179**	**2,271**

Legislative liabilities

Westpac had the following assessed liabilities as at 30 September 2024:

- $22 million (2023: $23 million) based on an actuarial assessment as a self-insurer under the *Workers' Compensation Act 1987* and the *Workplace Injury Management and Workers' Compensation Act 1998* (New South Wales);
- $7 million (2023: $8 million) based on actuarial assessment as a self-insurer under the *Accident Compensation Act 1985* (Victoria);
- $7 million (2023: $8 million) based on actuarial assessment as a self-insurer under the *Workers' Rehabilitation and Compensation Act 1986* (South Australia);
- $2 million (2023: $2 million) based on an actuarial assessment as a self-insurer under the *Workers' Compensation and Rehabilitation Act 2003* (Queensland);
- Nil (2023: nil) based on an actuarial assessment as a self-insurer under the *Workers' Compensation Act 1951* (Australian Capital Territory);
- Nil (2023: nil) based on an actuarial assessment as a self-insurer under the *Return to Work Act 1986* (Northern Territory);
- $1 million (2023: $1 million) based on an actuarial assessment as a self-insurer under the *Workers' Compensation and Injury Management Act 1981* (Western Australia); and
- $2 million (2023: $1 million) based on an actuarial assessment as a self-insurer under the *Workers' Rehabilitation and Compensation Act 1988* (Tasmania).

Appropriate provision has been made for these liabilities in the provision for annual leave and other employee benefits above.

240 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 25. Provisions, contingent liabilities, contingent assets and credit commitments (Continued) Provisions Litigation, non-lending losses and remediation provisions Provisions for the financial year 2024 include estimates of: • Customer refunds associated with matters of potential historical misconduct; • Costs of completing remediation programs; and • Potential non-lending losses and costs connected with certain litigation and regulatory investigations. It is possible that the final outcome could be below or above the provision, if the actual outcome differs from the assumptions used in estimating the provision. Remediation processes may change over time as further facts emerge and such changes could result in a change to the final exposure. Certain litigation As at 30 September 2024, the Group held provisions in respect of potential non-lending losses and costs connected with certain litigation, including: • Civil penalty proceedings commenced by ASIC against Westpac on 4 September 2023, alleging contraventions under the National Credit Code (Credit Code) and National Consumer Credit Protection Act 2009 (Cth). The proceedings relate to system and operational failures and allege that Westpac did not respond to 288 online hardship applications between 2015 and 2023 within the time-frames required under the Credit Code. Westpac self-reported the incidents to ASIC and has remediated impacted customers. ASIC also alleges that Westpac failed to do all things necessary to ensure that credit activities were engaged in efficiently, honestly and fairly. A hearing date has been fixed for 27 May 2025; • A class action commenced against Westpac and St.George Finance Limited (SGF) on 15 July 2020, in the Supreme Court of Victoria in relation to flex commissions paid to auto dealers from 1 March 2013 to 31 October 2018. It is alleged that Westpac and SGF are liable for the unfair conduct of dealers acting as credit representatives and engaged in misleading or deceptive conduct. This proceeding is one of three class actions commenced against lenders in the auto finance industry. One proceeding settled in September 2024. The joint trial for two of the proceedings commenced 14 October 2024. Westpac and SGF are defending the proceedings. Westpac no longer pays flex commissions following an industry wide ban and will finalise the divestment of its auto-finance business in 2025; and • On 5 October 2023 a class action was commenced in the Federal Court of Australia against BT Funds Management Limited (BTFM), Westpac Securities Administration Limited (WSAL) and Westpac Life Insurance Services Limited (now known as TAL Life Insurance Services Limited) (WLIS), a former Group subsidiary. In September 2024 the parties agreed to discontinue the proceedings, subject to approval of the Court. There remains uncertainty as to the expense that may be associated with these matters, including the approach that the relevant counterparty or Courts may take in relation to the matter, and the Court’s assessment of applicable fines, penalties, loss or damages. It is possible that the actual aggregate expense to Westpac associated with a Court determined resolution of these matters may be higher or lower than the provision. Restructuring provisions Westpac carries restructuring provisions for committed business restructures and branch closures. The provisions held primarily relate to staff separation costs and redundancies. Lease restoration obligations The lease restoration provision reflects an estimate of the cost of making good leasehold premises at the end of Westpac’s property leases. Contingent liabilities Regulatory investigations, reviews and inquiries Domestic regulators, statutory authorities and other bodies, such as ASIC, ACCC, APRA, AUSTRAC, BCCC, AFCA, the OAIC, the ATO and the Fair Work Ombudsman (FWO), as well as certain international regulators and other bodies such as the Reserve Bank of New Zealand, New Zealand Financial Markets Authority and Commerce Commission, BPNG and its Financial Analysis & Supervision Unit, the SEC and FINRA, from time to time conduct investigations, reviews or inquiries (some of which may be industry wide). These activities can cover a range of matters (including potential contraventions and non-compliance) that involve, or may in the future, involve the Group. These currently include: • Engagement with various regulators in relation to RAMS. The engagements include an enforcement investigation by ASIC into Westpac, RAMS Financial Group Pty Limited (RFG) and RAMS authorised credit representatives (including RAMS franchisees) in connection with the provision of home loan products from 1 January 2019 to 1 September 2023. The current focus of ASIC’s investigation is on RFG’s and Westpac’s general conduct obligations, prohibitions

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 241 Note 25. Provisions, contingent liabilities, contingent assets and credit commitments (Continued) on conducting business with unaccredited loan referrers and unlicensed persons, and giving misleading information. Following a strategic review by Westpac and RFG of the RAMS business, RFG has exited a number of franchisees and closed the RAMS business to new home loan applications from 6 August 2024. Disputes have been raised by franchisees in relation to these actions, including the commencement of a class action in May 2024. We are also responding to enquiries from APRA; • Engagement with the ATO in relation to the remediation and uplift of Westpac’s Common Reporting Standard (CRS) reporting, noting unsatisfactory completion may result in enforcement action against Westpac; • Investigation by the FWO in relation to Westpac’s self-disclosed remediation program regarding employee pay-related entitlements. Westpac considers enforcement action against it likely, and could include an Enforceable Undertaking; and • Regulatory investigations, reviews or inquiries into other areas such as risk governance, AML/CTF Program, including Transaction Monitoring Program and associated processes and procedures, compliance with industry codes, consumer credit contracts banking products, hardship processes, consumer lending conduct, Consumer Data Rights and design and distribution obligations. It is uncertain what (if any) actions will result following the conclusion of these investigations or matters. No provisions have yet been made in relation to any financial liability that might arise, or costs that may be incurred in the event proceedings are pursued in relation to the matters outlined above. Such investigations, reviews or inquiries, or risk-based decisions taken by Westpac regarding relevant businesses, have previously resulted, and/or may in the future result in litigation (including class action proceedings and criminal proceedings), significant fines and penalties, infringement notices, enforcement action including enforceable undertakings, requirement to undertake a review, referral to the relevant Commonwealth or State Director of Public Prosecutions for consideration for criminal prosecution, imposition of capital or liquidity requirements, licence revocation, suspension or variation, customer remediation or other sanctions or action being taken by regulators or other parties. Investigations have in some instances resulted, and could in the future result, in findings of a significant number of breaches of obligations. This in turn could lead to significant financial and other penalties. Prior penalties and contraventions by Westpac in relation to similar issues can also affect penalties that may be imposed. Reliance on third parties and any contributing actions of third parties may not mitigate penalties. Litigation There are ongoing Court proceedings, claims and possible claims against the Group. Contingent liabilities exist in respect of actual and potential claims and proceedings, including those listed below. Class actions In addition to the class action litigation noted under Provisions, above: • Westpac is defending a class action proceeding which was commenced in December 2019 in the Federal Court of Australia on behalf of certain investors who acquired an interest in Westpac securities between 16 December 2013 and 19 November 2019. The proceeding involves allegations relating to market disclosure issues connected to Westpac’s monitoring of financial crime over the relevant period and matters which were the subject of the AUSTRAC civil proceedings. The damages sought on behalf of members of the class have not yet been specified. However, in the course of a procedural hearing in August 2022, the applicant indicated that a preliminary estimate of the losses that may be alleged in respect of a subset of potential group members exceeded $1 billion. While it remains unclear how the applicant will ultimately formulate their estimate of alleged damages claimed on behalf of group members, it is possible that the claim may be higher (or lower) than the amount referred to above. Given the time period and the nature of the claims alleged to be in question, along with the reduction in our market capitalisation at the time of the commencement of the AUSTRAC civil proceedings, it is likely that any total alleged damages (when, and if, ultimately articulated by the applicant) will be significant. Westpac continues to deny both that its disclosure was inappropriate and, as such, that any group member has incurred damage. The matter has not yet been set down for a hearing.

242 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 25. Provisions, contingent liabilities, contingent assets and credit commitments (Continued) Internal reviews and remediation As in prior periods, Westpac is continuing to undertake a number of reviews to identify and resolve issues that have the potential to impact our customers, employees, other stakeholders and reputation. These internal reviews continue to identify issues in respect of which we are taking, or will take, steps to put things right, including so that our customers and employees (as applicable) are not disadvantaged from certain past practices, including by making compensation/remediation payments and providing refunds where appropriate. These issues include, among other things, consumer lending conduct; compliance with lending obligations; hardship processes; sufficiency of training, policies, processes and procedures; AML/CTF Program, including Transaction Monitoring Program and associated processes and procedures; product disclosure; destruction and retention of personal information; and impacts from inadequate product governance, including the way some product terms and conditions are operationalised. By undertaking these reviews, we can also improve our processes and controls, including those of our contractors, agents, and authorised credit representatives. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements but cannot always be reliably estimated. Even where Westpac has remediated or compensated customers, employees or issues, there can still be the risk of regulators challenging the basis, scope or pace of remediation, taking enforcement action (including seeking enforceable undertakings and contrition payments), or imposing fines/penalties or other sanctions, including civil or criminal prosecutions. Contingent liabilities may exist in respect of actual or potential claims or proceedings (which could be brought by customers, employees/unions, regulators or criminal prosecutors), compensation/remediation payments and/or refunds identified as part of these reviews. Contingent levies The Group is subject to a number of regulatory levies, which may be imposed at the discretion of the relevant regulating body. These include levies that fund the Financial Claims Scheme and the Compensation Scheme of Last Resort. Exposures to third parties relating to divested businesses The Group has potential exposures relating to warranties, indemnities and other commitments it has provided to third parties in connection with various divestments of entities, businesses and assets. The warranties, indemnities and other commitments cover a range of matters, conduct and risks. We have made payments under these indemnities and are in discussions with one or more parties in relation to claims made, and potential claims, under these arrangements. Provisions have been raised for matters where a present obligation exists, and a probable settlement can be reliably estimated. Contingent tax risk Tax and regulatory authorities in Australia and in other jurisdictions review, in the normal course of business, the direct and indirect taxation treatment of transactions (both historical and present-day transactions) undertaken by Westpac. Westpac also responds to various notices and requests for information it receives from tax and regulatory authorities. These reviews, notices and requests may result in additional tax liabilities (including interest and penalties). Westpac has assessed these and other taxation matters arising in Australia and elsewhere, including seeking independent advice. Clearing and settlement obligations Westpac is subject to the rules governing clearing and settlement activities under which loss sharing arrangements may arise. This includes the requirements of central clearing houses where Westpac has made contributions to a default fund. In the event of a default of another clearing member, Westpac could be required to make additional default fund contributions. Parent entity guarantees and undertakings to subsidiaries Consistent with 2023, Westpac Banking Corporation, as the parent entity of Westpac, makes the following guarantees and undertakings to its subsidiaries: • Letters of comfort for certain subsidiaries which recognise that Westpac has a responsibility that those subsidiaries continue to meet their obligations; and • Guarantees to certain wholly owned subsidiaries which are Australian financial services or credit licensees to comply with legislative requirements. All but two guarantees are capped at $20 million per year (with an automatic reinstatement for another $20 million) and two specific guarantees are capped at $2 million (with an automatic reinstatement for another $2 million).

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 243 Note 25. Provisions, contingent liabilities, contingent assets and credit commitments (Continued) Contingent assets The credit commitments shown in the following table also constitute contingent assets. These commitments would be classified as loans in the balance sheet on the contingent event occurring. Undrawn credit commitments Westpac enters into various arrangements with customers which are only recognised in the balance sheet when called upon. These arrangements include commitments to extend credit, bill endorsements, financial guarantees, standby letters of credit and underwriting facilities. They expose Westpac to liquidity risk when called upon and also to credit risk if the customer fails to repay the amounts owed at the due date. The maximum exposure to credit loss is the contractual or notional amount of the instruments. Some of the arrangements can be cancelled by Westpac at any time and a significant portion is expected to expire without being drawn. The actual liquidity and credit risk exposure varies in line with amounts drawn and may be less than the amounts disclosed. Westpac uses the same credit policies when entering into these arrangements as it does for on-balance sheet instruments. Refer to Note 11 and Note 21 of the 2024 Annual Report for further details of credit risk and liquidity risk management, respectively. Undrawn credit commitments excluding derivatives are as follows: Consolidated Parent Entity $m 2024 2023 2024 2023 Undrawn credit commitments Letters of credit and financial guaranteesa 13,118 12,447 12,539 11,847 Commitments to extend creditb 198,876 193,457 175,206 168,719 Other 117 247 117 247 Total undrawn credit commitments 212,111 206,151 187,862 180,813 a. Standby letters of credit are undertakings to pay, against presentation documents, an obligation in the event of a default by a customer. Financial guarantees are unconditional undertakings given to support the obligations of a customer to third parties. The Group may hold cash as collateral for certain financial guarantees issued. b. Commitments to extend credit include all obligations on the part of the Group to provide credit facilities. As facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements. In addition to the commitments disclosed above, $6 billion (2023: $8.8 billion) for the Group and $5.1 billion (2023: $7.9 billion) for the Parent Entity of credit exposures were offered and accepted but still revocable. These represent part of Westpac Group’s maximum credit exposure to credit risk.

244 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS CAPITAL AND DIVIDENDS Note 26. Shareholders’ equity Accounting policy Share capital Ordinary shares are recognised at the amount paid up per ordinary share, net of directly attributable issue costs. Treasury shares are shares in the Parent Entity, purchased by the Parent Entity or other entities within Westpac. These shares are adjusted against share capital as the net of the consideration paid to purchase the shares and, where applicable, any consideration received from the subsequent sale or reissue of these shares. Non-controlling interests Non-controlling interests represent the share in the net assets of subsidiaries attributable to equity interests that are not owned directly or indirectly by the Parent Entity. Reserves Foreign currency translation reserve Exchange differences arising on translation of Westpac’s foreign operations, and any offsetting gains or losses on hedging the net investment are reflected in the foreign currency translation reserve. A cumulative credit balance in this reserve would not normally be regarded as being available for payment of dividends until such gains are realised and recognised in the income statement on sale or disposal of the foreign operation. Debt securities at FVOCI reserve This reserve comprises the changes in fair value of debt securities measured at FVOCI (except for interest income, impairment charges and FX gains and losses which are recognised in the income statement), net of any related hedge accounting adjustments and tax. These changes are transferred to the income statement when the asset is disposed. Equity securities at FVOCI reserve This reserve comprises the changes in fair value of equity securities measured at FVOCI, net of tax. These changes are not transferred to the income statement when the asset is disposed. Cash flow hedge reserve This comprises the fair value gains and losses associated with the effective portion of designated cash flow hedging instruments, net of tax. Share-based payment reserve This comprises the fair value of equity-settled share-based payments recognised as an expense. Other reserves Other reserves for the Parent Entity relate to certain historic internal group restructurings performed at fair value. The reserve is eliminated on consolidation. Other reserves for Westpac consist of transactions relating to changes in the Parent Entity’s ownership of a subsidiary that do not result in a loss of control. The amount recorded in other reserves reflects the difference between the amount by which NCI are adjusted and the fair value of any consideration paid or received.

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Note 26. Shareholders' equity (Continued)

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Share capital				
Ordinary share capital, fully paid	37,958	39,826	37,958	39,826
Treasury shares[a]	(758)	(702)	(816)	(760)
Total share capital	**37,200**	**39,124**	**37,142**	**39,066**
Non-controlling interest				
Perpetual Preference Shares (PPS)	**339**	-	-	-
Other[b]	**8**	**44**	-	-
Total non-controlling interests	**347**	**44**	-	-

a. 2024: 6,173,874 unvested RSP and EIP treasury shares held (2023: 5,249,663).

b. Westpac acquired 8.74% of the non-controlling interest in Westpac Bank-PNG-Limited.

Perpetual Preference Shares (PPS)

On 13 September 2024, Westpac New Zealand Limited (WNZL), a wholly-owned subsidiary of Westpac, issued NZD375 million PPS to external investors. The PPS is recognised as a non-controlling interests to the Group at the amount paid up per share, net of directly attributable issue costs (NZD6 million). Discretionary distributions on PPS are recognised in equity when paid.

A summary of the key terms of the PPS is provided below.

$	Issue date	PPS distribution rate	Optional redemption date
NZ$375 million	13 September 2024	Fixed at 7.10% until 13 September 2029 (when it resets to a floating rate equal to the NZ 3 month bank bill rate + 3.50% p.a.)	13 September 2029 and each quarterly scheduled distribution payment date after that date

PPS distribution payable

Quarterly PPS distributions are at the absolute discretion of WNZL. In addition, PPS distributions will only be paid if WNZL is solvent on the payment date and remains solvent immediately after such payment is made and the payment of the PPS distribution will not result in a breach of WNZL's conditions of registration as at the time of the payment.

PPS distributions are non-cumulative. If a PPS distribution is not paid in full, WNZL may not determine or pay any dividends on its ordinary shares or undertake a discretionary buy-back or capital reduction of WNZL's ordinary shares until a subsequent PPS distribution is paid in full (except in limited circumstances).

Redemption

WNZL may elect to redeem all of the PPS, on the relevant optional redemption date, or at any time for certain tax or regulatory reasons. Redemption is subject to certain conditions, including the Reserve Bank of New Zealand's prior written approval and WNZL remaining solvent immediately after the redemption. Holders have no right to require redemption.

Conversion

The PPS have no conversion or exchange options and no non-viability triggers.

Ordinary shares

Westpac does not have authorised capital and the ordinary shares have no par value. Ordinary shares entitle the holder to participate in dividends and, in the event of Westpac winding up, to a share of the proceeds in proportion to the number of and amounts paid on the shares held.

Each ordinary share entitles the holder to one vote, either in person or by proxy, at a shareholder meeting.

246 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 26. Shareholders’ equity (Continued) Reconciliation of movement in number of ordinary shares Consolidated and Parent Entity (number) 2024 2023 Opening balance 3,509,076,960 3,501,127,694 Shares issued from dividend reinvestment plana - 7,949,266 Share buybackb (67,665,599) - Closing balance 3,441,411,361 3,509,076,960 a. The dividends re-investment plans for the 2024 interim, 2023 interim and 2023 final dividends were satisfied with the purchase of existing shares by a third party and therefore does not impact the numbers of shares on issue. For the 2022 final dividend, participants received shares at an average price per share of $23.86, which increased share capital by $192 million. b. During 2024, Westpac announced its intention to undertake a $2.5 billion on market buyback of WBC ordinary shares. As at 30 September 2024 Westpac has bought back and cancelled 67,665,599 ordinary shares ($1,812 million) at an average price of $26.78. Ordinary shares purchased on market 2024 Consolidated and Parent Entity Number Average Price ($) For share-based payment arrangements: Employee share plan (ESP) 1,294,803 21.05 Restricted Sharesa 2,456,247 23.02 Westpac Performance Plan (WPP) - share rights exercised 317,173 22.00 Westpac Equity Incentive Plan (EIP) - Unhurdled share rights exercised 836 21.47 Westpac Long Term Variable Reward Plan (LTVR) - share rights to be exercisedb 679,694 32.54 Total number of ordinary shares purchased on market 4,748,753 - a. Ordinary shares allocated to employees under the RSP and EIP are classified as treasury shares until the shares vest. b. During September 2024, 679,694 shares were purchased for future share rights exercises. For details of the share-based payment arrangements refer to Note 31.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 247 Note 26. Shareholders’ equity (Continued) Reconciliation of movement in reserves Consolidated Parent Entity $m 2024 2023 2024 2023 Debt securities at FVOCI reserve Balance as at beginning of year (165) 62 103 313 Net gains/(losses) from changes in fair value (591) (187) (813) (179) Income tax effect 180 59 243 53 Transferred to income statements 5 (125) 5 (125) Income tax effect (1) 39 (1) 39 Loss allowance on debt securities measured at FVOCI 1 1 1 1 Other 3 (14) - 1 Balance as at end of year (568) (165) (462) 103 Equity securities at FVOCI reserve Balance as at beginning of year 126 136 (15) 5 Net gains/(losses) from changes in fair value (2) (19) (5) (29) Exchange differences on translation 1 - - - Income tax effect 2 9 2 9 Balance as at end of year 127 126 (18) (15) Share-based payment reserve Balance as at beginning of year 1,983 1,893 1,874 1,784 Share-based payment expense 96 90 96 90 Balance as at end of year 2,079 1,983 1,970 1,874 Cash flow hedge reserve Balance as at beginning of year 152 813 (203) 440 Net gains/(losses) from changes in fair value 501 (635) 873 (570) Income tax effect (158) 189 (262) 171 Transferred to income statements 77 (309) 132 (349) Income tax effect (24) 94 (39) 105 Balance as at end of year 548 152 501 (203) Foreign currency translation reserve Balance as at beginning of year (138) (505) (141) (195) Exchange differences on translation of foreign operations (328) 522 (165) 151 Gains/(losses) on net investment hedges 28 (155) 31 (97) Balance as at end of year (438) (138) (275) (141) Other reserves Balance as at beginning of year (23) (21) 41 41 Transactions with owners 7 (2) - - Balance as at end of year (16) (23) 41 41 Total reserves 1,732 1,935 1,757 1,659

248 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 27. Capital adequacy APRA is the prudential regulator of ADI’s including Westpac. APRA measures an ADI’s regulatory capital using the following measures: Level of capital Definition Common Equity Tier 1 Capital (CET1) Comprises the highest quality components of capital that consists of paid-up share capital, retained profits and certain reserves, less certain intangible assets, capitalised expenses and software, and investments and retained profits in insurance and funds management subsidiaries that are not consolidated for capital adequacy purposes. Tier 1 Capital The sum of CET1 and AT1 Capital. AT1 Capital comprises high quality components of capital that consists of certain securities not included in CET1, but which include loss absorbing characteristics. AT1 instruments convert into equity and absorb losses when certain triggers are met. Total Regulatory Capital The sum of Tier 1 Capital and Tier 2 Capital. Tier 2 Capital includes subordinated instruments and other components of capital that, to varying degrees, do not meet the criteria for Tier 1 Capital, but nonetheless contribute to the overall strength of an ADI and its capacity to absorb losses when certain triggers are met. Leverage ratio The Leverage ratio is calculated as Tier 1 Capital divided by the Exposure Measure, where the Exposure Measures consists of on balance sheet items, derivatives exposure, securities financing transaction (SFT) exposures and non-market related off balance sheet exposures. Under APRA’s Prudential Standards, Australian ADIs, including Westpac, are required to maintain minimum Prudential Capital Requirements (PCRs) being: • CET1 Ratio of at least 4.5%; • Tier 1 Capital Ratio of at least 6.0%; and • Total Regulatory Capital Ratio of at least 8.0%. APRA may also require ADIs, including Westpac, to meet PCRs above the industry PCRs. APRA does not allow the PCRs for individual ADIs to be disclosed. APRA also requires ADIs to hold additional CET1 buffers comprising of: • A capital conservation buffer of 4.75% that includes a 1% surcharge for ADIs designated by APRA as D-SIBs. APRA has determined that Westpac is a D-SIB; and • Countercyclical capital buffer of 1.0%. The countercyclical buffer is set on a jurisdictional basis and APRA is responsible for setting the requirement in Australia. The countercyclical buffer requirement is currently set to the default of 1.0% for Australian exposures, however this may be varied by APRA in the range of 0% to 3.5%. Collectively, the above buffers are referred to as the “Capital Buffer”. Should the CET1 capital ratio fall within the capital buffer range, restrictions on the distribution of earnings will apply. This includes restrictions on the amount of earnings that can be distributed through dividends, AT1 Capital distributions and discretionary staff bonuses. The Total CET1 Requirement for Westpac is at least 10.25%, (based on an industry minimum CET1 requirement of 4.5% plus a Capital Buffer of at least 5.75% applicable to D-SIBs), the Tier 1 Capital Ratio requirement is at least 11.75% and the Total Regulatory Capital Ratio requirement is at least 13.75%1 .. In addition, APRA’s capital framework also requires an ADI to maintain a minimum leverage ratio of 3.5%. APRA may also vary the minimum leverage ratio for an individual ADI. Capital management strategy Westpac evaluates its approach to capital management through an annual Internal Capital Adequacy Assessment Process (ICAAP). Key features include: • The development of a capital management strategy, including consideration of regulatory capital minimums, capital buffers and contingency plans; • Consideration of regulatory capital requirements and the perspectives of external stakeholders including rating agencies as well as equity and debt investors; and • A stress testing framework that tests our resilience under a range of adverse economic scenarios. The Board has determined a target CET1 operating capital range of between 11.0% and 11.5%, in normal operating conditions. 1. Noting that APRA may apply higher requirements for an individual ADI.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 249

Note 28. Dividends

	Consolidated			Parent Entity	
$m	2024	2023	2022	2024	2023
Dividends not recognised at year end					
Since year end the Directors have proposed the following dividends:					
Final dividend 76 cents per share (2023: 72 cents, 2022: 64 cents) all fully franked at 30%	2,615	2,527	2,241	2,615	2,527
Total dividends not recognised at year end	**2,615**	**2,527**	**2,241**	**2,615**	**2,527**

The Board has determined a final fully franked dividend of 76 cents per share, to be paid on 19 December 2024 to shareholders on the register at the record date of 8 November 2024.

Shareholders can choose to receive their dividends as cash or reinvest their dividend in additional shares under the Dividend Reinvestment Plan.

The Board has determined to satisfy the Dividend Reinvestment Plan (DRP) for the final ordinary dividend by arranging for the purchase of shares in the market by a third party. The market price used to determine the number of shares provided to DRP participants will be set over the 15 trading days commencing 13 November 2024 and will not include a discount.

Details of dividends recognised during the year are provided in the statement of changes in equity.

Australian franking credits available to the Parent Entity for subsequent years are $3,504 million (2023: $3,520 million, 2022: $3,298 million). This is calculated as the year end franking credit balance, adjusted for the Australian current tax liability and the proposed 2024 final dividend.

New Zealand imputation credits

New Zealand imputation credits of NZ$0.06 (2023: NZ$0.07, 2022: NZ$0.08) per share will be attached to the proposed 2024 final dividend. New Zealand imputation credits available to the Parent Entity for subsequent years are NZ$374 million (2023: NZ$557 million, 2022: NZ$678 million). This is calculated on the same basis as the Australian franking credits but using the New Zealand current tax liability.

250 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

GROUP STRUCTURE

Note 29. Investments in subsidiaries and associates

Accounting policy

Subsidiaries

Westpac's subsidiaries are entities which it controls and consolidates as it is exposed to, or has rights to, variable returns from the entity, and can affect those returns through its power over the entity.

When Westpac ceases to control a subsidiary, any retained interest in the entity is remeasured to fair value, with any resulting gain or loss recognised in the income statement.

Changes in Westpac's ownership interest in a subsidiary which do not result in a loss of control are accounted for as transactions with equity holders in their capacity as equity holders.

In the Parent Entity's financial statements, investments in subsidiaries are initially recorded at cost and are subsequently held at the lower of cost and recoverable amount.

All transactions between Westpac entities are eliminated on consolidation.

Associates

Associates are entities in which Westpac has significant influence, but not control, over the operating and financial policies. Westpac accounts for associates using the equity method. The investments are initially recognised at cost (except where recognised at fair value due to a loss of control of a subsidiary), and increased (or decreased) each year by Westpac's share of the associate's profit (or loss). Dividends received from the associate reduce the investment in the associate.

Overseas companies predominantly carry on business in the country of incorporation. For unincorporated entities, 'Country of incorporation' refers to the country where business is carried on. The financial years of all controlled entities are the same as that of Westpac unless otherwise stated. From time to time, Westpac consolidates a number of unit trusts where Westpac has variable returns from its involvement with the trusts, and has the ability to affect those returns through its power over the trusts. These unit trusts are excluded from the table.

A complete list of controlled entities can be found in the Consolidated Entity Disclosure Statement. The following table includes the material controlled entities of Westpac as at 30 September 2024.

Name	Country of incorporation	Name	Country of incorporation
Westpac Financial Services Group Pty Limited	Australia	Westpac Equity Holdings Pty Limited	Australia
BT Portfolio Services Limited	Australia	Westpac Overseas Holdings No. 2 Pty Limited	Australia
Capital Finance Australia Limited	Australia	Westpac Securitisation Holdings Pty Limited	Australia
Crusade trust No.2P of 2008	Australia	Westpac New Zealand Group Limited	New Zealand
Series 2008-1M WST Trust	Australia	Westpac New Zealand Limited	New Zealand
Series 2022-1P WST Trust	Australia	Westpac NZ Covered Bond Limited[a]	New Zealand
Series 2024-1 WST Trust	Australia	Westpac NZ Securitisation Limited[a]	New Zealand
Westpac Term PIE Fund	New Zealand	Westpac Securities NZ Limited	New Zealand
Westpac Covered Bond Trust	Australia	Westpac Bank - PNG - Limited	Papua New Guinea

a. The Group indirectly owns 19% of these entities, however, due to contractual and structural arrangements both these entities are considered to be controlled entities within the Group.

The following controlled entities have been granted relief from compliance with the balance date synchronisation provisions in the Corporations Act 2001: Westpac Cash PIE Fund; Westpac Notice Saver PIE Fund; and Westpac Term PIE Fund.

The following material controlled entities are not wholly owned:

Percentage Owned	2024	2023
Westpac Bank - PNG - Limited[a]	89.9%	89.9%
Westpac NZ Covered Bond Limited	19.0%	19.0%
Westpac NZ Securitisation Limited	19.0%	19.0%

a. In September 2024, Westpac acquired an additional 8.74%. As at the reporting date, the registration of the share transfer in PNG was still pending. Once this is completed, Westpac's shareholding will increase to 98.65%.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 251 Note 29. Investments in subsidiaries and associates (Continued) Non-controlling interests Details of the balance of NCIs are set out in Note 26. There are no NCIs that are material to Westpac. Significant restrictions There were no significant restrictions on the ability to transfer cash or other assets, pay dividends or other capital distributions, provide or repay loans and advances between the entities within Westpac. There were also no significant restrictions on Westpac’s ability to access or use the assets and settle the liabilities of Westpac resulting from protective rights of NCIs. Associates There are no associates that are material to Westpac. Changes in ownership of subsidiaries or other businesses Businesses acquisitions During the year ended 30 September: 2024 - Westpac acquired: • 8.74% of the non-controlling interest in Westpac Bank - PNG - Limited on 11 September 2024, which will raise Westpac's interest to 98.65%; and • The business of HealthPoint Claims Pty Ltd on 6 April 2024. 2023 - no businesses were acquired. 2022 - Westpac acquired a 100% interest in MoneyBrilliant Pty Ltd on 13 December 2021. Businesses disposals During the year ended 30 September: 2024 - no businesses were sold. 2023 - Westpac sold its interest in Advance Asset Management Limited on 31 March 2023. 2022 - Westpac sold its interest in the following businesses: • Westpac Life-NZ- Limited (sold on 28 February 2022); • Westpac Motor Vehicle Dealer Finance and Novated Leasing business (sold on 24 March 2022); and • Westpac Life Insurance Services Limited (sold on 1 August 2022).

252 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 30. Structured entities Accounting policy Structured entities are generally created to achieve a specific, defined objective and their operations are restricted such as only purchasing specific assets. Structured entities are commonly financed by debt or equity securities that are collateralised by and/or indexed to their underlying assets. The debt and equity securities issued by structured entities may include tranches with varying levels of subordination. Structured entities are classified as subsidiaries and consolidated if they meet the definition in Note 29. If Westpac does not control a structured entity then it will not be consolidated. Westpac engages in various transactions with both consolidated and unconsolidated structured entities that are mainly involved in securitisations, asset backed and other financing structures and managed funds. Consolidated structured entities Securitisation and covered bonds Westpac uses structured entities to securitise its financial assets, including two covered bond programs, to assign pools of residential mortgages to bankruptcy remote structured entities. Refer to Note 15 for further details. Westpac managed funds Westpac acts as the responsible entity and/or fund manager for various investment management funds. As fund manager, if Westpac is deemed to be acting as a principal rather than an agent then it consolidates the fund. The principal versus agent decision requires judgement of whether Westpac has sufficient exposure to variable returns. Non-contractual financial support Westpac does not provide non-contractual financial support to these consolidated structured entities. Unconsolidated structured entities Westpac has interests in various unconsolidated structured entities including debt or equity instruments, guarantees, liquidity and other credit support arrangements, lending, loan commitments, certain derivatives and investment management agreements. Interests exclude non-complex derivatives (e.g. interest rate or currency swaps), instruments that create, rather than absorb, variability in the entity (e.g. credit protection under a credit default swap), and lending to a structured entity with recourse to a wider operating entity, not just the structured entity. Westpac’s main interests in unconsolidated structured entities, which arise in the normal course of business, are: Trading securities Westpac actively trades interests in structured entities and normally has no other involvement with the structured entity. Westpac earns interest income on these securities and also recognises fair value changes through trading income in non-interest income. Investment securities Westpac holds mortgage-backed securities for liquidity purposes and Westpac normally has no other involvement with the structured entity. These assets are highly-rated, investment grade and eligible for repurchase agreements with the RBA or another central bank. Westpac earns interest income and net gains or losses on selling these assets are recognised in the income statements. Loans and other credit commitments Westpac lends to unconsolidated structured entities, subject to Westpac’s collateral and credit approval processes, in order to earn interest and fee income. The structured entities are mainly property trusts, securitisation entities and those associated with project and property financing transactions. Investment management agreements Westpac manages funds that provide customers with investment opportunities. Westpac earns management fee income which is recognised in non-interest income. Westpac may also retain units in these investment management funds. Westpac earns fund distribution income and recognises fair value movements through non-interest income.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 253

Note 30. Structured entities (Continued)

The following tables show Westpac's interests in unconsolidated structured entities and its maximum exposure to loss in relation to those interests. The maximum exposure does not take into account any collateral or hedges that will reduce the risk of loss.

- For on-balance sheet instruments, including debt and equity instruments in and loans to unconsolidated structured entities, the maximum exposure to loss is the carrying value.
- For off-balance sheet instruments, including liquidity facilities, loan and other credit commitments and guarantees, the maximum exposure to loss is the notional amounts.

Consolidated $m	Investment in third party mortgage and other asset-backed securities[a]	Financing to securitisation vehicles	Group managed funds	Interest in other structured entities	Total
2024					
Assets					
Trading securities and financial assets measured at FVIS	1,055	-	2	8,241	9,298
Investment securities	8,881	-	-	-	8,881
Loans	-	27,786	-	23,871	51,657
Other financial assets	2	-	53	-	55
Total on-balance sheet exposures	**9,938**	**27,786**	**55**	**32,112**	**69,891**
Total notional amounts of off-balance sheet exposures	-	7,638	-	9,145	16,783
Maximum exposure to loss	**9,938**	**35,424**	**55**	**41,257**	**86,674**
Size of structured entities[b]	90,864	35,424	15,811	41,257	183,356
2023					
Assets					
Trading securities and financial assets measured at FVIS	1,436	-	2	1,989	3,427
Investment securities	6,538	-	-	-	6,538
Loans	-	26,176	-	22,439	48,615
Other financial assets	1	-	54	-	55
Total on-balance sheet exposures	**7,975**	**26,176**	**56**	**24,428**	**58,635**
Total notional amounts of off-balance sheet exposures	-	9,269	-	7,930	17,199
Maximum exposure to loss	**7,975**	**35,445**	**56**	**32,358**	**75,834**
Size of structured entities[b]	**71,193**	**35,445**	**16,352**	**49,943**	**172,933**

a. The Group's interests in third-party mortgages and other asset-backed securities are senior tranches of notes and are investment grade rated.

b. Represents either the total assets or market capitalisation of the entity, or if not available, the Group's total committed exposure (for lending arrangements and external debt and equity holdings), funds under management (for Group managed funds) or the total value of notes on issue (for investments in third-party asset-backed securities).

Non-contractual financial support

Westpac does not provide non-contractual financial support to these unconsolidated structured entities.

254 WESTPAC 2024 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS OTHER Note 31. Share-based payments Accounting policy Westpac enters into various share-based payment arrangements with its employees as a component of overall compensation for services provided. Share-based payment arrangements comprise rights to receive shares for free (share rights) and restricted shares (issued at no cost). Share-based payment arrangements typically require a specified period of continuing employment (the service period or vesting period) and may include performance targets (vesting conditions). Specific details of each arrangement are provided below. Share-based payments must be classified as either cash-settled or equity-settled arrangements. Westpac’s significant arrangements are equity-settled, as Westpac is not obliged to settle in cash. Share rights Share rights are equity-settled arrangements. The fair value is measured at grant date and is recognised as an expense over the service period, with a corresponding increase in the share-based payment reserve in equity. The fair values of share rights are estimated at grant date using a binomial/Monte Carlo simulation pricing model which incorporates the vesting and market-related performance targets of the grants. The fair value of share rights excludes non-market vesting conditions such as employees’ continuing employment by Westpac. The non-market vesting conditions are instead incorporated in estimating the number of share rights that are expected to vest and are therefore recognised as an expense. At each reporting date the non-market vesting assumptions are revised and the expense recognised each year takes into account the most recent estimates. The market-related assumptions are not revised each year as the fair value is not re-estimated after the grant date. Up to 1 January 2023 share rights were issued under the Westpac Long Term Variable Reward Plan (LTVR) and Westpac Performance Plan (WPP). From 1 January 2023 share rights are issued under the Equity Incentive Plan (EIP). Refer below for further details. Restricted shares Restricted shares are accounted for as an equity-settled arrangement. The fair value of shares allocated to employees for nil consideration is recognised as an expense over the vesting period with a corresponding increase in the share-based payments reserve in equity. The fair value of ordinary shares issued to satisfy the obligation to employees is measured at grant date and is recognised as a separate component of equity. Up to 1 January 2023 restricted shares were issued under the Restricted Share Plan (RSP). From 1 January 2023 restricted shares will be issued under the Equity Incentive Plan (EIP). Refer below for further details. Equity incentive plan (EIP) The Equity Incentive Plan (EIP) was introduced effective 1 January 2023 and is a consolidated plan that has replaced the RSP, WPP & LTVR plans. Existing allocations under the RSP, WPP and LTVR will continue to be governed by their respective plan rules, however, all grants from 1 January 2023 are made under the EIP. Securities issued under the EIP include restricted shares, unhurdled share rights, performance rights and restricted rights. The underlying terms of the EIP are similar to RSP, WPP & LTVR and are accounted for as equity-settled arrangements in line with the Share rights and Restricted Shares specified above. In respect of the above mentioned plans, the Board has discretion to adjust unvested allocations, including to zero, in specified circumstances. Clawback may also apply to vested awards, to the extent legally permissible and practicable. Employee share plan (ESP) The value of shares expected to be allocated to employees for nil consideration is recognised as an expense over the financial year and provided for as other employee benefits. The fair value of any ordinary shares issued to satisfy the obligation to employees is recognised in equity. Alternatively, shares may be purchased on market to satisfy the obligation to employees.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 255

Note 31. Share-based payments (Continued)

Scheme name	Westpac Long Term Variable Reward Plan (LTVR)/ EIP LTVR - Performance Rights and Restricted Rights	Westpac Performance Plan (WPP)/ EIP – Unhurdled Share Rights	Restricted Share Plan (RSP)/ EIP - Restricted Shares	Employee Share Plan (ESP)
Type of share-based payment	Share rights (allocated at no cost).	Share rights (allocated at no cost).	Westpac ordinary shares (allocated at no cost).	Westpac ordinary shares (allocated at no cost) of up to $1,000 per employee per year.
How it is used	Aligns executive remuneration and accountability with shareholder interests over the long term.	Primarily used for mandatory deferral of a portion of short-term variable reward for New Zealand employees and key employees based outside Australia.	Primarily used to reward key employees and for mandatory deferral of a portion of short-term variable reward for certain Australian employees and some other offshore jurisdictions.	To reward eligible Australian employees (unless they have already been provided instruments under another scheme for the previous year).
Exercise price	Nil	Nil	n/a	n/a
Performance conditions[a]	For the 2024 awards: 50% of the award is measured against Relative Total Shareholder Return (TSR) over a four year performance period (performance rights) and the remaining 50% is measured against risk culture and other internal measures (restricted rights). After the testing period, further deferral periods are applicable for performance rights granted to all participants and for restricted rights granted to the CEO. Awards from 2020 to 2023: TSR over a four-year performance period.	None	None	None
Service conditions	Continued employment throughout the vesting period or as determined by the Board.	Continued employment throughout the vesting period or as determined by the Board.	Continued employment throughout the restriction period or as determined by the Board.	Shares must normally remain within the ESP for three years from granting unless the employee leaves Westpac.
Vesting period (period over which expenses are recognised)[b]	Awards for 2020 to 2023: 4 years 2024 performance rights CEO award: 6 years 2024 performance rights GE award: 5 years 2024 restricted rights CEO award: 50% over 4 years and 50% over 5 years 2024 restricted rights GE award: 4 years	Defined period set out at time of grant[b]	Defined period set out at time of grant	1 year
Treatment at end of term	Automatically exercised at the end of the term.	Automatically exercised at the end of the term.	Shares are released at the end of the restriction period.	Shares are released at the end of the restriction period or when the employee leaves Westpac.
Does the employee receive dividends and voting rights during the vesting period?[c]	No	No	Yes	Yes

a. The Board has discretion to adjust the number of restricted shares, unhurdled share rights, performance rights and restricted rights downwards, including to zero, in specified circumstances including serious misconduct, if serious circumstances or new information come to light which mean that in the Board's view all or part of the award was not appropriate, or where required by law or prudential standards. The Board will typically apply the adjustment to unvested LTVR where an adjustment to current and deferred STVR is considered insufficient or unavailable. Clawback may also apply to vested LTVR, to the extent legally permissible and practicable.

b. Vested share rights granted after July 2015 under the 2020 to 2023 LTVR awards and unhurdled WPP/EIP awards may be exercised up to a maximum of 15 years (generally 10 years for NZ) from their commencement date. Vested share rights under the 2024 LTVR award (performance rights and restricted rights) are exercisable up to 2 years after the vesting date.

c. For LTVR restricted rights, dividends are accrued for the vesting period. For LTVR performance rights, dividends are only accrued for the further deferral period after the performance period. These dividend equivalent payments are calculated by multiplying the number of LTVR restricted or performance rights eligible to vest by the declared dividend price on each respective record date during the applicable period. The calculation excludes franking credits. They are paid at the end of the deferral period.

256 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 31. Share-based payments (Continued)

Each share-based payment scheme is quantified below.

i. Westpac Equity Incentive Plan (EIP) - Unhurdled Share Rights

	Outstanding as at beginning of year	Granted during the year	Exercised during the year	Lapsed during the year	Outstanding as at end of year	Outstanding and exercisable as at end of year
2024						
Share rights						
One-year vesting period	4,252	111,458	836	3,416	111,458	-
Two-year vesting period	7,714	81,828	-	-	89,542	-
Three-year vesting period	2,862	29,584	-	-	32,446	-
Four-year vesting period	9,870	76,116	-	4,225	81,761	-
Five-year vesting period	-	15,270	-	-	15,270	-
Six-year vesting period	-	9,661	-	-	9,661	-
Seven-year vesting period	-	10,250	-	-	10,250	-
Total share rights	**24,698**	**334,167**	**836**	**7,641**	**350,388**	**-**
Weighted average remaining contractual life	**10.6 years**				**13.8 years**	
2023						
Share rights	-	24,698	-	-	24,698	-

The weighted average fair value at grant date of EIP service-based share rights issued during the year was $20.65 (2023: $19.52).

ii. Westpac Equity Incentive Plan (EIP) Long Term Variable Reward (LTVR) - Performance Rights and Restricted Rights

	Outstanding as at beginning of year	Granted during the year	Exercised during the year	Lapsed during the year	Outstanding as at end of year	Outstanding and exercisable as at end of year
2024						
Share rights	**-**	**898,756**	**-**	**-**	**898,756**	**-**
Weighted average remaining contractual life	0 years				5.8 years	
2023						
Share rights	-	-	-	-	-	-

The weighted average fair value at grant date of EIP LTVR Performance Rights and Restricted Rights issued during the year was $18.00 (2023: nil).

iii. Westpac Long-Term Variable Reward Plan (LTVR)

	Outstanding as at beginning of year	Granted during the year	Exercised during the year	Lapsed during the year	Outstanding as at end of year	Outstanding and exercisable as at end of year
2024						
Share rights	**4,028,972**	**-**	**-**	**645,174**	**3,383,798**	**-**
Weighted average remaining contractual life	12.6 years				11.9 years	
2023						
Share rights	3,777,179	1,054,449	-	802,656	4,028,972	-

No LTVR share rights were issued in the year ending 30 September 2024 following the introduction of the EIP from 1 January 2023. The weighted average fair value at grant date of LTVR share rights issued during the year ended 30 September 2023 was $11.90.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 257

Note 31. Share-based payments (Continued)

iv. Westpac Performance Plan (WPP)

	Outstanding as at beginning of year	Granted during the year	Exercised during the year	Lapsed during the year	Outstanding as at end of year	Outstanding and exercisable as at end of year
2024						
Share rights						
One-year vesting period	136,521	-	56,966	15,219	64,336	60,779
Two-year vesting period	173,646	-	46,602	28,533	98,511	38,257
Three-year vesting period	50,168	-	12,523	-	37,645	9,243
Four-year vesting period	428,203	-	201,082	13,323	213,798	2,799
Five-year vesting period	6,927	-	-	-	6,927	-
Six-year vesting period	6,576	-	-	-	6,576	-
Seven-year vesting period	6,977	-	-	-	6,977	-
Total share rights	**809,018**	**-**	**317,173**	**57,075**	**434,770**	**111,078**
Weighted average remaining contractual life	**12.2 years**				**11.7 years**	
2023						
Share rights	788,794	265,859	182,624	63,011	809,018	100,303

No WPP share rights were issued in the year ending 30 September 2024 following the introduction of the EIP from 1 January 2023. The weighted average fair value at grant date of WPP share rights issued during the year ended 30 September 2023 was $20.81.

v. Westpac Equity Incentive Plan (EIP) - Restricted Shares

Allocation date	Outstanding as at beginning of year	Granted during the year	Released	Forfeited during the year	Outstanding as at end of year
2024	**310,649**	**2,393,902**	**115,752**	**38,327**	**2,550,472**
2023	-	313,599	2,950	-	310,649

The weighted average fair value at grant date of EIP restricted shares issued during the year was $23.14 (2023: $22.23).

vi. Restricted Share Plan (RSP)

Allocation date	Outstanding as at beginning of year	Granted during the year	Released	Forfeited during the year	Outstanding as at end of year
2024	**4,916,346**	**-**	**2,085,417**	**92,540**	**2,738,389**
2023	5,036,346	1,908,170	1,845,884	182,286	4,916,346

No RSP shares were issued in the year ending 30 September 2024 following the introduction of the EIP from 1 January 2023. The weighted average fair value at grant date of RSP shares issued during the year ended 30 September 2023 was $23.50.

258 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 31. Share-based payments (Continued)

vii. Employee Share Plan (ESP)

	Allocation date	Number of participants	Average number of shares allocated per participant	Total number of shares allocated	Market price per share[a]	Total fair value
2024	**23 November 2023**	**27,549**	**47**	**1,294,803**	**$21.20**	**$27,449,824**
2023	24 November 2022	27,541	42	1,156,722	$23.75	$27,472,148

a. The market price per share for the allocation is based on the five day volume-weighted average price up to the grant date.

The 2023 ESP award was satisfied through the purchase of shares on market.

The liability accrued for the ESP at 30 September 2024 was $28 million (2023: $28 million) and was provided for as other employee benefits.

viii. Other plans

Westpac also provides plans for small, specialised parts of the Group. The benefits under these plans are directly linked to growth and performance of the relevant part of the business. The plans, individually and in aggregate, are not material to Westpac in terms of expenses and dilution of earnings.

The names of all persons who hold share options and/or rights currently on issue are entered in Westpac's register of option holders which may be inspected at Link Market Services, Level 12, 680 George Street, Sydney, New South Wales.

ix. Fair value assumptions

The fair value of share rights have been independently calculated at their respective grant dates.

The fair value of share rights with performance targets based on relative TSR takes into account the average TSR outcome determined using a Monte Carlo simulation pricing model.

The fair value of share rights without TSR based performance targets (i.e. unhurdled share rights and restricted rights) have been determined with reference to the share price at grant date. A discount rate reflecting the expected dividend yield over their vesting periods also applies to unhurdled share rights and LTVR performance rights.

Other significant assumptions include:

- Risk-free rates of return of 3.8% applied to TSR-hurdled grants;
- The dividend yield on Westpac shares applied to TSR-hurdled grants was 5.5% for those issued under the LTVR and for those issued under the EIP;
- Volatility in Westpac's TSR of 26%, applied to TSR-hurdled grants; and
- Volatilities of, and correlation factors between, TSR of the comparator group and Westpac for TSR-hurdled grants.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 259

Note 32. Superannuation commitments

Accounting policy

Westpac recognises an asset or a liability for its defined benefit schemes, being the net of the defined benefit obligations and the fair value of the schemes' assets. The defined benefit obligation is calculated as the present value of the estimated future cash flows, discounted using high-quality long dated corporate bond rates.

The superannuation expense is recognised in operating expenses and remeasurements are recognised through OCI.

Critical accounting assumptions and estimates

The actuarial valuation of plan obligations is dependent upon a series of assumptions, principally price inflation, salary growth, mortality, morbidity, discount rate and investment returns. Different assumptions could significantly alter the valuation of the plan assets and obligations and the resulting remeasurement recognised in OCI and the superannuation expense recognised in the income statement.

Westpac had the following defined benefit plans at 30 September 2024:

Name of plan	Type	Form of benefit	Date of last actuarial assessment of the funding status
Westpac Group Plan (WGP)	Defined benefit and accumulation	Indexed pension and lump sum	30 June 2023
Westpac New Zealand Superannuation Scheme (WNZS)	Defined benefit and accumulation	Indexed pension and lump sum	30 June 2023
Westpac Banking Corporation UK Staff Superannuation Scheme (UKSS)	Defined benefit	Indexed pension and lump sum	5 April 2021[a]
Westpac UK Medical Benefits Scheme	Defined benefit	Medical benefits	n/a

a. The 2024 final actuarial assessment of the funding status for UKSS will be available in 2025.

The defined benefit sections of the schemes are closed to new members. Westpac has no obligation beyond the annual contributions for the accumulation or defined contribution sections of the schemes.

The WGP is Westpac's principal defined benefit plan and is managed and administered in accordance with the terms of its trust deed and relevant legislation in Australia. Its defined benefit liabilities are based on salary and length of membership for active members and inflation in the case of pensioners.

The defined benefit schemes expose Westpac to the following risks:

- Discount rate – reductions in the discount rate would increase the present value of the future payments;
- Inflation rate – increases in the inflation rate would increase the payments to pensioners;
- Investment risk – lower investment returns would increase the contributions needed to offset the shortfall;
- Mortality risk – members may live longer than expected extending the cash flows payable by Westpac;
- Behavioural risk – higher proportion of members taking some of their benefits as a pension rather than a lump sum would increase the cash flows payable by Westpac; and
- Legislative risk – legislative changes could be made which increase the cost of providing defined benefits.

Investment risk is managed by setting benchmarks for the allocation of plan assets between asset classes. The long-term investment strategy will often adopt relatively high levels of equity investment in order to:

- Secure attractive long-term investment returns; and
- Provide an opportunity for capital appreciation and dividend growth, which gives some protection against inflation.

Funding recommendations for the WGP, WNZS and the UKSS are made based on actuarial valuations. The funding valuations of the defined benefit plans are based on different assumptions to the calculation of the defined benefit surplus/deficit for accounting purposes. Based on the most recent valuations, the defined benefit plan assets are adequate to cover the present value of the accrued benefits of all members with a combined surplus of $140 million (2023: $47 million). Current contribution rates are as follows:

- WGP – contributions are made to the WGP at the rate of 19.5% of members' salaries;
- WNZS – contributions are made to the WNZS at the rate of 17.4% of members' salaries; and
- UKSS – not required to make contributions under the 2021 actuarial assessment.

260 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 32. Superannuation commitments (Continued)

Contributions

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Employer contributions	30	89	30	87
Member contributions	7	8	7	8

Expected employer contributions for the year ended 30 September 2025 are $29 million.

Expense recognised

	Consolidated			Parent Entity	
$m	2024	2023	2022	2024	2023
Current service cost	27	26	40	26	25
Net interest cost on net benefit liability	(11)	(14)	11	(10)	(14)
Total defined benefit expense	**16**	**12**	**51**	**16**	**11**

Defined benefit balances recognised

	Consolidated		Parent Entity	
$m	2024	2023	2024	2023
Benefit obligation as at end of year	2,218	2,110	2,169	2,062
Fair value of plan assets as at end of year	2,424	2,320	2,380	2,274
Net surplus/(deficit)	**206**	**210**	**211**	**212**
Defined benefit surplus included in other assets	215	217	215	217
Defined benefit deficit included in other liabilities	(9)	(7)	(4)	(5)
Net surplus/(deficit)	**206**	**210**	**211**	**212**

The average duration of the defined benefit obligation is 12 years (2023: 12 years).

Significant assumptions

	2024		2023	
Consolidated and Parent Entity	Australian funds	Overseas funds	Australian funds	Overseas funds
Discount rate	5.6%	4.3%-5.0%	5.8%	5.1%-5.5%
Salary increases	3.5%	3.0%-3.9%	3.6%	3.0%-4.0%
Inflation rate (pensioners received inflationary increase)	2.5%	2.0%-3.2%	2.6%	2.0%-3.3%
Life expectancy of a 60-year-old male	31.9	27.6-27.8	31.7	27.5-27.9
Life expectancy of a 60-year-old female	34.5	29.6	34.3	29.6

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 261 Note 32. Superannuation commitments (Continued) Sensitivity to changes in significant assumptions The following table shows the impact of changes in assumptions on the defined benefit obligation for the WGP. No reasonably possible changes in the assumptions of Westpac’s other defined benefit plans would have a material impact on the defined benefit obligation. Increase in obligation $m 2024 2023 0.5% decrease in discount rate 136 135 0.5% increase in annual salary increases 3 5 0.5% increase in inflation rate (pensioners receive inflationary increase) 131 127 1 year increase in life expectancy 46 45 Asset allocation The table below provides a breakdown of the schemes’ investments by asset class. 2024 2023 $m Australian funds Overseas funds Australian funds Overseas funds Cash 5% 3% 5% 3% Equity instruments 43% 9% 43% 8% Debt instruments 26% 5% 26% 7% Property 8% 2% 8% 1% Other assets 18% 81% 18% 81% Total 100% 100% 100% 100% Equity and debt instruments are mainly quoted assets while property and other assets are mainly unquoted. Other assets include infrastructure funds and private equity funds.

262 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 33. Auditor's remuneration

The fees payable to the auditor, PricewaterhouseCoopers (PwC), and overseas firms belonging to the PwC network of firms were:

	Consolidated		Parent Entity	
$'000	2024	2023	2024	2023
Audit and audit-related fees				
Audit fees				
PwC Australia	28,035	25,859	27,673	25,580
Overseas PwC network firms	5,429	5,712	689	812
Total audit fees	**33,464**	**31,571**	**28,362**	**26,392**
Audit-related fees				
PwC Australia	2,888	2,605	2,888	2,605
Overseas PwC network firms	279	96	30	-
Total audit-related fees	**3,167**	**2,701**	**2,918**	**2,605**
Total audit and audit-related fees	**36,631**	**34,272**	**31,280**	**28,997**
Other fees				
Overseas PwC network firms	69	282	-	-
Total other fees	**69**	**282**	**-**	**-**
Total audit and non-audit fees	**36,700**	**34,554**	**31,280**	**28,997**

Fees payable to the auditor have been categorised as follows:

Audit	The year end audit, half-year review and comfort letters associated with debt issues and capital raisings.
Audit-related	Consultations regarding accounting standards and reporting requirements, regulatory compliance reviews and assurance related to debt and capital offerings.
Other	Various services including systems assurance, compliance advice and controls reviews.

It is Westpac's policy to engage PwC on assignments additional to its statutory audit duties only if its independence is not impaired or seen to be impaired and where its expertise and experience with Westpac is important. All services were approved by the Board Audit Committee in accordance with Westpac's Pre-Approval of Engagement of PricewaterhouseCoopers for Audit or Non-Audit Services Policy.

PwC also received fees of $6.6 million (2023: $8.7 million) for various entities which are related to Westpac but not consolidated. These non-consolidated entities include entities sponsored by Westpac, trusts of which a Westpac entity is trustee, manager or responsible entity, superannuation funds and pension funds.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 263

Note 34. Related party disclosures

Related parties

Westpac's related parties are those it controls or can exert significant influence over. Examples include subsidiaries, associates, joint ventures and superannuation plans as well as key management personnel and their related parties.

Key management personnel (KMP)

Key management personnel are those persons who have the authority and responsibility for planning, directing and controlling the activities of Westpac, directly or indirectly, including any director (whether executive or otherwise).

Parent Entity

Westpac Banking Corporation is the ultimate parent company of the Group.

Subsidiaries - Note 29

The Parent Entity has the following related party transactions and balances with subsidiaries:

Type of transaction/balance	Details disclosed in
Balances due to/from subsidiaries	Balance Sheet
Dividend income/Transactions with subsidiaries	Note 4
Interest income and Interest expense	Note 3
Tax consolidated group transactions and undertakings	Note 7
Guarantees and undertakings	Note 25

The balances due to/from subsidiaries include a wide range of banking and other financial facilities.

The terms and conditions of related party transactions between the Parent Entity and subsidiaries are sometimes different to commercial terms and conditions. Related party transactions between the Parent Entity and subsidiaries eliminate on consolidation.

Associates - Note 29

Westpac provides a wide range of banking and other financial facilities and funds management activities to its associates on commercial terms and conditions.

Superannuation plans

Westpac contributed $535 million (2023: $509 million) to defined contribution plans and $30 million (2023: $89 million) to defined benefit plans. Refer to Note 32.

Remuneration of KMP

Total remuneration of the KMP was:

$	Short-term benefits	Post employment benefits	Other long-term benefits	Termination benefits	Share-based payments	Total
Consolidated						
2024	**22,085,122**	**613,423**	**175,780**	**-**	**15,481,114**	**38,355,439**
2023	22,430,187	601,682	147,090	1,187,215	13,494,675	37,860,849
Parent Entity						
2024	**20,907,779**	**493,529**	**175,780**	**-**	**14,569,565**	**36,146,653**
2023	21,252,526	487,514	147,090	1,187,215	12,904,703	35,979,048

264 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 34. Related party disclosures (Continued)

Other transactions with KMP

KMP receive personal banking and financial investment services from Westpac in the ordinary course of business. The terms and conditions, for example interest rates and collateral, and the risks to Westpac are comparable to transactions with other employees and did not involve more than the normal risk of repayment or present other unfavourable features.

Details of loans provided and the related interest charged to KMP and their related parties are as follows:

$	Interest payable for the year	Closing loan balance	Number of KMP with loans
2024	**1,030,280**	**32,064,184**	**10**
2023[a]	741,814	20,443,546	10

a. Loan balance as at 30 September 2023 has been revised.

Share rights holdings

For compliance with SEC disclosure requirements, the following table sets out certain details of the performance share rights and unhurdled share rights held at 30 September 2024 by the CEO and other key management personnel (including their related parties):

	Latest Date of Exercise	Number of Share Rights
Managing Director and Chief Executive Officer		
Peter King	Ranges from 15 November 2029 to 1 October 2037	635,251
Group Executives[a]		
Christine Parker	Ranges from 15 November 2029 to 1 October 2037	281,151
Carolyn McCann	Ranges from 15 November 2029 to 1 October 2037	260,824
Nell Hutton	Ranges from 15 November 2029 to 15 November 2030	84,637
Catherine McGrath	Ranges from 1 October 2026 to 1 October 2037	228,294
Jason Yetton	Ranges from 15 November 2029 to 1 October 2037	397,027
Michael Rowland	Ranges from 15 November 2029 to 1 October 2037	316,795
Anthony Miller	Ranges from 15 November 2029 to 1 October 2037	391,789
Scott Collary	Ranges from 15 November 2029 to 1 October 2037	401,683
Ryan Zanin	Ranges from 15 November 2029 to 1 October 2037	239,355

a. References to Group Executives are only to those who are KMP.

Westpac has not issued any options during the year and there are no outstanding options as at 30 September 2024.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 265

Note 35. Notes to the cash flow statements

Accounting policy

Cash and balances with central banks include cash held at branches and in ATMs, balances with overseas banks in their local currency and balances with central banks including accounts with the RBA and accounts with overseas central banks.

Reconciliation of net cash provided by/(used in) operating activities to net profit for the year is set out below.

	Consolidated			Parent Entity	
$m	2024	2023	2022	2024	2023
Profit after income tax expense	**6,990**	**7,201**	**5,699**	**6,691**	**6,434**
Adjustments:					
Depreciation, amortisation and impairment	1,522	1,237	1,581	1,407	1,089
Impairment charges/(benefits)	727	839	524	659	695
Net decrease/(increase) in current and deferred tax	(252)	665	427	(346)	363
(Increase)/decrease in accrued interest receivable	(227)	(730)	(544)	(207)	(657)
(Decrease)/increase in accrued interest payable	802	2,400	794	757	1,863
(Decrease)/increase in provisions	(272)	(173)	(621)	(272)	(162)
Other non-cash items	494	(850)	1,869	738	(499)
Cash flows from operating activities before changes in operating assets and liabilities	**9,784**	**10,589**	**9,729**	**9,427**	**9,126**
Net (increase)/decrease in:					
Collateral paid	(2,097)	1,545	(1,524)	(2,057)	1,537
Trading securities and financial assets measured at FVIS	(18,994)	(4,524)	(3,750)	(19,452)	(4,162)
Derivative financial instruments	(836)	4,082	2,451	1,358	4,414
Loans	(35,083)	(27,270)	(36,345)	(32,528)	(25,080)
Other financial assets	(348)	128	279	(231)	94
Life insurance assets and life insurance liabilities	-	-	266	-	-
Other assets	(34)	8	20	2	11
Net increase/(decrease) in:					
Collateral received	(318)	(2,888)	3,643	(181)	(3,092)
Deposits and other borrowings	35,243	24,692	35,054	35,870	23,347
Other financial liabilities	(7,084)	(17,146)	7,120	(5,281)	(18,117)
Other liabilities	-	(12)	11	(9)	(3)
Net cash provided by/(used in) operating activities	**(19,767)**	**(10,796)**	**16,954**	**(13,082)**	**(11,925)**

Business acquired

Acquisition of HealthPoint Claims Pty Ltd

On 6 April 2024, Westpac acquired the HealthPoint business through its wholly owned subsidiary Westpac Investment Vehicle Pty Limited (WIV) for a total consideration of $30 million. The acquired business comprises technology, intellectual property, contracts, employees and associated assets. Goodwill of $21 million was recognised as part of this business combination.

266 WESTPAC 2024 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 35. Notes to the cash flow statements (Continued)

Details of the assets and liabilities over which control ceased

Details of the entities over which control ceased are provided in Note 29.

	Consolidated			Parent Entity	
$m	2024	2023	2022	2024	2023
Assets					
Cash and balances with central banks	-	18	169	-	-
Loans	-	-	965	-	-
Other financial assets	-	18	66	-	-
Life insurance assets	-	-	2,366	-	-
Tax assets	-	-	39	-	-
Intangible assets	-	55	-	-	-
Other assets	-	-	168	-	-
Total assets	**-**	**91**	**3,773**	**-**	**-**
Liabilities					
Other financial liabilities	-	22	34	-	-
Tax liabilities	-	-	36	-	-
Life insurance liabilities	-	-	185	-	-
Provisions	-	1	52	-	-
Other liabilities	-	-	213	-	-
Total liabilities	**-**	**23**	**520**	**-**	**-**
Total equity attributable to owners of WBC	**-**	**68**	**3,253**	**-**	**-**
Cash proceeds received (net of transaction costs)	-	311	2,284	-	-
Expected receivable (completion settlement)/ deferred consideration	-	-	146	-	-
Total consideration	**-**	**311**	**2,430**	**-**	**-**
Gain/(loss) on disposal	**-**	**243**	**(823)**	**-**	**-**
Reconciliation of cash proceeds from disposal:					
Cash proceeds received (net of transaction costs)	-	311	2,284	-	-
Less: Cash deconsolidated	-	(18)	(169)	-	-
Cash consideration (paid)/received (net of transaction costs and cash held)	**-**	**293**	**2,115**	**-**	**-**

Non-cash investing activities

On 21 December 2023, WNZL issued two classes of AT1 Perpetual Preference Shares to the Parent Entity, Westpac Banking Corporation Limited, totalling NZD1,000 million. The transactions were settled through the redemption of NZD1,000 million AT1 loan capital notes and as a result no cash was transferred. As WNZL is a wholly owned subsidiary of the Parent Entity, these transactions eliminate on consolidation.

Non-cash financing activities

	Consolidated			Parent Entity	
$m	2024	2023	2022	2024	2023
Shares issued under the dividend reinvestment plan	-	192	-	-	192
Increase in lease liabilities	399	235	244	319	217

On 11 September 2024, Westpac Bank - PNG - Limited (WPNG) paid PGK66 million to minority shareholders, on behalf of the Parent Entity, to acquire 8.74% in WPNG. This was in lieu of the Parent Entity receiving unpaid dividends from WPNG and as a result was a non-cash transaction for the Parent Entity.

On 18 December 2023, $802 million of WCN6 were transferred to the WCN6 nominated party for $100 each pursuant to the WCN10 reinvestment offer. Those WCN6 were subsequently redeemed and cancelled by Westpac. On 31 July 2024, Westpac redeemed the remaining outstanding WCN6.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 267 Note 35. Notes to the cash flow statements (Continued) Cash and balances with central banks The following table provides the breakdown of cash and cash balances with central banks. Consolidated Parent Entity $m 2024 2023 2024 2023 Cash and cash at bank 9,320 13,852 8,961 13,490 Exchange settlement accounts 56,036 88,371 49,276 79,810 Regulatory deposits with central banks 311 299 163 166 Total cash and balances with central banks 65,667 102,522 58,400 93,466 Restricted cash Certain of our foreign operations are required to maintain reserves or minimum balances with central banks in their respective countries of operation, totalling $311 million (2023: $299 million) for Westpac and $164 million (2023: $166 million) for the Parent Entity which are included in cash and balances with central banks. Note 36. Subsequent events Since 30 September 2024, the Board has determined to pay a fully franked final dividend of 76 cents per fully paid ordinary share. The dividend is expected to be $2,615 million. The dividend is not recognised as a liability at 30 September 2024. The proposed payment date of the dividend is 19 December 2024. The Board has determined to satisfy the DRP for the 2024 final dividend by arranging for the purchase of existing shares by a third party. The market price used to determine the number of shares allocated to DRP participants will be set over the 15 trading days commencing 13 November 2024 and will not include a discount. The Board has also determined to extend the share buyback announced in November 2023 and May 2024 by a further $1.0 billion to a total of $3.5 billion. As at 30 September 2024, Westpac has bought back and cancelled 67,665,599 ordinary shares ($1,812 million). In addition, on 3 October 2024, Westpac announced it has entered into an agreement to sell its auto finance loans and lease receivables to Resimac Group Limited. The sale is anticipated to complete in the first half of 2025, with an expected transaction value of $1.4 - $1.6 billion that will approximate the book value at the date of sale. No other matters have arisen since the year ended 30 September 2024 which are not otherwise dealt with in this report, that have significantly affected or may significantly affect the operations of Westpac, the results of its operations or the state of affairs of Westpac in subsequent periods.

268 WESTPAC 2024 ANNUAL REPORT

CONSOLIDATED ENTITY DISCLOSURE STATEMENT

The following table includes details of the controlled entities of Westpac. The entity's role as a trustee, partner or participant in a joint venture (if applicable), of an entity within the Group is disclosed in 'Type of entity'. Overseas companies predominantly carry on business in the country of incorporation. For unincorporated entities, 'Country of incorporation' refers to the country where business is carried on. Where the tax residency of an entity is foreign (as defined in the Income Tax Assessment Act 1997), the relevant country of tax residency is disclosed.

Name of entity	Type of entity	% of share capital held	Country of incorporation	Tax residency
1925 (Commercial) Pty Limited	Body Corporate	100	Australia	Australia
1925 (Industrial) Pty Limited	Body Corporate	100	Australia	Australia
1925 Advances Pty Limited	Body Corporate	100	Australia	Australia
Altitude Administration Pty Limited	Body Corporate, trustee	100	Australia	Australia
Altitude Rewards Pty Limited	Body Corporate	100	Australia	Australia
Asgard Capital Management Ltd	Body Corporate	100	Australia	Australia
Asgard Wealth Solutions Pty Limited	Body Corporate	100	Australia	Australia
Bill Acceptance Corporation Pty Limited	Body Corporate	100	Australia	Australia
BT (Queensland) Pty. Limited	Body Corporate	100	Australia	Australia
BT Financial Group (NZ) Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
BT Financial Group Pty Limited	Body Corporate	100	Australia	Australia
BT Funds Management (NZ) Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
BT Funds Management Limited	Body Corporate	100	Australia	Australia
BT Funds Management No. 2 Limited	Body Corporate	100	Australia	Australia
BT Portfolio Services Ltd	Body Corporate	100	Australia	Australia
BT Securities Ltd	Body Corporate	100	Australia	Australia
Capital Finance Australia Limited	Body Corporate	100	Australia	Australia
CBA Pty Limited	Body Corporate	100	Australia	Australia
Challenge Pty Limited	Body Corporate	100	Australia	Australia
Crusade Trust No.2P of 2008	Trust	N/A	Australia	Australia
Danaby Pty. Limited	Body Corporate	100	Australia	Australia
General Credits Pty Limited	Body Corporate	100	Australia	Australia
GIS Private Nominees Pty Limited	Body Corporate	100	Australia	Australia
HealthPoint Claims Pty. Limited	Body Corporate	100	Australia	Australia
Hyde Potts Insurance Services Pte. Limited	Body Corporate	100	Singapore	Foreign - Singapore
Magnitude Group Pty Ltd	Body Corporate	100	Australia	Australia
Mortgage Management Pty Limited	Body Corporate	100	Australia	Australia
Net Nominees Limited	Body Corporate	100	Australia	Australia
Number 120 Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Pendal Short Term Income Fund	Trust	N/A	Australia	Australia
Qvalent Pty Ltd	Body Corporate	100	Australia	Australia
RAMS Financial Group Pty Limited	Body Corporate	100	Australia	Australia
Red Bird Ventures Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Reinventure Fund, I.L.P.[a]	Limited Partnership	N/A	Australia	Australia
Reinventure Fund II I.L.P.[a]	Limited Partnership	N/A	Australia	Australia
Reinventure Fund III I.L.P[a]	Limited Partnership	N/A	Australia	Australia
Reinventure Special Purpose Investment Unit Trust	Trust	N/A	Australia	Australia
RMS Warehouse Trust 2007-1	Trust	N/A	Australia	Australia
Sallmoor Pty. Ltd.	Body Corporate	100	Australia	Australia
Securitor Financial Group Pty Limited	Body Corporate	100	Australia	Australia

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 269

Name of entity	Type of entity	% of share capital held	Country of incorporation	Tax residency
Series 2008-1M WST Trust	Trust	N/A	Australia	Australia
Series 2014-2 WST Trust	Trust	N/A	Australia	Australia
Series 2015-1 WST Trust	Trust	N/A	Australia	Australia
Series 2019-1 WST Trust	Trust	N/A	Australia	Australia
Series 2020-1 WST Trust	Trust	N/A	Australia	Australia
Series 2021-1 WST Trust	Trust	N/A	Australia	Australia
Series 2022-1P WST Trust	Trust	N/A	Australia	Australia
Series 2023-1P WST Trust	Trust	N/A	Australia	Australia
Series 2024-1 WST Trust	Trust	N/A	Australia	Australia
Sixty Martin Place (Holdings) Pty Ltd	Body Corporate	100	Australia	Australia
St.George Business Finance Pty. Limited	Body Corporate	100	Australia	Australia
St.George Finance Holdings Limited	Body Corporate	100	Australia	Australia
St.George Finance Limited	Body Corporate	100	Australia	Australia
St.George Motor Finance Limited	Body Corporate	75	Australia	Australia
The Home Mortgage Company Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Value Nominees Pty. Limited	Body Corporate	100	Australia	Australia
Waratah Receivables Corporation Pty Limited[b]	Body Corporate	0	Australia	Australia
Westpac (NZ) Investments Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac Administration 2 Pty Limited	Body Corporate	100	Australia	Australia
Westpac Administration 3 Pty Limited	Body Corporate	100	Australia	Australia
Westpac Administration 4 Pty. Limited	Body Corporate	100	Australia	Australia
Westpac Administration Pty. Limited	Body Corporate	100	Australia	Australia
Westpac Altitude Rewards Trust	Trust	N/A	Australia	Australia
Westpac Americas Inc.	Body Corporate	100	United States	Foreign - United States
Westpac Bank - PNG - Limited[c]	Body Corporate	89.91	Papua New Guinea	Foreign - Papua New Guinea
Westpac Banking Corporation	Body Corporate, partner	N/A	Australia	Australia
Westpac Capital - NZ - Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac Capital Markets Holding Corp.	Body Corporate	100	United States	Foreign - United States
Westpac Capital Markets LLC	Body Corporate	100	United States	Foreign - United States
Westpac Cash PIE Fund[b]	Trust	N/A	New Zealand	Foreign - New Zealand
Westpac Covered Bond Trust	Trust	N/A	Australia	Australia
Westpac Equity Holdings Pty Ltd	Body Corporate	100	Australia	Australia
Westpac Equity Investments NZ Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac Europe GmbH	Body Corporate	100	Germany	Foreign - Germany
Westpac Financial Services Group Pty Limited	Body Corporate	100	Australia	Australia
Westpac Financial Services Group-NZ-Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac Financial Services Limited	Body Corporate	100	Australia	Australia
Westpac Group Investment-NZ-Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac Holdings - NZ - Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac Investment Capital Corporation	Body Corporate	100	United States	Foreign - United States

270 **WESTPAC** 2024 ANNUAL REPORT

CONSOLIDATED ENTITY DISCLOSURE STATEMENT

Name of entity	Type of entity	% of share capital held	Country of incorporation	Tax residency
Westpac New Zealand Group Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac New Zealand Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac New Zealand Staff Superannuation Scheme Trustee Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac Notice Saver PIE Fund[b]	Trust	N/A	New Zealand	Foreign - New Zealand
Westpac NZ Covered Bond Holdings Limited[d]	Body Corporate	19	New Zealand	Foreign - New Zealand
Westpac NZ Covered Bond Limited[d]	Body Corporate	19	New Zealand	Foreign - New Zealand
Westpac NZ Operations Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac NZ Securitisation Holdings Limited[d]	Body Corporate	19	New Zealand	Foreign - New Zealand
Westpac NZ Securitisation Limited[d]	Body Corporate	19	New Zealand	Foreign - New Zealand
Westpac Overseas Holdings No. 2 Pty Limited	Body Corporate	100	Australia	Australia
Westpac Overseas Holdings Pty Ltd	Body Corporate	100	Australia	Australia
Westpac Properties Pty Limited	Body Corporate	100	Australia	Australia
Westpac RE Pty Limited	Body Corporate	100	Australia	Australia
Westpac Securities Administration Limited	Body Corporate	100	Australia	Australia
Westpac Securities Limited	Body Corporate	100	Australia	Australia
Westpac Securities NZ Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac Securitisation Holdings Pty Limited	Body Corporate	100	Australia	Australia
Westpac Securitisation Management NZ Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac Securitisation Management Pty Limited	Body Corporate	100	Australia	Australia
Westpac Term PIE Fund[b]	Trust	N/A	New Zealand	Foreign - New Zealand

a. The Reinventure Funds are registered Early Stage Venture Capital Partnerships (ESVCLPs) which are treated as partnerships for Australian tax purposes. Australia's Income Tax Assessment Act does not contain a residency test for partnerships such as ESVCLPs given the income of the partnership is taxed to the partners. The taxable income of the Reinventure Funds is calculated in accordance with Australian tax principles and Westpac's share is brought to account for tax in Australia by Westpac.

b. The Group has funding agreements in place with these entities and is deemed to have exposure to the associated risks and rewards. These entities are consolidated where the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

c. In September 2024, Westpac acquired an additional 8.74%. As at the reporting date, the registration of the share transfer in PNG was still pending. Once this is completed, Westpac's shareholding will increase to 98.65%.

d. The Group indirectly owns 19% of these entities, however, due to contractual and structural arrangements these entities are considered to be controlled entities within the Group.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 271 STATUTORY STATEMENTS Directors’ declaration In the Directors’ opinion: (a) the financial statements and notes set out in ‘Financial statements’ for the year ended 30 September 2024 are in accordance with the Corporations Act 2001, including: (i) complying with Australian Accounting Standards, the Corporations Regulations 2001 (Cth) and other mandatory professional reporting requirements; and (ii) giving a true and fair view of Westpac Banking Corporation (Westpac) and the Group's financial position as at 30 September 2024 and of their performance for the financial year ended on that date. (b) The Consolidated Entity Disclosure Statement included in 'Financial statements' as at 30 September 2024 has been prepared in accordance with the Corporation Act 2001 and is true and correct. (c) there are reasonable grounds to believe that Westpac will be able to pay its debts as and when they become due and payable. Note 1(a) includes a statement that the financial report also complies with International Financial Reporting Standards as issued by the International Accounting Standards Board. The Directors have been given the declaration by the Chief Executive Officer and the Chief Financial Officer required by section 295A of the Corporations Act 2001. This declaration is made in accordance with a resolution of the Directors. For and on behalf of the Board. Steven Gregg Chairman Peter King Managing Director and Chief Executive Officer Sydney 3 November 2024

PricewaterhouseCoopers, ABN 52 780 433 757 One International Towers Sydney, Watermans Quay, Barangaroo, GPO BOX 2650, SYDNEY NSW 2001 T: +61 2 8266 0000, F: +61 2 8266 9999 Liability limited by a scheme approved under Professional Standards Legislation. Independent auditor’s report To the members of Westpac Banking Corporation Report on the audit of the financial report Our opinion In our opinion: The accompanying financial report of Westpac Banking Corporation (the Parent Entity) and its controlled entities (together the Group) is in accordance with the Corporations Act 2001, including: (a) giving a true and fair view of the Parent Entity’s and Group's financial positions as at 30 September 2024 and of their financial performance for the year then ended (b) complying with Australian Accounting Standards and the Corporations Regulations 2001. What we have audited The Parent Entity and Group financial report comprises: ● the Consolidated and Parent Entity balance sheets as at 30 September 2024 ● the Consolidated and Parent Entity income statements for the year then ended ● the Consolidated and Parent Entity statements of comprehensive income for the year then ended ● the Consolidated and Parent Entity statements of changes in equity for the year then ended ● the Consolidated and Parent Entity cash flow statements for the year then ended ● the notes to the financial statements, including material accounting policy information and other explanatory information ● the consolidated entity disclosure statement as at 30 September 2024 ● the directors’ declaration. Basis for opinion We conducted our audit in accordance with Australian Auditing Standards and International Standards on Auditing. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial report section of our report. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Independence We are independent of the Parent Entity and the Group in accordance with the auditor independence requirements of the Corporations Act 2001 and the ethical requirements of the Accounting Professional & Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (including Independence Standards) (the Code) and the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants (IESBA Code) that are relevant to our audit of the financial report in 272 WESTPAC 2024 ANNUAL REPORT STATUTORY STATEMENTS

Australia. We have also fulfilled our other ethical responsibilities in accordance with the Code and the IESBA Code. Our audit approach for the Group An audit is designed to provide reasonable assurance about whether the financial report is free from material misstatement. Misstatements may arise due to fraud or error. They are considered material if individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial report. Group Audit scope Key audit matters ● Our audit focused on where the Group made subjective judgements; for example, significant accounting estimates involving assumptions and inherently uncertain future events. ● We tailored the scope of our audit to determine that we performed enough work to be able to give an opinion on the financial report as a whole, taking into account the following factors: the geographic, management and legal structure of the Group; the significance and risk profile of each segment within the Group; the Group's accounting processes and controls; the financial services industry; and broader macroeconomic environment in which the Group operates. We also determined that the audit team included the appropriate skills and competencies which are needed for the audit of a complex financial services group. This included industry expertise in consumer, business and institutional banking and wealth management services, as well as specialists and experts in IT, actuarial, economics, tax and valuation. ● We conducted an audit of the most financially significant divisions, being the Consumer segment, Business and Wealth segment and the Westpac Institutional Bank segment. In addition, we performed audit procedures over specified financial statement line items in relation to the Westpac New Zealand segment, and the Group Businesses segment. ● Amongst other relevant topics, we communicated the following key audit matters to the Audit and Risk Committee: − Provisions for expected credit losses on loans and credit commitments (ECL) − Litigation, remediation provisions and regulatory investigations ● These are further described in the Key audit matters section of our report. STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 273

Group Audit scope Key audit matters ● Further audit procedures were performed over the remaining balances and the consolidation process, including testing of entity level controls, as well as substantive and analytical procedures. The work carried out in these divisions, together with those additional procedures performed at the Group level, gave us sufficient coverage to express an opinion on the financial report as a whole. Key audit matters Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the financial report for the current period. The key audit matters were addressed in the context of our audit of the financial report as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. Further, any commentary on the outcomes of a particular audit procedure is made in that context. The key audit matters identified below relate to both the Parent Entity and the Group audit, unless otherwise stated below. Key audit matter How our audit addressed the key audit matter Provisions for expected credit losses on loans and credit commitments (ECL) As described in Note 10 to the financial report, the provision for expected credit losses on loans and credit commitments (ECL) was $5,084 million for the Group and $4,402 million for the Parent Entity at 30 September 2024. ECL is a probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant timeframe determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. The Group’s model to determine the ECL includes critical accounting assumptions to determine when a significant increase in credit risk (SICR) has occurred, estimating forward looking macroeconomic scenarios and applying a probability weighting to these, and identifying Our procedures included testing the effectiveness of controls relating to the Group’s ECL estimation process, which included controls over the data, model and significant assumptions used in determining the ECL as well as relevant IT controls. Our procedures also included, among others: (i) the involvement of professionals with specialised skill and knowledge to assist in testing the Group’s process for determining the ECL by evaluating the appropriateness of the models and assumptions related to SICR and the downside severity. (ii) testing the appropriateness of the probability weights assigned to the forward-looking macroeconomic scenarios. 274 WESTPAC 2024 ANNUAL REPORT STATUTORY STATEMENTS

Key audit matter How our audit addressed the key audit matter judgemental adjustments to modelled outcomes (overlays). The principal considerations for our determination that performing procedures relating to the ECL is a key audit matter were: (i) there was a high degree of auditor judgement, subjectivity and effort to evaluate audit evidence related to the ECL model and significant assumptions used to estimate the ECL, (ii) there was a high degree of auditor judgement, subjectivity and effort to test the Group’s judgements relating to the severity of the forward -looking macroeconomic downside scenario and the associated weighting applied, (iii) there was a high degree of auditor effort required to test critical data elements used in the model, (iv) there was a high degree of auditor effort required to test relevant IT controls used in determining the ECL, and (v) the nature and extent of audit effort required to test the models, assumptions and judgements required the use of professionals with specialised skill and knowledge. (iii) testing the accuracy and completeness of critical data elements that are inputs used in the ECL model, and (iv) testing the appropriateness and completeness of overlays. Litigation, remediation provisions and regulatory investigations As described in Note 25 to the financial report, provisions for litigation, non -lending losses and remediation were $240 million for the Group and $179 million for the Parent Entity at 30 September 2024. The provisions relate to customer refunds associated with matters of potential historical misconduct, costs of completing remediation Our procedures included testing the effectiveness of controls relating to the Group’s evaluation of provisions to determine whether a present obligation with a probable cash outflow exists and can be reliably estimated. For contingent liabilities, our procedures also included testing the effectiveness of controls relating to the Group’s identification and evaluation of contingent liabilities, including controls over determining whether or not it is possible that a loss has occurred or whether STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 275

Key audit matter How our audit addressed the key audit matter programs, and potential non-lending losses and costs connected with certain litigation and regulatory investigations. An assessment of the likely cost to the Group of these matters is made on a case-by-case basis and specific provisions or disclosures are made where the Group considers appropriate. Disclosures are also made in Note 25 for contingent liabilities for possible obligations whose existence will be confirmed only by uncertain future events, and present obligations where the transfer of economic resources is not probable or cannot be reliably estimated. The principal considerations for our determination that performing procedures relating to litigation, remediation provisions and regulatory investigations is a key audit matter were: (i) there was significant judgement by the Group to identify contingent liabilities and quantify required provisions, which included assumptions related to the probability of loss and the timing, nature and quantum of related cash outflows, and (ii) there was a moderate degree of auditor judgement and effort in performing procedures and evaluating audit evidence related to the provisions and key assumptions, and in evaluating the appropriateness of the related disclosures. there is a probable outflow from a present obligation. Our procedures also included, among others: (i) evaluating the evidence of the quantification of provisions and the assumptions applied, and (ii) assessing the appropriateness of disclosures. Other information The directors are responsible for the other information. The other information comprises the information included in the annual report for the year ended 30 September 2024, but does not include the financial report and our auditor’s report thereon. 276 WESTPAC 2024 ANNUAL REPORT STATUTORY STATEMENTS

Our opinion on the financial report does not cover the other information and accordingly we do not express any form of assurance conclusion thereon through our opinion on the financial report. We have issued a separate opinion on the remuneration report, a limited and reasonable assurance opinion on specified metrics included in the Group’s Climate Report, and a limited assurance opinion on specified metrics included in the Group's Sustainability Index and Datasheet supplement and sustainability sections of the Strategic Review in the Annual Report as detailed in our Assurance Report on Sustainability Related information. In connection with our audit of the financial report, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed on the other information that we obtained prior to the date of this auditor’s report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. Responsibilities of the directors for the financial report The directors of the Parent Entity are responsible for the preparation of the financial report in accordance with Australian Accounting Standards and the Corporations Act 2001, including giving a true and fair view, and for such internal control as the directors determine is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error. In preparing the financial report, the directors are responsible for assessing the ability of the Parent Entity and the Group to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Parent Entity or the Group or to cease operations, or have no realistic alternative but to do so. Auditor’s responsibilities for the audit of the financial report Our objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards and International Standards on Auditing will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial report. A further description of our responsibilities for the audit of the financial report is located at the Auditing and Assurance Standards Board website at: https://www.auasb.gov.au/admin/file/content102/c3/ar1_2020.pdf. This description forms part of our auditor's report. STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 277

Report on the remuneration report Our opinion on the remuneration report We have audited the remuneration report included in the directors’ report for the year ended 30 September 2024. In our opinion, the remuneration report of Westpac Banking Corporation for the year ended 30 September 2024 complies with section 300A of the Corporations Act 2001. Responsibilities The directors of the Company are responsible for the preparation and presentation of the remuneration report in accordance with section 300A of the Corporations Act 2001. Our responsibility is to express an opinion on the remuneration report, based on our audit conducted in accordance with Australian Auditing Standards. PricewaterhouseCoopers CJ Heath Sydney Partner 3 November 2024 278 WESTPAC 2024 ANNUAL REPORT STATUTORY STATEMENTS

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 279 Limitation on Independent Registered Public Accounting Firm’s Liability The liability of PricewaterhouseCoopers (an Australian partnership which we refer to as PwC Australia), with respect to claims arising out of its audit report included in this Annual Report, is subject to the limitations set forth in the Professional Standards Act 1994 of New South Wales, Australia, as amended (the Professional Standards Act) and Chartered Accountants Australia and New Zealand (NSW) scheme adopted by Chartered Accountants Australia and New Zealand and approved by the New South Wales Professional Standards Council pursuant to the Professional Standards Act (the NSW Accountants Scheme). For matters occurring on or prior to 8 October 2019, the liability of PwC Australia may be subject to the limitations set forth in predecessor schemes. The current NSW Accountants Scheme expires on 12 July 2025 unless further extended or replaced. The Professional Standards Act and the NSW Accountants Scheme may limit the liability of PwC Australia for damages with respect to certain civil claims arising in, or governed by the laws of, New South Wales directly or vicariously from anything done or omitted to be done in the performance of its professional services for us, including, without limitation, its audits of our financial statements. The extent of the limitation depends on the timing of the relevant matter and in relation to matters occurring on or after 8 October 2013, is a maximum liability for audit work of A$75 million. The limitations do not apply to claims for breach of trust, fraud or dishonesty. In addition, there is equivalent professional standards legislation in place in other states and territories in Australia and amendments have been made to a number of Australian federal statutes to limit liability under those statutes to the same extent as liability is limited under state and territory laws by professional standards legislation. Accordingly, liability for acts or omissions by PwC Australia in Australian states or territories other than New South Wales may be limited in a manner similar to that in New South Wales. These limitations of liability may limit recovery upon the enforcement in Australian courts of any judgment under US or other foreign laws rendered against PwC Australia based on or related to its audit report on our financial statements. Substantially all of PwC Australia’s assets are located in Australia. However, the Professional Standards Act and the NSW Accountants Scheme have not been subject to extensive judicial consideration and therefore how the limitation might be applied by the courts and the effect of the limitation remain untested in a number of respects, including its effect in respect of the enforcement of foreign judgments.

280 WESTPAC 2024 ANNUAL REPORT SHAREHOLDER INFORMATION SHAREHOLDING INFORMATION ADDITIONAL INFORMATION GLOSSARY OF ABBREVIATIONS AND DEFINED TERMS CONTACT US

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 281

SHAREHOLDING INFORMATION

Westpac ordinary shares

Top 20 ordinary shareholders as at 30 September 2024

	Number of Fully Paid Ordinary Shares	% Held
HSBC Custody Nominees (Australia) Limited	866,714,876	25.18
J P Morgan Nominees Australia Pty Limited	512,401,798	14.89
Citicorp Nominees Pty Limited	228,997,948	6.65
BNP Paribas Nominees Pty Ltd <Agency Lending A/C>	61,463,468	1.79
National Nominees Limited	40,456,973	1.18
BNP Paribas NOMS Pty Ltd	26,864,218	0.78
HSBC Custody Nominees (Australia) Limited <NT-Comnwlth Super Corp A/C>	25,113,326	0.73
Citicorp Nominees Pty Limited <Colonial First State Inv A/C>	24,642,154	0.72
Pacific Custodians Pty Limited <WBC Plans Ctrl A/C>	18,679,841	0.54
Netwealth Investments Limited <Wrap Services A/C>	16,586,728	0.48
BNP Paribas Nominees Pty Ltd <HUB24 Custodial Serv Ltd>	15,361,493	0.45
Australian Foundation Investment Company Limited	13,282,500	0.39
Argo Investments Limited	8,807,648	0.26
IOOF Investment Services Limited <IPS Superfund A/C>	7,692,979	0.22
IOOF Investment Services Limited <IOOF IDPS A/C>	6,213,315	0.18
BNP Paribas NOMS (NZ) Ltd	5,652,649	0.16
UBS Nominees Pty Ltd	4,240,536	0.12
Washington H Soul Pattinson and Company Limited	3,953,000	0.11
Netwealth Investments Limited <Super Services A/C>	3,642,054	0.11
Mutual Trust Pty Ltd	3,401,970	0.10
Total of Top 20 registered shareholders[a]	**1,894,169,474**	**55.04**

a. As recorded on the holder register by holder reference number.

As at 30 September 2024, there were 585,176 holders of our ordinary shares compared to 654,993 in 2023 and 672,589 in 2022. Ordinary shareholders with a registered address in Australia held approximately 96% of our fully paid share capital at 30 September 2024 (approximately 98% in 2023 and 2022).

Substantial shareholders as at 30 September 2024

As at 30 September 2024, BlackRock Group (comprised of BlackRock Inc. and its subsidiaries), State Street Corporation (comprised of State Street Corporation and its subsidiaries), and The Vanguard Group (comprised of The Vanguard Group, Inc. and its controlled entities) had a 'substantial holding' of our shares within the meaning of the Corporations Act. A person has a substantial holding of our shares if the total votes attached to our voting shares in which they or their associates have relevant interests is 5% or more of the total number of votes attached to all our voting shares. The above table of the Top 20 ordinary shareholders includes shareholders that may hold shares for the benefit of third parties.

BlackRock Group has been a substantial shareholder since 4 April 2017 (221,964,794 equity securities as at 24 March 2020). State Street Corporation has been a substantial shareholder since 20 July 2022 (226,119,322 equity securities as at 6 August 2024). The Vanguard Group has been a substantial shareholder since 12 May 2022 (175,093,754 equity securities as at 12 May 2022).

Analysis by range of holdings of ordinary shares as at 30 September 2024

Number of Shares	Number of Holders of Fully Paid Ordinary Shares	%	Number of Fully Paid Ordinary Shares	%	Number of Holders of Share Options and Rights
1 - 1,000	324,370	55.43	120,246,358	3.49%	25,245
1,001 - 5,000	196,200	33.53	456,959,625	13.28%	302
5,001 - 10,000	38,295	6.54	270,031,632	7.85%	69
10,001 - 100,000	25,674	4.39	541,512,959	15.73%	126
100,001 and over	637	0.11	2,052,660,787	59.65%	19
Totals	**585,176**	**100.00**	**3,441,411,361**	**100.00%**	25,761

There were 13,025 shareholders holding less than a marketable parcel ($500) based on a market price of $31.72 per share at the close of trading on 30 September 2024.

282 WESTPAC 2024 ANNUAL REPORT

SHAREHOLDING INFORMATION

Westpac ordinary shares (Continued)

Voting rights of ordinary shares

Holders of our fully paid ordinary shares have, at general meetings (including special general meetings), one vote on a show of hands and, upon a poll, one vote for each fully paid ordinary share held by them.

Westpac Capital Notes 5

Top 20 holders of Westpac Capital Notes 5 as at 30 September 2024

	Number of Westpac Capital Notes 5	% Held
HSBC Custody Nominees (Australia) Limited	1,161,069	6.87
Citicorp Nominees Pty Limited	778,985	4.61
BNP Paribas Nominees Pty Ltd <HUB24 Custodial Serv Ltd>	595,158	3.52
Citicorp Nominees Pty Limited <143212 NMMT Ltd A/C>	451,386	2.67
Netwealth Investments Limited <Wrap Services A/C>	363,648	2.15
IOOF Investment Services Limited <IPS Superfund A/C>	303,810	1.80
Diocese Development Fund - Catholic Diocese of Parramatta	269,486	1.59
BNP Paribas Nominees Pty Ltd <Agency Lending A/C>	266,827	1.58
HSBC Custody Nominees (Australia) Limited - A/C 2	263,906	1.56
IOOF Investment Services Limited <IOOF IDPS A/C>	143,762	0.85
Mutual Trust Pty Ltd	116,141	0.69
BNP Paribas Nominees Pty Ltd <Pitcher Partners>	115,255	0.68
Dimbulu Pty Ltd	100,000	0.59
Netwealth Investments Limited <Super Services A/C>	88,844	0.53
J P Morgan Nominees Australia Pty Limited	87,466	0.52
Marrosan Investments Pty Ltd	85,000	0.50
Royal Freemasons' Benevolent Institution	60,000	0.35
Mrs Linda Anne Van Lieshout	60,000	0.35
Harriette & Co Pty Ltd <Harriette Investment A/C>	50,000	0.30
HSBC Custody Nominees (Australia) Limited-GSI EDA	50,000	0.30
Total of Top 20 registered shareholders[a]	**5,410,743**	**32.01**

a. As recorded on the holder register by holder reference number.

Analysis by range of holdings of Westpac Capital Notes 5 as at 30 September 2024

Number of Shares	Number of Holders of Westpac Capital Notes 5	%	Number of Westpac Capital Notes 5	%
1 - 1,000	14,918	87.68	5,264,016	31.14
1,001 - 5,000	1,861	10.94	3,866,674	22.88
5,001 - 10,000	147	0.86	1,103,434	6.53
10,001 - 100,000	77	0.45	1,839,826	10.88
100,001 and over	12	0.07	4,829,433	28.57
Totals	**17,015**	**100.00**	**16,903,383**	**100.00**

There were 9 security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 5 based on a market price of $102.000 at the close of trading on 30 September 2024.

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Westpac Capital Notes 7

Top 20 holders of Westpac Capital Notes 7 as at 30 September 2024

	Number of Westpac Capital Notes 7	% Held
Citicorp Nominees Pty Limited	1,216,633	7.06
HSBC Custody Nominees (Australia) Limited	1,023,243	5.94
Citicorp Nominees Pty Limited <143212 NMMT Ltd A/C>	446,552	2.59
BNP Paribas Nominees Pty Ltd <HUB24 Custodial Serv Ltd>	411,294	2.39
BNP Paribas Nominees Pty Ltd <Agency Lending A/C>	379,896	2.20
Netwealth Investments Limited <Wrap Services A/C>	297,364	1.73
Mutual Trust Pty Ltd	267,561	1.55
HSBC Custody Nominees (Australia) Limited-GSI EDA	170,000	0.99
Dimbulu Pty Ltd	150,000	0.87
Netwealth Investments Limited <Super Services A/C>	135,150	0.78
HSBC Custody Nominees (Australia) Limited - A/C 2	130,658	0.76
Marrosan Investments Pty Ltd	110,000	0.64
IOOF Investment Services Limited <IPS Superfund A/C>	105,971	0.61
Bond Street Custodians Limited <BENQLD - D79772 A/C>	100,000	0.58
BNP Paribas Nominees Pty Ltd <Pitcher Partners>	97,800	0.57
BNP Paribas NOMS Pty Ltd	83,460	0.48
IOOF Investment Services Limited <IOOF IDPS A/C>	80,376	0.47
J P Morgan Nominees Australia Pty Limited	65,674	0.38
V S Access Pty Ltd <V S Access A/C>	64,624	0.38
Eastcote Pty Ltd <The Van-Lieshout Family A/C>	61,619	0.36
Total of Top 20 registered shareholders[a]	**5,397,875**	**31.33**

a. As recorded on the holder register by holder reference number.

Analysis by range of holdings of Westpac Capital Notes 7 as at 30 September 2024

Number of Shares	Number of Holders of Westpac Capital Notes 7	%	Number of Westpac Capital Notes 7	%
1 - 1,000	15,883	88.48	5,551,257	32.22
1,001 - 5,000	1,853	10.32	3,948,083	22.92
5,001 - 10,000	136	0.76	1,029,284	5.97
10,001 - 100,000	67	0.37	1,856,417	10.77
100,001 and over	13	0.07	4,844,322	28.12
Totals	**17,952**	**100.00**	**17,229,363**	**100.00**

There were 5 security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 7 based on a market price of $104.000 at the close of trading on 30 September 2024.

284 WESTPAC 2024 ANNUAL REPORT

SHAREHOLDING INFORMATION

Westpac Capital Notes 8

Top 20 holders of Westpac Capital Notes 8 as at 30 September 2024

	Number of Westpac Capital Notes 8	% Held
BNP Paribas Nominees Pty Ltd <Agency Lending A/C>	3,839,682	21.94
HSBC Custody Nominees (Australia) Limited	917,184	5.24
Citicorp Nominees Pty Limited	849,938	4.86
BNP Paribas Nominees Pty Ltd <HUB24 Custodial Serv Ltd>	343,873	1.96
Netwealth Investments Limited <Wrap Services A/C>	260,124	1.49
Dimbulu Pty Ltd	200,000	1.14
HSBC Custody Nominees (Australia) Limited - A/C 2	169,410	0.97
Mutual Trust Pty Ltd	164,908	0.94
IOOF Investment Services Limited <IPS Superfund A/C>	134,630	0.77
Netwealth Investments Limited <Super Services A/C>	103,856	0.59
IOOF Investment Services Limited <IOOF IDPS A/C>	98,535	0.56
BNP Paribas Nominees Pty Ltd <Pitcher Partners>	85,178	0.49
BNP Paribas Nominees Pty Ltd <IB Au Noms Retailclient>	72,993	0.42
J P Morgan Nominees Australia Pty Limited	69,554	0.40
Megt (Australia) Ltd	61,516	0.35
V S Access Pty Ltd <V S Access A/C>	52,220	0.30
National Nominees Limited	44,302	0.25
Invia Custodian Pty Limited <Wehi - Investment Pool A/C>	43,735	0.25
Adirel Holdings Pty Ltd	33,000	0.19
HSBC Custody Nominees (Australia) Limited-GSI EDA	30,000	0.17
Total of Top 20 registered shareholders[a]	**7,574,638**	**43.28**

a. As recorded on the holder register by holder reference number.

Analysis by range of holdings of Westpac Capital Notes 8 as at 30 September 2024

Number of Shares	Number of Holders of Westpac Capital Notes 8	%	Number of Westpac Capital Notes 8	%
1 - 1,000	14,188	88.32	4,961,867	28.35
1,001 - 5,000	1,690	10.52	3,346,140	19.12
5,001 - 10,000	125	0.78	921,320	5.26
10,001 - 100,000	51	0.32	1,287,068	7.36
100,001 and over	10	0.06	6,983,605	39.91
Totals	**16,064**	**100.00**	**17,500,000**	**100.00**

There were 4 security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 8 based on a market price of $104.000 at the close of trading on 30 September 2024.

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Westpac Capital Notes 9

Top 20 holders of Westpac Capital Notes 9 as at 30 September 2024

	Number of Westpac Capital Notes 9	% Held
BNP Paribas Nominees Pty Ltd <Agency Lending A/C>	3,761,389	24.92
HSBC Custody Nominees (Australia) Limited	1,010,346	6.70
Citicorp Nominees Pty Limited	506,385	3.36
BNP Paribas Nominees Pty Ltd <HUB24 Custodial Serv Ltd>	486,150	3.22
Bond Street Custodians Limited <BENQLD - D79696 A/C>	275,000	1.82
Netwealth Investments Limited <Wrap Services A/C>	272,810	1.81
HSBC Custody Nominees (Australia) Limited - A/C 2	203,522	1.35
Netwealth Investments Limited <Super Services A/C>	174,063	1.15
BNP Paribas Nominees Pty Ltd <Pitcher Partners>	105,095	0.70
Dimbulu Pty Ltd	100,000	0.66
Royal Freemasons' Benevolent Institution	82,000	0.54
IOOF Investment Services Limited <IPS Superfund A/C>	73,886	0.49
Mutual Trust Pty Ltd	70,101	0.46
IOOF Investment Services Limited <IOOF IDPS A/C>	60,886	0.40
Marrosan Investments Pty Ltd	50,000	0.33
Bond Street Custodians Limited <BENQLD - D80279 A/C>	40,832	0.27
Pesutu Pty Ltd <Karedis Super A/C>	35,868	0.24
Sir Moses Montefiore Jewish Home <Income A/C>	30,000	0.20
HSBC Custody Nominees (Australia) Limited-GSI EDA	30,000	0.20
Morris Commercial P/L	30,000	0.20
Total of Top 20 registered shareholders[a]	**7,398,333**	**49.03**

a. As recorded on the holder register by holder reference number.

Analysis by range of holdings of Westpac Capital Notes 9 as at 30 September 2024

Number of Securities	Number of Holders of Westpac Capital Notes 9	%	Number of Westpac Capital Notes 9	%
1 - 1,000	9,261	86.62	3,684,371	24.41
1,001 - 5,000	1,276	11.94	2,683,000	17.78
5,001 - 10,000	96	0.90	705,832	4.68
10,001 - 100,000	49	0.46	1,222,917	8.10
100,001 and over	9	0.08	6,794,760	45.03
Totals	**10,691**	**100.00**	**15,090,880**	**100.00**

There were 4 security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 9 based on a market price of $105.950 at the close of trading on 30 September 2024.

286 WESTPAC 2024 ANNUAL REPORT

SHAREHOLDING INFORMATION

Westpac Capital Notes 10

Top 20 holders of Westpac Capital Notes 10 as at 30 September 2024

	Number of Westpac Capital Notes 10	% Held
Citicorp Nominees Pty Limited	1,716,071	9.81
HSBC Custody Nominees (Australia) Limited	1,250,975	7.15
BNP Paribas Nominees Pty Ltd <HUB24 Custodial Serv Ltd>	590,188	3.37
HSBC Custody Nominees (Australia) Limited - A/C 2	485,184	2.77
Netwealth Investments Limited <Wrap Services A/C>	351,788	2.01
Bond Street Custodians Limited <BENQLD - D79696 A/C>	200,000	1.14
BNP Paribas Nominees Pty Ltd <Pitcher Partners>	145,774	0.83
Netwealth Investments Limited <Super Services A/C>	112,558	0.64
Elmore Super Pty Ltd <The Peabody Super Fund A/C>	105,900	0.61
IOOF Investment Services Limited <IPS Superfund A/C>	103,524	0.59
Dimbulu Pty Ltd	100,000	0.57
V S Access Pty Ltd <V S Access A/C>	90,000	0.51
Mutual Trust Pty Ltd	84,633	0.48
Tandom Pty Ltd	82,100	0.47
J P Morgan Nominees Australia Pty Limited	67,620	0.39
J C Family Investments Pty Limited <J Herrington Super Fund A/C>	54,007	0.31
IOOF Investment Services Limited <IOOF IDPS A/C>	53,953	0.31
National Nominees Limited	52,135	0.30
John E Gill Trading Pty Ltd	50,000	0.29
Willimbury Pty Ltd	50,000	0.29
Total of Top 20 registered shareholders[a]	**5,746,410**	**32.84**

a. As recorded on the holder register by holder reference number.

Analysis by range of holdings of Westpac Capital Notes 10 as at 30 September 2024

Number of Securities	Number of Holders of Westpac Capital Notes 10	%	Number of Westpac Capital Notes 10	%
1 - 1,000	12,017	83.91	4,807,424	27.47
1,001 - 5,000	2,040	14.24	4,327,745	24.73
5,001 - 10,000	175	1.22	1,308,087	7.47
10,001 - 100,000	80	0.56	1,994,782	11.40
100,001 and over	10	0.07	5,061,962	28.93
Totals	**14,322**	**100.00**	**17,500,000**	**100.00**

There were 2 security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 10 based on a market price of $105.700 at the close of trading on 30 September 2024.

Voting rights of Westpac Capital Notes 5, Westpac Capital Notes 7, Westpac Capital Notes 8, Westpac Capital Notes 9 and Westpac Capital Notes 10

In accordance with the terms of issue, holders of Westpac Capital Notes 5, Westpac Capital Notes 7, Westpac Capital Notes 8, Westpac Capital Notes 9 and Westpac Capital Note 10 have no right to vote at any general meeting of Westpac before conversion into Westpac ordinary shares.

If conversion occurs (in accordance with the applicable terms of the relevant AT1 instrument), holders of Westpac Capital Notes 5, Westpac Capital Notes 7, Westpac Capital Notes 8, Westpac Capital Notes 9 or Westpac Capital Notes 10 (as applicable) will become holders of Westpac ordinary shares and have the voting rights that attach to Westpac ordinary shares.

Unquoted securities

Westpac also has the following unquoted securities on issue: USD 1.25 billion AT1 securities (comprised of 3 individual notes) which are all held by Cede & Co. as nominee for the Depository Trust Company. See Note 14 to the financial statements for further information.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 287 Financial calendar Westpac shares are listed on the securities exchanges in Australia (ASX) and New Zealand (NZX). Westpac Capital Notes 5, Westpac Capital Notes 7, Westpac Capital Notes 8, Westpac Capital Notes 9 and Westpac Capital Notes 10 are listed on the ASX. Important dates to note are set out below, subject to change. Payment of any distribution, dividend or interest payment is subject to the relevant payment conditions and the key dates for each payment will be confirmed to the ASX for securities listed on the ASX. Westpac Ordinary Shares (ASX code: WBC, NZX code: WBC) Ex-dividend date for final dividend 7 November 2024 Record date for final dividend 8 November 2024 Annual General Meeting 13 December 2024 Final dividend payable 19 December 2024 First quarter update 17 February 2025 Financial Half Year end 31 March 2025 Interim Results and dividend announcement 5 May 2025 Ex-dividend date for interim dividend 8 May 2025 Record date for interim dividend 9 May 2025 Interim dividend payable 27 June 2025 Third quarter update 18 August 2025 Financial Year end 30 September 2025 Final Results and dividend announcement 3 November 2025 Ex-dividend date for final dividend 6 November 2025 Record date for final dividend 7 November 2025 Annual General Meeting 11 December 2025a Final dividend payable 19 December 2025 a. Details regarding the location of the meeting and the business to be dealt with will be contained in a Notice of Meeting sent to shareholders in November before the meeting. Westpac Capital Notes 5 (ASX code: WBCPH) Ex-date for quarterly distribution 12 December 2024 Record date for quarterly distribution 13 December 2024a Payment date for quarterly distribution 23 December 2024b Ex-date for quarterly distribution 13 March 2025 Record date for quarterly distribution 14 March 2025 Payment date for quarterly distribution 24 March 2025b Ex-date for quarterly distribution 12 June 2025 Record date for quarterly distribution 13 June 2025a Payment date for quarterly distribution 23 June 2025b Ex-date for quarterly distribution 11 September 2025 Record date for quarterly distribution 12 September 2025a Payment date for quarterly distribution 22 September 2025 Ex-date for quarterly distribution 11 December 2025 Record date for quarterly distribution 12 December 2025a Payment date for quarterly distribution 22 December 2025 a. Adjusted to immediately preceding business day as record date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney. b. Adjusted to next business day as payment date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney.

288 WESTPAC 2024 ANNUAL REPORT SHAREHOLDING INFORMATION Financial calendar (Continued) Westpac Capital Notes 7 (ASX code: WBCPJ) Ex-date for quarterly distribution 12 December 2024 Record date for quarterly distribution 13 December 2024a Payment date for quarterly distribution 23 December 2024b Ex-date for quarterly distribution 13 March 2025 Record date for quarterly distribution 14 March 2025 Payment date for quarterly distribution 24 March 2025b Ex-date for quarterly distribution 12 June 2025 Record date for quarterly distribution 13 June 2025a Payment date for quarterly distribution 23 June 2025b Ex-date for quarterly distribution 11 September 2025 Record date for quarterly distribution 12 September 2025a Payment date for quarterly distribution 22 September 2025 Ex-date for quarterly distribution 11 December 2025 Record date for quarterly distribution 12 December 2025a Payment date for quarterly distribution 22 December 2025 a. Adjusted to immediately preceding business day as record date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney. b. Adjusted to next business day as payment date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney. Westpac Capital Notes 8 (ASX code: WBCPK) Ex-date for quarterly distribution 12 December 2024 Record date for quarterly distribution 13 December 2024 Payment date for quarterly distribution 23 December 2024a Ex-date for quarterly distribution 12 March 2025 Record date for quarterly distribution 13 March 2025 Payment date for quarterly distribution 21 March 2025 Ex-date for quarterly distribution 12 June 2025 Record date for quarterly distribution 13 June 2025 Payment date for quarterly distribution 23 June 2025a Ex-date for quarterly distribution 11 September 2025 Record date for quarterly distribution 12 September 2025b Payment date for quarterly distribution 22 September 2025a Ex-date for quarterly distribution 11 December 2025 Record date for quarterly distribution 12 December 2025b Payment for quarterly distribution 22 December 2025a a. Adjusted to next business day as payment date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney. b. Adjusted to immediately preceding business day as record date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 289 Financial calendar (Continued) Westpac Capital Notes 9 (ASX code: WBCPL) Ex-date for quarterly distribution 12 December 2024 Record date for quarterly distribution 13 December 2024a Payment date for quarterly distribution 23 December 2024b Ex-date for quarterly distribution 13 March 2025 Record date for quarterly distribution 14 March 2025 Payment date for quarterly distribution 24 March 2025b Ex-date for quarterly distribution 12 June 2025 Record date for quarterly distribution 13 June 2025a Payment date for quarterly distribution 23 June 2025b Ex-date for quarterly distribution 11 September 2025 Record date for quarterly distribution 12 September 2025a Payment date for quarterly distribution 22 September 2025 Ex-date for quarterly distribution 11 December 2025 Record date for quarterly distribution 12 December 2025a Payment date for quarterly distribution 22 December 2025 a. Adjusted to immediately preceding business day as record date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney. b. Adjusted to next business day as payment date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney. Westpac Capital Notes 10 (ASX code: WBCPM) Ex-date for quarterly distribution 12 December 2024 Record date for quarterly distribution 13 December 2024a Payment date for quarterly distribution 23 December 2024b Ex-date for quarterly distribution 13 March 2025 Record date for quarterly distribution 14 March 2025 Payment date for quarterly distribution 24 March 2025b Ex-date for quarterly distribution 12 June 2025 Record date for quarterly distribution 13 June 2025a Payment date for quarterly distribution 23 June 2025b Ex-date for quarterly distribution 11 September 2025 Record date for quarterly distribution 12 September 2025a Payment date for quarterly distribution 22 September 2025 Ex-date for quarterly distribution 11 December 2025 Record date for quarterly distribution 12 December 2025a Payment date for quarterly distribution 22 December 2025 a. Adjusted to immediately preceding business day as record date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney. b. Adjusted to next business day as payment date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney.

290 WESTPAC 2024 ANNUAL REPORT

ADDITIONAL INFORMATION

Exchange rates against A$

Twelve months to/as at 30 Sept	2024		2023		2022	
Currency	Average	Spot	Average	Spot	Average	Spot
US$	0.6594	0.6929	0.6662	0.6467	0.7125	0.6490
GBP	0.5201	0.5176	0.5435	0.5284	0.5575	0.5841
NZ$	1.0846	1.0885	1.0846	1.0738	1.0831	1.1355

Impact of exchange rate movements on Westpac's results

	2024 vs 2023			2023 vs 2022		
	Growth	FX impact ($m)	Growth ex- FX	Growth	FX impact ($m)	Growth ex- FX
Net interest income	2%	(2)	2%	7%	5	7%
Non-interest income	(15%)	9	(15%)	36%	5	36%
Net operating income	**-**	**7**	**-**	**10%**	**10**	**10%**
Operating expenses	2%	(9)	2%	(1%)	(11)	(1%)
Pre-provision profit	**(3%)**	**(2)**	**(3%)**	24%	(1)	24%
Impairment (charges)/benefits	(17%)	-	(17%)	93%	-	93%
Profit before income tax expense	**(2%)**	**(2)**	**(2%)**	**22%**	**(1)**	**22%**
Income tax expense	-	-	-	12%	-	12%
Profit after income tax expense	**(3%)**	**(2)**	**(3%)**	**26%**	**(1)**	**26%**
Profit attributable to non-controlling interests (NCI)	(100%)	-	(100%)	20%	-	20%
Net profit attributable to owners of WBC	**(3%)**	**(2)**	**(3%)**	**26%**	**(1)**	**26%**

Exchange rate risk on future NZ$ earnings

Westpac's policy in relation to the hedging of the future earnings of Westpac's New Zealand division is to manage the economic risk for volatility of the NZ$ against A$. Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following 12 months and 50% of the expected earnings for the subsequent 12 months can be hedged. NZ Future Earnings hedges are only implemented when AUD/NZD is trading at the low end of the range or is expected to move higher over the next 12 months. As at 30 September 2024, Westpac has hedges in place for forecasts up to November 2024 with an average rate of $1.0852.

Dividend reinvestment plan

The Board has determined a fully franked final ordinary dividend of 76 cents per share, to be paid on 19 December 2024 to shareholders on the register at the record date of 8 November 2024. The 2024 final and interim ordinary dividend represents a payout ratio of 74.62%. In addition to being fully franked, the final ordinary dividend will also carry NZ$0.06 in New Zealand imputation credits that may be used by New Zealand tax residents.

Westpac operates a DRP that is available to holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in Australia or New Zealand. Shareholders can choose to receive their 2024 final ordinary dividend as cash or reinvest it in additional shares under the DRP. As noted in Note 28 to the financial statements, the Board has made certain determinations in relation to the DRP for the final ordinary dividend only, including that the market price will be set over 15 trading days commencing 13 November 2024 and will not include a discount.

Shareholders who wish to commence participation in the DRP, or to vary their current participation election, must do so by 5.00pm (Sydney time) on 11 November 2024.

Shareholders can provide these instructions:

- Online for shareholders with holdings that have a market value of less than $1,000,000 within their Link Market Services portfolio, by logging into or creating a Portfolio via the Westpac share registry's website at linkmarketservices.com.au and electing the DRP or amending their existing instructions online; or
- By completing and returning a DRP application or variation form to Westpac's share registry. Registry contact details are listed in Useful information (page 297).

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 291 Information on related entities a. Changes in control of Westpac entities During the twelve months ended 30 September 2024 the following controlled entities were acquired, formed, or incorporated: • Series 2024-1 WST Trust (formed 17 October 2023) During the twelve months ended 30 September 2024, the following controlled entities ceased to be controlled: • Westpac Nominees NZ - Limited (deregistered 11 October 2023) • Westpac Superannuation Nominees - NZ - Limited (deregistered 11 October 2023) • Aotearoa Financial Services Limited (deregistered 26 October 2023) • Westpac Investment Vehicle No.2 Pty Limited (deregistered 29 October 2023) • Westpac USA Inc. (dissolved 6 May 2024) • Series 2014-1 WST Trust (terminated 3 June 2024) • Sydney Capital Corporations Inc. (dissolved 23 August 2024) • Partnership Pacific Pty Limited (deregistered 28 August 2024) • BT Financial Group Holdings Pty Ltd (deregistered 5 September 2024) • St. George Security Holdings Pty. Limited (deregistered 12 September 2024) • Westpac Europe Limited (dissolved 17 September 2024) • Westpac Syndications Management Pty Ltd (deregistered 19 September 2024) • Westpac Leasing Nominees - VIC- Pty. Limited (deregistered 19 September 2024) • Waratah Securities Australia Limited (deregistered 19 September 2024) b. Associates As at 30 September 2024 Ownership Interest Held (%) Akahu Technologies Ltd 34.5% OpenAgent Pty Ltd 22.6% mx51 Group Pty Ltd 22.2% Safe Will Pty Ltd 14.2%

292 WESTPAC 2024 ANNUAL REPORT

ADDITIONAL INFORMATION

Net profit contribution of businesses sold

To assist in understanding the contribution of these businesses, the following tables provide the earnings (excluding Notable Items) attributable to the entities sold. Earnings attributed to each business reflect its contribution up to the sale date, and any other gains/losses on these transactions which were not identified as Notable Items. Balance sheet data is at completion date. Businesses sold in the 2023 financial year had negligible balance sheet contribution. No businesses were sold in 2024.

Businesses sold

$m	Advance Asset Management	BT Personal and Corporate Super[a]	Westpac Life Insurance Ltd.	Motor Vehicle Finance and Novated Leasing	Westpac Life-NZ-Limited (A$)	Contribution of businesses sold	Westpac Life-NZ-Limited (NZ$)
2023							
Non-interest income	38	77	25	-	-	140	-
Operating expenses	(8)	26	28	-	-	46	-
Income tax expense and NCI	(9)	(31)	(15)	-	-	(55)	-
Net profit	**21**	**72**	**38**	**-**	**-**	**131**	**-**
2022							
Net interest income	-	-	-	6	-	6	-
Non-interest income	80	177	107	-	28	392	30
Operating expenses	(18)	(77)	(23)	(6)	(3)	(127)	(3)
Impairment charges	-	-	-	7	-	7	-
Income tax expense and NCI	(19)	(30)	(34)	(2)	(7)	(92)	(8)
Net profit	**43**	**70**	**50**	**5**	**18**	**186**	**19**

a. Transfer of the members and benefits of BT Funds Management Limited's personal and corporate (non-platform) superannuation products, via a successor funds transfer to Mercer Super Trust.

$bn	Advance Asset Management	BT Personal and Corporate Super	Westpac Life Insurance Ltd.	Motor Vehicle Finance and Novated Leasing	Westpac Life-NZ-Limited (A$)	Contribution of businesses sold	Westpac Life-NZ-Limited (NZ$)
As at 30 Sept 2022							
Total assets	-	-	2.6	-	-	2.6	-

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 293

Additional information for Non-AAS financial measures

Calculation of Non-AAS financial measures

Details of the calculation of non-AAS financial measures not disclosed elsewhere are provided below:

Expense to income ratio (excluding Notable Items)

$m	2024	2023	2022
Operating expenses	10,944	10,692	10,802
Less: Notable Items (operating expenses)	-	(460)	(621)
Operating expenses excluding Notable Items	**10,944**	**10,232**	**10,181**
Net operating income	21,588	21,645	19,606
Add/(less): Notable Items (net interest income)	163	97	(555)
Add/(less): Notable Items (non-interest income)	12	(200)	854
Net operating income excluding Notable Items	**21,763**	**21,542**	**19,905**
Expense to income ratio (excluding Notable Items)	**50.29%**	**47.50%**	**51.15%**

Average tangible ordinary equity and Return on average tangible ordinary equity (ROTE)

$m	2024	2023	2022	2021	2020
Net profit attributable to owners of WBC (adjusted for RSP dividends)[a]	**6,983**	**7,190**	**5,691**	**5,456**	**2,288**
Average ordinary equity	71,493	71,229	70,268	70,849	68,014
Less: Intangible assets (average)	(10,758)	(10,664)	(10,182)	(11,310)	(11,964)
Add: Computer software (average)	2,680	2,552	1,992	2,361	2,371
Average tangible ordinary equity	**63,415**	**63,117**	**62,078**	**61,900**	**58,421**
Return on average tangible ordinary equity (ROTE)	**11.01%**	**11.39%**	**9.17%**	**8.81%**	**3.92%**

a. See Note 8 to the financial statements for calculations of this profit measure.

Net profit attributable to owners of WBC (adjusted for RSP shares) excluding Notable Items

$m	2024	2023	2022	2021	2020
Net profit attributable to owners of WBC (adjusted for RSP dividends)	**6,983**	**7,190**	**5,691**	**5,456**	**2,288**
Add/(less): Notable Items (post tax)	123	173	874	1,495	2,937
Net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items	**7,106**	**7,363**	**6,565**	**6,951**	**5,225**

ROE (excluding Notable Items) and ROTE (excluding Notable Items)

$m	2024	2023	2022	2021	2020
Net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items	7,106	7,363	6,565	6,951	5,225
Average ordinary equity	71,493	71,229	70,268	70,849	68,014
Average tangible ordinary equity	63,415	63,117	62,078	61,900	58,421
Return on average ordinary equity (excluding Notable Items)	**9.94%**	**10.34%**	**9.34%**	**9.81%**	**7.68%**
Return on average tangible ordinary equity (excluding Notable Items)	**11.21%**	**11.67%**	**10.58%**	**11.23%**	**8.94%**

294 WESTPAC 2024 ANNUAL REPORT

ADDITIONAL INFORMATION

Additional information for Non-AAS financial measures (Continued)

Pre-provision profit

$m	2024	2023	2022
Net interest income	18,753	18,317	17,161
Non-interest income	2,835	3,328	2,445
Operating expenses	(10,944)	(10,692)	(10,802)
Pre-provision profit	**10,644**	**10,953**	**8,804**

Dividend payout ratio (excluding Notable Items)

$m	2024	2023	2022
Ordinary dividend paid/declared on issued shares (net of Treasury shares)	5,210	4,975	4,370
divided by: Net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items	7,106	7,363	6,565
Dividend payout ratio (excluding Notable Items)[a]	**73.32%**	**67.57%**	**66.57%**

a. Dividend used in calculation not subjected to rounding.

Segment pre-provision profit excluding Notable Items

$m	Consumer	Business & Wealth	Westpac Institutional Bank	Westpac New Zealand (A$)	Group Businesses	Group
2024						
Pre-provision profit/(loss)	3,373	3,510	2,040	1,375	346	10,644
Add/(less): Notable Items	-	-	-	8	167	175
Pre-provision profit/(loss) excluding Notable Items	**3,373**	**3,510**	**2,040**	**1,383**	**513**	**10,819**
2023						
Pre-provision profit/(loss)	3,966	3,225	1,962	1,362	438	10,953
Add/(less): Notable Items	202	152	15	9	(21)	357
Pre-provision profit/(loss) excluding Notable Items	**4,168**	**3,377**	**1,977**	**1,371**	**417**	**11,310**
2022						
Pre-provision profit/(loss)	4,553	1,929	1,323	1,434	(435)	8,804
Add/(less): Notable Items	66	14	-	(120)	960	920
Pre-provision profit/(loss) excluding Notable Items	**4,619**	**1,943**	**1,323**	**1,314**	**525**	**9,724**

Earnings per ordinary share (ex Notable Items)

	2024		2023		2022	
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net profit attributable to owners of WBC (adjusted for RSP dividends) ($m)	6,983	7,466	7,190	7,595	5,691	5,927
Add/(less): Notable Items ($m)	123	123	173	173	874	874
Adjusted net profit attributable to owners of WBC (adjusted for RSP dividends) (excluding Notable Items) ($m)	7,106	7,589	7,363	7,768	6,565	6,801
Adjusted weighted average number of ordinary shares	3,476	3,895	3,502	3,891	3,559	3,889
Earnings per ordinary share (excluding Notable Items) (cents)	**204.4**	**194.8**	**210.3**	**199.6**	**184.5**	**174.9**

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 295 Other Westpac business information Property Occupied premises are primarily in Australia, New Zealand and Pacific including 762 branches (2023: 786) as at 30 September 2024. This includes 111 (2023: 82) co-located branches in Australia which support multiple brands. With the exception of 2 freehold branches, all retail premises occupied in Australia and New Zealand are held under commercial leases with terms generally ranging between 12 months and 7 years. The carrying value of our directly owned Corporate and Retail premises and sites was $45 million (2023: $61 million). Head office is located at Westpac Place, 275 Kent Street, Sydney with leases over levels 1-23, allowing continued occupation until 2030. There is also a lease over levels 1-28 of International Tower 2, Barangaroo, Sydney until 2030, of which 9 floors are sublet. Together these sites provide a current capacity for approximately 16,500 staff on a hybrid working basis. In the Sydney metropolitan area, the lease commitment for the corporate office at Kogarah expires in 2034 and provides capacity for approximately 2,000 staff on a hybrid working basis. The lease for 8 levels at 8 Parramatta Square, Parramatta provides capacity for approximately 3,000 staff on a hybrid working basis. In Melbourne, there is a lease over the majority of 150 Collins Street until 2033, providing capacity for approximately 2,000 staff. Westpac on Takutai Square is New Zealand’s head office, located at the eastern end of Britomart Precinct near Customs Street in Auckland, contains 26,710 square metres of office space across three buildings. Lease commitment at this site extends to 2031, with two six-year options (for two buildings) and one six-year option to extend on the third building. Significant long-term agreements We have no individual contracts, other than contracts entered into in the ordinary course of business, that would constitute a material contract. Related party disclosures Details of our related party disclosures are set out in Note 34 to the financial statements and details of Directors’ interests in securities are set out in the Remuneration Report (page 68) included in the Directors’ Report. Other than as disclosed in Note 34 to the financial statements and the Remuneration Report (page 68), if applicable, loans made to parties related to Directors and other key management personnel of Westpac are made in the ordinary course of business on normal terms and conditions (including interest rates and collateral). Loans are made on the same terms and conditions (including interest rates and collateral) as they apply to other employees and certain customers in accordance with established policy. These loans do not involve more than the normal risk of collectability or present any other unfavourable features. Auditor’s remuneration Auditor’s remuneration, to the external auditor for the years ended 30 September 2024 and 2023 is provided in Note 33 to the financial statements. Audit related services Westpac’s Group Finance function monitors the application of the pre-approval process in respect of audit, audit-related and non-audit services provided by PricewaterhouseCoopers (PwC) under Westpac’s Pre-Approval of Engagement of PricewaterhouseCoopers for Audit or Non-Audit Services Policy (‘Pre-Approval Policy’). Group Finance promptly brings to the attention of the Board Audit Committee any exceptions that need to be approved pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X. The Pre-Approval Policy is communicated to Westpac’s divisions through publication on the Westpac intranet. During the year ended 30 September 2024, there were no fees paid by Westpac to PwC that required approval by the Board Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

296 WESTPAC 2024 ANNUAL REPORT

ADDITIONAL INFORMATION

Other Westpac business information (Continued)

Westpac debt programs and issuing shelves

Access in a timely and flexible manner to a diverse range of debt markets and investors is provided by the following programs and issuing shelves as at 30 September 2024:

Program Limit	Issuer(s)	Program/Issuing Shelf Type
Australia		
No limit	WBC	Debt Issuance Program
No limit	WBC	Capital Notes Program
New Zealand		
No limit	WNZL	Medium Term Note Program
Euro Market		
No limit	WBC	Euro Commercial Paper and Certificate of Deposit Program
USD 20 billion	WNZL	Euro Commercial Paper and Certificate of Deposit Program
USD 70 billion	WBC	Euro Medium Term Note Program
USD 10 billion	WSNZL[a]	Euro Medium Term Note Program
USD 40 billion	WBC[b]	Global Covered Bond Program
EUR 5 billion	WSNZL[c]	Global Covered Bond Program
Japan		
JPY 750 billion	WBC	Samurai shelf
JPY 750 billion	WBC	Uridashi shelf
United States		
USD 45 billion	WBC	US Commercial Paper Program
USD 10 billion	WSNZL[a]	US Commercial Paper Program
USD 35 billion	WBC	US Medium Term Note Program
USD 10 billion	WNZL	US Medium Term Note Program
No limit	WBC (NY Branch)	Certificate of Deposit Program
No limit	WBC	US Securities and Exchange Commission registered shelves

a. Notes issued under this program by Westpac Securities NZ Limited, London branch are guaranteed by Westpac New Zealand Limited, its parent company.

b. Notes issued under this program are guaranteed by BNY Trust Company of Australia Limited as trustee of the Westpac Covered Bond Trust.

c. Notes issued under this program by Westpac Securities NZ Limited, London branch are guaranteed by Westpac New Zealand Limited, its parent company, and Westpac NZ Covered Bond Limited.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 297 Useful information Key sources of information for shareholders We report our full year performance to shareholders, in late October or early November, in the following forms: an Annual Report; a Climate Report; an Investor Discussion Pack and earnings releases. Electronic communications Shareholders can elect to receive the following communications electronically: • Annual Report; • Dividend statements when paid by direct credit or via Westpac’s Dividend Reinvestment Plan (DRP); • Notices of Meetings and proxy forms; and • Major company announcements. Opt for electronic communications by logging into Westpac’s Share Registrar’s Investor Centre at www.linkmarketservices.com.au. Online information Australia Westpac’s website www.westpac.com.au provides information for shareholders and customers, including: • access to internet banking and online investing services; • details on Westpac’s products and services; • company history, results, market releases and news; and • corporate responsibility and Westpac in the community activities. New Zealand Westpac’s New Zealand website www.westpac.co.nz provides: • access to internet banking services; • details on products and services; • economic updates, news and information, key financial results; and • sponsorships and other community activities. Stock exchange listings Westpac ordinary shares are listed on: • Australian Securities Exchange (code WBC); • New Zealand Exchange Limited (code WBC). We do not sponsor or endorse and are not affiliated in any way with trading in our equity securities in any market or under any facility other than direct trading in our ordinary shares listed on the Australian Securities Exchange and New Zealand Exchange Limited. Westpac Investor Relations Investors can access the Investor Centre at www.westpac.com.au/investorcentre. The Investor Centre includes the current Westpac share price and links to the latest ASX announcements. Information other than that relating to your shareholding can be obtained from: • Westpac Investor Relations 275 Kent Street Sydney NSW 2000 Australia Telephone: +61 2 9178 2977 Email: investorrelations@westpac.com.au Westpac sustainability For further information on Westpac’s sustainability approach, policies and performance please visit westpac.com.au/sustainability Email: sustainability@westpac.com.au Share registrars Shareholders can check and update their information in Westpac’s Share Registrars’ online Investor Centres, see details below. In Australia, broker sponsored holders must contact their broker to amend their address. Australia – Ordinary shares on the main register, Westpac Capital Notes 5, Westpac Capital Notes 7, Westpac Capital Notes 8, Westpac Capital Notes 9 and Westpac Capital Notes 10. Link Market Services Limited1 Level 12, 680 George Street Sydney NSW 2000 Postal address: Locked Bag A6015, Sydney South NSW 1235, Australia www.linkmarketservices.com.au Shareholder enquiries: Telephone: 1800 804 255 (toll free within Australia) International: +61 1800 804 255 Facsimile: +61 2 9287 0303 Email: westpac@linkmarketservices.com.au New Zealand – Ordinary shares Link Market Services Limited Level 30 PwC Tower 15 Customs Street West Auckland 1010, New Zealand Postal address: P.O. Box 91976, Auckland 1142, New Zealand www.linkmarketservices.co.nz Shareholder enquiries: Telephone: 0800 002 727 (toll free within New Zealand) International: +64 9 375 5998 Facsimile: +64 9 375 5990 Email: enquiries@linkmarketservices.co.nz 1. On 16 May 2024, Link Group was acquired by Mitsubishi UFJ Trust & Banking Corporation. Link Group is now known as MUFG Pension & Market Services. Over the coming months, our registry, Link Market Services Limited will progressively change to MUFG Corporate Markets and will rebrand websites, documentation, and emails you receive as a shareholder. While the name may be changing, we do not expect any material changes to how you interact with the registry.

298 WESTPAC 2024 ANNUAL REPORT GLOSSARY OF ABBREVIATIONS AND DEFINED TERMS Shareholder value Average ordinary equity Average total equity less average non-controlling interests. Average tangible ordinary equity Average ordinary equity less intangible assets (excluding capitalised software). Average total equity The average balance of shareholders’ equity, including non-controlling interests. Dividend payout ratio Current period ordinary dividend paid/declared on issued shares (net of Treasury shares) divided by the net profit attributable to owners of WBC (adjusted for RSP dividends). Earnings per ordinary share • Basic earnings per ordinary share is calculated by dividing the net profit attributable to owners of WBC by the weighted average number of ordinary shares on issue during the period, adjusted for treasury shares. • Diluted earnings per ordinary share is calculated by adjusting the basic earnings per ordinary share by assuming all dilutive potential ordinary shares are converted. Fully franked dividends per ordinary share (cents) Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac. Net tangible assets per share Net tangible assets (total equity less goodwill and other intangible assets less non-controlling interests) divided by the number of ordinary shares on issue (less Treasury shares held). Pre-provision profit Net interest income plus non-interest income less operating expenses. Return on average ordinary equity (ROE) Net profit attributable to the owners of WBC adjusted for RSP dividends (annualised where applicable) divided by average ordinary equity. Return on average tangible ordinary equity (ROTE) Net profit attributable to the owners of WBC adjusted for RSP dividends (annualised where applicable) divided by average tangible ordinary equity. Weighted average ordinary shares Weighted average number of fully paid ordinary shares listed on the Australian Stock Exchange for the relevant period less Westpac shares held by Westpac (‘Treasury shares’). Productivity and efficiency Expense to income ratio Operating expenses divided by net operating income. Expense to income ratio (ex Notable Items) Operating expenses excluding Notable Items divided by net operating income excluding Notable Items. Full time equivalent employees (FTE) A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full time equivalent of one FTE is 76 hours paid work per fortnight. Revenue per FTE Total operating income divided by the average number of FTE for the period. Business Performance Average Where possible, daily balances are used to calculate the average balance for the period. Average interest bearing liabilities The average balance of liabilities owed by Westpac that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period. Average interest earning assets The average balance of assets held by Westpac that generate interest income. Where possible, daily balances are used to calculate the average balance for the period. Core NIM Calculated by dividing net interest income excluding Notable Items and Treasury & Markets (annualised where applicable) by average interest earning assets. Group NIM/Net interest margin Calculated by dividing net interest income (annualised where applicable) by average interest earning assets. Net profit Net profit attributable to owners of WBC. TSR Total shareholder return. Capital Adequacy Australian Prudential Regulation Authority (APRA) leverage ratio Tier 1 capital divided by ‘exposure measure’ and expressed as a percentage. ‘Exposure measure’ is the sum of on balance sheet exposures, derivative exposures, securities financing transaction (SFT) exposures and non-market related off balance sheet exposures. Common equity tier 1 (CET1) capital ratio Total common equity capital divided by risk weighted assets, as defined by APRA. Internationally comparable capital ratios Internationally comparable methodology references the ABA study on the comparability of APRA’s capital framework released on 10 March 2023. Risk weighted assets (RWA) Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default. In the case of non-asset backed risks (i.e. market, IRRBB and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5. Credit risk weighted assets (Credit RWA) Credit risk weighted assets represent risk weighted assets (on-balance sheet and off-balance sheet) that relate to credit exposures and therefore exclude market risk, operational risk, IRRBB and other assets. Business lending Includes credit exposures not captured elsewhere, and where the borrower’s annual turnover is below $75 million. Corporate Exposures to corporate borrowers that do not fall within the definition of Large Corporate, Property Finance, Specialised Lending, Business Lending or Small Business exposures. Financial institution Includes exposure to entities whose primary dealings relates to management of financial assets, lending, factoring, leasing provision of credit enhancements, securitisation, investments, financial custody, central counter party services and proprietary trading. Large corporate Exposures to counter parties with consolidated annual revenue (of the counterparty or group that the counter party consolidates into) exceeding $750 million.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 299 Capital Adequacy New Zealand Overseas banking subsidiary regulated by the RBNZ. Property finance Exposures to borrowers where repayments depend primarily on the cash flows generated by the property or other real estate assets owned by the borrower. Securitisation Exposures relating to Westpac’s involvement in securitisation activities range from a seller of its own assets to an investor in third party transactions and include the provision of securitisation services for its clients. Small business Program-managed business exposures typically below $1.5 million in value. Program-managed exposures are managed on a statistical basis according to pre-determined objective criteria. Sovereign Exposures to Australian and overseas central and sub-national governments, and central banks. Specialised lending Includes exposures to project and object finance lending. Project finance and object finance rely primarily on the revenues generated by a project, or equipment asset respectively, both as a source of repayment and as security for the loan. Excludes Property Finance exposures. Operational risk The risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, including legal risk but excluding strategic or reputational risk. Tier 1 capital ratio Total Tier 1 capital divided by risk weighted assets, as defined by APRA. Total regulatory capital ratio Total regulatory capital divided by risk weighted assets, as defined by APRA. Funding and liquidity Committed Liquidity Facility (CLF) Facility made available by the RBA to cover the shortfall in Australian dollars between the ADI's holding of HQLA and net cash outflows, subject to qualifying conditions. The facility was phased out by 1 January 2023. The CLF was treated as an ALA for Westpac's LCR calculation. Deposit to loan ratio Customer deposits divided by net loans. Funding for Lending Programme (FLP) A facility that was established by the RBNZ in December 2020 to provide 3 year term funding to eligible New Zealand institutions via repurchase transactions, subject to qualifying conditions, to help support lending to New Zealand customers. The facility closed to new draw downs in December 2022. High Quality Liquid Assets (HQLA) Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR. Liquid assets HQLA and non LCR qualifying liquid assets, but excludes internally securitised assets that are eligible for a repurchase agreement with the RBA and the RBNZ. Liquidity Coverage Ratio (LCR) An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%. LCR is calculated as the percentage ratio of stock of HQLA, and qualifying RBNZ securities over the total net cash out-flows in a modelled 30 day defined stressed scenario. Net Stable Funding Ratio (NSFR) The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADIs must maintain an NSFR of at least 100%. Term Funding Facility (TFF) A facility that was established by the RBA in March 2020 to provide 3 year term funding to Australian ADIs via repurchase transactions, subject to qualifying conditions, to help support lending to Australian businesses. The facility closed to new draw downs in June 2021. Term funding from central banks Term funding from central banks includes the drawn balances of the RBA TFF and the RBNZ FLP and Term Lending Facility. Wholesale funding Wholesale funding includes debt issues, loan capital, certificates of deposit, term funding from central banks and interbank placements. Credit quality Collectively assessed provisions (CAPs) Collectively assessed provisions for expected credit loss under AASB 9 represent the Expected Credit Loss (ECL) which is collectively assessed in pools of similar assets with similar risk characteristics. This incorporates forward-looking information and does not require an actual loss event to have occurred for an impairment provision to be recognised. Default Credit exposures that are non-performing. Exposure at default (EAD) The estimated outstanding amount of credit exposure at the time of the default. Gross impaired exposures provisions to gross impaired exposures Impairment provisions relating to impaired exposures include individually assessed provisions plus the proportion of the collectively assessed provisions that relate to impaired exposures.

300 WESTPAC 2024 ANNUAL REPORT GLOSSARY OF ABBREVIATIONS AND DEFINED TERMS Credit quality Impaired exposures Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cash flow, and the net realisation of value of assets to which recourse is held: • Facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; • Non-accrual facilities: exposures with individually assessed impairment provisions held against them, excluding restructured loans; • Restructured facilities: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; • Other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; or • Any other facilities where the full collection of interest and principal is in doubt. Impairment charges/(benefit) to average loans Calculated as impairment charges (annualised where applicable) divided by average gross loans. Individually assessed provisions (IAPs) Provisions raised for losses on loans that are known to be impaired and are assessed on an individual basis. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement. Loss given default (LGD) The loss that is expected to arise in the event of a default. Non-performing not impaired exposures Includes those credit exposures that are in default, but where it is expected that the full value of principal and accrued interest can be collected, generally by reference to the value of security held. Performing exposures Credit exposures that are not non-performing. Probability of default (PD) The probability that a counter party will default. Provision for expected credit losses (ECL) Expected credit losses (ECL) are a probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant time frame. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. Stage 1: 12 months ECL - performing For financial assets where there has been no significant increase in credit risk since origination a provision for 12 months expected credit losses is recognised. Interest revenue is calculated on the gross carrying amount of the financial asset. Stage 2: Lifetime ECL - performing For financial assets where there has been a significant increase in credit risk since origination but where the asset is still performing a provision for lifetime expected losses is recognised. Interest revenue is calculated on the gross carrying amount of the financial asset. Stage 3: Lifetime ECL - non-performing For financial assets that are non-performing a provision for lifetime expected losses is recognised. Interest revenue is calculated on the carrying amount net of the provision for ECL rather than the gross carrying amount. Stressed exposures Watchlist and substandard credit exposures plus non-performing exposures. Total committed exposure (TCE) Represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and underwriting risk. Watchlist and substandard Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal. Sustainability ESG Environment, social and governance FPIC Free, Prior and Informed Consent NZBA Net-Zero Banking Alliance OHI Organisational Health Index RAP Reconciliation Action Plan TNFD Taskforce on Nature-related Financial Disclosures

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 301 Other AAS Australian Accounting Standards AASB Australian Accounting Standards Board ABA Australian Banking Association ACCC Australian Competition and Consumer Commission ADI Authorised Deposit-taking Institution AGM Annual General Meeting AI Artificial intelligence ALM Asset and Liability Management APRA Australian Prudential Regulation Authority APS Australian Prudential Standard ASIC Australian Securities and Investments Commission ASX Australian Securities Exchange ATM Automated Teller Machine ATO Australian Taxation Office AUSTRAC Australian Transaction Reports and Analysis Centre BBSW Bank bill swap rate BCCC The Banking Code Compliance Committee bps Basis points CORE program Customer Outcomes and Risk Excellence Credit Value Adjustment (CVA) CVA adjusts the fair value of over-the-counter derivatives for credit risk. CVA is employed on the majority of derivative positions and reflects the market view of the counterparty credit risk. A Debit Valuation Adjustment is employed to adjust for our own credit risk. CTF Counter-terrorism financing Derivative Valuation Adjustment (DVA) DVA includes CVA and FVA. DRP Dividend Reinvestment Plan D-SIB Domestic systemically important bank EIP Executive incentive plan FATCA Foreign Account Tax Compliance Act First Half 2024 (1H24) Six months ended 31 March 2024 Full Year 2023 (FY23) Twelve months ended 30 September 2023 Full Year 2024 (FY24) Twelve months ended 30 September 2024 Funding Value Adjustment (FVA) FVA relates to the funding cost or benefit associated with the uncollateralised portion of the derivative portfolio. FVIS Fair value through income statement FVOCI Fair value through other comprehensive income FX Foreign exchange IASB International Accounting Standards Board IFRS International Financial Reporting Standards IRRBB Interest Rate Risk in the Banking Book LCH London Clearing House LTVR Long term variable reward NCI Non-controlling interests Non-interest earning/bearing Instruments which do not carry an entitlement to interest NPS Net promoter score OAIC The Office of the Australian Information Commissioner OCI Other comprehensive income OHI Organisational Health Index OTC Over the counter Prior period Refers to the twelve months ended 30 September 2023 RBA Reserve Bank of Australia RBNZ Reserve Bank of New Zealand RSP Restricted Share Plan Runoff Scheduled and unscheduled repayments and debt repayments, net of redraws Second Half 2024 (2H24) Six months ended 30 September 2024 Segment reporting Segment reporting is presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each segment reflecting the management structure rather than the legal entity (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, financial results for comparative periods have been restated and may differ from results previously reported. Overhead costs are allocated to revenue generating segments. Westpac’s internal transfer pricing frameworks facilitate risk transfer, profitability measurement, capital allocation and segment alignment, tailored to the jurisdictions in which Westpac operates. Transfer pricing allows Westpac to measure the relative contribution of products and segments to Westpac’s interest margin and other dimensions of performance. Key components of Westpac’s transfer pricing frameworks are funds transfer pricing for interest rate and liquidity risk and allocation of basis and contingent liquidity costs, including capital allocation. SPPI Solely payments of principal and interest STVR Short term variable reward UNITE program A business-led, technology-enabled simplification program Value at Risk (VaR) A statistical estimate of the potential loss in earnings over a specified period of time and to a given level of confidence based on historical market movements. WIB Westpac Institutional Bank WNZL Westpac New Zealand Limited

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STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 303 CONTACT US Westpac Head Office 275 Kent Street, Sydney NSW 2000 Australia Tel: +61 2 9155 7713 International payments Tel: +61 2 9155 7700 Website: westpac.com.au/westpacgroup Westpac Consumer - Tel: 132 032 Business - Tel: 132 142 From outside Australia: +61 2 9155 7700 Website: westpac.com.au St.George Bank St.George House 4-16 Montgomery Street Kogarah NSW 2217 Australia Mail: Locked Bag 1 Kogarah NSW 1485 Australia Tel: 13 33 30 website: stgeorge.com.au Bank of Melbourne 150 Collins Street Melbourne VIC 3000 Australia Tel: 13 22 66 From outside Australia: +61 3 8536 7870 Website: bankofmelbourne.com.au BankSA Level 8, 97 King William Street, Adelaide SA 5000 Australia Mail: GPO Box 399, Adelaide SA 5001 Australia Tel: 13 13 76 From outside Australia: +61 2 9155 7850 Website: banksa.com.au RAMS RAMS Financial Group Pty Ltd International Towers Tower 2, Level 19, 200 Barangaroo Avenue Barangaroo NSW 2000 Australia Mail: GPO Box 4008, Sydney NSW 2001 Australia Tel: +61 2 8218 7000 Email: communications@rams.com.au Website: rams.com.au BT Level 8, Tower Two, International Towers 200 Barangaroo Avenue Barangaroo NSW 2000 Australia Mail: GPO Box 2861 Adelaide SA 5001 Tel: 1300 881 716 From outside Australia: +61 2 9155 4030 Email: support@panorama.com.au Website: bt.com.au Westpac Institutional Bank Tel: 132 032 Website: westpac.com.au Westpac NZ Limited Westpac On Takutai Square 16 Takutai Square Auckland 1010, New Zealand Tel: +64 9 912 8000 Email: customer_support@westpac.co.nz Website: westpac.co.nz Global locations Fiji Germany Papua New Guinea Republic of Singapore United States of America United Kingdom See our website at westpac.com.au for the contact details of our global locations. Share Registrar Link Market Services Limited Level 12, 680 George Street Sydney NSW 2000 Australia Mail: Locked Bag A6015, Sydney South NSW 1235 Tel: 1800 804 255 Facsimile: +61 2 9287 0303 Email: westpac@linkmarketservices.com.au Website: linkmarketservices.com.au The 2024 Westpac Annual Report is printed on PEFC certified paper. Compliance with the certification criteria set out by the Programme for the Endorsement of Forest Certification (PEFC) means that the paper fibre is sourced from sustainable forests.

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